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Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised under the Financial Services and Markets Act 2000 ("FSMA").

This document, which comprises a prospectus relating to Virgin Media Inc. (the "Company"), has been prepared in accordance with the Prospectus Rules made by the Financial Services Authority pursuant to section 73A of FSMA.

The Company and the Directors, whose names, functions and business address appear on pages 43 to 45 of this Prospectus, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Company and the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Application has been made to the Financial Services Authority for shares of the Company's common stock ("Common Shares") to be admitted to the Official List. Application has also been made to the London Stock Exchange for the Common Shares to be admitted to trading on the London Stock Exchange's market for listed securities (together "Admission"). It is expected that Admission will become effective and that dealings in the Common Shares on the London Stock Exchange will commence on 1 October 2009. The Common Shares have been listed and traded on the NASDAQ Global Select Market since 10 January 2003.

The Company is applying for listing pursuant to Chapter 14 of the Listing Rules and consequently the eligibility requirements and continuing obligations as set out in Chapters 6 to 13 inclusive of the Listing Rules will not apply to the Company. See the section headed "Consequences of a secondary listing" on page 22 of this document.

Stockholders and prospective stockholders should rely only on the information in this document. No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been authorised by the Company. Without prejudice to any obligation of the Company to publish a supplementary prospectus pursuant to section 87G of FSMA or paragraph 3.4 of the Prospectus Rules, the publication of this document does not, under any circumstances, create any implication that there has been no change in the affairs of the Group since, or that the information contained herein is correct at any time subsequent to, the date of this document. The information on the website of any member of the Group does not form part of this document. Stockholders and prospective stockholders should read the entire document and, in particular, the "Risk factors" set out in Part II: "Risk factors" of this document when considering an investment in the Common Shares.

No new Common Shares have been marketed to, nor are any new Common Shares available for purchase in whole or in part by, the public in the United Kingdom or elsewhere in connection with the Admission. This document does not constitute an offer or invitation to any person to subscribe for or purchase any securities of the Company or any other entity.

Virgin Media Inc.
(a company incorporated and registered in Delaware (United States))

INTRODUCTION TO THE OFFICIAL LIST
AND TO TRADING ON THE LONDON STOCK EXCHANGE

Expected share capital following Admission

Authorised		Issued
1,000,000,000	Common Shares of US$0.01 par value	329,130,286

The contents of this document are not to be construed as legal, business or tax advice. Each stockholder and prospective stockholder should consult its own solicitor, financial adviser or tax adviser for legal, financial or tax advice in relation to the purchase of Common Shares.

Certain terms used in this document, including certain capitalised terms and certain technical and other terms, are defined, and certain selected industry and technical terms used in this document are defined and explained, in Part XIII: "Definitions and glossary". The date of this Prospectus is 28 September 2009.

PART I

SUMMARY INFORMATION

The following information should be read solely as an introduction to the full text of this Prospectus. Where a claim relating to information contained in this Prospectus is brought before a court, a claimant stockholder might, under the national legislation of the EEA member state in which the claim is brought, have to bear the costs of translating this Prospectus before legal proceedings are initiated. Civil liability attaches to those persons who are responsible for this summary, including any translations of this summary, but only if this summary is misleading, inaccurate or inconsistent when read together with other Parts of this Prospectus.

1.     Information relating to the Company and the Group

The Company is a leading UK entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services, together with one of the most advanced television on-demand services available in the UK market. As of 30 June 2009, the Company was one of the UK's largest residential broadband providers and mobile virtual network operators, and the second largest provider of pay television and fixed line telephone services by number of customers. The Company owned and operated cable networks that passed approximately 12.6 million homes in the UK and provided service to approximately 4.7 million on-net consumer customers. Approximately 58% of the Company's customers on its network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from the Company. In addition, the Company provided mobile telephone service to 2.4 million pre-pay mobile customers and 0.8 million contract mobile customers over third party networks.

2.     History and background

Virgin Media Inc. is a Delaware corporation and is publicly traded on the NASDAQ Global Select Market in the United States.

On 3 March 2006, NTL Incorporated, or NTL, merged into a subsidiary of Telewest Global, Inc., or Telewest, which changed its name to NTL Incorporated. As this transaction is accounted for as a reverse acquisition, the consolidated financial statements included in this Prospectus for the period through 3 March 2006 are those of NTL, which is now known as Virgin Media Holdings Inc. For the period since 3 March 2006 the Company's consolidated financial statements reflect the reverse acquisition of Telewest. See note 2 to the consolidated financial statements of Virgin Media Inc. for the year ended 31 December 2008 in Part IX: "Historical audited financial statements". The merger combined the two largest UK cable operators. The total acquisition price was £3.5 billion, including £2.3 billion in cash, common stock valued at £1.1 billion and stock options and transaction costs.

On 4 July 2006, the Group added a mobile phone offering by acquiring 100% of the outstanding shares and options of Virgin Mobile Holdings (UK) Limited through a Scheme of Arrangement pursuant to Section 425 of the Companies Act. The total purchase price was £953.2 million, including common stock valued at £518.8 million, cash of £419.2 million and transaction costs. The Company also entered into a license agreement with Virgin Enterprises Limited under which the Group is licensed to use certain Virgin trademarks within the UK and the Republic of Ireland.

In February 2007, the Company rebranded its consumer and a large part of its content businesses to "Virgin Media".

3.     Risk factors

Prior to investing in Common Shares, stockholders and prospective stockholders should consider the risk factors attaching to an investment in the Company, including the following:

The Company is subject to significant competition.

Failure to control customer churn may adversely affect the Company's financial performance.

If the Company does not maintain and upgrade its networks in a cost-effective and timely manner, it could lose customers.

The Company may be unable to implement its operational restructuring plan and realise the anticipated benefits, which could negatively affect its financial performance.

The Company may be adversely affected by a general deterioration in economic conditions, including the recent downturn in financial markets.

The Company is licensed to use, but does not own, the Virgin name and logo.

A failure in the Company's critical systems could significantly disrupt the Company's operations, which could reduce the Company's customer base and result in lost revenues.

The Company's inability to obtain popular programming, or to obtain it at a reasonable cost, could have a material adverse affect on customer numbers or reduce margins.

Unauthorised access to the Company's network could result in a loss of revenue.

The sectors in which the Company competes are subject to rapid and significant changes in technology and the effect of technological changes on the Company's businesses cannot be predicted.

The Company depends on equipment and service suppliers that may discontinue their products or seek to charge the Company prices that are not competitive, which may adversely affect the Company.

The Company is subject to currency and interest rate risks.

The Company relies on third parties to distribute its Virgin Mobile products and procure customers for its services.

Changes in regulations affecting the conduct of the Company's business may have an adverse impact on its ability to set prices, enter new markets or control its costs.

There is no assurance that new products the Company introduces will achieve full functionality or market acceptance.

The Company is subject to tax in several jurisdictions and its structure poses various tax risks.

Acquisitions and other strategic transactions present risks, and the Company may not realise the financial and strategic goals contemplated at the time of any transaction.

Revenue from the Company's Content segment is highly dependent on subscriber fees and the television advertising market.

Virgin Mobile relies on T-Mobile's network to carry communications traffic.

The Company depends on its ability to attract and retain key personnel without whom the Company may not be able to effectively manage business lines.

Certain of the Company's significant stockholders could have an influence over the Company.

Disruptions in Virgin Media TV's satellite transmissions could materially adversely affect its operations.

The Company does not insure the underground portion of its cable network and various pavement-based electronics associated with its cable network.

The Company has suffered losses due to asset impairment charges for goodwill and long-lived intangible assets and could do so again in the future.

The Company has limited capacity on its cable platform.

The Company continues to face amortisation pressures in the medium term under its senior credit facility notwithstanding recent amendments to its facility agreement. The Company may not be able to refinance its debt obligations or may be able to refinance only on terms that increase its cost of borrowing.

The Company's leverage is substantial, which may have an adverse effect on its cash flow, its ability to obtain financing in the future, its flexibility in reacting to competitive and technological changes and its operations.

The Company continues to incur losses and may not be profitable in the future.

Covenants in agreements governing the Company's outstanding indebtedness place certain limitations on how it manages its business.

The Company is a holding company dependent upon cash flow from subsidiaries to meet its obligations.

The market price of the Common Shares is subject to volatility.

Conversion of the Company's convertible notes will dilute ownership interests of existing stockholders.

The Company may in the future raise funds through equity offerings, which could have a dilutive effect on its Common Shares.

The Company may not continue to pay dividends, and the failure to do so could adversely affect the price of the Common Shares.

Sales of Common Shares by stockholders in the Company may decrease the price of Common Shares.

Provisions of the Company's debt agreements, stockholder rights plan, Certificate of Incorporation, Delaware law and the Company's contracts could prevent or delay a change of control of the Company.

4.     Directors, Senior Managers, Advisers and Auditors

The Company's directors are Messrs. Allen, Benjamin, Berkett, Chiddix, Cole, Huff, McCallum, Mooney, Rigsby, Simmons and Zoffinger. The Company's senior managers are Messrs. Berkett (also a director), Mooney (also a director), Barron, Gale, Hall and Schweitzer. The Company's financial adviser is Goldman Sachs International, its legal adviser is Fried, Frank, Harris, Shriver & Jacobson (London) LLP and the audit of the Company's consolidated financial statements is performed by the Company's independent registered public accounting firm, Ernst & Young LLP.

5.     Summary financial information

The tables below set out the Company's summary financial information for the periods indicated and has been extracted from the historical financial information in Part IX: "Historical audited financial statements" and the unaudited interim financial information set out in Part X: "Unaudited interim financial information" of this document. As this is only a summary, stockholders and prospective stockholders are advised to read the whole of this document and not rely on just the key or summarised information.

	Six months ended 30 June,		Year ended 31 December,
	2009	2008	2008	2007	2006
	(unaudited)
	(in millions, except per share data)
Statement of Operations Data:
Revenue	£1,871.5	£1,887.4	£3,776.8	£3,838.6	£3,413.8
Operating income (loss)(1)	28.2	(330.2)	(271.8)	28.4	20.0
Loss from continuing operations	(180.5)	(546.4)	(853.4)	(452.8)	(499.4)
Basic and diluted loss from continuing operations per common share	£(0.55)	£(1.67)	£(2.60)	£(1.39)	£(1.70)
Average number of shares outstanding	328.5	328.0	328.0	325.9	292.9
Dividends declared per common share (in U.S. dollars)	$0.08	$0.08	$0.16	$0.13	$0.05

(1)
The operating loss for the six months ended 30 June 2008 and the year ended 31 December 2008 includes goodwill and intangible asset impairments of £366.2 million and £362.2 million respectively.

	As of 30 June,	As of 31 December,
	2009	2008	2007	2006
	(unaudited)
	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	£246.0	£181.6	£321.4	£418.5
Working capital	(427.7)	(460.1)	(488.4)	(639.4)
Fixed assets	5,180.2	5,342.1	5,649.5	6,020.0
Total assets	9,267.5	9,933.3	10,503.3	11,278.5
Long term obligations	5,898.2	6,170.1	5,958.5	6,159.1
Shareholders' equity	1,753.9	2,016.2	2,810.5	3,230.1

	Six months ended 30 June,		Year ended 31 December,
	2009	2008	2008	2007	2006
	(unaudited)
	(in millions)
Cash Flow Data:
Net cash provided by operating activities	£364.7	£384.2	£758.7	£710.8	£785.7
Net cash (used in) investing activities	(308.6)	(229.8)	(468.7)	(507.3)	(2,952.3)
Net cash provided by (used in) financing activities	18.1	(42.4)	(427.3)	(302.5)	1,865.2

6.     Current trading and Company prospects

For the three months ended 30 June 2009, revenue decreased by 0.5% to £935.8 million from £940.1 million for the three months ended 30 June 2008. Declines in revenue recognised in the Company's Business segment were offset by increases in revenue in the Company's Consumer and Content segments. For the six months ended 30 June 2009, revenue decreased by 0.8% to £1,871.5 million from £1,887.4 million for the six months ended 30 June 2008. This decrease was primarily due to lower revenue in the Company's Business segment.

The Company reported consumer on-net revenue growth and improved ARPU during the three months ended 30 June 2009. The on-net revenue growth outlook for the second half of the year remains encouraging notwithstanding the adverse macroeconomic climate. Growth in on-net customer numbers has declined, but this has been offset by continued growth in consumers taking multiple services and price rises, driving increased revenue per user. Customer churn levels are consistent with normal seasonal patterns (with increased churn in the second and third quarters) but remain historically low.

Regulatory changes reducing mobile interconnect charges have reduced mobile revenue but with offsetting reductions in cost of sales in the Consumer business and Business services business. Mobile pre-pay customer numbers and related revenues are continuing to decline due to a determination by the Company not to compete at the lower end of this highly-competitive segment, but the rate of customer decline has slowed and contract customers continue to increase.

Business segment revenues have declined due to completion of the low-margin Heathrow Terminal 5 project, and voice and wholesale revenues continue to decline, partly offset by increases in data revenues.

The Content segment subscription revenue increased in the second quarter due to performance based payments resulting from high channel viewing, but advertising revenue has been adversely affected by declines in the overall advertising market, although the Company's advertising market share has increased.

From a cost perspective, in November 2008, the Company announced important steps to re-engineer its business and create a fully-integrated, customer-focused organisation, driving further improvements in operational performance and eliminating inefficiencies. This programme remains on track to achieve the targeted savings.

7.     Reasons for listing

The Company believes that Admission will provide a further means for UK and European investors to trade the Common Shares on a well-established local platform and will assist in raising the Company's profile in the UK, where its business is conducted.

8.     Capitalisation and indebtedness

As at 30 June 2009, the Company's unaudited capitalisation was £4,468.9 million (excluding accumulated other comprehensive income and accumulated deficit) and as at 31 August 2009 its unaudited net indebtedness was £5,661.0 million.

9.     Trademark Licence Agreement and related party transaction

Pursuant to a trademark licence agreement dated 3 April 2006 between Virgin Enterprises Limited and Virgin Media Limited, Virgin Enterprises Limited granted to Virgin Media Limited and all other members of the Virgin Media Group the right to use certain Virgin marks.

In consideration for certain royalties to be paid by Virgin Media Limited to Virgin Enterprises Limited, Virgin Enterprises Limited has granted the Trade Mark Licence to Virgin Media Limited and all other members of the Group for a 30 year period.

10.   Major Shareholders

Certain persons or entities are significant stockholders of the Company. Based on information available to the Company as of 16 September 2009, FMR LLC beneficially owned 14.9% of the Common Shares, Franklin Mutual Advisers, LLC beneficially owned 9.2%, Wellington Management Company beneficially owned 8.5%, the Virgin Group beneficially owned 6.5%, France Télécom beneficially owned 5.4%, Capital World Investors beneficially owned 5.9%, Goldman Sachs Asset Management, LP beneficially owned 5.2% and Level Global Investors, LP beneficially owned 5.0% of the Common Shares. Each of these significant stockholders could have an influence over the business and affairs of the Company.

11.   Documents Available for Inspection

Copies of the following documents are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of twelve months from the date of publication of this Prospectus at the Company's principal executive office at 909 Third Avenue, Suite 2863, New York, New York 10022 and at the offices of Fried, Frank, Harris, Shriver & Jacobson (London) LLP at 99 City Road, London, EC1Y 1AX.

(i)
Certificate of Incorporation and By-Laws of the Company;

(ii)
the audited consolidated financial statements of Virgin Media Inc. for the financial years ended 31 December 2008, 31 December 2007, and 31 December 2006;

(iii)
the unaudited consolidated interim results of Virgin Media Inc. for the period ended 30 June 2009; and

(iv)
this Prospectus.

PART II

RISK FACTORS

An investment in the Company involves significant risks. Accordingly, stockholders and prospective stockholders should consider carefully the specific risk factors set out below in addition to the other information contained in this Prospectus before investing in the Company. The Company considers the following risks to be the material risks for stockholders and potential stockholders, but these risks do not necessarily comprise all those associated with an investment in the Company and are not set out in any particular order or priority. Additional risks and uncertainties not presently known to the Company, or that the Company currently considers immaterial, may also affect the business, financial condition, results or future operations of the Company and the trading price of the Common Shares.

If any of the following risks materialise, the business, financial conditions, results or future operation of the Company could be materially and/or adversely affected. In such circumstances, the trading price of the Common Shares could decline and stockholders and prospective stockholders could lose part or all of their investment. Before making any investment decision, stockholders and prospective stockholders are advised to consult an independent adviser who specialises in advising upon investments.

Risks relating to the Company's business and industry.

The Company is subject to significant competition.

The level of competition is intense in each of the markets in which the Company competes, and the Company expects competition to increase. In particular, the Company competes with BT, BSkyB, Carphone Warehouse (Talk Talk), Freeview, Freesat, O2, Orange, T-Mobile, Vodafone and 3 UK, each of whom has significant operational scale, resources and national distribution capacity. The Company also competes with numerous internet service providers and indirect telephone access operators that offer fixed line telephone and broadband internet services over BT's network. The Company will face increasing competition from mobile telephone network providers and new market entrants, including those providing mobile broadband, VoIP and IPTV services. The increase in competition will be compounded by technological changes and business consolidation, which may permit more competitors to offer the "triple-play" of digital television, fixed line telephone and broadband services, or "quad-play" bundles including mobile telephone services.

The Company's broadband service faces increased competition from BT, BSkyB, Carphone Warehouse (TalkTalk), O2, Orange and others. Competitors may use new alternative access technology such as advanced, faster asymmetric digital subscriber lines, or ADSL+2, to deliver higher speeds.

In the digital television market, the Company competes primarily with BSkyB in providing digital pay television services. Competition increased as a result of the launch of Freeview, which provides over 40 digital terrestrial television channels on a free-to-air basis to consumers who have purchased a Freeview digital set-top box or digital television recorder. Top Up TV subsequently launched a pay television service offering approximately 120 programmes from nineteen channels for a fixed fee to subscribers who otherwise receive Freeview and have purchased a Top Up TV set-top box. In May 2008, Freesat launched HD channels, on a free-to-air basis to consumers who have purchased a Freesat digital receiver or digital television recorder. BT has also launched a personal computer download service of video-on-demand home entertainment content over a broadband connection called BT Vision. BSkyB and others offer a similar service.

In the mobile telephony market, the Company faces direct competition from mobile network operators such as O2, Orange, T-Mobile, Vodafone and 3 UK, and other mobile virtual network operators, such as Tesco Mobile, Carphone Warehouse and ASDA, in addition to fixed line telephone operators and internet telephony providers. Many of the Company's competitors are part of large multinational groups, have substantial advertising and marketing budgets, have greater retail presence and may benefit from greater economies of scale than the Company does. As a mobile virtual network operator, the Company's per unit economies may differ substantially from the Company's competitors with their own networks, which may impact the Company's ability to compete.

The Company's fixed line telephony business competes with fixed line operators such as BT, telephone local loop unbundlers such as Carphone Warehouse (TalkTalk) and BSkyB, and several mobile telephone operators such as O2, Orange, T-Mobile, Vodafone and 3 UK.

The Company's business services also face a wide range of competitors, including BT, C&W and COLT Telecom, and a number of regional service providers. The nature of this competition varies depending on geography, service offerings and the size of the marketable area.

In order to compete, the Company has had to reduce the prices it charges for its services or increase the value of its services without being able to recoup associated costs. Reduced prices or increased costs have had a negative impact on the Company's margins and profitability and could continue to do so in the future. In addition, some of the Company's competitors offer services that the Company is unable to offer. If the Company is unable to compete successfully, even following price reductions or value enhancements, the Company may not be able to attract new customers or retain existing customers.

Failure to control customer churn may adversely affect the Company's financial performance.

The successful implementation of the Company's business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using the Company's services. Customer churn could increase as a result of:

•
the general reduction in the quality of the Company's customer service, including billing errors;

•
customers moving to areas where the Company cannot offer its digital television, or DTV, services;

•
interruptions to the delivery of services to customers over the Company's network and poor fault management;

•
the availability of competing services, some of which may, from time to time, be less expensive or technologically superior to those offered by the Company or offer content that the Company does not offer;

•
the potential loss of customers due to their required migration from the Company's analogue television, or ATV, services to the Company's more expensive DTV services when the Company stops transmitting its ATV signal; and

•
the general deterioration in economic conditions that could lead to customers being unable or unwilling to pay for the Company's services.

An increase in customer churn can lead to slower customer growth and a reduction in revenue.

If the Company does not maintain and upgrade its networks in a cost-effective and timely manner, it could lose customers.

Maintaining an uninterrupted and high-quality service over the Company's network infrastructure is critical to the Company's ability to attract and retain customers. Providing a competitive service level will depend in part on the Company's ability to maintain and upgrade its networks in a cost-effective and timely manner. The maintenance and upgrade of the Company's networks will depend upon, among other things, the Company's ability to:

•
modify network infrastructure for new products and services, including faster broadband speeds;

•
install and maintain cable and equipment; and

•
finance maintenance and upgrades.

The covenants in the Company's senior credit facility effectively restrict the Company's use of cash. If these covenants affect the Company's ability to replace network assets at the end of their useful lives or if there is any reduction in the Company's ability to perform necessary maintenance on network assets, the Company's networks may have an increased failure rate, which is likely to lead to increased customer churn.

The Company may be unable to implement its operational restructuring plan successfully and realise the anticipated benefits, and this could negatively affect its financial performance.

During the fourth quarter of 2008, the Company commenced the implementation of a restructuring plan aimed at driving further improvements in its operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organisation. The restructuring process could cause an interruption of, or loss of, momentum in the activities of one or more of the Company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties incurred in connection with the restructuring activity could result in the disruption of the Company's ongoing businesses or inconsistencies in the Company's standards, controls, product offerings, level of customer service, procedures and policies that could negatively affect its ability to maintain relationships with customers, suppliers, employees and others with whom the Company has business dealings. The implementation of the plan will involve the incurrence of substantial operating and capital expenditures to achieve long term savings, including employee termination costs, lease and contract exit costs, purchases of fixed assets and other related expenses. Additional unanticipated costs may also be incurred. Although the Company expects that the elimination of costs, as well as the realisation of efficiencies and other benefits related to the implementation of the plan, will offset the restructuring-related costs over time, this net benefit expected may not be achieved in the near term, or at all.

The Company may be adversely affected by a general deterioration in economic conditions, including the recent downturn in the financial markets.

The Company's ability to grow or maintain its business may be adversely affected by weakening global or domestic economic conditions, wavering consumer confidence, unemployment, tight credit and insurance markets, declines in global and domestic stock markets and other factors adversely affecting the global and domestic economy. In particular, the risks associated with certain segments of the Company's business become more acute in periods of a slowing economy or recession. In the Company's Content segment, a slowing economy could be accompanied by a decrease in advertising on the Company's channels. Generally, expenditures by advertisers are sensitive to economic conditions and tend to decline in recessionary periods and other periods of uncertainty. In addition, unfavourable events in the economy, including a further deterioration in the credit and equity markets, could significantly affect consumer and business demand for the Company's products, as consumers may delay purchasing decisions or reduce or reallocate their discretionary funds. The Company's mobile services may also be similarly affected by an economic slowdown as customers reduce their expenditures on mobile phones and usage. The Company is also exposed to risks associated with the potential financial instability of its customers, suppliers, distributors and other third parties, many of whom may be adversely affected by the general economic downturn. Suppliers may also be more cautious in supplying goods to the Company and may request additional credit enhancements or more restrictive payment terms. While the impact of an economic slowdown on the Company's business is difficult to predict, it could result in a decline in revenue and a decrease in the Company's cash flows.

The Company is licensed to use the Virgin name and logo but does not own it.

In February 2007, the Company rebranded certain areas of its business as Virgin Media and renamed itself Virgin Media Inc. under a 30-year license agreement with Virgin Enterprises Limited to use the Virgin name and logo. The use of the Virgin Media name and brand carries various risks, including the following:

•
the Company will be substantially reliant on the general goodwill of consumers towards the Virgin brand. Consequently, adverse publicity in relation to the Virgin Group or its principals, particularly Sir Richard Branson, who is closely associated with the brand, or in relation to another Virgin name licensee, could have a material adverse effect on the Company's business;

•
the license agreement has a 30-year term, and the Company is obligated to pay a termination payment if the license is terminated early under certain circumstances; and

•
the Company is required to meet certain customer service level requirements.

These service level requirements, which are grouped into three key categories, include: (i) Base Service Levels which, in addition to ensuring that employees are fully-trained, competent, courteous and respectful, set basic standards against which to measure complaint handling, complaint levels and call centre performance; (ii) Technical Service Levels which measure certain technical requirements that affect the Company's customers' experience, such as service availability and service response times; and (iii) Aspirational Service Levels, which are levels of service that the Company and Virgin Group wish to achieve over time, to create new service measures and increase the demands on certain existing measures, covering a range of matters including customer satisfaction, customer advocacy, complaint levels, call centre performance and staff satisfaction.

A failure to meet the Company's obligations under the license agreement could lead to a termination of the license. If the Company loses the right to use the Virgin brand, the Company would need to rebrand those areas of its business that have been rebranded, which could result in increased expenditures and increased customer churn.

A failure in the Company's critical systems could significantly disrupt the Company's operations, which could reduce the Company's customer base and result in lost revenues.

The Company's business is dependent on many complex critical systems that support all of the various aspects of its cable network operations. The Company's systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts, theft, natural disasters, fire, power loss, gas build-up, pandemic flu outbreaks, war or other catastrophes or any other threat to business continuity. Moreover, the Company's servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar problems. Unanticipated problems affecting the Company's systems could cause failures in the Company's information technology systems, including systems that are critical for timely and accurate customer billing, or the Company's customer service centres or interrupt the transmission of signals over the Company's cable network. The Company does not currently have a formal company-wide disaster recovery plan, however, the Company is in the process of creating plans for key areas of risk in the business. Sustained or repeated system failures that interrupt the Company's ability to provide service to its customers, prevent the Company from billing and collecting revenue due to it, or otherwise meet its business obligations in a timely manner, would adversely affect its reputation and result in a loss of customers and revenue.

The Company also maintains sensitive customer data on its systems and is subject to increasingly stringent regulation relating to privacy and information security. Any data breach or loss could result in significant costs, fines and reputational harm.

Notwithstanding the above, the Company believes that the internal controls and reporting systems which it currently has in place are sufficient to enable it to comply with its continuing obligations following the admission of the Common Shares to listing pursuant to Chapter 14 of the Listing Rules.

The Company's inability to obtain popular programming, or to obtain it at a reasonable cost, could potentially have a material adverse affect on the number of customers or reduce margins.

For the provision of television programmes and channels distributed via the Company's cable network, the Company enters into agreements with programme providers, such as public and commercial broadcasters, or providers of pay or on-demand television. The Company has historically obtained a significant amount of its premium programming and some of its basic programming and pay-per-view sporting events from BSkyB, one of its main competitors in the television services business. BSkyB is a leading supplier of programming to pay television platforms in the UK and is the exclusive supplier of some programming, including its Sky Sports channels and Sky Movie channels, which are the most popular premium subscription sports and film channels, respectively, available in the UK. The Company buys BSkyB wholesale premium content on the basis of BSkyB's rate card terms and pricing, which can be changed on 45 days' notice by BSkyB, and not under a long term supply contract.

In addition to providing programming to the Company, BSkyB competes with the Company by offering its programming directly to its digital satellite customers. As a result of BSkyB's ownership of this content, it is able to charge the Company a price for its content that makes it challenging for the Company to compete with BSkyB's own retail pricing and still maintain a profit margin on the sale of that premium programming. BSkyB also offers content, such as HD, some sports programming and interactive content, exclusively to its digital satellite customers and not to the Company.

In addition to BSkyB, the Company's significant programming suppliers include the BBC, ITV, Channel 4, Five, Viacom Inc., HBO, Discovery Communications Inc. and Turner, a division of Time Warner Inc. The Company's dependence on these suppliers for television programming could have a material adverse effect on the Company's ability to provide attractive programming at a reasonable cost. In addition, the loss of programmes could negatively affect the quality and variety of the programming delivered to the Company's customers, which could have a material adverse effect on the Company's business and increase customer churn.

Unauthorised access to the Company's network could result in a loss of revenue.

The Company relies on the integrity of the Company's technology to ensure that its services are provided only to identifiable paying customers. The number of devices available in the UK which facilitate theft of the Company's television and broadband service has increased. Unauthorised access to the Company's network results in a loss of revenue, and failure to respond to security breaches could raise concerns under the Company's agreements with content providers. The Company continues to work on controlling unauthorised access to the Company's networks.

The sectors in which the Company competes are subject to rapid and significant changes in technology, and the effect of technological changes on the Company's businesses cannot be predicted.

The broadband internet, television, fixed line telephone and mobile telephone services sectors are characterised by rapid and significant changes in technology. Advances in current technologies, such as VoIP (over fixed and mobile technologies), mobile instant messaging, wireless fidelity, or WiFi, the extension of local WiFi networks across greater distances, or WiMax, LTE, internet protocol television, or future technological breakthroughs, may result in the Company's core offerings becoming less competitive or render the Company's existing products and services obsolete. The Company may not be able to develop new products and services at the same rate as its competitors or keep up with trends in the technology market as well as its competitors. The cost of implementing emerging and future technologies could be significant, and the Company's ability to fund that implementation may depend on its ability to obtain additional financing. Similarly, the deployment of new technologies in the spectrum frequencies in which the Company operates could have an impact on the existing services offered by the Company, with consequential impact on the Company's businesses.

The Company depends on equipment and service suppliers that may discontinue their products or seek to charge the Company prices that are not competitive, either of which may adversely affect the Company's business and profitability.

The Company has important relationships with several suppliers of customer equipment, hardware, software and services that it uses to operate its network and systems and transmit its services. The Company also outsources various customer services. In many cases, the Company has made substantial investments in the equipment or software of a particular supplier, making it difficult for the Company in the short term to change supply and maintenance relationships in the event that its initial supplier refuses to offer the Company favourable prices or ceases to produce equipment or provide the support that the Company's network and systems require. The Company is also exposed to risks associated with the potential financial instability of its suppliers, some of whom are being adversely affected by the global economic downturn. If equipment or service suppliers were to discontinue their products, seek to charge the Company prices that are not competitive or interrupt their provision of equipment or services to the Company as a result of bankruptcy or otherwise, the Company's business and profitability could be materially adversely affected.

Furthermore, the Company relies upon a number of outside contractors to install its equipment in customers' homes. Delays caused by these contractors, or quality issues concerning these contractors, could cause the Company's customers to become dissatisfied and could produce additional churn or discourage potential new customers.

The Company is subject to currency and interest rate risks.

The Company is subject to currency exchange rate risks because substantially all of its revenues and operating expenses are paid in pounds sterling, but the Company pays interest and principal obligations with respect to a portion of its indebtedness in US dollars and euros. To the extent that the pound sterling declines in value against the US dollar and the euro, the effective cost of servicing the Company's US dollar and euro-denominated debt will be higher. Changes in the exchange rate result in foreign currency gains or losses.

The Company is also subject to interest rate risks. Before taking into account the impact of current hedging arrangements, as of 30 June 2009, the Company would have had interest determined on a variable basis on £3,401.4 million, or 56.9%, of its total debt. An increase in interest rates of 0.25% would increase unhedged gross interest expense by approximately £8.5 million per year.

To manage these currency exchange and interest rate risks, the Company has entered into a number of derivative instruments, including interest rate swaps, cross-currency swaps and foreign currency forward rate contracts. The Company is required by its lenders under its senior credit facility to fix the interest rate (whether through coupon or through derivatives) on not less than two-thirds of the total debt represented by its senior credit facility and high yield notes, for a period of not less than three years from 3 March 2006.

Accordingly, as of 30 June 2009, after giving effect to these hedges, an increase in interest rates of 0.25% would increase the Company's gross interest expense by approximately £1.0 million per year.

The Company also incurs costs in US dollars and euros in the ordinary course of its business, such as TV programming, customer premise equipment and network maintenance services and goods purchased for resale. Any deterioration in the value of the pound sterling relative to the US dollar or the euro increases the effective cost of purchases made in these currencies as some of these exposures are not hedged.

The Company relies on third parties to distribute its Virgin Mobile products and procure customers for its services.

The Company's ability to distribute Virgin Mobile products and services depends, to a large extent, on securing and maintaining agreements with a number of third party distributors who sell the Company's branded handsets, service packs and prepay vouchers. These distributors also procure customers for the Company's competitors and, in some cases, themselves. In particular, Carphone Warehouse also sells its own broadband and telephone services. Distributors may also receive incentives to encourage potential customers to subscribe to the Company's competitors' services rather than the Company's own. They may at their discretion decide to cease to distribute the Company's products and services.

The Company is also exposed to risks associated with the potential financial instability of its third party distributors, some of whom may be adversely affected by the general economic downturn. The Company also has no control over the number of stores that may be opened or closed in the future by any of its distribution partners. For example, in December 2008, one of the Company's distribution partners, Zavvi, announced that it had entered into administration proceedings and in February 2009 it ceased trading. While the Company is expanding its portfolio of Virgin Media branded retail outlets, which will off-set in part the reduction in third party distribution outlets, its stores may not perform successfully. In addition, if any of the Company's other distribution partners were to close some or all of their operations, due to financial difficulties or otherwise, or if the Company fails to maintain its key distribution relationships, the Company's revenue may decline.

Regulatory change is an ongoing process in the markets in which the Company provides its services; changes in UK and EU regulations affecting the conduct of the Company's business may have an adverse impact on the Company's ability to set prices, enter new markets or control its costs.

The Company's principal business activities are regulated and supervised by the UK Office of Communications, or Ofcom, and the UK Office of Fair Trading, among other regulators. Regulatory change is an ongoing process in the communications sector at both the UK and the EU level. Regulatory changes relating to the Company's activities and those of the Company's competitors, such as changes relating to third party access to cable networks, the costs of interconnection with other networks or the prices of competing products and services, could adversely affect the Company's ability to set prices, enter new markets or control its costs. In addition, the Company's business and the industry in which the Company operates are subject to investigation by regulators, which could lead to enforcement actions, fines and penalties or the assertion of private litigation claims and damages. Any such action could harm the Company's reputation and result in increased costs to the business.

There is no assurance that new products the Company may introduce will achieve full functionality or market acceptance.

The Company's strategy requires that it rolls-out new products and services, including, for example, the recently completed roll-out of 50Mb broadband. The Company cannot guarantee that this new service, or any other new product or service developed in the future, will perform as expected. Should these new products and services fail to perform as expected or should they fail to gain market acceptance, the Company's results of operations may be negatively affected.

The Company is subject to tax in more than one tax jurisdiction and its structure poses various tax risks.

The Company is subject to taxation in the US and the UK. The Company's effective tax rate and tax liability will be affected by a number of factors in addition to its operating results, including the amount of taxable income in particular jurisdictions, the tax rates in those jurisdictions, tax treaties between jurisdictions, the manner in which and extent to which the Company transfers funds to and repatriates funds from its subsidiaries, accounting standards and changes in accounting standards, and future changes in the law. As the Company operates in more than one tax jurisdiction and may therefore incur losses in one jurisdiction that cannot be offset against income earned in a different jurisdiction, the Company may pay income taxes in one jurisdiction for a particular period even though on an overall basis it incurs a net loss for that period.

The Company has a US holding company structure in which substantially all of its operations are conducted in UK subsidiaries that are owned by one or more members of a US holding company group. As a result, although the Company does not expect to have current UK tax liabilities on its operating earnings for at least the medium term, the Company's operations may give rise to US tax on "Subpart F" income generated by its UK subsidiaries, or on repatriations of cash from the Company's UK operating subsidiaries to the US holding company group. While the Company believes that it has substantial US tax basis in some of its UK subsidiaries which may be available to avoid or reduce US tax on repatriation of cash from its UK subsidiaries, there can be no assurance that the Internal Revenue Service, or IRS, will not seek to challenge the amount of that tax basis or that the Company will be able to utilise such basis under applicable tax law. As a result, although in accordance with applicable law the Company will seek to minimise its US tax liability as well as its overall worldwide tax liability, the Company may incur US tax liabilities with respect to repatriation of cash from its UK subsidiaries to the United States. The amount of the tax liability, if any, would depend upon a multitude of factors, including the amount of cash actually repatriated.

Acquisitions and other strategic transactions present many risks, and the Company may not realise the financial and strategic goals that were contemplated at the time of any transaction.

From time to time the Company has made acquisitions, dispositions and has entered into other strategic transactions. In connection with such transactions, the Company may incur unanticipated expenses, fail to realise anticipated benefits, have difficulty integrating the acquired businesses, disrupt relationships with current and new employees, customers and suppliers, incur significant indebtedness, or have to delay or not proceed with announced transactions. These factors could harm the Company's business and its reputation.

Revenue from the Company's Content segment is highly dependent on subscriber fees and the television advertising market.

The Company's Content segment owns pay channels through Virgin Media TV and its joint ventures with the BBC and derives its revenue primarily from subscriber fees and advertising revenue. BSkyB, the Company's main competitor, is the Company's largest customer for its programming. In early 2007, BSkyB used its dominant position in pay television to substantially reduce the fees it paid for the Company's Virgin Media TV channels, although the Company entered into a new carriage agreement with BSkyB in November 2008 that increased the fees BSkyB is required to pay for the Company's channels through to May 2011. As the Company is dependent upon carriage of its programming in order to attract advertising revenue, BSkyB has considerable power to dictate the fees that it charges for its programmes. In addition, the TV advertising market has faced steady declines over the last few years, especially during the economic downturn. A failure to generate sufficient subscriber fees or advertising revenue would have a negative effect on the Company's Content segment revenue and cash flow.

Virgin Mobile relies on T-Mobile's network to carry its communications traffic.

Virgin Mobile relies on its long term agreement with T-Mobile for voice, non-voice and other telecommunications services the Company provides its mobile customers, as well as for certain ancillary services such as pre-pay account management. If the agreement with T-Mobile is terminated or is required to be divested by T-Mobile by a regulator, or if T-Mobile fails to deploy and maintain its network, or if T-Mobile fails to provide the services as required under the Company's agreement with it and the Company is unable to find a replacement network operator on a timely and commercial basis, if at all, the Company could be prevented from carrying on its mobile business or, if it found a replacement operator, it may be able to carry on its mobile business only on less favourable terms or provide less desirable services. Additionally, any migration of all or some of the Company's customer base to a new operator would be in part dependent on T-Mobile and could entail potential technical or commercial risk. T-Mobile is also a customer of the Company's business division. Any disagreements between T-Mobile and Virgin Mobile may affect the Company's other relationships with T-Mobile.

The Company depends on its ability to attract and retain key personnel without whom the Company may not be able to manage its business lines effectively.

The Company operates in a number of rapidly changing technologically advanced markets that will continue to challenge its business. There is significant competition in attracting and retaining qualified personnel in the telecommunications industry, especially individuals with experience in the cable sector. The Company believes that the unique combination of skills and experience possessed by its senior management would be difficult to replace, and that the loss of its key personnel could have a material adverse effect on the Company, including the impairment of the Company's ability to execute its business plan. The Company's future success is likely to depend in large part on its continued ability to attract and retain highly skilled and qualified personnel.

Certain of the Company's significant stockholders could have an influence over the Company's business and affairs.

Certain persons or entities are significant stockholders of the Company. Based on information available to the Company as of 16 September 2009, FMR LLC beneficially owned 14.9% of the Common Shares, Franklin Mutual Advisers, LLC beneficially owned 9.2%, Wellington Management Company beneficially owned 8.5%, the Virgin Group beneficially owned 6.5%, France Télécom beneficially owned 5.4%, Capital World Investors beneficially owned 5.9%, Goldman Sachs Asset Management, LP beneficially owned 5.2% and Level Global Investors, LP beneficially owned 5.0% of the Common Shares. Under the terms of the Company's convertible senior notes, in certain circumstances holders will be entitled to tender their notes for conversion. In such instance the resulting issuance of common shares may (in and of itself or together with Common Shares already held by the stockholder) create a significant stockholder. Each of the significant stockholders named above and any future significant stockholder could have an influence over the business and affairs of the Company.

On 3 April 2006, the Company entered into a license agreement with Virgin Enterprises Limited which provides for the Company to use the Virgin name and logo in the Company's Consumer and Content businesses. In connection with this agreement, Virgin Enterprises Limited had the right to propose a candidate to the Company's Nominating sub-committee to fill a single seat on the Company's Board. Virgin Enterprises Limited nominated Mr. Gordon McCallum, a director of Virgin Enterprises Limited, and he was appointed to the Board on 11 September 2006. As a result of Mr. McCallum's relationship with Virgin Enterprises Limited, if conflicts between the interests of Virgin Enterprises Limited and the interests of the Company's other stockholders should arise, this director may not be disinterested.

Disruptions in Virgin Media TV's satellite transmissions could materially adversely affect its operations.

Virgin Media TV currently broadcasts its digital programming content with leased satellite transponders, the operations of which are beyond its control. Disruption to one of these satellites would result in disruption to Virgin Media TV's programming and, depending upon the nature of that disruption, could result in a loss of revenues, a loss of customers and/or adverse publicity. In addition, the satellite transponders may fail before the expiration of Virgin Media TV's contractual right to utilise them, which may result in additional costs as alternative arrangements are made for satellite transmission.

The Company does not insure the underground portion of its cable network and various pavement-based electronics associated with its cable network.

The Company obtains insurance of the type and in the amounts that the Company believes is customary for similar companies. Consistent with this practice, the Company does not insure the underground portion of its cable network or various pavement-based electronics associated with its cable network. Almost all the Company's cable network is constructed underground. As a result, any catastrophe that affects the Company's underground cable network or its pavement-based electronics could prevent the Company from providing services to its customers and result in substantial uninsured losses.

The Company has suffered losses due to asset impairment charges for goodwill and long-lived intangible assets and could do so again in the future.

In accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, or FAS 142, goodwill and indefinite-lived intangible assets are subject to annual review for impairment (or more frequently should indications of impairment arise). In addition, other intangible assets are also reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with Financial Accounting Standards

Board Statement No. 144, Impairment of Long-Lived Assets, or FAS 144. On 31 December 2008, the Company had goodwill and intangible assets of £2.6 billion. A downward revision in the fair value of a reporting unit or intangible assets could result in an impairment charge being required. For example, in 2008, the Company recognised goodwill and intangible asset impairment charges of £362.2 million with respect to the Company's mobile operations. Any downward revision in the fair value of the Company's goodwill and intangible assets has a material effect on the Company's reported net earnings.

The Company has limited capacity on its cable platform.

The Company's analogue television, digital television, broadband internet and video-on-demand services are transmitted through its core and access networks, which have limited capacity. The Company has plans in place to add additional capacity to its core and access networks. Until these plans are implemented, the Company is limited in the number of channels that can be transmitted as part of its digital television service and in its carriage of HD channels. While the planned conversion of the UK DTT platform from analogue to digital technology will increase spectrum efficiency, thereby releasing capacity for new services, the Company's current capacity limitations and other uses of the DTT spectrum following switchover may affect its ability to carry new channels as they are developed. As such, the Company's digital television offering may not be as competitive, which could result in an increase in customer churn and a decrease in revenue.

Risks relating to the Company's financial indebtedness and structure

The Company continues to face amortisation pressures in the medium term under its senior credit facility notwithstanding the recent amendments to its facility agreement. The Company may not be able to refinance its debt obligations or may be able to refinance only on terms that will increase the Company's cost of borrowing.

Pursuant to the terms of an amendment to the Company's facility agreement in November 2008, the substantial portion of the Company's scheduled repayments previously due in 2010 and 2011 were deferred to 2012. As adjusted for both this amendment and repayments of principal under the senior credit facility made in June 2009 and July 2009, the Company has amortisation payments of £0.2 million and £285.7 million due in 2010 and 2011, respectively. The Company expects to be able to address the remaining 2010 and 2011 payments through cash flow from operations and, if required, amounts then undrawn on its revolving credit facility. While the Company does not require additional sources of financing to meet debt obligations due in the 12 month period following the date of this Prospectus, if the Company should choose to secure additional funding to meet its debt obligations falling due in subsequent periods, the Company may not be able to obtain financing or sell assets, at all or on favourable terms, or the Company may be contractually prevented by the terms of its senior notes or its senior credit facility from incurring additional indebtedness or selling assets.

As adjusted for the amendment to the senior credit facility and the repayments of principal described above, amortisation payments of £2,508.5 million will be due in 2012. The Company does not expect to generate sufficient cash flow from operations to satisfy all of the 2012 payments. The Company expects to address this shortfall in advance thereof through a comprehensive refinancing of its senior secured debt, which, although not required to meet the Company's obligations during the 12 month period following the date of this Prospectus, may take place at any time before these amortisation payments become due. The Company's ability to implement such a refinancing successfully is significantly dependent on sustained improvements in the debt markets. Even if the debt markets improve, the size of the amounts outstanding and due in 2012 and later under the Company's senior credit facility may be too large to be refinanced with senior debt and the Company may need to raise additional capital by doing one or more of the following:

•
raising additional debt other than senior debt, such as high yield debt, on terms that may increase the Company's cost of borrowing or result in more onerous terms;

•
selling or disposing of some of the Company's assets, possibly on unfavourable terms; or

•
issuing equity or equity-related instruments that will dilute the equity ownership interest of existing stockholders.

The Company cannot be sure that any of, or any combination of, the above actions would be available or sufficient to fund its debt obligations due in 2012 or thereafter or that the Company will be able to refinance those debt obligations on favourable terms.

The Company's current leverage is substantial, which may have an adverse effect on the Company's available cash flow, its ability to obtain additional financing if necessary in the future, its flexibility in reacting to competitive and technological changes and its operations.

The Company had consolidated total long term debt, including current portion, of £5,898.2 million as of 30 June 2009. This high degree of leverage could have important consequences, including the following:

•
a substantial portion of the Company's cash flow from operations will have to be dedicated to the payment of interest and principal on existing indebtedness, thereby reducing the funds available for other purposes;

•
the Company's future ability to obtain additional financing (which is not required to meet debt obligations due in the 12 month period following the date of this Prospectus) may be impaired;

•
the Company's flexibility in reacting to competitive technological and other changes may be limited;

•
the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or adverse developments in its business; and

•
the Company is exposed to risks inherent in interest rate and foreign exchange rate fluctuations.

The Company continues to incur losses and may not be profitable in the future.

The Company had losses from continuing operations of £853.4 million in 2008, £452.8 million in 2007 and £499.4 million in 2006. The Company cannot be certain that it will achieve or sustain operating profits. Failure to achieve profitability could diminish the Company's ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on present or future indebtedness.

Covenants in the agreements governing the Company's outstanding indebtedness place certain limitations on how the Company manages its business.

The agreements governing the Company's outstanding indebtedness contain various covenants and restrictions that limit the Company's ability to, among other things:

•
make funds available for payment of interest or principal under the notes;

•
incur or guarantee additional indebtedness (which is not required to meet debt obligations due in the 12 month period following the date of this Prospectus);

•
pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
enter into sale and leaseback transactions and certain vendor financing arrangements;

•
create liens;

•
enter into agreements that restrict some of its subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of its assets; and

•
enter into transactions with affiliates.

For example, the Company has the ability to make dividends, distributions, stock and subordinated debt repurchases and investments in an amount, as of 30 June 2009, in excess of £1.1 billion and £2.5 billion under its respective indentures governing its notes due 2014 and 2016, in addition to other applicable exceptions from the general restrictions under such indentures.

The Company believes the covenants under its outstanding indebtedness will not adversely affect the Company's access to sufficient working capital to fund its future operations or capital needs for the period covered by the working capital statement in paragraph 15 of Part XII: "Additional information". The restrictions contained in the covenants may nevertheless materially adversely affect these activities and the Company's ability to engage in other business activities that may be in its best interests in subsequent periods. The Company may also incur other indebtedness in the future to meet its debt obligations due in those subsequent periods. Any additional indebtedness incurred may contain financial or other covenants more restrictive than those applicable under its current indebtedness. The Company cannot assure that it will be able to remain in compliance with these covenants in the future, and, if it fails to do so, that it will be able to obtain waivers from the appropriate parties and/or amend the covenants.

The Company is a holding company dependent upon cash flow from subsidiaries to meet its obligations.

Virgin Media Inc. and a number of its subsidiaries are holding companies with no independent operations or significant assets other than investments in their subsidiaries. Each of these holding companies depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations.

The terms of the Company's senior credit facility and other indebtedness limit the payment of dividends, loan repayments and other distributions to or from these companies under many circumstances. Various agreements governing the Company's debt may restrict and, in some cases, may also prohibit the ability of these subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

Applicable law may also limit the amounts that some of the Company's subsidiaries will be permitted to pay as dividends or distributions on their equity interests, or even prevent such payments.

The Company is of the opinion that currently applicable laws and the terms of the Company's senior credit facility and other indebtedness permit the transfer of cash among entities sufficient to allow the Company to meet its obligations for at least the next twelve months. In future, an inability to transfer cash among entities within their respective consolidated groups may mean that even though the entities, in aggregate, may have sufficient resources to meet their obligations, they may not be permitted to make the necessary transfers from one entity in their restricted group to another entity in their restricted group in order to make payments to the entity owing the obligations.

Risks relating to the Common Shares

The market price of the Common Shares are subject to volatility, which will continue.

The market price of the Common Shares has been and may continue to be adversely affected by conditions in the global financial markets, and stock prices of highly leveraged companies, in particular, have been highly volatile. The market price of the Common Shares could also be subject to wide fluctuations in response to additional factors, many of which will be beyond the Company's control. These factors include general economic and market conditions, such as a recession, market perception of refinancing risk, actual or anticipated variations in the Company's operational results and cash flow, the Company's earnings releases and the Company's competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, trading volume, currency and exchange rate fluctuations, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation and rumours of private equity interest in the Company. Trends in the telecommunications industry are likely to have a corresponding impact on the price of the Common Shares.

Conversion of the Company's convertible notes will dilute the ownership interest of existing stockholders.

Any issuance by the Company of its Common Shares upon conversion of the Company's convertible notes will dilute the equity ownership interest of existing stockholders, including holders who have received Common Shares upon prior conversion of the Company's convertible notes. Additionally, the Company's convertible notes include anti-dilution and "make-whole" premium provisions that, if triggered, would result in an increase in the number of Common Shares issuable upon conversion of the convertible notes. Conversion of the convertible notes in circumstances where these provisions have operated could have a significantly greater dilutive effect.

Sales in the public market of the Common Shares issued upon conversion could adversely affect prevailing market prices of the Common Shares. In addition, the existence of the convertible notes may encourage short selling by market participants.

The Company may in the future seek to raise funds through equity offerings, which could have a dilutive effect on its Common Shares.

In the future, the Company may determine to raise capital through offerings of its Common Shares, securities convertible into its Common Shares, or rights to acquire these securities or the Common Shares, although the Company has no present intention to offer such securities. Any such issuance would ultimately be dilutive to the Common Shares by increasing the number of Common Shares outstanding. The Company cannot predict the effect this dilution may have on the price of its Common Shares.

The Company may not continue to pay dividends, and the failure to do so could adversely affect the price of the Common Shares.

Until June 2006, the Company had not paid any cash dividends on its Common Shares. The Company could determine not to continue to pay dividends on its Common Shares at the same level, or at all. In addition, the terms of the Company's existing indebtedness limit the amount of dividends the Company can pay to stockholders from cash generated from operations if the Company's debt leverage ratio is above certain levels.

Sales of Common Shares by stockholders in the Company may decrease the price of the Common Shares.

Based on information available to the Company as of 16 September 2009, FMR LLC beneficially owned 14.9% of the Common Shares, Franklin Mutual Advisers, LLC beneficially owned 9.2%, Wellington Management Company beneficially owned 8.5%, the Virgin Group beneficially owned 6.5%, France Télécom beneficially owned 5.4%, Capital World Investors beneficially owned 5.9%, Goldman Sachs Asset Management, LP beneficially owned 5.2% and Level Global Investors, LP beneficially owned 5.0% of the Common Shares. In addition, several of the Company's significant stockholders are hedge funds, which often engage in aggressive trading strategies, such as short selling, and trade large volumes of securities opportunistically based on market conditions. In the current economic environment, hedge and other funds are also experiencing increased levels of redemption by their investors. Any significant sales of the Common Shares held by these stockholders could have an adverse effect on the market price of the Common Shares.

Some of the Company's stockholders also have rights, subject to various conditions, to require the Company to file one or more registration statements with the SEC covering their Common Shares, or to include their Common Shares in registration statements that the Company may file for itself or on behalf of other stockholders.

Subsequent sales by any stockholders of a substantial amount of the Common Shares may significantly reduce the market price of the Common Shares. Moreover, a perception that these stockholders might sell significant amounts of Common Shares could depress the trading price of the Common Shares for a considerable period. Sales of the Common Shares, and the possibility of these sales, could make it more difficult for the Company to sell equity, or equity related securities, in the future at a time, and price, that it considers appropriate.

Provisions of the Company's debt agreements, the Company's stockholder rights plan, the Company's Certificate of Incorporation, Delaware law and the Company's contracts could prevent or delay a change of control of the Company.

The Company may, under some circumstances involving a change of control, be obligated to repurchase substantially all of its outstanding senior notes and convertible senior notes, and repay its outstanding indebtedness under its senior credit facility and other indebtedness. The Company or any possible acquirer may not have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

If the Company or any possible acquirer cannot repurchase those notes or repay the indebtedness under the Company's senior credit facility and other indebtedness in the event of a change of control of the Company, the failure to do so would constitute an event of default under the agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness that does not have similar provisions. The threat of this could have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which the Company's stockholders would receive a substantial premium for their shares over then current market prices, or otherwise which they may deem to be in their best interests.

The Company's stockholder rights plan, some provisions of the Company's Certificate of Incorporation and the Company's ability to issue additional Common Shares or preferred stock to third parties without stockholder approval may have the effect, alone or in combination with each other, of preventing or making more difficult transactions involving a change of control of the Company. The Company is subject to the Delaware business combinations law that, subject to limited exceptions, prohibits some Delaware corporations from engaging in some business combinations or other transactions with any stockholder who owns 15% or more of the corporation's outstanding voting stock for three years following the date that the stockholder acquired that interest. The terms of certain of the Company's existing agreements relating to changes of control may also have the effect of delaying or preventing transactions involving a change of control of the Company.

The Company's Certificate of Incorporation and By-Laws divide the Board into three classes of directors, with each class serving a staggered three-year term. As the classification of the Board generally increases the difficulty of replacing a majority of the directors, this classification may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company.

PART III

DIRECTORS, SECRETARY, REGISTERED AND HEAD OFFICE AND ADVISERS

Directors	Class I Directors
James A. Chiddix, William R. Huff, James F. Mooney, John N. Rigsby
Class II Directors
Neil A. Berkett, Steven J. Simmons, George R. Zoffinger
Class III Directors
Charles L. Allen, Jeffrey D. Benjamin, Andrew J. Cole, Gordon D. McCallum
Secretary and General Counsel	Bryan H. Hall
Registered Office	160 Greentree Drive Suite 101 Dover Delaware 19904 USA
Principal Executive Office	909 Third Avenue Suite 2863 New York New York 10022, USA Tel: 001 212 906 8440
Financial Adviser	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB
English Legal Adviser	Fried, Frank, Harris, Shriver & Jacobson (London) LLP 99 City Road London EC1Y 1AX
Independent Registered Public Accounting Firm	Ernst & Young LLP 1 More London Place London SE1 2AF

PART IV

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

Forward-looking statements

This Prospectus includes statements that are, or may be deemed to be, "forward-looking statements".

Words like "believe", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

•
the ability to compete with a range of other communications and content providers;

•
the ability to manage customer churn;

•
the ability to maintain and upgrade the Company's networks in a cost-effective and timely manner;

•
the ability to implement the Company's restructuring plan successfully and realise the anticipated benefits;

•
the general deterioration in economic conditions;

•
the continued right to use the Virgin name and logo;

•
possible losses in revenues due to systems failures;

•
the ability to provide attractive programming at a reasonable cost;

•
the ability to control unauthorised access to the Company's network;

•
the effect of technological changes on the Company's businesses;

•
the reliance on single-source suppliers for some equipment, software and services and third party distributors of the Company's mobile services;

•
currency and interest rate fluctuations;

•
the ability in 2011 or thereafter to fund debt service obligations through operating cash flow and refinance the Company's debt obligations due in 2011 or thereafter;

•
the ability to obtain additional financing to refinance debt due in 2011 or thereafter;

•
the ability to comply in 2011 or thereafter with restrictive covenants in the Company's indebtedness agreements; and

•
the extent to which the Company's future cash flow will be sufficient to cover the Company's fixed charges.

Save as required by law or regulation (including but not limited to the Listing Rules, the Prospectus Rules and the Disclosure and Transparency Rules), the Company undertakes no obligation to update these forward-looking statements and will not publicly release any revisions of these forward-looking statements that may arise from events and circumstances occurring after the date of this Prospectus. None of the general qualifications of the forward-looking statements listed above are intended to qualify the working capital statement made by the Company in paragraph 15 of Part XII: "Additional information".

Currencies and exchange rate information

All references in this Prospectus to "$", "US dollars", "Dollars", "dollar(s)", "US$", "USD" or "US cent(s)" are to the lawful currency of the United States of America. All references in this Prospectus to "Euro", "Euros", "euro" or "€" are to the lawful single currency of member states of the European Union that adopt or have adopted the euro as their currency in accordance with the legislation of the European Union relation to European Monetary Union. All references in this Prospectus to "pounds sterling", "pounds", "£" or "pence" are to the lawful currency of the United Kingdom. The Company prepares its consolidated financial information in pounds sterling.

The following table sets forth, for the periods indicated, certain information regarding the noon buying rate for pounds sterling. The rates below may differ from the actual rates used in the preparation of the Company's consolidated financial statements and other financial information appearing in this Prospectus. Inclusion of the exchange rates is not meant to suggest that the pound sterling amounts actually represent such US dollar amounts or that such amounts could have been converted into US dollars at any particular rate, if at all.

Year ended December 31,	Exchange rate at end of period	Average exchange rate during period(1)	Highest exchange rate during period	Lowest exchange rate during period
	(US dollars per pound sterling)
2006	1.9586	1.8582	1.9794	1.7256
2007	1.9843	2.0073	2.1104	1.9235
2008	1.4619	1.8424	2.0311	1.4395

(1)
The average of the noon buying rates for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the applicable period.

Month and Year	Highest exchange rate during the month	Lowest exchange rate during the month
	(US dollars per pound sterling)
January 2009	1.5254	1.3658
February 2009	1.4936	1.4224
March 2009	1.4730	1.3757
April 2009	1.4990	1.4402
May 2009	1.6160	1.4881
June 2009	1.6547	1.5976
July 2009	1.6713	1.6027
August 2009	1.6977	1.6212
September 2009 (to 16 September 2009)	1.6695	1.6168

The noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6501 per £1.00 as of 16 September 2009.

Percentages

Percentages in tables have been rounded and accordingly may not add up to 100 per cent. Certain financial data has been rounded. As a result of this rounding, the totals of data presented in this Prospectus may vary slightly from the actual arithmetic totals of such data.

Non-financial operating information

Non-financial operating information in relation to the Company's business is derived from internal reporting systems. Operating information derived from management accounts or internal reporting systems in relation to the Company's business can be found principally in Part VIII: "Operating and financial review" of this Prospectus.

Distribution restrictions

The distribution of this Prospectus in certain jurisdictions may be restricted by law. No action has been or will be taken by the Company to permit a public offering of the Common Shares or to permit the possession or distribution of this Prospectus in any jurisdiction where action for that purpose may be required. Accordingly, this Prospectus may only be distributed in any jurisdiction in circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities law of any such jurisdiction.

Other SEC Filings

The Company is subject to the information and reporting requirements of the US Exchange Act and, in accordance with the US Exchange Act, it files annual, quarterly and current reports, proxy statements and other information with the SEC. An investor or prospective investor may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. An investor or prospective investor may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. An investor or prospective investor may also inspect such filings on the internet website maintained by the SEC at www.sec.gov.

Settlement and dealings

CREST is the UK system for the paperless settlement of trades in securities and the holding of uncertificated securities. It avoids the need for physical share certificates which may delay settlement. However, under English law, shares of non-UK companies cannot be held and transferred directly in the CREST system.

Stockholders of the Company who wish to trade and settle their Common Shares on the London Stock Exchange will receive their interest in the Common Shares by means of the CREST International Settlement Links Service link with the Depository Trust Company, or DTC. Under the CREST International Settlement Links Service, Common Shares will be transferred to the DTC account of CREST International Nominees Limited, a subsidiary of Euroclear UK & Ireland Limited, or EUI, which will hold them as nominee for CREST Depository Limited, another subsidiary of EUI. CREST Depository Limited will issue depository interests representing entitlements to the Common Shares known as CDIs. Details of the arrangements for CREST are contained in the CREST International Manual (April 2008), which is available on the Euroclear website at www.euroclear.com. The CDIs have the same security code (ISIN) as the underlying Common Shares and do not require a separate listing on the Official List.

For further information see paragraph 5 Part XII: "Additional information".

Consequences of a secondary listing

Application has been made for the Common Shares to be admitted to the Official List pursuant to Chapter 14 of the Listing Rules. Accordingly, the Company is not required to comply with the eligibility requirements for a primary listing on the Official List set out in Chapter 6 of the Listing Rules. In addition, the Company is not required to and does not intend to appoint a sponsor under Chapter 8 of the Listing Rules to guide the Company in understanding and meeting its responsibilities under the Listing Rules. The Company is not required to comply with Chapter 9 of the Listing Rules relating to certain continuing obligations; Chapter 10 of the Listing Rules relating to significant transactions; Chapter 11 of the Listing Rules relating to transactions with related parties; Chapter 12 of the Listing Rules relating to purchases by the Company of its own shares; and Chapter 13 of the Listing Rules relating to the content of Company circulars.

PART V

INFORMATION RELATING TO THE COMPANY AND THE GROUP

1.     History and background

Virgin Media Inc. is a Delaware corporation and is publicly traded on the NASDAQ Global Select Market in the United States.

The Group's historical structure is as follows:

The Company's predecessor company, which was historically called NTL Incorporated, referred to in this Prospectus as NTL, was incorporated in 1993 as a Delaware corporation and continued as a publicly traded holding company until February 1999. From February 1999 until January 2003, NTL was a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, referred to in this Prospectus as NTL Delaware, which was incorporated in February 1999 in order to effect a reorganisation into a holding company structure. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. NTL's stockholders at the time became stockholders of the new holding company, NTL Delaware. The new holding company took the name NTL Incorporated until May 2000, when its name was changed back to NTL (Delaware), Inc.

In May 2000, another new holding company structure was implemented in connection with the acquisition of the cable assets of Cable & Wireless Communications plc, or CWC (the operations acquired from CWC are called ConsumerCo), and was accomplished similarly through a merger. The stockholders of NTL Delaware became stockholders of the new holding company, NTL Delaware became a subsidiary of the new holding company, and NTL remained a subsidiary of NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until January 2003, at which time its name was changed to NTL Europe, Inc., referred to in this Prospectus as NTL Europe. In February 2001, NTL Europe contributed the assets of ConsumerCo to NTL.

On 10 January 2003, NTL emerged from reorganisation under Chapter 11 of the US Bankruptcy Code. Pursuant to the plan of reorganisation, NTL's former parent, NTL Europe, and its subsidiaries and affiliates were split into two separate groups, with NTL and NTL Europe each emerging as independent public companies. NTL was renamed NTL Incorporated and became the holding company for the former NTL group's principal UK and Ireland assets. NTL Europe became the holding company for the former NTL group's continental European and various other assets. All of the outstanding securities of NTL's former parent and some of its subsidiaries, including NTL, were cancelled. NTL issued shares of its common stock and Series A Warrants, and NTL Europe issued shares of its common stock and preferred stock, to various former creditors and stockholders. As a result, NTL was no longer affiliated with NTL Europe.

On 3 March 2006, NTL merged into a subsidiary of Telewest Global, Inc., or Telewest, which changed its name to NTL Incorporated. As this transaction is accounted for as a reverse acquisition, the financial statements included in this Prospectus for the period through 3 March 2006 are those of NTL, which is now known as Virgin Media Holdings Inc. For the period since 3 March 2006 the Company's financial statements reflect the reverse acquisition of Telewest. See note 2 to the consolidated financial statements of Virgin Media Inc. for the year ended 31 December 2008 in Part IX: "Historical audited financial statements". The merger combined the two largest UK cable operators. The total acquisition price was £3.5 billion, including £2.3 billion in cash, common stock valued at £1.1 billion and stock options and transaction costs.

On 4 July 2006, the Group added a mobile phone offering by acquiring 100% of the outstanding shares and options of Virgin Mobile through a Scheme of Arrangement pursuant to Section 425 of the Companies Act. The total purchase price was £953.2 million, including common stock valued at £518.8 million, cash of £419.2 million and transaction costs. The Company also entered into a license agreement with Virgin Enterprises Limited under which the Group is licensed to use certain Virgin trademarks within the UK and the Republic of Ireland.

In February 2007, the Company rebranded its consumer and a large part of its content businesses to "Virgin Media". The Company also changed its name from NTL Incorporated to Virgin Media Inc. and the corporate names of certain of its subsidiaries, including:

•
NTL Investment Holdings Limited, the principal borrower under the Company's senior credit facility, to Virgin Media Investment Holdings Limited;

•
NTL Cable PLC, the issuer of the Company's public bonds, to Virgin Media Finance PLC;

•
NTL Group Limited, a principal operating subsidiary, to Virgin Media Limited;

•
Flextech Television Limited, the Company's content subsidiary, to Virgin Media Television Limited;

•
NTL Communications Limited to Virgin Media Communications Limited; and

•
NTL Holdings Inc. to Virgin Media Holdings Inc.

Summary Corporate Structure

The following chart shows the corporate structure of Virgin Media through which the Group's primary operations are conducted. The Company is the ultimate parent company of the Group. This is a condensed chart and it does not show all of the Group's operating and other intermediate companies. All companies whose names are specified below are owned 100% (directly or indirectly) by the Company.

(1)
Virgin Media Inc. indirectly owns other non-material subsidiaries, which are not included in this chart.

(2)
Issuer of the Group's 6.50% US dollar convertible senior notes due 2016.

(3)
Issuer of the Group's 8.75% US dollar senior notes due 2014, 9.75% Sterling senior notes due 2014, 8.75% Euro senior notes due 2014, 9.125% US dollar senior notes due 2016, 9.50% US dollar senior notes due 2016 and 9.50% Euro senior notes due 2016.

(4)
Substantially all of the assets of Virgin Media Investment Holdings Limited and its subsidiaries secure the Group's senior credit facility. Virgin Media Investment Holdings Limited is the principal borrower under the Company's senior credit facility.

(5)
Virgin Media Limited is one of the Group's principal operating companies, although significant portions of the Group's operations are conducted through its subsidiaries.

(6)
Virgin Mobile Holdings (UK) Limited was acquired by the Group pursuant to a Scheme of Arrangement under Section 425 of the Companies Act on 4 July 2006.

2.     The Group's business

Overview

The Company is a leading UK entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services, together with one of the most advanced television on-demand services available in the UK market. As of 30 June 2009, the Company was one of the UK's largest residential broadband providers and mobile virtual network operators, and the second largest provider of pay television and fixed line telephone services by number of customers. The Company owned and operated cable networks that passed approximately 12.6 million homes in the UK and provided service to approximately 4.7 million on-net consumer customers. Approximately 58% of the Company's customers on the Company's network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from the Company. In addition, the Company provided mobile telephone service to 2.4 million pre-pay mobile customers and 0.8 million contract mobile customers over third party networks.

The Company believes its advanced, deep fibre access network enables the Company to offer faster and higher quality broadband services than the Company's digital subscriber line, or DSL, competitors. As a result, the Company provides its customers with a leading next generation broadband service and one of the most advanced TV on-demand services available in the UK market. Through ntl:Telewest Business, which also operates under the Virgin Media group, the Company provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organisations and service providers in the UK. The Company also provides a broad range of programming through Virgin Media Television, or Virgin Media TV, which operates the Company's wholly owned channels, such as Virgin1, Living and Bravo; and through UKTV, the Company's joint ventures with BBC Worldwide.

On 1 April 2009, the Company sold its sit-up reporting unit which operated a portfolio of auction based retail television channels and was formerly included within the Company's Content segment.

The Company's previously reported operating segments—Cable, Mobile and Content—were based on the method by which the Company distributed its services. In November 2008, the Company announced a restructuring plan aimed at creating a fully integrated, customer focused organisation. Pursuant to the Company's restructuring plan, the Company is implementing a new operating model for its organisation, aimed at delivering significant improvements in customer focus, product delivery and management, and providing clearly defined divisions to streamline the Company's decision making processes. The Company has also realigned its internal reporting structure and the related financial information used by its management, including its chief operating decision maker, to assess the performance of the Company's business. The Company's new operating segments reflect this revised, customer focused structure and, the Company believes, will enable the Company to respond more effectively to rapid changes in the market:

•
Consumer (80% of the Company's 2008 revenue, 80% of the Company's 2007 revenue and 79% of the Company's 2006 revenue): the Company's Consumer segment, part of which was previously included within the Company's Cable segment, includes the distribution of television programming over the Company's cable network and the provision of broadband and fixed line telephone services to residential consumers, both on the Company's cable network and, to a lesser extent, off the Company's network. The Company's new Consumer segment also includes the Company's Mobile operations which are operated through Virgin Mobile, and consist of the Company's mobile telephony and broadband business;

•
Business (17% of the Company's 2008 revenue, 17% of the Company's 2007 revenue and 18% of the Company's 2006 revenue): the Company's Business segment, which was previously included within the Company's Cable segment, includes the voice and data telecommunication and internet solutions services the Company provides through ntl:Telewest Business to businesses, public sector organisations and service providers; and

•
Content (3% of the Company's 2008 revenue, 3% of the Company's 2007 revenue and 3% of the Company's 2006 revenue): the Company's Content segment includes the operations of the Company's wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in the Company's Content segment revenue, the Company's content management team also oversees the Company's interest in the UKTV television channels through its joint ventures with BBC Worldwide.

For financial and other information on the Company's segments, refer to note 18 to the consolidated financial statements of Virgin Media Inc. for the year ended 31 December 2008 included in Part IX "Historical audited financial statements".

The Company's strategic objectives for 2009 include continuing to exploit the capabilities of the Company's cable network to lead in next generation broadband and on-demand television, and to expand the Company's contract mobile customer base through cross selling to the Company's cable customers.

The Company is incorporated in the State of Delaware, United States. The Company's principal executive office is located at 909 Third Avenue, Suite 2863, New York, New York 10022, United States, and its telephone number is +1 (212) 906-8440. The Company's UK headquarters is located outside of London, England in Hook, Hampshire. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments thereto filed with the SEC, are available free of charge on the Company's website at www.virginmedia.com, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The investor relations section of the Company's website can be accessed under the heading "About Virgin Media—Investors Information". The information on the Company's website does not form part of and is not incorporated by reference into this Prospectus.

The Company's network advantage

The Company believes that its deep fibre local access communications network provides the Company with several competitive advantages in its addressable markets. Uniquely in the UK, the Company has optical fibre already deployed to street cabinets, with twinned cable, consisting of both high capacity coaxial cable and twisted copper-pair elements, extending from the street cabinet to customers' homes. As a result, the Company's network has optical fibre generally closer to a customer's home than BT Group plc, or BT, or the Company's other competitors who use BT's alternative access network. In addition, the Company has the flexibility to deliver fixed broadband services over either or both coaxial and copper cables, which the Company believes allows it to provide a superior broadband experience to customers on the Company's network, which the Company refers to as "on-net". BT's alternative broadband access infrastructure relies typically on copper pair technology, over which broadband speeds can significantly diminish in relation to the distance from the local exchange. Currently, the Company provides its broadband internet services primarily over coaxial cable.

The Company's deep fibre network also provides the advantage of real two-way interactivity with on-net residential customers, which enables the Company to offer streaming video-on-demand services through the set-top box. In contrast, direct to home satellite service providers do not have the capacity to offer two-way interactivity except by adding a phone line from another service provider or other cable facility. Currently, other communication service providers have only a limited capacity to provide video using DSL technology over BT's existing copper access network. Future capacity improvements would be dependent on BT's ability to successfully implement significant upgrades to its access network, requiring substantial capital investment.

The Company's network also enables the Company to provide true "triple-play" bundled services of broadband, television and fixed line telephone services to residential customers in the vast majority of franchise areas and homes passed, without relying on another service provider or network.

Consumer segment

On-net products and services

The Company provides on-net broadband internet, television and fixed line telephone services under the Virgin Media brand to residential customers in the UK. The Company's on-net services are distributed via its wholly owned, cabled, local access communications network and are available to an addressable market of approximately 12.6 million homes. The network covers parts of many major metropolitan areas in England, Wales, Scotland and Northern Ireland.

The Company offers its customers a choice of several packages and tariffs within each of the Company's on-net product categories, which are labelled as Medium (M), Large (L), Extra Large (XL) and Extra Extra Large (XXL). The Company's bundled packaging and pricing are designed to encourage the Company's customers to purchase multiple services across the Company's product portfolio and the Company offers discounts to customers who subscribe to two or more products from the Company. The types and number of services that each customer uses and the prices the Company charges for these services drive the Company's revenue. For example, broadband internet is more profitable than the Company's television services and, on average, the Company's "triple-play" customers are more profitable than "double-play" or "single-play" customers. As of 31 December 2008, approximately 84% (as of 31 December 2007 approximately 79% and as of 31 December 2006 approximately 76%) of the Company's on-net customers received multiple services from the Company and approximately 56% (as of 31 December 2007 approximately 50% and as of 31 December 2006 approximately 41%) of the Company's on-net customers were "triple-play", receiving broadband internet, television and fixed line telephone services from the Company. The Company believes that its customer retention rate improved in 2008 as a result of more of the Company's customers subscribing to multiple services from the Company. The Company also believes that the increased use of certain of its services, such as video-on-demand, and improvements in the Company's customer service, fault management and other operational enhancements also contributed to an improvement in the Company's customer retention rate. The Company's average monthly on-net cable customer churn, the measure of the number of customers who stop subscribing to the Company's cable services, improved to 1.2% for the three months ended 31 December 2008, from an average monthly churn of 1.4% for the same period in 2007.

Broadband internet

The Company delivers high-speed broadband internet services to customers within reach of the Company's access network by direct connection to the Company's cable network. In 2008, the Company upgraded its 4Mb customers to 10Mb, strengthened the capacity of the Company's 20Mb service and launched a 50Mb service.

The Company's broadband internet offering currently focuses on three tiers of high-speed broadband service at speeds of up to 10Mb for Size L customers, up to 20Mb for Size XL customers and up to 50Mb for Size XXL customers. The Company's customers within each of these tiers also benefit from unlimited usage (subject to its fair usage policy) and advanced personal computer security software. The Company also offers a broadband service of up to 2Mb for Size M customers, which it began upgrading to 10Mb in May 2009. The Company intends to continue to focus its efforts on increasing its market share by marketing the benefits of the Company's high-speed broadband service to both existing and potential customers. As of 31 December 2008 the Company provided on-net broadband services to approximately 3.7 million subscribers (as of 31 December 2007 approximately 3.4 million subscribers and as of 31 December 2006 approximately 3.1 million subscribers).

The Company operates a web portal, virginmedia.com, which is regularly in the top ten of most visited sites in the UK and in the top 15 by page ranking. The Company's website offers a broad range of content, such as music, movies and television programming, including near-live clips of English football highlights. The Company's customers are also able to access their email accounts and customer care information through the Company's website. The website generates revenue from advertising and search engines. The Company also uses the website to cross promote the Company's entire product range. In 2009, the Company continues to develop additional entertainment and customer care features for its website, with particular emphasis on online account management and help services.

Cable television

The Company offers a wide range of digital, or DTV, and analogue, or ATV, television services. As of 31 December 2008, the Company provided cable television services to approximately 3.6 million residential subscribers, of which approximately 3.5 million (3.3 million as of 31 December 2007 and 3.0 million as of 31 December 2006) received the Company's DTV service and approximately 152,000 received its ATV service.

The Company's DTV service includes access to over 150 television channels, advanced interactive features, and a range of premium and pay-per-view services. The Company's ATV service packages offer up to 60 television channels, including premium services. In addition to offering the basic and premium pay TV channels, the Company also offers its DTV customers one of the most comprehensive video-on-demand, or VOD, services in the UK called "Virgin TV On Demand", see "Virgin TV On Demand" below.

The Company's network technology enables it to deliver a significant range of digital interactive services over an 'always on' broadband connection from the network to a customer's home. Examples of interactive services provided include games, television email and access to news, entertainment and information services from an on-screen menu. Interactive services also include enhanced television functionality utilising the "red button" applications from the BBC and other commercial broadcasters. "Red button" functionality in the UK permits television viewers to press a red button on their remote control handset to receive additional interactive services including multiple broadcasts. For example, in a Wimbledon tennis broadcast, a customer can press the red button and choose which match to watch.

The Company also offers "Free TV", a free-to-air digital television service, to certain of the Company's customers on the Company's cable platform. The Company's Free TV service provides access to over 40 linear channels and radio services such as Virgin1, Five US, Five, E4 and Yesterday. In addition, Free TV customers also have access to red button functionality and Virgin TV On Demand.

Virgin TV On Demand

Virgin TV On Demand is a significant enhancement to the standard DTV service, offering viewers choice over and above scheduled programming without any requirement for new equipment, installation or additional subscription fees. The VOD service provides access to thousands of hours of premium movies, music videos, and TV programmes and series on-demand. It appears within the electronic programming guide, and can be accessed and viewed at any time via the remote control. The service offers DVD-style features including freeze frame, fast-forward and rewind. These features provide a customer with control over the content and timing of their television viewing. This service is available to almost all of the Company's digital customers. The Company's VOD usage increased to 52.9 million in the fourth quarter of 2008 from 33 million in the fourth quarter of 2007. Based on management estimates, the Company's customers who use VOD are less likely to churn.

There are three primary types of content available within Virgin TV On Demand, a portion of which is refreshed on a daily basis. A selection of content is available free of charge to all of the Company's DTV customers, irrespective of package size. This is primarily focused within the Company's 'catch up' TV service which (as at 31 December 2008) offered a selection of more than 450 hours of top broadcast TV shows for no additional charge. Additionally, all of the Company's DTV customers have access to pay-per-transaction content including over 3,000 music videos and 500 current and library movies provided by 'FilmFlex'. Pay-per-transaction movies and music are available for 24 hours after purchase and may be viewed multiple times during that period for a single fixed charge. Finally, DTV customers that subscribe to the Company's XL Virgin TV package have additional access to a subscription VOD, or SVOD, package which includes premium TV shows and music videos, all included within the price of their monthly subscription. Customers on the Company's other TV packages can also receive the SVOD package on payment of a monthly subscription charge. In total, the Company had (as of 31 December 2008) over 4,600 hours of on-demand content.

In June 2008, the Company became the first TV platform in the UK to offer BBC iPlayer as part of the Company's on-demand service. BBC iPlayer enables viewers to catch-up on over 350 hours of BBC programmes at no additional cost to the Company's customers. During the fourth quarter of 2008, there were on average 15.7 million views per month of BBC programmes via BBC iPlayer over the Company's TV platform, representing approximately one-third of all BBC iPlayer views. In February 2009, the Company added up to 40 hours of catch-up TV per week and up to 500 hours of new content to the Company's VOD offering from ITV plc, or ITV, one of the largest commercial broadcasters in the UK. The Company also expects to continue to introduce enhancements both to its library and its customer interface during the course of 2009.

Digital video recorders and high definition television

The Company also offers one of the most advanced fully supported digital video recorders, or DVRs, for a premium monthly rental option or an up-front payment as part of the Company's top bundle. The Virgin Media DVR box, which is called the "V+ Box", is available to the Company's entire DTV customer base. The V+ Box has 160 Gigabytes of storage space (up to 80 hours of broadcast television), is high definition, or HD, enabled and has three tuners, allowing viewers to record two programmes while watching a third. The Company's V+ Box customers with an HD compatible television can also access the Company's HD on-demand content. Digital video recorders are also known as personal video recorders, or PVRs, in the UK. As of 31 December 2008, the Company had 521,500 V+ Box customers, representing 15% of the Company's digital subscribers. Based on management estimates, the Company's customers who use the Company's V+ Box are less likely to churn.

As part of its content strategy, the Company constantly evaluates the merits of new channels and programmes which could enhance its diverse range of programming. With increasing consumer interest in HD content, the Company is actively pursuing rights to HD programmes for its leading VOD service and the Company now has six new high definition channels being: LIVING, FX, MTV Networks International, National Geographic, 4HD and ESPN HD.

Fixed line telephone

The Company provides local, national and international telephone services to its residential customers who are within reach of the Company's access network by direct connection to the Company's network. The Company enhances its basic telephone service by offering additional services, such as call waiting, call barring (which allows customers to block certain incoming or outgoing calls), call diversion (call forwarding), three-way calling, advanced voicemail, caller line identification and fully itemised monthly billing. The Company also provides national and international directory enquiry services.

In addition to a core line rental fee, the Company offers Size M, L and XL variants of its fixed line telephone service as alternatives to straight usage based billing. These packages include "Talk Plans" that enable customers to make unlimited local and national calls for a fixed monthly fee in addition to the standard line rental. As of 31 December 2008, the Company provided on-net telephone services to approximately 4.1 million (approximately 4.0 million as of 31 December 2007 and approximately 4.1 million as of 31 December 2006) residential subscribers.

Mobile products and services

On 4 July 2006, the Company acquired Virgin Mobile, the UK's leading mobile virtual network operator. As a mobile virtual network operator, Virgin Mobile provides mobile telephone services to its customers over cellular networks owned by third parties. Virgin Mobile's customer base comprises both pre-pay customers, who top up their accounts prior to using the services and have no minimum contracted term, and contract customers, who subscribe to Virgin Mobile's services for periods ranging from a minimum of 30 days to eighteen months. As of 30 June 2009, Virgin Mobile had approximately 3.2 million customers, of which approximately 784,600 were contract customers.

Virgin Mobile offers a broad range of mobile communications products and services, such as mobile voice and non-voice services (including SMS, picture messaging and entertainment services, such as games, news and music services) delivered over 2G, 2.5G and 3G platforms. Virgin Mobile's network partner is T-Mobile, and Virgin Mobile has a network supply agreement with T-Mobile for a minimum 10-year term from January 2004. In June 2008, the Company agreed new terms with T-Mobile which reduced the wholesale rates the Company pays for voice and SMS traffic, retroactive to 1 January 2008. The Company also agreed new data pricing rates, retroactive to 1 April 2008, which will facilitate more competitive pricing in the growing mobile data usage market and enable the Company to enhance its mobile entertainment, web browsing, communications and social networking features. The Company has also committed to purchasing its current core voice, text and handset data and mobile broadband data card services exclusively from T-Mobile for a three year period commencing 1 April 2008. In addition, in October 2008, the Company launched a mobile broadband product which complements the Company's fixed broadband offering.

Off-net products and services

The Company also provides broadband and telephone services to residential customers outside of the Company's cable network via access to other telecommunications networks. This "off-net" offering was rebranded in November 2008 as "Virgin Media National". The Company's off-net broadband internet services are provided via BT's local access network and unbundled BT exchanges from C&W. Various price and feature packages are available including broadband service of up to 16Mb. As of 31 December 2008, the Company had approximately 252,000 broadband subscribers using this service (approximately 287,300 as of 31 December 2007 and approximately 261,000 as of 31 December 2006). The Company also provides fixed line telephone service to off-net customers via BT's local access network. As of 31 December 2008, the Company provided off-net fixed line telephone service to approximately 105,500 subscribers

(approximately 103,900 subscribers as of 31 December 2007 and approximately 44,500 subscribers as of 31 December 2006).

Sales and marketing

The Company's consumer products and services are offered through a variety of sales channels, including telesales, customer care centres, online and retail channels. In September 2008, the Company also began offering its products through an outsourced telesales partner located in the Philippines. As of 31 December 2008, the Company's retail channels included twenty three (thirteen as of 31 December 2007) of its own Virgin Media branded stores, which offer a complete range of the Company's consumer products and services. The Company also offers primarily its mobile products through approximately 5,000 third party sales outlets in the UK, including approximately 1,300 specialist outlets of its distribution partners such as Carphone Warehouse and Phones 4U. In December 2008, Zavvi (previously a distribution partner of the Company) announced it had entered into administration proceedings and in February 2009 it ceased trading. The Company is actively pursuing agreements with additional distribution partners and has expanded the Company's portfolio of owned stores in 2009, with the opening of additional Virgin Media branded stores and the introduction of Virgin Media branded shopping centre kiosks.

These sales channels are supported by direct marketing initiatives and national and regional television and press advertising. The Company uses its residential customer database to identify the profiles of the Company's customers so that the Company can design offers to match their needs. The Company's offers encourage customers to purchase new services, upgrade their existing services and promote cross selling of products across its portfolio. The Company's marketing balances acquisition marketing, or prospects, and customer marketing to ensure the Company optimises growth from new and existing customers.

Customer service

Service calls relating to the Company's consumer products and services are handled through a combination of in-house call centres and outsource partners. As of 31 December 2008, the Company's in-house on-net and off-net call centres located in the UK employed approximately 2,600 call centre staff (approximately 3,200 as of 31 December 2007 and approximately 2,300 as of 31 December 2006). The Company also had additional outsourced on-net and off-net call centres both in the UK and in India. The Company's mobile customer service calls are principally handled in-house through a UK call centre. As of 31 December 2008, the Company employed approximately 750 call centre staff for its mobile business. The Company also has additional outsourced mobile customer call centres in the UK and South Africa.

Business segment

ntl:Telewest Business retains its focus on meeting the communications requirements of UK public and private sector organisations, and serving other telecommunications service providers. Through the merger of NTL and Telewest in 2006 and the subsequent integration of their networks, the Company is able to leverage one of the most advanced national access networks in the UK, delivering a wide portfolio of voice and data products to business customers.

Products and services

ntl:Telewest Business offers a wide portfolio of voice and data services, from analogue telephony to managed data networks and applications. The Company's product strategy is focused on delivering managed services, such as national Ethernet and internet protocol virtual private networks, or IP VPN, products.

The Company enhances product development through an internal programme the Company has developed that drives regular and timely deliverables that are aligned with the needs of target customers. This clear focus helped to maintain the Company's leadership in Ethernet services in 2008, innovate in new areas such as IP CCTV and IP Multimedia, and drive cost-base improvements in more traditional services. The launch of a high capacity services, or HCS, product also enabled the Company to address the higher bandwidth requirements of some larger organisations. In addition to product developments, other key areas of focus have included the automation of processes and the introduction of web-based customer interfaces to improve the efficiency of the Company's pricing, installation, billing and network performance services.

Voice

The Company offers a complete suite of voice products ranging from analogue and digital services to converged IP telephony solutions. Strong regional presence and expertise has driven market share in products such as Centrex, where local government and private sector organisations benefit from a managed platform that delivers a uniform suite of features across multiple sites. Developments like IP Multimedia, which offers functionality such as desktop-to-desktop video conferencing, represent the next generation of voice services in a converging IP world.

Data

Converged Solutions.    By using a single network to transport voice, data and video, the Company's customers can benefit from cost synergies, flexibility and control. The services within the Company's converged solutions portfolio enable this with products such as IP VPN. Given the Company's network ownership and extensive reach, the Company is able to link sites across the UK using a wide range of access technologies and with developments such as eight classes of service (currently more than offered by any other UK service provider) traffic can be discretely segmented into up to eight categories and prioritised to ensure that more time sensitive (e.g., voice) or critical application data is transported with priority.

Ethernet.    As a market leader in Ethernet solutions in the UK, ntl:Telewest Business was the first European service provider to be independently tested and accredited by the Metro Ethernet Forum, or MEF. MEF9 and MEF14 accreditation demonstrates the Company's ability to deploy 'point-to-point' and 'any-to-any' Ethernet networks that can be installed and scaled effectively, while offering performance that supports voice, video and converged services. A complete range of products from local area network extensions to managed wide area Ethernet networks are available, providing customers with high bandwidth and flexible solutions.

Applications and Services.    As an overlay to network products, the Company also offers applications and services that add value to customers' communications infrastructure. For example, the IP CCTV services the Company deployed to a Scottish council delivered clear socioeconomic benefits.

Sales and marketing

The two sales organisations within the division, business markets and service provider, are structured to support retail and wholesale customers, respectively.

Business markets

Private sector.    This sales channel focuses on meeting the telecommunications needs of the UK private sector, from small businesses to large, national corporations. Centralised telephone account managers serve small organisations (with 50 to 99 employees), while regionally located account, service and project management teams, supported by pre-sales technical consultants, offer a differentiated service proposition to medium and large UK businesses (with over 100 employees). The Company believes that its local presence and the resulting level of service the Company provides is a key differentiator in this mid-market segment, and that the benefits of this strategy are reflected in the long-term relationships held with many of the Company's customers.

Public sector.    This sales channel focuses on specific vertical segments, including local government, education, health and the emergency services. This enables the Company to provide sector specific expertise where an understanding of the drivers and procurement processes of publicly funded organisations is needed to enable the efficient deployment of communications solutions. The inclusion of ntl:Telewest Business as an approved supplier under various government framework agreements acts as both an enabler of growth in this sector and an endorsement of the Company's track record, commitment and capability to offer value to publicly funded organisations. An area of specific focus in 2008 lay within the health sector and the deployment of Community of Interest Networks, or COINs. Given the Company's deep regional coverage, the Company believes it is ideally placed to deliver these multi-site solutions, which enable health authorities to move to integrated network architectures, delivering both operational efficiencies and cost savings to these publicly funded organisations.

Service provider

This sales channel is divided into segments based on the network requirements of each type of service provider. Account and service management teams support carriers, mobile operators, system integrators, or SIs, and internet service providers, or ISPs. This channel predominantly provides data connectivity both in terms of local access (tail-ends) and core networks. Being well placed to leverage the Company's extensive network asset, the Service Provider sales channel provides customers with backhaul solutions, which are high bandwidth connections between a site and the core network. The Company believes significant market demand still exists for such services driven by the need to transport data away from BT exchanges, as well as for mobile operators requiring higher bandwidth connections from mobile masts as a result of growth in 3G and data services.

Content segment

Virgin Media TV provides basic (i.e., non-premium) television channels and related services to the UK multi channel broadcasting market. As of 31 December 2008, excluding sit-up which was sold on 1 April 2009, Virgin Media TV had eight (seven as of 31 December 2007 and seven as of 31 December 2006) genre based entertainment channels, including Virgin1, Living, Bravo, Trouble, Challenge and Challenge Jackpot, and additional time-shifted or "multiplexed" channels which have identical content to other channels within Virgin Media TV's portfolio but which are broadcast one hour later. Virgin Media also owns a 50% interest in the companies that comprise the UKTV Group, a series of joint ventures with BBC Worldwide. Together, Virgin Media TV and the UKTV Group are the largest supplier of basic pay channels to the UK pay television market. UKTV has ten channels, including G.O.L.D. and Dave, as well as associated multiplexed channels. Since 31 December 2008, the Company has replaced the genre based entertainment channel Trouble with Living+2.

Depending upon the distribution agreement with the platform operator and the package chosen by the customer, the Virgin Media TV channels and UKTV channels are available via a number of platforms, including the Company's own analogue and digital platforms and the satellite digital platform. The Virgin Media TV channels and UKTV channels generate revenue by the sale of airtime and sponsorship to advertisers and advertising agencies handled by Virgin Media TV's wholly owned advertising sales subsidiary, Interactive Digital Sales Limited, or IDS. Most channels also generate distribution revenue based on either the number of customers subscribing to programming packages carried by the relevant platform operators or a fixed monthly fee. Virgin Media TV and UKTV are also represented on Freeview, a UK free-to-air digital television service, with UKTV History, Dave and Virgin1 available to Freeview viewers as well as subscribers to all multi channel platforms.

The Company's network

The Company's deep fibre access network has enabled it to take a leading position in the roll-out of next generation broadband access technologies in the UK. During 2008, the Company further invested in its cable network with the deployment of the next generation of wideband cable broadband technology, which significantly increased both upstream and downstream transmission speeds, enabling the Company to accommodate speeds of up to 200Mb per second. This technology enables the Company to offer high-speed broadband services of 50Mb and higher and provides a platform for incremental upgrades in line with customer demand. The Company's investment in the next generation broadband access technologies is the latest in a series of significant infrastructure investments to support the Company's position at the forefront of communication and entertainment services in the UK. In 2009 the Company completed the roll-out of wideband cable broadband technology, allowing 50Mb service to be made available to over 96% of the Company's network.

The Company's cable network in the UK currently passes approximately 12.6 million homes in its regional service areas as well as passing a significant number of businesses in these areas. The network utilises a combination of optical fibre and coaxial cable, and has an overall length of approximately 202,000 kilometres. This includes over 192,000 kilometres which are owned and operated by the Company and approximately 10,000 kilometres of optical fibre and coaxial cable routes which are leased from other network owners. Over 156 switches direct telephone traffic around the core and local networks. In addition, the Company has more than 600 hub sites, points of presence, repeater nodes or other types of network sites, and facilities at over 140 radio sites.

The Company's deep fibre access network delivers broadband, fixed line telephony and both digital and analogue television services to its customers' homes. The connection into each home from the fibre access network comprises two components combined into a single "siamese" drop cable. First, to provide television services and high-speed broadband internet access, the Company makes use of a high capacity, two-way, coaxial cable which has considerable bandwidth and is able to support a full portfolio of linear and on-demand TV services as well as high-speed broadband services. Second, the Company uses short length twisted copper-pair to economically connect fixed line telephony services to the Company's fibre access network via primary multiplexers. The Company's relatively short twisted copper pairs (typically 500 metres in length) are also capable of supporting the latest VDSL2 copper broadband technologies enabling speeds of 50Mb/s downstream and 10Mb/s upstream. This capability provides the Company with a structural advantage over traditional all copper local distribution networks, which are on average 3,250 metres in length, and are only capable of supporting the previous generation of ADSL and ADSL2+ broadband technologies which are both slower and much less capable in the upstream.

As a result of the extensive use of fibre in the Company's access networks, the Company is also able to provide high-speed ethernet services directly to business customers and provide nationwide area networking to these customers via the Company's core networks.

The Company has a variety of alternative methods to connect the Company's national telecommunications network over the "last mile" to the premises of those business customers that are located outside of the Company's cabled areas, including:

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the Company obtains permits to construct telecommunications networks and build out its network to reach the Company's customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers, or where a significant level of traffic is obtained from a customer; and

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the Company leases circuits and DSL connections on the local networks of other service providers to connect to the Company's customers' premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put into place relatively quickly, and can be replaced with a direct connection at a later date if traffic volumes justify doing so.

Nationally, approximately 95% of the homes passed by the Company's cable network can receive all of the Company's broadband, digital television and fixed line telephone services. The Company cannot however currently provide all three of the main services on some older parts of the network.

The Company's mobile communication services are provided over cellular networks owned by third parties. The Company's main mobile network provider is T-Mobile. The Company also uses networks owned by other partners to provide some ancillary services. T-Mobile currently operates 2G, 2.5G and 3G networks in the UK.

Information technology

The operation and support of the Company's information technology systems are performed by a mix of outsourced and internally managed services. These systems include billing, enterprise resource planning, business intelligence, corporate network, payroll, data centre and desktop infrastructure. In 2008, the Company completed its programme of integrating the Company's customer care and billing systems in order to improve operational efficiency. A further 0.5 million customer records were migrated during the year onto the Company's principal customer care and billing system. As a result of this programme and other IT consolidation activities, the Company continues to decommission a number of diverse software applications and hardware platforms in order to reduce the Company's dependency on high cost external support and management services.

Competition

Consumer segment

The Company believes that it has a competitive advantage in the UK residential market because the Company offers a wide range of communications services, including high-speed broadband internet, television, and fixed line telephone services using the Company's advanced network, while many of the Company's competitors must rely on BT's network to provide their services. The Company also faces intense competition in the mobile telephony market, primarily driven by increased pricing pressure from both new and established competitors, evolving customer needs and the emergence of new technologies.

The Company offers most of its products on a stand alone basis or as part of bundled packages designed to encourage customers to subscribe to multiple services. The Company offers broadband internet, fixed line telephone and mobile telephone and data services nationally, and currently offers television services in the Company's service areas only. Competition in each of these services individually is significant and some of the other service providers have substantially greater resources than the Company.

Key recent developments amongst the Company's primary competitors that offer multiple communications services have included:

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BT Group plc. During 2008, BT announced plans to roll out fibre based broadband over the next three years to as many as 10 million homes. While the full implementation of this £1.5 billion programme has been made subject to the continued existence of favourable regulatory conditions, it is intended to deliver a range of services using a mixture of fibre-to-the-premise or fibre-to-the-cabinet technology. As part of this programme BT intends that one and a half million homes will now have access to fibre-to-the-cabinet technology by the early summer of 2010; one million will have access by March 2010. BT also continued to expand its library of on-demand programming through a number of agreements with content partners for its internet protocol, or IP, pay television service, BT Vision;

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British Sky Broadcasting Group plc. BSkyB, a long-time competitor in the pay television market, markets aggressively discounted triple-play bundles (broadband, television and fixed line telephone). BSkyB also has a limited video-on-demand service branded Sky Anytime for their customers with compatible PVRs. During 2008, BSkyB launched Sky Player TV, an online only subscription TV service offering live streamed TV and video-on-demand;

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Carphone Warehouse Group plc. Carphone Warehouse resells mobile phone services (including Virgin Mobile) via its own retail distribution channels and offers fixed line telephone and broadband services under its TalkTalk brand. During 2008, Carphone Warehouse continued to pursue an aggressive pricing policy for its TalkTalk fixed telephone line and broadband bundle by standardising the package and offering "Boost" packages (including higher download speed and additional voice calls), which are each available at a fixed incremental cost per month. Using its separate AOL brand, Carphone Warehouse continued to offer a broadband package including a free laptop and launched a fixed line telephone service. In addition, in 2009 Carphone Warehouse purchased Tiscali thereby expanding its footprint in the UK;

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Orange. Orange offers a triple play of mobile phone, fixed line phone and broadband services. During 2008, Orange launched a mobile broadband package, as both a stand alone service and bundled with its fixed line broadband service. In addition, in September 2009 Orange announced a joint venture with T-Mobile, with both parties planning to merge their UK operations; and

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O2. O2 launched a fixed line broadband service in late 2007, followed by a mobile broadband service in 2008.

Broadband internet

The Company's largest competitor in internet services is BT, which provides broadband internet access services over its own DSL network both as a retail brand and as a wholesale service.

An increasing number of companies are deploying their own network access equipment in BT exchanges via a process known as local loop unbundling, or LLU. LLU allows an ISP to reduce the recurring operating costs incurred through BT Wholesale by reducing the proportion of traffic that must travel directly over BT's network. LLU deployment requires a substantial capital investment to implement, and requires a large customer base to deliver a return on investment. By the end of 2008, both Carphone Warehouse and BSkyB have rolled out significant LLU networks and in 2009 Carphone Warehouse extended the density of its LLU rollout with the purchase of Tiscali. On 22 May 2009, Ofcom announced new price controls to apply to LLU services until March 2011. Overall the price controls have allowed BT to charge around 8% more for its fully unbundled loops. Whilst there is some minimal impact on Virgin Media's national business in the price increases on SMPF, the far greater material impact is on Virgin Media's competitors BSkyB and Carphone Warehouse who have seen increases in their cost base. Carphone Warehouse has recently appealed Ofcom's decision.

In addition to the increasing competition and pricing pressure in the broadband market arising as LLU players look to gain the customer scale to make a return on their investment, there is the longer term threat of new access technology. 3G mobile technology, other wireless technologies such as Wi-Fi and

Wi-Max, and LTE may subject the Company to increased competition over time in the provision of broadband services.

Cable television

The Company competes primarily with BSkyB in providing pay DTV to residential customers in the UK. BSkyB is the only pay satellite television platform in the UK and has a high market share of the UK pay television market. BSkyB owns the UK rights to both standard definition and HD versions of various sports and movie programming content, which it has used to create some of the most popular premium pay television channels in the UK. BSkyB is therefore both the Company's principal competitor in the pay television market, and an important supplier of premium television content to the Company.

Residential customers may also receive digital terrestrial television, or DTT. Digital signals are delivered to customer homes through a conventional television aerial and a separately purchased set-top box or an integrated digital television set. The free-to-air DTT service in the UK is branded Freeview. This service is provided by a consortium of operators, including the BBC, and offers customers a limited range of television channels, which include the traditional analogue channels. Customers do not pay a monthly subscription fee for basic Freeview service but must acquire a Freeview enabled set-top box or a television with a digital tuner. During 2007, according to Ofcom, Freeview became the UK's most popular digital television service. Other developments included the launch of a new range of Freeview enabled digital television recorders under the brand "Freeview+". In 2008, the BBC Executive launched an initiative aimed at increasing distribution of their iPlayer content over different digital platforms, including Freeview. This initiative, known as Project Canvas, involves the development of uniform standards for the delivery of content over broadband via a new type of set-top box. Project Canvas is intended to provide an open platform, allowing any broadcaster to make its content available via Project Canvas enabled television set-top boxes. The BBC Trust is currently running an industry-wide consultation on Project Canvas. The Company has submitted its response to the BBC Trust's consultation and is proactively engaged with the BBC Trust and key policy makers to ensure that Project Canvas does not distort competition. If implemented in its proposed form, the availability of a standardised broadband enabled television platform may result in increased competition for pay television broadcasters.

Residential customers may also supplement Freeview DTT offerings by subscribing to additional content through Top Up TV. Top Up TV is a pay television service offering selected programmes from over twenty pay television channels for a fixed fee to subscribers who otherwise receive Freeview and have purchased a Top Up TV digital video recorder.

In May 2008, BBC and ITV launched their joint venture Freesat, a free-to-air digital satellite alternative to Freeview DTT service. Freesat offers approximately 80 subscription-free channels, including some high definition channels such as BBC HD and ITV HD. Freesat channels are delivered to the home through a separately purchased satellite receiver. Freesat also offers a range of digital television recorders under the brand "Freesat+".

Residential customers may also access digital television content by means of internet protocol television, or IPTV. BT Vision, a combined DTT television service and a video-on-demand service offered over a DSL broadband connection, is available nationally and Tiscali has continued to expand its service coverage beyond parts of the London metropolitan area. BSkyB also offers a video-on-demand service over a broadband connection, Sky Player TV, which provides live streamed TV and video-on-demand on a subscription basis.

There is also a growing demand for full-length video content via broadband connections to the personal computer. Content owners, online aggregators and television channel owners are increasingly using broadband as a new digital distribution channel direct to consumers. Current business models tend to be on a pay-per-transaction basis. While this represents a potential disintermediation threat to pay television platforms, the Company believes that the actual demand and willingness to pay for broadband distributed content is unlikely to represent sufficient revenues and benefit to content owners to displace pay television as a preferred distribution channel in the medium term.

Telecommunications is a constantly evolving industry and there are a number of new and emerging technologies which can be used to provide video services that are likely to compete with the Company's DTV and video-on-demand services. These include DSL services mentioned above and third generation, or 3G, mobile telephony. The Company expects that there will continue to be many advances in communications technology and in content. These advances, together with changes in consumer behavior, and in the regulatory and competitive environments, mean that it will be difficult to predict how the Company's operations and businesses will be affected in the future.

The UK government has stated that it will terminate ATV transmission by 2012. Consumers wishing to receive television services will have to convert to DTV, currently available via cable, digital satellite, DTT or DSL. However, when ATV transmission is terminated, the DTT signal and network may be strengthened. This will enable DTT to be made available to additional customers' homes that cannot currently receive a signal. It may also provide additional capacity to allow the Freeview channel line-up to be expanded to include new channels.

Fixed line telephone

The Company competes primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position as the former state owned incumbent. The Company also competes with other telecommunications companies that provide telephone services, either directly through LLU or indirectly, including Carphone Warehouse under the brand name TalkTalk, BSkyB, Orange and Tesco.

The Company also competes with mobile telephone networks that may threaten the competitive position of the Company's networks by providing a substitute to fixed line telephone services. Mobile telephone services also contribute to the competitive price pressure in fixed line telephone services.

There is also competition from companies offering voice over internet protocol, or VoIP, services using the customer's existing broadband connection. These include services offered by independent providers, such as Vonage and Skype, as well as those affiliated with established competitors such as BT and Orange. These services generally offer free calls between users of the same service, but charge for calls made to normal phone numbers either on a flat monthly rate for unlimited calls (typically restricted to geographic areas) or on a pence per minute rate.

Mobile

The Company's key competitors in mobile telephony are mobile network operators, such as O2, Vodafone, Orange, T-Mobile and 3 UK. In addition, Virgin Mobile competes with other mobile virtual network operators, including Tesco Mobile, Carphone Warehouse and ASDA.

In September 2009, Orange announced a joint venture with T-Mobile with both parties planning to merge their UK operations.

Business segment

The UK business telecommunications market is characterised by strong competition and ongoing consolidation. The market is comprised of traditional network operators such as BT and C&W, virtual network operators such as Vanco plc, or Vanco, and systems integrators like Affiniti, a trading name of Kingston Communications (Hull) plc. While BT represents the main competitive threat nationally due to its network reach and product portfolio, the acquisition of THUS Group plc by C&W in 2008 has further strengthened C&W's position in the market. Other providers compete within specific product and geographic segments with Affiniti and COLT Telecom Group plc, or COLT Telecom, for example, having network advantages within certain regions.

Within retail markets, traditional competitors are becoming increasingly focused, with organisations such as C&W targeting the largest national and multi national corporations. The Company continues to focus on small, medium and large nationally oriented businesses and public sector organisations where leveraging the Company's network asset can provide an economic advantage.

System integrators, or SIs, are also becoming an increasing competitive threat, as IT integration, management and outsourcing begins to form an element of many larger organisations' requirements. ntl:Telewest Business seeks to address this as an opportunity to drive sales of access network, the underlying infrastructure for integrated IT systems, and has established a SI channel within the Service Provider sales team.

Competition in the UK business telecommunications market continues to be based on value for money, the key components of which are quality, reliability and price. In the future, further competition from mobile operators is expected, as they explore strategies to enter the fixed line market with convergence propositions to the Company's target customers.

Content segment

Virgin Media TV supplies basic television programming to the UK multi channel television market and generates revenues largely on advertising and subscription revenues from that television programming.

Virgin Media TV's television programming competes with other broadcasters and its advertising revenues are dependent on market share. Market and economic factors apart from individual channel performance may also adversely influence subscription and advertising revenues or carriage of the channels. Virgin Media TV's primary customer, other than Virgin Media itself, is BSkyB, which in 2007 used its dominance in the pay television market to substantially reduce carriage subscription payments made to Virgin Media. As the Company is dependent upon carriage of its programming in order to attract advertising revenue, BSkyB has considerable power to renegotiate the fees that the Company charges for its programmes. In 2008, the Company entered into a new carriage agreement with BSkyB for continued and extended carriage of its Virgin Media TV channels on its satellite platform, at higher rates than under the previous contract.

Virgin Media TV competes for programme rights with broadcasters transmitting similar channels. As a result of this and competition for a limited number of well-known programme rights, the price of these programme rights is increasing and could increase further, thereby limiting Virgin Media TV's ability to purchase that programming for transmission on its channels or adversely affecting the profitability of its channels. UKTV, Virgin Media's joint ventures with the BBC, could be affected by similar factors, although this is less likely due to a 'first look' programme agreement with the BBC.

Virgin Media TV's advertising sales department, IDS, competes with the sales departments of BSkyB, ITV, Channel 4 and Five. Consolidation in the advertising sales market could have an adverse effect on IDS's ability to sell advertising at attractive rates.

Government regulation

Regulation in the European Union

The European Parliament and Commission regulate the Company's principal business activities through directives and various other regulatory instruments which are transposed into the UK through national legislation.

In particular, in February 2002, the European Commission adopted a package of new directives which, together, set out a new framework for the regulation of electronic communications networks and services throughout the European Union, or EU. This new framework consisted of four directives, namely:

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Directive 2002/21 on a common regulatory framework for electronic communications networks and services (the Framework Directive);

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Directive 2002/20 on the authorisation of electronic communications networks and services (the Authorisation Directive);

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Directive 2002/19 on access to and interconnection of electronic communications networks and associated facilities (the Access and Interconnection Directive); and

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Directive 2002/22 on universal service and users' rights relating to electronic communications networks and services (the Universal Service Directive).

This package of directives was supplemented, subsequently, by the Communications and Privacy Directive which dealt with, among other things, data protection issues in relation to the provision of electronic communications services.

The UK Government incorporated these directives into its national laws under the United Kingdom Communications Act 2003, which came into effect on 25 July 2003, and the Communications Privacy Regulations, which came into effect on 11 December 2003.

During 2006, the European Commission commenced a review of these directives (the Regulatory Framework Review). This review led to the publication of a number of draft amending directives in November 2007. The amendments to the directives are still being discussed between the European Parliament, the European Commission and the European Council as the parties seek to reach a compromise position following the election of the new European parliament. The final form of the directives and the timing for their adoption is therefore currently unclear although it is hoped they will be finalised before the end of 2009. The amendments would then need to be transposed into law in the UK.

In June 2007, the EU Roaming Regulation (the Roaming Regulation) imposed new retail and wholesale price controls on international mobile voice roaming within the EU and required greater levels of transparency of retail pricing information.

At the retail level, operators such as Virgin Mobile were required to offer a per minute "Eurotariff" and consequently, in August 2007, Virgin Mobile reduced its standard retail prices for voice roaming calls within the EU in line with the Eurotariff requirements. The roaming regulation was amended in 2009 with the amendments coming into effect on 1 July 2009. The amendments expanded the regulation to cover SMS tariffs and data pricing. The regulation limits the price of a text message, further reduces prices for roaming calls and acts to reduce data downloading prices by introducing a wholesale cap per MB downloaded. It also requires operators to bill their customers for Eurotariff calls on a per second basis. At the wholesale level, charges for SMS messages and downloading are capped. The roaming regulation will be reviewed in 2011 and will expire in 2012.

Regulation in the UK

The Company is subject to regulation under the Communications Act 2003, the United Kingdom Broadcasting Acts 1990 and 1996 and other UK statutes and subordinate legislation. The Communications Act 2003 established a regulatory authority, Ofcom, as the single regulatory authority for the entire communications sector.

Under the Communications Act 2003, communications providers, such as the Company, are no longer required to hold individual licenses in order to provide electronic communications networks and services, although certain licenses are required, see "Cable TV Regulation" below in order to own or operate TV channels or to provide certain facilities such as electronic programme guides on the cable TV platform or to hold radio frequency spectrum. Even so, all communications providers are subject to a set of basic conditions imposed by Ofcom, which are known as the General Conditions of Entitlement. Any breach of these conditions could lead to the imposition of fines by Ofcom and, ultimately, to the suspension or revocation of a company's right to provide electronic communications networks and services.

The general conditions of entitlement and significant market power conditions

Full details of the General Conditions of Entitlement are available on Ofcom's website (www.ofcom.org.uk). Some of the requirements under the General Conditions of Entitlement include:

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a requirement to negotiate interconnection arrangements with other network providers;

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a requirement to ensure that any end-user can access the emergency services and that accurate customer location data is made available to the emergency services;

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a requirement to offer outbound number portability to customers wishing to switch to another network provider and to support inbound number portability where the Company acquires a customer from another network provider;

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a requirement to comply with a number of high-level obligations designed to address consumer harm associated with broadband migrations;

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a requirement to ensure that any end-user can access a directory enquiry service;

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a requirement to publish up-to-date price and tariff information; and

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a requirement to provide itemised billing on request from any customer.

In addition to the General Conditions of Entitlement, Ofcom imposes further conditions on providers of electronic communications networks or services that have significant market power, or SMP, in identified markets. In regulatory terms, SMP equates to the competition law concept of dominance. The EU regulatory framework adopted in 2002 required Ofcom to carry out a number of initial market reviews to establish which providers held SMP in these markets, and should therefore be subject to further conditions, and to keep these markets and any other relevant markets identified by Ofcom under regular review. This resulted in BT being found to have SMP in a substantial number of markets and, as a result, being made subject to further regulatory requirements in both wholesale and retail markets including fixed telephony. In September 2009, Ofcom published a second review of fixed line telephony markets at both the retail and wholesale level. As part of that review Ofcom has removed regulation on BT within retail call and access line markets. This will allow BT to bundle its retail telephony with other services and may lead to greater competition for the Company. Ofcom has also removed regulation on BT in a number of wholesale telephony markets as well. BT, like the Company and all other fixed network operators, continues to have SMP in wholesale call termination on their own network.

Next generation access

In 2009, Ofcom published two statements on next generation access. One statement specifically focused on new build networks and Ofcom encouraged the builders of new build Next Generation Access, or NGA, to build in open access (either at the passive or active level) from the outset in order to offer competition to consumers. The other statement indicated how Ofcom would intend to deal with next generation access networks more generally. The statement laid out the broad principles that Ofcom intends to adopt, including its intention to continue regulating on the basis of SMP in relevant markets. Ofcom also indicated its preference for active access products. A new review of relevant markets is due to begin at the end of 2009 and to be completed by the end of 2010. Any such review of the markets will need to take into account the recommendation on NGA as to appropriate remedies (i.e., active/passive) and pricing that the European Commission is currently consulting on and which should be completed later in 2009. Issues around next generation access are also dealt with in the Government's Digital Britain Report.

Cable TV regulation

Although the Company is no longer required to hold individual licenses to provide electronic communications networks and services, the Company is still required to hold individual licenses under the Broadcasting Acts 1990 and 1996 for any television channels which the Company owns or operates and for the provision of certain other services (e.g., electronic programme guides) on the Company's cable TV platform. The Company therefore holds a number of Television Licensable Content Service Licenses, or TLCS licenses, under the United Kingdom Broadcasting Act 1990 for the operation of television channels and for the provision of the Company's electronic programme guide.

TLCS licenses are granted and administered by Ofcom. The licenses require that each licensed service complies with a number of Ofcom codes, including the Broadcasting Code, and with all directions issued by Ofcom. Breach of any of the terms of a TLCS license may result in the imposition of fines on the license holder and, ultimately, to the license being revoked. Holders of TLCS licenses are required to pay an annual fee to Ofcom. The fees are related to the revenue earning capacity of each television service and are based on a percentage, set by Ofcom, of revenues from advertising, sponsorship, subscriptions and interactive services, with special rules applying to shopping channels.

In October 2006, Ofcom commenced a review of the various ways and the terms on which operators of digital TV platforms in the UK (including the Company) allow access to their platforms for third party TV channels and content providers. This review has not yet progressed beyond its initial stages. It is not possible, therefore, to predict the outcome of this review and whether access to digital TV platforms in general or to specific platforms in particular will become more heavily regulated as a result.

Pay TV market investigation

In January 2007, the Company made a joint submission to Ofcom with BT, Setanta Sport Holdings Limited (Setanta) and Top Up TV Europe Limited (Top Up) indicating that there are a number of features of the UK pay TV market which result in competition being prevented, restricted or distorted and that BSkyB is able to exploit these features to marginalise and even foreclose competitors at all levels of the pay TV market value chain.

Following this submission, Ofcom announced in March 2007 that it would be carrying out a study of the UK pay TV market to determine whether the market was functioning effectively. The Company made a further, more detailed, joint submission to Ofcom with, amongst others, BT and Top Up in July 2007. Ofcom published its first consultation document in December 2007 outlining its initial assessment of the pay TV market. This was followed by a second consultation in September 2008 whereby Ofcom proposed to address concerns about competition in the pay TV market by imposing a regulated wholesale must-offer obligation on BSkyB in relation to specific premium sport and movie channels, including the HD versions of those channels. The Company submitted detailed responses to both of Ofcom's consultations. Ofcom published a third consultation on the Pay TV market in June 2009. In this latest consultation Ofcom identified that BSkyB has market power in the wholesale supply of specific "Core Premium Sports" and "Core Premium Movie" channels and that BSkyB appears to be acting on an incentive to restrict supply of these channels to other retailers. In this consultation Ofcom set out specific details of its wholesale must-offer remedy including indicative wholesale premium prices. Virgin Media submitted its response to the third consultation in September 2009. Ofcom is also consulting on a proposal by BSkyB to replace its three free-to-air channels on Freeview with a bundled offering of five pay TV services, referred to as Picnic, including the Sky Sports 1 and Sky Movies. Ofcom has noted in its third consultation document on the Pay TV market that it proposes to first consult on wholesale prices in relation to the market investigation before it concludes its assessment of Picnic.

Digital Britain report

In January 2009, the UK government published a preliminary report (the Interim Digital Britain Report) which is aimed at providing "an ambitious and clear strategic vision from Government and a new and stronger sense of co-operation between Government, regulators and industry" to secure the UK's place at the forefront of the digital economy. The Government's final Digital Britain report was published in June 2009. The Government confirmed its intention to create a 2Mb broadband "universal service commitment" (USC), and make available up to £200 million of public subsidy. It also announced that it will consult on proposals to create a new "Next Generation Fund" to underpin next generation access investment. This will be funded by a 50p per month levy on copper (including cable) fixed lines and be available to all operators, including the Company. The Government has explicitly stated that it expects any new networks built with public subsidy to be "open". The Government also announced proposals for a legislative common obligation on all ISPs to combat illegal file sharing. The Company intends to engage closely with the Government on the design and implementation of its USC, next generation proposals and initiatives to combat illegal file sharing.

Corporate responsibility

The Company is committed to demonstrating corporate responsibility, or CR, across all of its business activities. The Company has implemented a CR governance structure to deliver more effective scrutiny and management of the issues most likely to impact the Company's reputation as a responsible business. During 2008, the Company deployed a risk management process to identify and better understand CR issues related to the Company's business. The Company's CR Committee, chaired by the Company's chief executive officer and comprised of members of the Company's senior management, convenes quarterly and advises on the most effective means of managing the CR risk and opportunity that emerge from this process. The Company also appointed CR Champions across each of its divisions to provide the CR Committee with operational insight into area-specific challenges.

The Company's approach to managing CR was communicated to a wide range of stakeholders with the publication of its first annual CR Report in June 2008. The CR Report addressed the Company's view of its responsibilities to its customers and employees, the Company's commitment to support charities and communities, the Company's commitment to improve its environmental performance and outlined a clear set of objectives for further improvement of the Company's CR performance.

Seasonality

Some revenue streams are subject to seasonal factors. For example, fixed line telephone usage revenue by customers and businesses tends to be slightly lower during summer holiday months, mobile customer acquisition and retention costs generally increase in the fourth quarter of each year due to the important Christmas period and mobile average revenue per unit, or ARPU, generally decreases in the first quarter of each year due to the fewer number of days in February and lower usage after the Christmas period. The Company's consumer on net churn rates include persons who disconnect their service because of moves, resulting in a seasonal increase in the Company's churn rates during the summer months when higher levels of UK house moves have traditionally occurred and students leave their accommodation between school years. In addition, the Company's Content segment has a seasonally higher programming spend in the fourth quarter.

Research and development

The Company's research and development activities involve the analysis of technological developments affecting the Company's cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

Patents, trademarks, copyrights and licenses

The Company does not have any material patents or copyrights nor does it believe that patents play a material role in its business. The Company owns or has the right to use registered trademarks, which in some cases are, and in others may be, of material importance to the Company's business, including the exclusive right to use the "Virgin" name and logo in connection with the Company's corporate activities and in connection with the activities of its consumer and a large part of its content businesses under license from Virgin Enterprises Limited. This license is for a 30-year term and exclusive to the Company within the UK and Ireland. The license entitles the Company to use the "Virgin" name for the television, broadband internet, telephone and mobile phone services the Company provides to its residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. For the Company's content operations, the Company is entitled to use the "Virgin Media Television" name for the creation, distribution and management of the Company's wholly owned television channels, and to use the "Virgin" name for its television channel, Virgin1. The Company's license agreement provides for an annual royalty of 0.25% of certain consumer and content revenues, subject to a minimum annual royalty of £8.7 million, except for Virgin1, where the Company pays an annual royalty of 0.5% of revenues received with respect to Virgin1, subject to a minimum of £100,000. As part of the agreement, the Company has the right to adopt, and has adopted, a company name for the parent company of the Group, Virgin Media Inc., over which, together with the name "Virgin Media", the Company retains worldwide exclusivity.

Employees

As of 30 June 2009, the most recent practicable date before the publication of this Prospectus, the Company had 13,461 employees, of whom 1,115 were temporary or contract. As of 31 December 2008, the Company had 14,609 employees (15,060 as of 31 December 2007 and 17,034 as of 31 December 2006), of whom 13,380 were permanent (13,319 as of 31 December 2007 and 15,669 as of 31 December 2006) and 1,229 were temporary or contract (1,741 as of 31 December 2007 and 1,365 as of 31 December 2006). As of 31 December 2008 approximately 1,200 (approximately 1,741 as of 31 December 2007 and 1,900 as of 31 December 2006) Service Operations, Network Operations, Design & Civils and Business Field Operations employees are covered by recognition agreements with the Communication Workers Union, or CWU, and the Broadcasting, Entertainment, Cinematograph and Theatre Union, or BECTU. These agreements are terminable by either the Union or the Company with three months' written notice. Except for these arrangements, no other employees are covered by collective bargaining agreements. The Company believes that its relationship with the CWU, BECTU and the Company's employees is generally good.

The Company's strategy is to become an employer of choice within the Company's UK marketplace and to ensure the Company deploys and retains a highly productive workforce. The Company has implemented a number of initiatives to promote a well trained, motivated and engaged workforce. The Company provides job training, together with ongoing skills development, to all of its employees. The Company also continues to invest in the development of its mid- to senior level management team. In addition, in 2008 the Company implemented a consistent performance management process across the organisation, which sets clear annual objectives (related to both business and personal development), established incentive based awards and continued the ongoing refurbishment and improvement of the working environment. The Company also has a number of other ongoing engagement initiatives, including employee satisfaction surveys and action plans, a recognition scheme, brand/culture training, and local charity and community activities.

3.     Current trading and Company prospects

For the three months ended 30 June 2009, revenue decreased by 0.5% to £935.8 million from £940.1 million for the three months ended 30 June 2008. Declines in revenue recognised in the Company's Business segment were offset by increases in revenue in the Company's Consumer and Content segments. For the six months ended 30 June 2009, revenue decreased by 0.8% to £1,871.5 million from £1,887.4 million for the six months ended 30 June 2008. This decrease was primarily due to lower revenue in the Company's Business segment.

The Company reported consumer on-net revenue growth and improved ARPU during the three months ended 30 June 2009. The on-net revenue growth outlook for the second half of the year remains encouraging notwithstanding the adverse macroeconomic climate. Growth in on-net customer numbers has declined, but this has been offset by continued growth in consumers taking multiple services and price rises, driving increased revenue per user. Customer churn levels are consistent with normal seasonal patterns (with increased churn in the second and third quarters) but remain historically low.

Regulatory changes reducing mobile interconnect charges have reduced mobile revenue but with offsetting reductions in cost of sales in the Consumer business and Business services business. Mobile pre-pay customer numbers and related revenues are continuing to decline due to a determination by the Company not to compete at the lower end of this highly-competitive segment, but the rate of customer decline has slowed and contract customers continue to increase.

Business segment revenues have declined due to completion of the low-margin Heathrow Terminal 5 project, and voice and wholesale revenues continue to decline, partly offset by increases in data revenues.

The Content segment subscription revenue increased in the second quarter due to performance based payments resulting from high channel viewing, but advertising revenue has been adversely affected by declines in the overall advertising market, although the Company's advertising market share has increased.

From a cost perspective, in November 2008, the Company announced important steps to re-engineer its business and create a fully-integrated, customer-focused organisation, driving further improvements in operational performance and eliminating inefficiencies. This programme remains on track to achieve the targeted savings.

4.     Properties/Leases

As of 31 December 2008, the Company owned, leased or occupied under license 85 business units and regional offices in the UK, including the Company's corporate head offices in Hook, Hampshire. The Company also leases an office, which is the Company's principal executive office, in New York City, as well as a further 23 retail facilities in the UK as part of the Company's retail sales channel. Twelve of the Company's corporate real estate sites are not utilised, representing 12% of the Company's properties or 6% of available accommodation. The Company continues to explore opportunities to dispose of these surplus buildings.

In addition, as of 31 December 2008, the Company owned or leased facilities at approximately 732 locations for operational network purposes such as head-ends, hubs, switching centers, points of presence, repeater nodes and radio sites, of which 44 are located within corporate facilities. The Company also has network equipment in over 785 significant customer or third party sites. The Company also owns or leases warehouses and other non-operational properties, as well as operating various cable television, telephone and telecommunications equipment housed in street cabinet enclosures situated on public and private sites. Currently 18 of the Company's leased technical sites are not utilised, representing a rental expense of approximately 8.5% of the Company's rents on the Company's technical sites. Again, the Company continues to explore opportunities to dispose of these surplus sites.

5.     Reasons for listing

The Company believes that Admission will provide a further means for UK and European investors to trade the Common Shares on a well-established local platform and will assist in raising the Company's profile in the UK, where its business is conducted.

PART VI

DIRECTORS, EMPLOYEES AND CORPORATE GOVERNANCE

1.     Directors

Directors	Class I Directors
James A. Chiddix, William R. Huff, James F. Mooney, John N. Rigsby
Class II Directors
Neil A. Berkett, Steven J. Simmons, George R. Zoffinger
Class III Directors
Charles L. Allen, Jeffrey D. Benjamin, Andrew J. Cole, Gordon D. McCallum
Secretary and General Counsel	Bryan H. Hall
Registered Office	160 Greentree Drive Suite 101 Dover Delaware 19904 USA
Principal Executive Office	909 Third Avenue Suite 2863 New York New York 10022 USA Tel: 001 212 906 8440
Financial Adviser	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB
English Legal Adviser	Fried, Frank, Harris, Shriver & Jacobson (London) LLP 99 City Road London EC1Y 1AX
Independent Registered Public Accounting Firm	Ernst & Young LLP 1 More London Place London SE1 2AF

2.     Directors and Senior Management

Set out below are descriptions of the Company's Directors, including present business experience and business experience during the past five years. For the purposes of this Prospectus, the business address for each of the Directors listed below is the Company's principal executive office: 909 Third Avenue, Suite 2863, New York, New York 10022, USA.

Directors

Charles L. Allen, CBE

Mr. Allen, age 52, has been a director since 9 September 2008, and chairs the compensation committee. Mr. Allen is currently the non-executive chairman of Global Radio UK Limited, a leading UK commercial radio company, and EMI Music, an international music company and a division of EMI Group Limited. Since May 2008, Mr. Allen has been a senior adviser to the principal investment group of Goldman Sachs Group, Inc. From February 2007 to July 2008, Mr. Allen was a chief adviser to the UK government's Home Office. Prior to that, Mr. Allen served as chief executive officer of ITV plc, a UK commercial public service broadcaster, having previously served as executive chairman of Granada plc, which he led through the merger with Carlton Communications to form ITV plc. Mr. Allen is a Fellow of the Chartered Institute of Management Accountants and a Commander of the British Empire (CBE). He serves on the board of directors of Tesco plc, a large UK retailer, and Endemol UK plc, the UK production division of Endemol, the international broadcast and production group, and a number of private UK companies.

Jeffrey D. Benjamin

Mr. Benjamin, age 48, has been a director since 10 January 2003, and serves on the audit committee. Mr. Benjamin has been a senior adviser to Cyrus Capital Partners, L.P., an investment management firm, since June 2008. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, he served as a senior adviser to Apollo Management. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc., Harrah's Entertainment, Inc. and Spectrum Group International.

Neil A. Berkett

Mr. Berkett, age 54, has been a director since 7 April 2008, and has been the Company's chief executive officer since 6 March 2008. Prior to that, he served as the Company's acting chief executive officer from August 2007 to March 2008, and as the Company's chief operating officer from September 2005 to August 2007. Prior to joining the Company, Mr. Berkett was managing director of distribution at Lloyds TSB Bank plc from 2003 to 2005. From 2002 to 2003, he was chief operating officer of Prudential Assurance Company Limited. From 1997 to 2002, Mr. Berkett was a principal at Marsh Mill Consulting Ltd., and from 1998 to 2002, he was also chief executive of Trek Investco Limited.

James A. Chiddix

Mr. Chiddix, age 64, has been a director since 8 July 2008, chairs the business operations and technology committee and serves on the audit committee. Mr. Chiddix has over 37 years experience in the cable industry and currently serves as vice chairman and sits on the board of directors at OpenTV Corp., which develops operating software and applications for digital set-top boxes. He also serves on the boards of directors of telecommunications companies Symmetricom, Inc., Dycom Industries, Inc. and Arris Group Inc. Between March 2004 and April 2007, Mr. Chiddix was chairman and chief executive officer at OpenTV Corp. Mr. Chiddix's prior roles included chief technical officer and senior vice president, engineering and technology at Time Warner Cable, president of MystroTV (a division of Time Warner Inc.), and senior vice president, engineering at Oceanic Cable (a division of Time Warner Inc.).

Andrew J. Cole

Mr. Cole, age 42, has been a director since 8 July 2008, and serves on the compensation committee. Mr. Cole has been chief executive officer, Europe for Asurion Corp., a private entity and the world's largest technology protection company, since May 2009, and prior to that was chief marketing officer and senior vice president at Asurion since April 2007. Prior to joining Asurion, Mr. Cole was president of CSMG Adventis, a strategic consultancy focused exclusively on the communications, computing, media and entertainment markets, from October 2005 to April 2007. From May 2004 to October 2005, Mr. Cole was vice president and leader of the telecom and media practice at A.T. Kearney, a strategic and operations consultancy. He holds bachelor's and master's degrees from Bristol University and Oxford University, respectively.

William R. Huff

Mr. Huff, age 59, has been a director since 10 January 2003, and chairs the Company's executive committee and nominating sub-committee. He served as the Company's interim chairman of the Board from January to March 2003, when Mr. Mooney became chairman. Mr. Huff is the president of the managing member of W.R. Huff Asset Management Co., L.L.C., an investment management firm. Mr. Huff founded W.R. Huff Asset Management Co., L.L.C. in 1984.

Gordon D. McCallum

Mr. McCallum, age 49, has been a director since 11 September 2006. Since September 2005, he has been chief executive officer of Virgin Management Limited, Virgin Group's UK-based management services company providing corporate services and general management oversight of Virgin's investment portfolio. From January 1998 to September 2005, Mr. McCallum was group strategy director of Virgin Management, and prior to that, he worked for Virgin Management as a freelance consultant. Mr. McCallum currently serves on the board of directors of Virgin Mobile USA, Inc., which is listed on the New York Stock Exchange, and a number of other Virgin-branded businesses. In connection with the license agreement entered into with Virgin Enterprises Limited on 3 April 2006, which provides for the Company to license the "Virgin" name and trademark in the Company's business, Virgin Enterprises Limited had the right to propose a candidate to the Company's nominating sub-committee to fill a single seat on the Company's board. Virgin Enterprises Limited proposed Mr. McCallum.

James F. Mooney

Mr. Mooney, age 54, has been a director and chairman of the Board since March 2003, and serves on the executive committee. From April 2001 to September 2002, Mr. Mooney was the executive vice president and chief operating officer of Nextel Communications Inc. Prior to joining Nextel, from January 2000 to January 2001, Mr. Mooney was first the chief financial officer, then the chief executive officer and chief operating officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., eBay Inc. and Benchmark Capital. Mr. Mooney was the chief financial officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia, from 1999 to 2000. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as the chief financial officer of the Americas. Mr. Mooney is also a director of Sirius XM Radio, Inc., a satellite radio company.

John N. Rigsby

Mr. Rigsby, age 63, has been a director since 9 September 2008, and serves on the business operations and technology committee and the audit committee. Mr. Rigsby has over 30 years' experience in the cable industry and most recently was president of Bright House Networks, LLC's Florida Group, a US cable television company, from May 2003 to December 2007. Prior to this, Mr. Rigsby spent eight years as the president of the Florida Division of Time Warner Cable Inc. and nine years with Paragon Communications Inc., a Time Warner and Houston Industries cable joint venture. Mr. Rigsby also spent nine years at American Television & Communications Corp.

Steven J. Simmons

Mr. Simmons, age 63, has been a director since 8 July 2008, and serves on the compensation committee and the business operations and technology committee. Mr. Simmons, a cable television entrepreneur, has over 25 years' experience in the cable industry. He is currently chairman and chief executive officer of Simmons Patriot Media & Communications, LLC, a company he founded. Mr. Simmons is also chairman of cable companies PPR Media, LLC, and Patriot Media Consulting, LLC. Mr. Simmons was elected a Cable TV Pioneer, and in 2006, was awarded the US Independent Cable Operator of the Year Award by CableWorld magazine.

George R. Zoffinger

Mr. Zoffinger, age 61, has been a director since 10 January 2003, chairs the audit committee and serves on the executive committee and the nominating sub-committee. He is currently president and chief executive officer of Constellation Capital Corporation, a financial services company. He also served in this role from March 1998 to March 2002. From March 2002 until December 2007, he served as the president and chief executive officer of the New Jersey Sports and Exposition Authority. Mr. Zoffinger is currently a director of New Jersey Resources Inc.

Senior Management

Set out below are descriptions of the Company's Senior Management who are not Directors, including present business experience and business experience during the past five years. For the purposes of this Prospectus, the business address for each of the executive officers listed below is the Company's principal executive office: 909 Third Avenue, Suite 2863, New York, New York 10022, USA.

Andrew Barron

Mr. Barron, age 44, became the Company's chief customer and operations officer in October 2008. Prior to this, Mr. Barron was the Company's managing director of strategy and corporate development from March 2008. Before he joined the Company, Mr. Barron was chief operating officer of Modern Times Group MTG AB, an international entertainment broadcasting group, from January 2003. From September 2002 to January 2003, he served as chief executive officer of the Viasat broadcasting division of MTG. Prior to that, Mr. Barron was chief executive officer of Chellomedia, the broadband and television division of United-PanEurope Communications (now Liberty Global Inc.), from November 1999 to June 2002. Prior to that, Mr. Barron was executive vice president of new media and business development at the European division of The Walt Disney Company.

Robert C. Gale

Mr. Gale, age 49, became the Company's vice president-controller on 17 June 2003, and prior to this, was the group director of financial control and tax for the Company's UK operations since October 2000. Mr. Gale joined the Company in May 2000 when the Company acquired the cable operations of Cable & Wireless Communications plc, where he had held a number of senior financial positions since 1998. Prior to that, Mr. Gale was chief financial officer of Comtel, a cable operator subsequently acquired by the Company, from 1995 to 1997. Mr. Gale is the Company's principal financial officer and principal accounting officer for purposes of financial reporting.

Bryan H. Hall

Mr. Hall, age 47, became the Company's secretary and general counsel on 15 June 2004. From September 2000 to June 2004, Mr. Hall was a partner in the corporate department of the law firm Fried, Frank, Harris, Shriver & Jacobson LLP in New York, specialising in public and private acquisitions and acquisition financings. Mr. Hall is an attorney licensed to practice in the State of New York.

Mark Schweitzer

Mr. Schweitzer, age 50, became the Company's chief commercial officer on 1 October 2007. Before he joined the Company, Mr. Schweitzer was chief marketing officer of Sprint Nextel Corp, a wireless communications company, from August 2005 to June 2007. Prior to that, he was senior vice president of marketing of Nextel Communications Inc. from April 1997 to August 2005. Mr. Schweitzer has been managing marketing, sales and customer operations functions in the communications industry since 1981, including experience with Time Warner Cable Inc., MCI Communications Corp. and McCaw Cellular, Inc.

Recent Development

On 16 September 2009, the Company announced the appointment of Eamonn O'Hare to serve as its new chief financial officer. The Company anticipates that Mr. O'Hare will assume the position of chief financial officer on or shortly after 6 November 2009. From that time, Mr. O'Hare will serve as the principal financial officer of the Company for the purposes of financial reporting.

3.     Employees

The table below sets out the number of people employed by the Group as at 30 June 2009, 31 December 2008, 31 December 2007 and 31 December 2006:

	2009	2008	2007	2006
Total	13,461	14,609	15,060	17,034
Permanent employees	12,346	13,380	13,319	15,669
Temporary or contract employees	1,115	1,229	1,741	1,365

4.     Corporate governance

The Board

The Company's Certificate of Incorporation provides for a classified Board consisting of three classes as nearly equal in number as possible. Directors in each class serve staggered three-year terms:

•
The Company's Class I Directors are James A. Chiddix, William R. Huff, James F. Mooney and John N. Rigsby, and their terms terminate on the date of the Company's 2011 annual meeting of stockholders.

•
The Company's Class II Directors are Neil A. Berkett, Steven J. Simmons and George R. Zoffinger, and their terms terminate on the date of the Company's 2012 annual meeting of stockholders.

•
The Company's Class III Directors are Charles L. Allen, Jeffrey D. Benjamin, Andrew J. Cole and Gordon D. McCallum, and their terms will terminate on the date of the Company's 2010 annual meeting of stockholders.

The Company's Board currently consists of 11 members. In evaluating Directors' independence, the Board uses the independence criteria set forth in the NASDAQ Listing Rules currently applicable to the Company. The Board has surveyed each of the Directors and has determined that Messrs. Allen, Benjamin, Cole, Chiddix, Huff, Rigsby, Simmons and Zoffinger are independent, and Messrs. Berkett, McCallum and Mooney are not independent within the meaning of the NASDAQ Listing Rules. Mr. Berkett is the Company's chief executive officer, Mr. Mooney is the Company's chairman, and, as noted above, Mr. McCallum is affiliated with Virgin Enterprises Limited, with whom the Company transacts business.

Code of ethics

The Company has adopted a code of ethics for its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company's code of ethics establishes policies to promote honest and ethical conduct and to deter wrongdoing, including policies governing actual or apparent conflicts of interest, compliance with laws and prompt internal reporting for violations.

The Company's code of ethics is posted on the Company's website. In the event that the Company amends its code of ethics or grants a waiver from its restrictions to a person covered by the code of ethics, the Company will provide this information on its website within four business days following the date of the amendment or waiver.

The Company will provide to any person without charge, upon request, a copy of its code of ethics. Requests should be sent to Richard Williams, Virgin Media Inc.—Director Investor Relations, 909 Third Avenue, Suite 2863, New York, New York 10022, tel: +1 212 906 8447, fax: +1 212 752 1157.

Code of conduct

The Company has adopted a code of conduct for directors, officers and other employees of the Company. Compliance with the code of conduct is required at every level of the Company. Employees who are aware of code of conduct breaches must, under the code of conduct, report them to their team leader, line manager, human resources representative or any other manager. Employees who breach the code of conduct may be subject to disciplinary action up to and including dismissal.

The code of conduct contains conflict of interest provisions which require employees (including officers) involved in any activity or relationship that could lead to a conflict of interest to enter such information in a register of interests and to disclose it in writing to their immediate line manager.

The code of conduct also contains provisions which deal (amongst other things) with confidentiality, discrimination and harassment, gifts to government officials and employees, insider trading and improper payments and bribes.

Compliance with corporate governance requirements

The Company complies with the US State of Delaware corporate governance regime, the NASDAQ Listing Rules and the applicable SEC rules.

Board committees

The Board has an audit committee established in accordance with Section 3(a)(58)(A) of the US Exchange Act, a compensation committee, a business operations and technology committee and an executive committee. The executive committee has a nominating sub-committee. From time to time, the Board may establish other committees as it deems necessary.

Audit committee

The audit committee of the Board reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The audit committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm; pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm; reviews and approves the Company's financial statements; reviews and evaluates the Company's internal control structure and procedures for financial reporting and disclosure controls and procedures; monitors compliance with the Company's code of ethics; sets procedures for the receipt and treatment of complaints regarding accounting, controls and auditing matters and retains professional advisers.

The current members of the audit committee are George R. Zoffinger, who is its chairman, Jeffrey D. Benjamin, John N. Rigsby and James A. Chiddix. The Board has affirmatively determined that Mr. Zoffinger satisfies the definition of "audit committee financial expert" for purposes of the US Exchange Act and the NASDAQ Listing Rules. The members of the audit committee are independent within the meaning of the NASDAQ Listing Rules currently applicable to the Company and Rule 10A-3(b)(1) under the US Exchange Act. The Board has adopted a written charter for the audit committee which is posted on the Company's website.

Compensation committee

The compensation committee determines the compensation for the Company's executive officers. The compensation committee currently consists of Charles L. Allen, who is its chairman, Andrew J. Cole and Steven J. Simmons . The compensation committee serves as the compensation and option committee under the Virgin Media Inc. 2006 Stock Incentive Plan (which is the former NTL Incorporated 2006 Stock Incentive Plan), the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan (which is the former NTL Incorporated 2004 Stock Incentive Plan), and the Virgin Media Inc. 2004 Stock Incentive Plan (which is the former Telewest Global, Inc. 2004 Stock Incentive Plan), and as the administration committee under the Virgin Media Sharesave Plan. The Board has adopted a written charter for the compensation committee which is posted on the Company's website.

The members of the compensation committee are independent within the meaning of the NASDAQ Listing Rules.

Executive committee

The executive committee is responsible for recommending individuals to serve on the Board and as the Company's executive officers, advising the Board with respect to the Board's committees and other structural issues, overseeing the Company's management, approving budgets and recommending other changes in the Company's management, operations, strategy and business. The executive committee consists of William R. Huff, who is its chairman, James F. Mooney and George R. Zoffinger. On 15 March 2004, the Board established a sub-committee of the executive committee to serve as the nominating committee and the responsibility for recommending individuals to serve on the Board was delegated to the nominating sub-committee. Further information regarding the nominating sub-committee is provided under "Nomination of directors" below.

Business operations and technology committee

The business operations and technology committee was established on 9 September 2008. The committee provides oversight of management's activities in the areas of the Company's business operations, technology and innovation. The business operations and technology committee consists of James A. Chiddix, who is its chairman, John N. Rigsby and Steven J. Simmons.

Nomination of directors

Nominating sub-committee

The Company's nominating committee is a sub-committee of the executive committee. It consists of all of the members of the executive committee who are independent directors within the meaning of the NASDAQ Listing Rules. Presently, its members are William R. Huff, who is its chairman and George R. Zoffinger. The nominating sub-committee considers and recommends nominees for election to the Board, consistent with the Board's criteria for selecting new directors and independence requirements imposed by law and the NASDAQ Listing Rules. In addition, the nominating sub-committee reviews the suitability for continued service of each existing director when his or her term expires or there is a significant change in his or her status, including his or her outside employment. The Board has adopted a written charter for the nominating sub-committee which is posted on the Company's website.

The nominating sub-committee considers recommendations for director nominees proposed by directors, management or stockholders. On occasions, the nominating sub-committee may consider retaining a third party to identify candidates and would, in such circumstances, pay an appropriate fee to the third party for that service. The nominating sub-committee did not engage a third party for that purpose during 2008 or in connection with the nomination of directors for election at the 2009 annual meeting of stockholders.

In evaluating nominees, the nominating sub-committee generally considers the current size and composition of the Board, including the current number of independent directors and whether there is a vacancy on the Board. The nominating sub-committee also considers the skills and experience of the existing directors and the nominee relative to the Company's business and its needs, the nominee's individual reputation for integrity, honesty and adherence to high ethical standards, the nominee's demonstrated business acumen and ability to exercise sound judgments that relate to the Company's current and long-term objectives, the nominee's ability to act in the interests of all stockholders and the presence or absence of conflicts of interest that would or might impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfil the responsibilities of a director. There is no difference in the evaluation of a nominee recommended by Board members, management or stockholders.

Stockholder nominations

Pursuant to the advance notice requirements set forth in Article II, Section 5 of the By-Laws, in the case of a stockholder notice of a nomination of a director at an annual meeting, the Company will consider the notice timely if the Company receives such notice not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting, the Company will consider notices of stockholder proposals to be timely if the Company receives them not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made, whichever first occurs.

In the case of a stockholder nomination of a director at a special meeting called for the purpose of electing directors, the Company will consider the notice timely if the Company receives such notice not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting is first given or made.

The stockholder's notice must in each case set forth as to each person the stockholder proposes to nominate for election as a director:

•
the name, age, business address and residence address of the person;

•
the principal occupation or employment of the person;

•
the class or series and number of shares of the Company's capital stock which are owned beneficially or of record by the person; and

•
any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the US Exchange Act and the rules and regulations promulgated thereunder.

As to the stockholder giving the notice, the notice should set forth:

•
the name and record address of the stockholder proposing the nomination;

•
the class or series and number of shares of the Company's capital stock which are owned beneficially or of record by the stockholder;

•
a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder;

•
a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•
any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the US Exchange Act and the rules and regulations promulgated thereunder.

The notice must be accompanied by a written consent of each proposed nominee to being named or referred to in the Company's proxy statement as a nominee of the Board and to serve as a director if elected. The Company may require any proposed nominee to furnish other information (which may include meetings to discuss the information) as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as one of the Company's directors.

No person is eligible for election as one of the Company's directors unless he or she has been nominated in accordance with the procedures set forth in Article II, Section 5 of the By-Laws and referred to above. An officer of the Company presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was defective in accordance with the provisions of Article II, Section 5 of the By-Laws, and if the officer shall also determine, the officer shall so declare to the meeting that the defective nomination be disregarded.

Stockholder approval

Directors are elected by a plurality of the votes cast by the holders of Common Shares present in person or represented by proxy at the annual meeting and entitled to vote. In tabulating the vote, abstentions from voting and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Stockholder communications with the Board

Stockholders, employees and members of the public generally are encouraged to communicate to management, or directly to any member of the Board, any concerns which they may have about the Company, the Company's management, business activities, practices or conduct, although the Board believes that communications regarding auditing matters, the Company's accounting practices, internal controls and compliance with ethical standards are best directed to the chairman of the audit committee.

Communications may be addressed to the Board or any individual director or member of management, c/o Virgin Media Inc., 909 Third Avenue, Suite 2863, New York, New York 10022. The identity of persons expressing concerns that are critical of the Board, management or the Company, or that relate to violations of law or ethical standards of conduct, will be treated as confidential except to the extent necessary to evaluate and, if appropriate, investigate and address the questions or concerns raised. There will be no retaliation taken against persons who raise questions or concerns about the Company lawfully and in good faith.

PART VII

SELECTED FINANCIAL INFORMATION

The selected financial information of the Company in this Part VII: "Selected financial information" should be read in conjunction with Part VIII: "Operating and financial review", Part IX: "Historical audited financial statements", Part X: "Unaudited interim financial information" and the rest of this Prospectus. Stockholders should read the whole document and not just rely on key or summarised information set out in this Part VII: "Selected financial information".

The following information should be read in conjunction with the Company's audited consolidated financial statements and notes related to those financial statements and unaudited interim financial information and notes related thereto.

Historical results are not necessarily indicative of future results.

On 1 April 2009, the Company sold its sit-up reporting unit, which was formerly included within its Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, or FAS 144, the Company determined that, as of 31 March 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. This selected financial information reflects sit-up in accordance with the requirements of FAS 144 and the Company has retrospectively adjusted the balance sheet as of 31 December 2008, 2007 and 2006 and statements of operations, cash flows and stockholders' equity for the years ended 31 December 2008, 2007 and 2006.

On 4 July 2006, the Company acquired 100% of the outstanding shares and options of Virgin Mobile, through a Scheme of Arrangement pursuant to Section 425 of the Companies Act.

On 3 March 2006, NTL merged with a subsidiary of Telewest, which changed its name to NTL Incorporated. As this transaction was accounted for as a reverse acquisition, the financial statements included in this Prospectus for the period through 3 March 2006 are those of NTL, which is now known as Virgin Media Holdings Inc., and for the period since 3 March 2006, these financial statements reflect the reverse acquisition of Telewest. See note 4 to the consolidated financial statements of Virgin Media Inc. for the year ended 31 December 2008.

On 9 May 2005, the Company sold its operations in the Republic of Ireland. The results of operations of the Ireland operations have been removed from the Company's results of continuing operations for all periods presented. Following the disposal of its operations in the Republic of Ireland, all of the Company's revenue from continuing operations and substantially all of the Company's assets are denominated in UK pounds sterling. Consequently, the Company now reports its results in pounds sterling. Financial information for all periods presented has been adjusted accordingly.

The Company entered into an agreement for the sale of its Broadcast operations on 1 December 2004 and closed the sale on 31 January 2005. As of 31 December 2004, the Company accounted for the Broadcast operations as a discontinued operation. Therefore, the results of operations of the Broadcast operations have been removed from the Company's results of continuing operations for all periods presented.

	Six months ended 30 June		Year ended 31 December,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)
	(in millions, except per share data)
Statement of Operations Data:
Revenue	£1,871.5	£1,887.4	£3,776.8	£3,838.6	£3,413.8	£1,947.6	£2,000.3
Operating income (loss)(1)	28.2	(330.2)	(271.8)	28.4	20.0	(19.7)	(52.5)
Loss from continuing operations	(180.5)	(546.4)	(853.4)	(452.8)	(499.4)	(241.7)	(509.4)
Basic and diluted loss from continuing operations per common share	£(0.55)	£(1.67)	£(2.60)	£(1.39)	£(1.70)	£(1.13)	£(2.34)
Average number of shares outstanding	328.5	328.0	328.0	325.9	292.9	213.8	218.0
Dividends declared per common share (in U.S. dollars)	$0.08	$0.08	$0.16	$0.13	$0.05	—	—

(1)
The operating loss for the six months ended 30 June 2008 and the year ended 31 December 2008 includes goodwill and intangible asset impairments of £366.2 million and £362.2 million respectively.

	As of 30 June,	As of 31 December,
	2009	2008	2007	2006	2005	2004
	(unaudited)
	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	£246.0	£181.6	£321.4	£418.5	£832.1	£136.8
Working capital	(427.7)	(460.1)	(488.4)	(639.4)	529.9	(286.8)
Fixed assets	5,180.2	5,342.1	5,649.5	6,020.0	3,294.9	3,531.6
Total assets	9,267.5	9,933.3	10,503.3	11,278.5	4,988.5	5,493.3
Long term obligations	5,898.2	6,170.1	5,958.5	6,159.1	2,280.0	3,013.5
Shareholders' equity	1,753.9	2,016.2	2,810.5	3,230.1	1,955.0	1,574.5

	Six months ended 30 June,		Year ended 31 December,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)
	(in millions)
Cash Flow Data:
Net cash provided by operating activities	£364.7	£384.2	£758.7	£710.8	£785.7	£325.6	£249.3
Net cash (used in) provided by investing activities	(308.6)	(229.8)	(468.7)	(507.3)	(2,952.3)	1,172.8	(291.0)
Net cash provided by (used in) financing activities	18.1	(42.4)	(427.3)	(302.5)	1,865.2	(895.6)	(382.3)

PART VIII

OPERATING AND FINANCIAL REVIEW

The following information should be read in conjunction with the financial information and operating data elsewhere in this Prospectus, particularly the information set out in Part IX: "Historical audited financial statements" and Part X: "Unaudited interim financial information". Stockholders and potential stockholders in the Company should read the whole Prospectus and not rely on the summarised financial data below. The review below contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these statements as a result of certain factors including, but not limited to, those set out in Part II: "Risk factors" of this Prospectus. The information in Part B updates in certain respects the information set out in Part A.

Part A: Operating and financial review for the years ended 31 December 2008, 2007 and 2006

Business overview

The Company is a leading UK entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services. As of 31 December 2008, the Company was the UK's largest residential broadband provider and mobile virtual network operator, and the second largest provider of pay television and fixed line telephone services by number of customers. The Company owned and operated cable networks that passed approximately 12.6 million homes in the UK and provided service to approximately 4.8 million cable customers on the Company's network. Approximately 56% of the Company's customers on its network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from the Company. In addition, the Company provided mobile telephone service to 3.5 million pre-pay mobile customers and 0.6 million contract mobile customers over third party networks.

Through ntl:Telewest Business, which also operates under the Virgin Media group, the Company provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organisations and service providers in the UK. Through Virgin Media Television, or Virgin Media TV, the Company also provides a broad range of programming through the Company's wholly owned channels, such as Virgin1, Living and Bravo and through UKTV, the Company's joint ventures with BBC Worldwide. On 1 April 2009, the Company sold its sit-up reporting unit. sit-up operated a portfolio of auction-based retail television channels and was formerly included within the Company's Content segment.

The Company's previously reported operating segments, Cable, Mobile and Content, were based on the method by which the Company distributed its services. In November 2008, the Company announced a restructuring plan aimed at creating a fully-integrated, customer-focused organisation. Pursuant to the Company's restructuring plan, the Company is implementing a new operating model for its organisation, aimed at delivering significant improvements in customer focus, product delivery and management, and providing clearly defined divisions to streamline the Company's decision-making processes. The Company has also realigned its internal reporting structure and the related financial information used by its management, including its chief operating decision maker, to assess the performance of its business. The Company's new operating segments reflect this revised, customer-focused structure and, the Company believes, will enable it to respond more effectively to rapid changes in the market:

•
Consumer:  the Company's Consumer segment, part of which was previously included within the Company's Cable segment, includes the distribution of television programming over the Company's cable network and the provision of broadband and fixed line telephone services to residential consumers, both on the Company's cable network and to a lesser extent off the Company's network. The Company's new Consumer segment also includes its Mobile operations which are operated through Virgin Mobile and consists of the Company's mobile telephony and broadband business;

•
Business:  the Company's Business segment, which was previously included within the Company's Cable segment, includes the voice and data telecommunication and internet solutions services the Company provides through ntl:Telewest Business to businesses, public sector organisations and service providers; and

•
Content:  the Company's Content segment includes the operations of its wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in the Company's Content segment revenue, the Company's content management team also oversees the Company's interest in the UKTV television channels through the Company's joint ventures with BBC Worldwide.

Revenue

The Company's revenue by segment for the years ended 31 December 2008, 2007 and 2006 was as follows (in millions):

	Year ended 31 December
	2008		2007		2006
Consumer	£3,029.0	80.2%	£3,087.3	80.4%	£2,687.8	78.7%
Business	626.0	16.6	641.8	16.7	614.0	18.0
Content	121.8	3.2	109.5	2.9	112.0	3.3

	£3,776.8	100.0%	£3,838.6	100.0%	£3,413.8	100.0%

The principal sources of revenue within each segment are:

Consumer

•
monthly fees and usage charges for telephone services, cable television services and internet access;

•
mobile services—monthly fees and usage charges for airtime, data, long-distance calls and roaming; and

•
mobile handset and other equipment—charges for the supply of equipment.

Business

•
monthly fees and usage charges for inbound and outbound voice, data and internet services and charges for transmission, fibre and voice services provided to retail and wholesale customers over the Company's national network.

Content

•
advertising—fees for television airing of advertising from advertisers or advertising agencies; and

•
programming services—on transmission of television programmes to other pay television providers.

Expenses

The principal components of the Company's operating costs and selling, general and administrative expenses within each segment include:

Consumer

•
payroll and other employee-related costs;

•
television programming costs;

•
interconnect costs paid to carriers relating to call termination services;

•
marketing and selling costs;

•
purchase costs of mobile handsets and other equipment; and

•
subscriber acquisition costs.

Business

•
payroll and other employee-related costs;

•
interconnect costs paid to carriers relating to call termination services; and

•
marketing and selling costs.

Content

•
television production programming costs;

•
amortisation of television and movie programme costs;

•
leased satellite transponder costs; and

•
payroll and other employee-related costs.

Other

•
costs of maintaining the Company's cable network infrastructure and IT systems;

•
repairs and maintenance costs;

•
facility-related costs, such as rent, utilities and rates; and

•
allowances for doubtful accounts.

Acquisitions and disposals

Disposal of sit-up

On 1 April 2009, the Company sold its sit-up reporting unit, which was formerly included within the Company's Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, the Company determined that, as of 31 March 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods as of 31 March 2009. These consolidated financial statements reflect sit-up as assets and liabilities held for sale and discontinued operations and the Company has adjusted the balance sheets and statements of operations, cash flows and stockholders' equity for all years presented.

Revenue of the sit-up business, reported in discontinued operations, for the years ended 31 December 2008, 2007 and 2006 was £241.8 million, £238.6 million and £190.6 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the years ended 31 December 2008, 2007 and 2006 was £66.6 million, £10.7 million and £9.8 million, respectively. Revenue related to the carriage of the sit-up channels recognised in the Company's Consumer segment that had previously been eliminated for consolidation purposes was £2.7 million, £3.5 million and £2.2 million for the years ended 31 December 2008, 2007 and 2006, respectively.

Acquisition of Virgin Mobile

On 4 July 2006, the Company acquired 100% of the outstanding shares and options of Virgin Mobile through a Scheme of Arrangement pursuant to Section 425 of the Companies Act for a purchase price totaling £953.2 million, including cash of £419.2 million, common shares valued at £518.8 million and direct transaction costs of £15.2 million.

Reverse acquisition of Telewest

On 3 March 2006, NTL merged with a subsidiary of Telewest and the merger has been accounted for as a reverse acquisition of Telewest using the purchase method. In connection with this transaction, Telewest changed its name to NTL Incorporated, and has since changed its name to Virgin Media Inc. The total purchase price was £3.5 billion, including cash of £2.3 billion, common shares valued at £1.1 billion, stock options with a fair value of £29.8 million and direct transaction costs of £25.1 million.

Factors affecting the Company's business

A number of factors affect the performance of the Company's business, at both a general and segment level.

General

Factors that affect all of the segments in which the Company operates are as follows:

General macroeconomic factors.    General macroeconomic factors in the UK have an impact on the Company's business. For example, during an economic slowdown, consumers and businesses may be less willing, or able to purchase the Company's products or upgrade their existing services. The Company may also experience increased churn and higher bad debt expense. In addition, as expenditures by advertisers are sensitive to economic conditions and tend to decline in recessionary periods and other periods of uncertainty, a slowing economy is likely to be accompanied by a decrease in advertising revenues generated through the Company's television programming and broadband internet platforms, except to the extent offset by an increase in the Company's share of the advertising market.

Currency movements.    The Company encounters currency exchange rate risks because substantially all of the Company's revenue and operating costs are earned and paid primarily in pounds sterling, but the Company pays interest and principal obligations with respect to a portion of its existing indebtedness in US dollars and euros. The Company has in place hedging programmes that seek to mitigate the risk from these exposures. While the objective of these programmes is to reduce the volatility of the Company's cash flows and earnings caused by changes in underlying currency exchange rates, not all of the Company's exposures are hedged, and not all of the hedges are designated as such for accounting purposes. Additionally, the Company does not hedge the principal portion of its convertible senior notes. The Company also purchases goods and services in US dollars, euros and South African rand, such as TV programming, customer premise equipment and network maintenance services and some of these exposures are not hedged.

Integration and restructuring activities.    In the fourth quarter of 2008, the Company commenced the implementation of a restructuring plan aimed at driving further improvements in its operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organisation. While the Company anticipates significant cost savings from the plan and that the annual savings from and after 2010 will exceed the annual costs, the Company expects that 2009 costs will exceed 2009 savings. These costs will include purchases of fixed assets, lease and contract exit costs, employee termination costs and other restructuring and restructuring-related expenses, some of which will be classified as restructuring costs under Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146. In total, the Company expects to incur operating expenditures of no higher than between £140 million to £160 million and capital expenditures of between £30 million to £40 million in connection with this plan over a three-year period. The Company's financial performance may be negatively affected if the Company is unable to implement its restructuring plan successfully and realise the anticipated benefits.

Capital expenditures.    The Company's business requires substantial capital expenditures on a continuing basis for various purposes, including expanding, maintaining and upgrading its cable network, investing in new customer acquisitions, and offering new services. If the Company does not continue to invest in its network and in new technologies, its ability to retain and acquire customers may be hindered. Therefore, the Company's liquidity and the availability of cash to fund capital projects are important drivers of its revenue. When the Company's liquidity is restricted, so is the Company's ability to meet its capital expenditure requirements.

Consumer segment

In the Company's Consumer segment, on-net customers account for the majority of its revenue. The number of customers, the number and types of services that each customer uses and the prices the Company charges for these services drive the Company's revenue. The Company's profit is driven by the relative margins on the types of services the Company provides to these customers and by the number of services that it provides to them and, with respect to its mobile customers, by usage levels of its services. For example, on-net broadband internet is more profitable than the Company's television services and, on average, the Company's "triple-play" customers are more profitable than "double-play" or "single-play" customers. Similarly, over the service term the Company's contract mobile customers are more profitable than its prepay mobile customers, and provide a better opportunity for cross-sell of the Company's on-net products. The Company actively promotes "quad-play" services and the Company's packaging of services and the Company's pricing are designed to encourage its customers to use multiple services such as television, fixed and mobile telephone and broadband at a lower price than each stand-alone product on a combined basis. Factors particularly affecting the Company's Consumer segment include average revenue per user, or ARPU, churn, competition, seasonality and distribution.

On-net ARPU.    On-net ARPU is a measure the Company uses to evaluate how effectively it is realising potential revenue from its residential cable customers on its network. The Company believes that its "triple-play" cable offering of television, broadband and fixed line telephone services is attractive to its existing cable customer base and generally allows the Company to increase its on-net ARPU by facilitating the sale of multiple services to each customer. On-net ARPU excludes any revenue from the Company's mobile customers.

Mobile ARPU.    Mobile ARPU is a measure the Company uses to evaluate how effectively it is realising revenue from its mobile customers. The mix of prepay and contract customers and level of usage have a material impact on Mobile ARPU. The mix of the Company's customer base is changing as the Company focuses on acquiring higher lifetime value contract customers, particularly through cross-selling to its on-net customer base, rather than lower lifetime value prepay customers. Consequently, the number of prepay customers is expected to decline in 2009, along with prepay usage.

Churn.    Churn is a measure of the number of customers who stop subscribing to any of the Company's services. An increase in the Company's churn can lead to increased costs and reduced revenue. The Company continues to focus on improving its customer service and enhancing and expanding its service offerings to existing customers in order to manage its churn rates. The Company's ability to reduce its churn rates beyond a base level is limited by factors like competition, the economy and, in respect of the Company's on-net cable business, customers moving outside the Company's network service area, in particular during the summer season. Managing the churn rates is a significant component of the Company's business plan. The churn rates may increase if the Company's customer service is seen as unsatisfactory, if the Company is unable to deliver any of its services without interruption, if the Company fails to match offerings by its competitors, if the Company increases its prices, if there is an improvement in the UK housing market or if there is a prolonged economic downturn.

Competition.    The Company's ability to acquire and retain customers and increase revenue depends on its competitive strength. There is significant and increasing competition in the market for the Company's consumer services, including broadband and telephone services offered by British Telecom, or BT; resellers or local loop unbundlers, such as British Sky Broadcasting Group plc, or BSkyB, and Carphone Warehouse (Talk Talk); alternative internet access services like DSL; satellite television services offered by BSkyB and by BBC and ITV through Freesat; digital terrestrial television offered through Freeview; internet protocol television offered by Tiscali S.p.A. and BT; and mobile telephone, television and data services offered by other mobile telephone operators including O2, Vodafone, Orange, T-Mobile and 3, and from other mobile virtual network operators, including Tesco Mobile, BT Mobile and Carphone Warehouse. In addition, certain competitors, such as BT, BSkyB and large mobile network operators are dominant in markets in which the Company competes and may use their dominance in those markets to offer bundled services that compete with the Company's product offerings. As a result of increased competition, the Company has had to, and may be required to continue to, adjust its pricing and offer discounts to new and existing customers in order to attract and retain customers.

Seasonality.    Some of the Company's Consumer revenue streams are subject to seasonal factors. For example, telephone usage revenue by residential customers tends to be slightly lower during summer holiday months. In the fourth quarter of each year, the Company's mobile customer acquisition and retention costs typically increase due to the Christmas holiday period. The Company's Mobile ARPU generally decreases in the first quarter of each year due to the fewer number of days in February and lower usage after the Christmas holiday period. The Company's on-net churn rates include persons who disconnect their service because of moves, resulting in a seasonal increase in churn rates during the summer months when higher levels of UK house moves occur and students leave their accommodation between academic years.

Distribution.    The Company primarily relies upon third parties to distribute its mobile products and services. If any of these distribution partners were to cease to act as distributors for the Company's products and services, or the commissions or other costs charged by the third parties were to increase, the Company's ability to gain new mobile customers or retain existing customers may be adversely affected. The Company also distributes its products through its own retail outlets.

Business segment

Factors particularly affecting the Company's Business segment include competition, pricing and operational effectiveness.

Competition.    The Company's ability to acquire and retain business customers and increase revenue depends on its competitive strength. There is significant and increasing competition in the market for the Company's business services, including data and voice services offered by BT, Cable & Wireless plc, virtual network operators and systems integrators. While BT represents the main competitive threat nationally due to its network reach and product portfolio, other providers compete within product and geographic segments. Other providers, such as Thus plc, Kingston Communications (Hull) plc and COLT Telecom Group plc, compete with the Company in specific regions.

Pricing.    Competition in the UK business telecommunications market continues to be based on value for money, the key components of which are quality, reliability and price. Particularly, in the current challenging economic conditions, price is becoming an increasingly important factor. Certain of BT's product pricing is regulated by the UK Office of Communications. However, in respect of non-regulated product pricing, the market is increasingly price sensitive.

Operational effectiveness.    Because of the extensive use of optical fibre in the Company's access networks, the Company is also able to provide high-speed ethernet services directly to business customers and provide nationwide area networking to these customers via its core networks. Business customers require timely installation services and the Company's ability to meet required timescales and commence providing services may impact its revenues. The Company regularly relies on third party suppliers to connect business customers and it has a variety of alternative methods to connect its national telecommunications network to the premises of business customers that are located outside of the Company's cabled areas.

Content segment

Factors particularly affecting the Company's Content segment include competition, the number of buyers for the Company's television channels across limited distribution platforms, the Company's access to content, seasonality and advertising revenue.

Competition.    The Company's television channels compete with other broadcasters for advertising revenues, subscription revenues and programming rights. IDS, the Company's advertising sales department, competes with advertising sales operations representing other television broadcasters.

Limited number of buyers and distribution platforms.    All of the Company's channels are carried on its cable platform and on the satellite platform owned by BSkyB. A few of the Company's channels are also carried on the free-to-air digital terrestrial television platform known as Freeview. Therefore, the principal third-party buyer of the Company's television channels is BSkyB. Other than BSkyB, there are no significant buyers of the Company's television channels.

Access to content.    Most of the television content on the Virgin Media TV channels is purchased, mainly from the US, and because there is a limited supply of content available and an increasing number of digital channels in the UK, Virgin Media TV has experienced and may continue to experience an increase in the cost of its imported programming. Exchange rate movements have also resulted in increased programming costs and may continue to do so.

Seasonality.    The Company's Content segment incurs increased costs in the fourth quarter of each year due to the need to provide enhanced programming over the important Christmas holiday period.

Advertising revenue.    The majority of revenue for Virgin Media TV is from advertisers. Consequently, Virgin Media TV's revenue is directly affected by changes in the total spend on television advertising in the UK, the viewing levels for its channels and the proportion of the UK advertising market represented by IDS.

Critical accounting policies

The Company's consolidated financial statements and related financial information is based on the application of US generally accepted accounting principles, or US GAAP. US GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a significant impact on the Company's financial statements. An impact could occur because of the significance of the financial statement item to which these policies relate, or because these policies require more judgment and estimation than other matters owing to the uncertainty related to measuring, at a specific point in time, transactions that are continuous in nature.

These policies may need to be revised in the future in the event that changes to the Company's business occur.

Impairment of long-lived assets and indefinite-lived assets

Long-lived assets and certain identifiable intangibles (intangible assets that do not have indefinite lives) to be held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144. Indications of impairment are determined by reviewing undiscounted projected future cash flows. If impairment is indicated, the amount of the impairment is the amount by which the carrying value exceeds the fair value of the assets.

Goodwill arising from business combinations, reorganisation value in excess of amounts allocable to identifiable assets and intangible assets with indefinite lives, are subject to annual review for impairment (or more frequently should indications of impairment arise). Impairment of goodwill and reorganisation value in excess of amounts allocable to identifiable assets is determined using a two-step approach, initially based on a comparison of the reporting unit's fair value to its carrying value; if the fair value is lower than the carrying value, then the second step compares the asset's fair value (implied fair value for goodwill and reorganisation value in excess of amounts allocable to identifiable assets) with its carrying value to measure the amount of the impairment. Impairment of intangible assets with indefinite lives is determined based on a comparison of fair value to carrying value. Any excess of carrying value over fair value is recognised as an impairment loss. The Company evaluated its former Cable reporting unit for impairment on an annual basis as at 31 December, while the Company's former Mobile, Virgin Media TV and sit-up reporting units were evaluated as at 30 June. The Company incurred impairment charges in 2008 in respect of its Mobile and sit-up reporting units, and the Company may incur further impairment charges under FASB Statement No. 142, Accounting for Goodwill and Other Intangible Assets, or FAS 142, if market values decline and the Company does not achieve expected cash flows.

As a result of the business reorganisation initiated in 2008, the Company has realigned its internal reporting structure and the related financial information used by management and the chief operating decision maker. During the first quarter of 2009, the Company's operating structures were revised to build a customer-focused organisation able to respond effectively to rapid changes in the market, technology and customer demands through the Company's three new customer-based segments: Consumer, Business and Content. Accordingly, the Company now has three reporting units consisting of Consumer, Business and Content. The Content reporting unit will continue to be evaluated for impairment purposes as at 30 June, while the Consumer and Business reporting units will be evaluated as at 1 October of each year.

While the Company utilises a variety of valuation techniques to determine fair value, including market multiples and comparable transactions, estimated fair value is generally measured by discounting estimated future cash flows. All of these techniques are reliant on the Company's long range cash flow forecasts. In estimating cash flows, the Company uses financial assumptions in its internal forecasting model such as projected customer numbers, projected product sales mix and price changes, projected changes in prices the Company pays for purchases of fixed assets and services as well as projected labour costs. Considerable management judgment is necessary to estimate discounted future cash flows and those estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation. Assumptions used in these cash flow projections are consistent with the Company's internal forecasts. If actual results differ from the assumptions used in the impairment review, the Company may incur additional impairment charges in the future. Assumptions made about increased competition and a further slowdown in the economy on a longer term basis could impact the valuation to be used in future annual impairment testing.

Fixed assets

Labour and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalised. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalised based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, the Company capitalises costs based upon estimated allocations. Costs associated with initial customer installations are capitalised. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

The Company assigns fixed assets and intangible assets useful lives that impact the annual depreciation and amortisation expense. The assignment of useful lives involves significant judgments and the use of estimates. The Company's management use their experience and expertise in applying judgments about appropriate estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change, resulting in higher or lower depreciation charges or asset impairment charges.

Costs associated with construction and installation activities

Installation revenues are recognised in accordance with the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies, in relation to connection and activation fees for cable television, as well as fixed line telephone and broadband internet services, on the basis that the Company markets and maintains a unified fibre network through which the Company provides all of these services. Installation revenues are recognised at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortised over the expected life of the customer's connection.

The nature and amount of labour and other costs to be capitalised with respect to construction and installation activities involves significant judgment. In addition to direct external and internal labour and materials, the Company also capitalises other costs directly attributable to its construction and installation activities. The Company continuously monitors the appropriateness of its capitalisation policy and updates the policy when necessary to respond to changes in facts and circumstances, such as the development of new products and services, and changes in the manner that installations or construction activities are performed.

Restructuring costs

As of 1 January 2003, the Company adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognised a liability for costs associated with restructuring activities when the liability is incurred. The adoption of FAS 146 did not have a significant effect on the Company's results of operations, financial condition or cash flows.

Prior to 2003, the Company recognised a liability for costs associated with restructuring activities at the time a commitment to restructure was given, in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. Liabilities for costs associated with restructuring activities initiated prior to 1 January 2003 continue to be accounted for under EITF 94-3.

In relation to its restructuring activities, the Company has recorded a liability of £55.0 million as of 31 December 2008 relating to lease exit costs of properties that it has vacated. In calculating the liability, the Company makes a number of estimates and assumptions including the timing of ultimate disposal of the properties, its ability to sublet the properties either in part or as a whole, amounts of sublet rental income achievable including any incentives required to be given in subleases, amounts of lease termination costs, and discount rates.

Income taxes

The Company's provision for income taxes is based on its current period income, changes in deferred income tax assets and liabilities, income tax rates, and tax planning opportunities available in the jurisdictions in which the Company operates. From time to time, the Company engages in transactions in which the tax consequences may be subject to some uncertainty. Examples of such transactions include business acquisitions and disposals, issues related to consideration paid or received in connection with acquisitions, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on its interpretation of tax laws and regulations and record estimates based on these judgments and interpretations.

At each period end, the Company makes certain estimates and assumptions to compute the provision for income taxes including, but not limited to, the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the UK and the extent to which this income (or loss) may also be taxed in the US, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, the Company's tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others, and the Company accrues a liability when it believes an assessment is more likely than not and the amount is estimable. The impacts of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's tax environment changes.

Business combinations

The Company is required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their fair values. The Company is engages third party appraisal firms to assist it in determining the fair values of assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets.

Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from customer contracts and customer lists; the trademark's brand awareness and market position, as well as assumptions about the period of time the brand will continue to be used in the combined company's product portfolio and discount rates. Management's assumptions about fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which may affect management's estimates.

Other estimates associated with the accounting for these acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. In particular, liabilities in relation to tax exposures or liabilities to restructure the pre-acquisition businesses of NTL, Telewest and Virgin Mobile, including the exit of properties and termination of employees, are revised as estimates are updated.

Recent accounting pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after 15 November 2007 and for all other non-financial instruments for fiscal years beginning after 15 November 2008. The provisions of FAS 157 relating to certain financial instruments were adopted by the Company in the first quarter of 2008 effective 1 January 2008, and did not have a material impact on the Company's consolidated financial statements. The Company is in the process of evaluating the impact that FAS 157 will have on its non-financial assets and liabilities upon adoption in the fiscal year beginning 1 January 2009.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. FAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after 15 November 2007. The Company did not elect to measure any of its financial assets or liabilities at fair value as a result of the implementation of FAS 159.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognise the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be recognised as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal years beginning after 15 December 2008. The adoption of FAS 141(R) effective 1 January 2009 did not have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after 15 December 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in the Company's consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after 15 November 2008. The adoption of FAS 161 effective 1 January 2009 did not have a material impact on the Company's consolidated financial statements.

In April 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP FAS 107-1, which amends FAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. FSP FAS 107-1 is effective for financial statements issued for all periods ending after June 15, 2009. We have adopted the disclosure requirements of FSP FAS 107-1.

In May 2009, the FASB issued Statement No. 165, Subsequent Events, or FAS 165, which is effective for financial statements issued for all periods ending after June 15, 2009. FAS 165 establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted FAS 165 during the second quarter of 2009.

In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, or FAS 168, confirming that the FASB Accounting Standards Codification, or Codification, will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (EITF), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. We will apply the Codification beginning in the third quarter of fiscal year 2009 and do not expect the adoption to have a material effect on our consolidated financial statements.

Consolidated results of operations

Consolidated results of operations for the years ended 31 December 2008 and 2007

Revenue

For the year ended 31 December 2008, revenue decreased by 1.6% to £3,776.8 million from £3,838.6 million for the same period in 2007. This decrease was primarily due to lower revenue in the

Consumer segment, driven by declining on-net telephony usage, increased on-net price discounting due to increased competition, and lower mobile revenue mainly due to lower prepay revenue as a result of fewer customers, and lower Business segment revenue. This reduction was partially offset by an increase in revenue in the Content segment. See further discussion of the Company's Consumer, Business and Content segments below.

Expenses

Operating costs.    For the year ended 31 December 2008, operating costs, including network expenses, decreased slightly to £1,647.1 million from £1,652.2 million during the same period in 2007. This decrease was primarily attributable to decreased operating costs in the Consumer and Business segments partially offset by increased operating costs in the Content segment. Lower employee, facilities and other network costs and reduced commissions and equipment costs related to mobile equipment sales were partially offset by increased interconnect costs related to the Company's mobile services and increased programming costs in the Content segment following the launch of the Company's Virgin1 channel in the fourth quarter of 2007.

Selling, general and administrative expenses.    For the year ended 31 December 2008, selling, general and administrative expenses decreased to £828.0 million from £906.0 million for the same period in 2007. This decrease was primarily attributable to lower employee costs mainly as a result of fewer employees, lower bad debt expense and a reduction in costs in relation to marketing and the Company's rebrand to Virgin Media in 2007. The decrease was partially offset by increased professional charges.

Restructuring and other charges

For the year ended 31 December 2008, restructuring and other charges decreased to £22.7 million from £28.7 million for the same period in 2007. Restructuring and other charges in the year ended 31 December 2008 related primarily to contract and lease exit costs in connection with the restructuring programme initiated in the last quarter of 2008 as discussed below. Restructuring and other charges in the year ended 31 December 2007 related primarily to employee termination costs and lease exit costs in connection with the Company's restructuring programmes initiated in respect of the reverse acquisition of Telewest.

During the fourth quarter of 2008, the Company commenced the implementation of a restructuring plan aimed at driving further improvements in its operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organisation. This plan will involve the incurrence of substantial operating and capital expenditures, including certain costs which the Company expects to treat as restructuring costs under FAS 146.

The following table summarises the Company's historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by the Company during 2006 and the restructuring plan announced in 2008 (in millions):

	Historical Restructuring Accruals	2006 Acquisition Restructuring Accruals		2008 Restructuring Accruals
	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease and Contract Exit Costs	Total
Balance, 31 December 2007	£35.9	£12.6	£41.1	£—	£—	£89.6
Charged to expense	2.3	—	3.4	2.0	14.0	21.7
Revisions	(1.0)	(1.7)	3.7	—	—	1.0
Utilised	(20.7)	(10.9)	(9.7)	—	—	(41.3)

Balance, 31 December 2008	£16.5	£—	£38.5	£2.0	£14.0	£71.0

Depreciation expense

For the year ended 31 December 2008, depreciation expense decreased to £902.8 million from £922.3 million for the same period in 2007. This decrease was primarily as a result of fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets, relating particularly to the upgrade and expansion of the Company's networks, and changes in the useful economic lives of certain asset categories with effect from 1 January 2008.

Amortisation expense

For the year ended 31 December 2008, amortisation expense decreased to £285.8 million from £301.0 million for the same period in 2007. The decrease in amortisation expense related primarily to the final amortisation of certain intangible assets, partially offset by the reduction in the remaining useful economic lives of certain intangible assets with effect from 1 January 2008.

Goodwill and intangible asset impairments

The Company performed its annual impairment review for its former Mobile, Virgin Media TV and sit-up reporting units as at 30 June 2008. As a result of this review the Company concluded that the fair values of the Virgin Media TV and sit-up reporting units exceeded their carrying value, while the Mobile reporting unit's fair value was less than its carrying value. As at 31 December 2008, the Company performed its annual impairment review of the goodwill recognised in its former Cable segment and concluded that its fair value exceeded its carrying value.

The fair value of the Mobile reporting unit was determined through the use of a combination of both market and income valuation approaches to calculate fair value. The market approach valuations in respect of the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies. The income approach valuations in respect of the Mobile reporting unit declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long term cash flow estimates. As a result, the Company recorded an impairment charge of £362.2 million in relation to this reporting unit in the year ended 31 December 2008.

Interest income and other, net

For the year ended 31 December 2008, interest income and other increased to £26.1 million from £18.3 million for the year ended 31 December 2007, primarily as a result of higher interest income receivable on higher cash balances during the year, together with the non-recurrence in 2008 of losses incurred in 2007 on disposal of fixed assets. In 2007, interest income and other included gains on disposal of investments of £8.1 million, offset by losses on disposal of fixed assets of £18.8 million.

Interest expense

For the year ended 31 December 2008, interest expense decreased to £499.4 million from £514.1 million for the same period in 2007, mainly as a result of reductions in certain loan obligations following voluntary repayments under the Company's senior credit facility in December 2007 and April 2008, partially offset by interest on the new convertible senior notes issued in April 2008 which funded the repayment of higher cost bank debt.

The Company paid cash interest of £515.8 million for the year ended 31 December 2008 and £486.9 million for the year ended 31 December 2007. The increase in cash interest payments resulted from changes in the timing of interest payments.

Loss on extinguishment of debt

For the year ended 31 December 2008, loss on extinguishment of debt was £9.6 million which related to the write off of deferred financing costs as a result of the prepayment of £804.0 million under the Company's senior credit facility during the year. For the year ended 31 December 2007, loss on extinguishment of debt was £3.2 million which related to the write off of deferred financing costs as a result of the prepayment of £273.6 million under the Company's senior credit facility during the year.

Share of income from equity investments

For the year ended 31 December 2008, share of income from equity investments was £14.4 million as compared with income of £17.7 million for the same period in 2007. The share of income from equity investments in the years ended 31 December 2008 and 2007 was largely comprised of the Company's proportionate share of the income earned by UKTV, which was partially offset by the losses incurred by Setanta Sports News. See Segmental Results of Operations for the Years Ended 31 December 2008 and 2007—Television Channel Joint Ventures below.

Gains (losses) on derivative instruments

The gain on derivative instruments of £283.7 million in the year ended 31 December 2008, mainly related to unrealised gains from the recognition of favourable mark to market changes in US dollar and euro denominated cross-currency interest rate swaps which are not designated as accounting hedges but do economically mitigate the risk of certain exposures denominated in US dollars and euros. The loss on derivative instruments of £2.5 million in the year ended 31 December 2007, primarily related to unrealised losses on cross-currency interest rate swaps not designated as hedges offset by hedge ineffectiveness on certain interest rate swaps. See "Derivative Instruments and Hedging Activities" below.

Foreign currency (losses) gains

For the year ended 31 December 2008, foreign currency losses were £403.6 million as compared with gains of £5.1 million for the same period in 2007. The foreign currency losses in the year ended 31 December 2008 were largely comprised of net unrealised losses resulting from unfavourable exchange movements totaling £364.0 million on the Company's US dollar and euro denominated debt, including a £171.1 million unfavourable exchange rate movement on the principal portion of the Company's US dollar denominated convertible senior notes which is unhedged. The foreign currency transaction gains in the year ended 31 December 2007 were largely comprised of favourable exchange rate movements on the Company's US dollar denominated debt and payables. The Company's results of operations will continue to be affected by foreign exchange rate fluctuations since £1,714.8 million of the Company's indebtedness is denominated in US dollars and £617.8 million of its indebtedness is denominated in euros.

Income tax benefit (expense)

For the year ended 31 December 2008, income tax benefit was £6.8 million as compared with an expense of £2.5 million for the same period in 2007. The 2008 tax benefit and 2007 tax expense was comprised of (in millions):

	2008	2007
US state and local income tax	£—	£0.6
Foreign tax	4.7	4.9
Deferred US income tax	(1.1)	(7.6)
Deferred foreign tax	3.4	—
Alternative minimum tax	(0.2)	(0.4)

Total	£6.8	£(2.5)

In 2008, the Company received refunds of £1.3 million in respect of pre-acquisition periods of Virgin Mobile. The Company paid £0.1 million in respect of US state and local taxes. In 2007, the Company received refunds of £7.9 million in respect of pre-acquisition periods of Virgin Mobile and £0.4 million of US federal income tax relating to pre-acquisition periods of Telewest. The Company paid £0.6 million of US alternative minimum tax in 2007.

Loss from continuing operations

For the year ended 31 December 2008, loss from continuing operations increased to £853.4 million from a loss of £452.8 million for the same period in 2007 due to the factors discussed above.

Loss from discontinued operations

For the year ended 31 December 2008, net loss from discontinued operations was £66.6 million compared with a loss of £10.7 million for the year ended 31 December 2007. Included in the loss for the year ended 31 December 2008 is an impairment loss of goodwill and intangible assets related to the Company's sit-up business.

In September 2008, the Company's sit-up reporting unit received notification that one of its two licenses to broadcast over Freeview digital terrestrial television would not be renewed in January 2009. Along with this, the downturn in the economy had a negative impact on sit-up's business. Management performed a review of the implications of these changes on sit-up's business model and, as a result, an interim goodwill impairment review was performed. This review resulted in an impairment charge being recognised of £

14.9 million in relation to intangible assets and £39.9 million in relation to goodwill in the year ended 31 December 2008. These impairment charges are included within the loss from discontinued operations.

Loss from continuing operations per share

Basic and diluted loss from continuing operations per common share for the year ended 31 December 2008 was £2.60 compared to £1.39 for the year ended 31 December 2007. Basic and diluted loss per share is computed using a weighted average of 328.0 million shares issued and outstanding in the year ended 31 December 2008 and a weighted average of 325.9 million shares issued and outstanding for the same period in 2007. Options, warrants, shares issuable under the convertible senior notes and shares of restricted stock held in escrow outstanding at 31 December 2008 and 2007 are excluded from the calculation of diluted loss per share, since these securities are anti-dilutive.

Segmental results of operations for the years ended 31 December 2008 and 2007

A description of the products and services, as well as financial data, for each segment can be found in note 18 to the consolidated financial statements of Virgin Media Inc. for the three years ended 31 December 2008. The reportable segments disclosed in this Prospectus are based on the Company's management organisational structure as of 31 March 2009.

Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortisation, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit as permitted under FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortisation. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of the Company's underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by the Company's Consumer and Business segments.

Consumer segment

The summary combined results of operations of the Consumer segment for the years ended 31 December 2008 and 2007 were as follows (in millions):

	Year ended 31 December
	2008	2007
Revenue	£3,029.0	£3,087.3
Segment contribution	1,803.6	1,805.4

Revenue

The Consumer segment revenue by customer type for the years ended 31 December 2008 and 2007 was as follows (in millions):

	Year ended 31 December
	2008	2007	Increase/ (Decrease)
Revenue:
On-net	£2,396.7	£2,421.8	(1.0)%
Mobile(1)	570.0	597.6	(4.6)%
Off-net	62.3	67.9	(8.2)%

Total revenue	£3,029.0	£3,087.3	(1.9)%

(1)
Includes equipment revenue stated net of discounts earned through service usage.

For the year ended 31 December 2008, revenue from the Consumer segment customers decreased by 1.9% to £3,029.0 million from revenue of £3,087.3 million for the year ended 31 December 2007. This decrease was primarily due to a reduction in on-net fixed line telephony usage and higher on-net price discounting to stimulate customer activity and retention in light of competitive factors in the marketplace, together with declining mobile revenue mainly as a result of lower prepay subscribers, and decreased off-net revenue. In addition, in 2007 the Company took significant steps to increase alignment of the prices paid by its existing on-net customers with the prices paid by new customers, the full year impact of which has been reflected in 2008. Partially offsetting these decreases have been increases in on-net revenue from selective telephony and television price increases as well as from additional subscribers to the Company's television, broadband and fixed line telephone services.

On-net ARPU was unchanged at £42.34 for the three months ended 31 December 2008 and 2007. Increases in On-net ARPU, mainly due to selective price increases and successful up-selling and cross-selling to existing customers, were offset by declining telephony usage and higher price discounting as discussed above. The Company's focus on acquiring new bundled customers and on cross-selling to existing customers is shown by On-net Revenue Generating Units, or On-net RGUs, per customer increasing to 2.40 at 31 December 2008 from 2.29 at 31 December 2007 and by "triple-play" penetration growing to 55.9% at 31 December 2008 from 49.5% at 31 December 2007. A triple-play customer is a customer who subscribes to all three of the Company's television, broadband and fixed line telephone services.

For the year ended 31 December 2008, mobile revenue decreased to £570.0 million from £597.6 million for the same period in 2007. The decrease was primarily attributable to lower prepay revenue as a result of a decline in the numbers of prepay subscribers of 652,200 during 2008, partially offset by increased contract revenue driven mainly by an increase in the number of contract subscribers of 273,100 in the year. Also contributing to the decrease was a decline in equipment revenue mainly due to a reduction in the average price of handsets during the year, partially offset by increased volume of handset sales.

Mobile ARPU increased slightly to £10.75 for the three months ended 31 December 2008 from £10.69 for the three months ended 31 December 2007. The increase was primarily due to the increased proportion of the Company's higher value contract customers, relative to the total number of mobile customers, which rose to 15.8% at 31 December 2008 from 8.4% at 31 December 2007, partially offset by lower prepay usage in the three months ended 31 December 2008.

Off-net revenue for the year ended 31 December 2008 decreased to £62.3 million from £67.9 million for the year ended 31 December 2007. The decrease was mainly due to a decline in RGUs partially due to the migration of the billing systems supporting these customers which delayed the introduction of new offerings until the latter end of 2008.

Consumer segment contribution

For the year ended 31 December 2008, Consumer segment contribution decreased to £1,803.6 million from £1,805.4 million for the year ended 31 December 2007. This decrease is due to lower on-net revenue, primarily as a result of higher price discounting and lower telephony usage, together with the decline in revenues from the Company's mobile customers and off-net customers, as described above. Partially offsetting these declines are lower expenses as a result of a reduction in marketing costs after the Company's rebrand to Virgin Media in 2007, lower employee related costs, and lower direct operating costs as a result of lower revenues.

Summary On-net statistics

Selected statistics for the Company's on-net customers, excluding customers off the Company's network, or off-net, and also excluding mobile customers, for the three months ended 31 December 2008 as well as the four prior quarters, are set forth in the table below. The Company's net customer movement for the three months ended 31 December 2008 was an increase of 14,800 customers being the net of gross additions and disconnections (net additions). The reduction in net additions compared with the three months ended 31 December 2007 was primarily the result of fewer gross additions which the Company believes may be due in part to the softer macroeconomic environment. Customer churn fell during recent periods, particularly in the three months ended 31 March 2008, 30 June 2008, 30 September 2008 and 31 December 2008 during which the average monthly churn was 1.2%, 1.3%, 1.5% and 1.2%, respectively. These rates compare with the three months ended 31 March 2007, 30 June 2007, 30 September 2007 and 31 December 2007, during which the average monthly churn was 1.6%, 1.8%, 1.7% and 1.4%, respectively. The total number of On-net RGUs grew to 11,403,000 at 31 December 2008 from 10,923,400 at 31 December 2007, representing a net increase in RGUs of 479,600.

	Three months ended
	31 December 2008	30 September 2008	30 June 2008	31 March 2008	31 December 2007
Opening customers	4,740,400	4,741,200	4,779,600	4,774,700	4,750,300
Customer additions	192,600	214,600	167,900	181,400	225,100
Customer disconnects	(177,800)	(206,300)	(187,400)	(176,500)	(200,700)

Net customer movement	14,800	8,300	(19,500)	4,900	24,400
Data cleanse(1)	—	(9,100)	(18,900)	—	—

Closing customers	4,755,200	4,740,400	4,741,200	4,779,600	4,774,700
On-net churn(2)	1.2%	1.5%	1.3%	1.2%	1.4%
On-net Revenue Generating Units(1)(3):
Television	3,621,000	3,576,500	3,538,800	3,514,900	3,478,100
DTV (included in Television)	3,469,000	3,407,900	3,353,500	3,311,400	3,253,500
Telephone	4,099,200	4,078,600	4,063,500	4,060,400	4,031,400
Broadband	3,682,800	3,625,700	3,563,400	3,502,300	3,413,900
Total On-net Revenue Generating Units	11,403,000	11,280,800	11,165,700	11,077,600	10,923,400
On-net RGU/Customer	2.40x	2.38x	2.36x	2.32x	2.29x
Triple-play penetration	55.9%	54.7%	53.1%	51.3%	49.5%
On-net Average Revenue Per User(4)(5)	£42.34	£42.00	£41.68	£41.95	£42.34
On-net ARPU calculation:
On-net revenue (millions)(5)	£603.5	£596.2	£595.5	£601.5	£606.1
Average customers	4,751,000	4,731,800	4,762,900	4,780,200	4,771,700

(1)
Data cleanse activity with respect to August and September 2008 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to the second quarter of 2008 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These second quarter figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008.

(2)
Customer churn is calculated by taking the total disconnects during the month (excluding any data cleanse activity) and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(3)
Each telephone, television and broadband internet subscriber directly connected to the Company's network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with promotional offers.

(4)
The monthly On-net average revenue per user, or On-net ARPU, is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to the Company's network in that period together with revenue generated from the Company's customers using the Company's virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to the Company's network in that period divided by three. For the purpose of calculating On-net ARPU, the Company has spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(5)
As a result of the treatment of sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenue and On-net ARPU have increased as the Company previously eliminated revenues earned from sit-up on consolidation.

Summary mobile statistics

Selected statistics for the Company's mobile customers are set forth in the table below. Between 31 December 2008 and 31 December 2007, the number of mobile customers decreased by a net 379,100 customers. Contract customer net gains of 273,100 were offset by net losses of 652,200 prepay customers. The growth in contract customers reflects the drive for "quad-play" packages through cross-selling with the

Company's on-net products. The decline in prepay customers reflects increased competition in the prepay market and the Company's strategy not to focus on the lower value end of the prepay market.

	Three months ended
	31 December 2008	30 September 2008	30 June 2008	31 March 2008	31 December 2007
Contract mobile customers(1):
Opening contract mobile customers	578,600	491,600	435,700	376,300	328,800
Net contract mobile customer additions	70,800	78,300	55,900	59,400	47,500
Data cleanse(2)	—	8,700	—	—	—

	70,800	87,000	55,900	59,400	47,500

Closing contract mobile customers	649,400	578,600	491,600	435,700	376,300
Prepay mobile customers (90 days)(1):
Opening prepay mobile customers	3,686,900	3,797,400	3,987,500	4,115,100	4,102,100
Net prepay mobile customer additions (disconnections)	(224,000)	(117,300)	(190,100)	(97,900)	13,000
Data cleanse(2)	—	6,800	—	(29,700)	—

	(224,000)	(110,500)	(190,100)	(127,600)	13,000

Closing prepay mobile customers (90 days)	3,462,900	3,686,900	3,797,400	3,987,500	4,115,100
Total closing mobile customers	4,112,300	4,265,500	4,289,000	4,423,200	4,491,400
Mobile average revenue per user(3)	£10.75	£10.93	£10.65	£10.06	£10.69
Mobile ARPU calculation:
Mobile service revenue (millions)	£134.6	£139.9	£139.3	£134.5	£142.0
Average mobile customers	4,173,500	4,267,400	4,359,600	4,457,800	4,429,200

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected. Contract mobile customers include customers who have taken either a mobile service or a mobile broadband contract.

(2)
Data cleanse activity with respect to the three months ended 30 September 2008 resulted in an increase in contract and prepay mobile customer numbers as disclosed above. Data cleanse activity with respect to the three months ended 31 March 2008 resulted in a decrease in prepay mobile customers as disclosed above. Previously this data cleanse was shown within net prepay mobile customer additions (disconnects).

(3)
Mobile monthly average revenue per user, or Mobile ARPU, is calculated on service revenue for the period, divided by the average number of active customers (contract and prepay) for the period, divided by three. For the purpose of calculating Mobile ARPU, the Company has spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported. This has the effect of revising the ARPU previously reported for the three months ended 31 March 2008 from £10.04 to £10.06 and the average number of customers previously reported from 4,465,200 to 4,457,800.

Summary Off-net statistics

Selected statistics for the Company's residential customers that are not connected directly through its cable network, or off-net customers, are set forth in the table below. During November 2008, the Company rebranded its off-net residential customers to Virgin Media National. Total Off-net RGUs declined by 33,700 during the year ended 31 December 2008. This decline in Off-net RGUs is partially due to the migration of the billing systems supporting these customers which has delayed the introduction of new offerings until the end of the year.

	Three months ended
	31 December 2008	30 September 2008	30 June 2008	31 March 2008	31 December 2007
Opening Off-net RGUs:
Telephone	104,900	107,300	102,400	103,900	90,500
Broadband	260,100	272,700	279,500	287,300	282,300

	365,000	380,000	381,900	391,200	372,800
Net Off-net RGU additions (disconnections):
Telephone	600	(2,400)	4,900	(1,500)	13,400
Broadband	(8,100)	(12,600)	(6,800)	(7,800)	5,000

	(7,500)	(15,000)	(1,900)	(9,300)	18,400
Closing Off-net RGUs:
Telephone	105,500	104,900	107,300	102,400	103,900
Broadband	252,000	260,100	272,700	279,500	287,300

	357,500	365,000	380,000	381,900	391,200

Business segment

The summary combined results of operations of the Business segment for the years ended 31 December 2008 and 2007 were as follows (in millions):

	Year ended 31 December
	2008	2007
Revenue	£626.0	£641.8
Inter segment revenue	0.4	0.4
Segment contribution	335.2	338.4

Revenue

The Business segment revenue for the years ended 31 December 2008 and 2007 was comprised of (in millions):

	Year ended 31 December
	2008	2007	Increase/ (Decrease)
Revenue:
Retail:
Voice	£190.8	£214.6	(11.1)%
Data	190.9	170.6	11.9%
LAN solutions	61.6	67.3	(8.5)%

	443.3	452.5	(2.0)%
Wholesale	182.7	189.3	(3.5)%

Total revenue	£626.0	£641.8	(2.5)%

For the year ended 31 December 2008, revenue from Business customers decreased by 2.5% to £626.0 million from £641.8 million for the year ended 31 December 2007. The decrease was attributable to declines in retail voice, Local Area Network (LAN) solutions and wholesale revenues, partially offset by growth in retail data revenue. Retail voice revenue decreased mainly as a result of declining telephony usage, as a result of which the Company's strategy has been to replace this declining voice revenue with increasing data revenue. Retail data revenue represented 43.1% of the retail business revenue for the year ended 31 December 2008 compared with 37.7% for the year ended 31 December 2007.

LAN solutions revenue in the year ended 31 December 2008 was £61.6 million compared to £67.3 million for the year ended 31 December 2007. The majority of this revenue is from infrastructure projects which are non-recurring in nature. The Company's largest infrastructure project was the provision of telecommunication network equipment for Heathrow airport's new Terminal 5 which contributed £21.0 million of revenue in the year ended 31 December 2008 compared to £27.9 million in the year ended 31 December 2007. This contract, however, operated at a lower margin and, consequently, it did not have a significant impact on Business segment contribution.

Wholesale revenue decreased mainly as a result of fewer customers in a highly competitive market partly offset by stronger than usual customer equipment sales in the last three months of the year.

Business segment contribution

For the year ended 31 December 2008, Business segment contribution decreased to £335.2 million from £338.4 million for the year ended 31 December 2007. The decline in revenue as described above was partially offset by related declines in directly attributable costs and indirect expenditure.

Content segment

The summary results of operations of the Content segment, which, following the disposal of the Company's sit-up reporting unit, represents solely the Company's Virgin Media TV operations for the years ended 31 December 2008 and 2007 were as follows (in millions):

	Year ended 31 December
	2008	2007
Revenue	£121.8	£109.5
Inter segment revenue	25.7	24.4
Segment contribution	(4.6)	8.4

Revenue

For the year ended 31 December 2008, Content segment revenue increased by 11.2% to £121.8 million from £109.5 million for the year ended 31 December 2007. This increase was primarily due to increased advertising revenue, partially offset by the loss of revenue from the Company's programme rights licensing business which was disposed of in July 2007.

On 4 November 2008, the Company signed a new carriage agreement with BSkyB for continued carriage of the Company's Virgin Media TV channels on its satellite platform, effective from 13 November 2008. The new agreement provides for an increase in the annual carriage fee from £6.0 million to £30.0 million, plus a capped performance-based adjustment (allowing for maximum additional payment of up to £6.0 million and £8.0 million in years one and two, respectively, and up to £7.9 million in the final seven months of the term). The new carriage agreement expires in June 2011.

Content segment contribution

For the year ended 31 December 2008, Content segment contribution decreased to a loss of £4.6 million from an income of £8.4 million for the same period in 2007. This decrease is mainly due to an increase in programming costs, particularly in respect of Virgin1, together with the non-recurrence in 2008 of gains totaling £13.0 million relating to the favourable settlement of certain long standing contractual issues in 2007.

Television channel joint ventures

The Company owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC's programme library and other acquired programming and which are carried on Virgin Media's cable platform and also satellite. Some channels are also available on Freeview.

The Company accounts for its interest in UKTV under the equity method and recognised a share of net income of £18.7 million in each of the years ended 31 December 2008 and 2007. At 31 December 2008, the Company's investment in UKTV was carried on the balance sheet at £353.5 million, which includes outstanding loans totaling £137.7 million.

UKTV receives financing through loans from Virgin Media, which totaled £137.7 million at 31 December 2008. These loans effectively act as a revolving facility for UKTV. The Company received cash payments from UKTV in the form of loan capital repayments of £8.6 million for the year ended 31 December 2008.

The Company received dividends, interest payments and payments for consortium tax relief from UKTV totaling £38.1 million during 2008.

Additionally, the Company recorded a loss of £4.3 million and £1.0 million in the years ended 31 December 2008 and 2007, respectively, from its investment in its joint venture with Setanta Sports News.

Consolidated results of operations for the years ended 31 December 2007 and 2006

Revenue

For the year ended 31 December 2007, revenue increased by 12.4% to £3,838.6 million from £3,413.8 million for the year ended 31 December 2006. This increase was primarily due to the reverse acquisition of Telewest and the inclusion of its revenues from 3 March 2006, and to the acquisition of Virgin Mobile and the inclusion of its revenues from 4 July 2006, as compared to their inclusion for the full year in 2007. Offsetting this has been an underlying decline in revenue in the Consumer, Business and Content segments due to the factors described below under the Company's Segmental Results of Operations for the Years Ended 31 December 2007 and 2006.

Expenses

Operating costs.    For the year ended 31 December 2007, operating costs, including network expenses, increased by 15.6% to £1,652.2 million from £1,428.8 million during the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and to the acquisition of Virgin Mobile. Operating costs as a percentage of revenue increased to 43.0% for the year ended 31 December 2007 from 41.9% for the same period in 2006, due to a decline in gross margins in the Consumer and Business segments together with the full year impact in 2007 of the inclusion of the Telewest Content segment subsequent to the reverse acquisition of Telewest.

Selling, general and administrative expenses.    For the year ended 31 December 2007, selling, general and administrative expenses increased by 5.1% to £906.0 million from £862.3 million for the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and to the acquisition of Virgin Mobile and higher marketing costs in connection with the Virgin Media rebrand in February 2007, partially offset by a reduction in the Company's employee expenses as a result of the Company's integration activities together with lower company bonus scheme payments, a reduction in the Company's share-based compensation expense resulting primarily from stock and option forfeitures, lower bad debt expense due to operational improvements in the Company's billing and collections following the integration of the Company's systems and processes, and gains resulting from the settlement of certain contractual issues.

Restructuring and other charges

Restructuring and other charges of £28.7 million in the year ended 31 December 2007 and £67.0 million in the year ended 31 December 2006 related primarily to employee termination costs and lease exit costs in connection with the Company's programmes initiated in respect of the reverse acquisition of Telewest.

The following tables summarise the Company's historical restructuring accruals and the restructuring accruals resulting from the Company's acquisitions made during 2006 (in millions):

		Acquisition Restructuring Accruals
	Historical Restructuring Accruals
		Involuntary Employee Termination and Related Costs
	Lease Exit Costs		Lease Exit Costs	Total
Balance, 31 December 2006	£43.4	£18.7	£64.7	£126.8
Amendments offset against goodwill	—	—	(11.3)	(11.3)
Charged to expense	3.6	27.9	5.5	37.0
Revisions	(0.1)	—	(8.2)	(8.3)
Utilised	(11.0)	(34.0)	(9.6)	(54.6)

Balance, 31 December 2007	£35.9	£12.6	£41.1	£89.6

Depreciation expense

For the year ended 31 December 2007, depreciation expense increased to £922.3 million from £797.1 million for the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and the acquisition of Virgin Mobile, together with purchases of new fixed assets during the year and the effect of a full year of depreciation expense in 2007 for assets placed in service in 2006.

Amortisation expense

For the year ended 31 December 2007, amortisation expense increased to £301.0 million from £238.6 million for the same period in 2006. The increase in amortisation expense related to additional intangible assets arising from the reverse acquisition of Telewest and from the acquisition of Virgin Mobile.

Interest income and other, net

For the year ended 31 December 2007, interest income and other decreased to £18.3 million from £35.4 million for the year ended 31 December 2006 primarily as a result of increased losses on disposals of fixed assets and a decline in interest income due to lower average cash balances, partially offset by a gain on disposal of investments. In 2007, interest income and other included gains on disposal of investments totaling £8.1 million, offset by losses on disposal of fixed assets totaling £18.8 million.

Interest expense

For the year ended 31 December 2007, interest expense increased to £514.1 million from £457.5 million for the year ended 31 December 2006, primarily due to the additional borrowings resulting from the reverse acquisition of Telewest and the acquisition of Virgin Mobile.

The Company paid cash interest of £486.9 million for the year ended 31 December 2007 and £327.1 million for the year ended 31 December 2006. The increase in cash interest payments resulted from the additional borrowings following the reverse acquisition of Telewest and the acquisition of Virgin Mobile, and changes in the timing of interest payments.

Loss on extinguishment of debt

For the year ended 31 December 2007, loss on extinguishment of debt was £3.2 million which related to the write off of deferred financing costs as a result of the Company's partial repayments under the Company's senior credit facility. For the year ended 31 December 2006, loss on extinguishment of debt was £32.8 million which related primarily to the write off of deferred financing costs on the Company's previous senior credit facility that was repaid upon completion of the refinancing of the reverse acquisition of Telewest.

Share of income from equity investments

For the year ended 31 December 2007, share of income from equity investments was £17.7 million as compared with income of £12.5 million for the same period in 2006. The income from equity investments in the year ended 31 December 2007 was largely comprised of the Company's proportionate share of the income earned by UKTV. The increase in the Company's proportionate share of the income earned by UKTV was primarily due to the inclusion of UKTV within the Content segment only from 3 March 2006 following the reverse acquisition of Telewest as compared with its inclusion for a full year in 2007, together with an increase in UKTV's net income in 2007 resulting primarily from additional advertising revenue.

(Losses) gains on derivative instruments

The loss on derivative instruments of £2.5 million in the year ended 31 December 2007, primarily related to unrealised losses on cross-currency interest rate swaps not designated as hedges partially offset by hedge ineffectiveness on certain interest rate swaps. The gain on derivative instruments of £1.3 million in the year ended 31 December 2006 related primarily to favourable mark to market movements in the fair value of derivative instruments not designated as hedges.

Foreign currency gains (losses)

For the year ended 31 December 2007, foreign currency gains were £5.1 million as compared with losses of £90.1 million for the same period in 2006. The foreign currency gains in the year ended 31 December 2007 were largely comprised of favourable exchange rate movements in the Company's US dollar denominated debt and payables. The foreign currency losses in the year ended 31 December 2006 were largely comprised of foreign exchange losses of £70.8 million on US dollar forward purchase contracts that were entered into to economically mitigate the foreign currency risk relating to the repayment of the Company's US dollar denominated bridge facility. The repayment of $3.1 billion of this facility on 19 June 2006 resulted in an offsetting gain during the period of £120.7 million that was recorded as a component of equity.

Income tax expense (benefit)

For the year ended 31 December 2007, income tax expense was £2.5 million as compared with an income tax benefit of £11.8 million for the same period in 2006. The 2007 and 2006 expense (benefit) was composed of (in millions):

	2007	2006
US state and local income tax	£(0.6)	£—
Foreign tax	(4.9)	(2.7)
Deferred US income tax	7.6	(8.6)
Alternative minimum tax	0.4	(0.5)

Total	£2.5	£(11.8)

In 2007, the Company received refunds of £7.9 million in respect of pre-acquisition periods of Virgin Mobile and £0.4 million of US federal income tax relating to pre-acquisition periods of Telewest. The Company paid £0.6 million of US alternative minimum tax.

In 2006, the Company received refunds of £1.3 million of US alternative minimum tax and £0.1 million of US state and local tax. The Company also paid £3.1 million of US federal income tax in respect of pre-acquisition periods of Telewest. In addition, the Company paid £4.6 million of UK tax expense in respect of pre-acquisition periods of Virgin Mobile.

Loss from continuing operations

For the year ended 31 December 2007, loss from continuing operations decreased to £452.8 million from a loss of £499.4 million for the same period in 2006 due to the factors discussed above.

Loss from discontinued operations

For the year ended 31 December 2007, net loss from discontinued operations was £10.7 million compared with a loss of £1.9 million for the year ended 2006. The loss in 2007 related entirely to the Company's sit-up operations while the loss in 2006 from the sit-up operations was offset by gains from the finalisation of certain tax matters related to the disposal of the Company's Broadcast operations.

Loss from continuing operations per share

Basic and diluted loss from continuing operations per common share for the year ended 31 December 2007 was £1.39 compared to £1.70 for the year ended 31 December 2006. Basic and diluted loss per share is computed using a weighted average of 325.9 million shares issued and outstanding in the year ended 31 December 2007 and a weighted average of 292.9 million shares issued and outstanding for the same period in 2006. Options and warrants to purchase shares along with shares of restricted stock held in escrow outstanding at 31 December 2007 and 2006 were excluded from the calculation of diluted net loss per share, since the inclusion of these securities would be anti-dilutive.

Segmental results of operations for the years ended 31 December 2007 and 2006

A description of the products and services, as well as financial data, for each segment can be found in note 18 to Virgin Media's consolidated financial statements for the year ended 31 December 2008. The segment results for the year ended 31 December 2007 included in the Company's consolidated financial statements are reported on an actual basis and include the results of Telewest and Virgin Mobile for the full year. The segment results for the year ended 31 December 2006 included in the Company's consolidated financial statements are reported on an actual basis and include the results of Telewest from 3 March 2006 and the results of Virgin Mobile from 4 July 2006.

Consumer segment

The summary combined results of operations of the Consumer segment for the years ended 31 December 2007 and 2006 were as follows (in millions):

	Year ended 31 December
	2007	2006
Revenue	£3,087.3	£2,687.8
Segment contribution	1,805.4	1,635.7

Revenue

The Consumer segment revenue by customer type for the years ended 31 December 2007 and 2006 was as follows (in millions):

	Year ended 31 December
	2007	2006	Increase/ (Decrease)
Revenue:
On-net	£2,421.8	£2,326.6	4.1%
Mobile(1)	597.6	292.1	104.6%
Off-net	67.9	69.1	(1.7)%

Total revenue	£3,087.3	£2,687.8	14.9%

(1)
Includes equipment revenue stated net of discounts earned through service usage.

For the year ended 31 December 2007, revenue from Consumer segment customers increased by 14.9% to £3,087.3 million from revenue of £2,687.8 million for the year ended 31 December 2006. This increase was primarily due to the inclusion of a full year of Telewest and Virgin Mobile revenues, partially offset by underlying declines in the Company's on-net and off-net customer revenues due to a reduction in on-net customers and increased price discounting. The underlying decline in on-net customer revenues was primarily due to a decline in the number of fixed line telephone customers, reductions in telephony usage and higher price discounting to stimulate customer activity and retention in light of competitive factors in the marketplace. In addition, in 2007 the Company took significant steps to increase alignment of the prices paid by the Company's existing on-net customers with the prices paid by new customers. Partially offsetting these decreases have been increases in revenue from selective telephony price increases as well as from additional customers subscribing to the Company's television and broadband services.

On-net ARPU decreased to £42.34 for the three months ended 31 December 2007 from £42.85 for the three months ended 31 December 2006. The decrease in On-net ARPU was due to reduced on-net telephony usage and higher price discounting as discussed above. The decline has been mitigated by the Company's focus on acquiring new bundled customers and cross-selling and up-selling to existing customers. The Company focus on acquiring new bundled customers and on cross-selling to existing customers is shown by On-net Revenue Generating Units, or On-net RGUs, per customer increasing to 2.29 at 31 December 2007 from 2.17 at 31 December 2006 and by "triple-play" penetration growing to 49.5% at 31 December 2007 from 40.6% at 31 December 2006. A triple-play customer is a customer who subscribes to all three of the Company's television, broadband and fixed line telephone services.

Mobile ARPU increased to £10.69 for the three months ended 31 December 2007 from £10.59 for the three months ended 31 December 2006. The increase is primarily due to the increased proportion of the Company's contract customers, relative to the total number of mobile customers, rising to 8.4% at 31 December 2007 from 4.2% at 31 December 2006, partially offset by lower prepay usage in the three months ended 31 December 2007.

Consumer segment contribution

For the year ended 31 December 2007, Consumer segment contribution increased by 10.4% to £1,805.4 million from £1,635.7 million for the year ended 31 December 2006. Increased revenue, primarily due to the inclusion of a full year of Telewest and Virgin Mobile, together with revenue from increased on-net television and broadband customers were partially offset by declines in revenues due to fewer on-net telephone customers, lower telephony usage and increased price discounting. Cost savings resulting from the integration activities since the reverse acquisition of Telewest and lower company bonus scheme payments were partially offset by higher marketing and advertising costs incurred in connection with the rebrand to Virgin Media in the first quarter of 2007. Segment contribution as a percentage of revenue declined in 2007 from 2006 primarily as a result of increased price discounting, as described above.

Summary On-net statistics

Selected statistics for the Company's on-net customers, excluding customers off the Company's network, or off-net, and also excluding the Company's mobile customers, for the three months ended 31 December, 2007 as well as the four prior quarters, are set forth in the table below. The total number of on-net customers directly connected to the Company's network fell by 117,200 during the six months ended 30 June 2007, partly as a result of the increase in competition in the marketplace together with the removal of BSkyB's basic channels from the Company's platform, and increased during the second half of the year by 37,400 reflecting the Company's focus on reducing customer churn during this period, particularly in the fourth quarter during which the Company's average monthly churn fell to 1.4%. The total number of On-net RGUs grew to 10,923,400 at 31 December 2007 from 10,526,400 at 31 December 2006, representing a net increase in RGUs of 397,000, of which 206,200 were added in the fourth quarter of 2007.

	For the three months ended
	31 December 2007	30 September 2007	30 June 2007	31 March 2007	31 December 2006
Opening customers	4,750,300	4,737,300	4,807,600	4,854,500	4,891,500
Customer additions	225,100	256,500	191,900	184,300	213,500
Customer disconnects	(200,700)	(243,500)	(262,200)	(231,200)	(250,500)
Net customer movement	24,400	13,000	(70,300)	(46,900)	(37,000)
Closing customers	4,774,700	4,750,300	4,737,300	4,807,600	4,854,500
On-net churn(1)	1.4%	1.7%	1.8%	1.6%	1.7%
On-net Revenue generating units(2)(3):
Television	3,478,100	3,417,000	3,396,600	3,390,000	3,353,900
DTV (included in Television)	3,253,500	3,167,000	3,125,300	3,081,100	3,005,900
Telephone	4,031,400	3,992,500	3,993,800	4,050,600	4,114,000
Broadband	3,413,900	3,307,700	3,191,900	3,146,400	3,058,500
Total On-net Revenue Generating Units	10,923,400	10,717,200	10,582,300	10,587,000	10,526,400
On-net RGU/Customer	2.29x	2.26x	2.23x	2.20x	2.17x
Triple-play penetration	49.5%	47.0%	45.2%	42.9%	40.6%
On-net Average Revenue Per User(4)(5)	£42.34	£41.60	£42.22	£42.79	£42.85
On-net ARPU calculation:
On-net revenue (millions)(5)	£606.1	£591.1	£603.9	£620.7	£627.2
Average customers	4,771,700	4,736,400	4,768,000	4,834,900	4,878,800

(1)
Customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(2)
Each telephone, television and broadband internet subscriber directly connected to the Company's network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with promotional offers.

(3)
Data cleanse activity in the second quarter of 2007 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs.

(4)
The monthly On-net average revenue per user, or On-net ARPU, is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to the Company's network in that period together with revenue generated from the Company's customers using the Company's virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to the Company's network in that period divided by three.

(5)
As a result of the treatment of sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenue and On-net ARPU have increased as the Company previously eliminated revenues earned from sit-up on consolidation.

Summary mobile statistics

Selected statistics for the Company's mobile customers are set forth in the table below. In the year ended 31 December 2007, the number of mobile customers decreased by a net 31,400. Contract customer gains of 184,200 were offset by net losses of 215,600 prepay customers. The growth in contract customers reflects the drive for "quad-play" packages through cross-selling with the Company's on-net products. The decline in prepay customers reflects increased competition in the prepay market, although the decline was halted in the latter half of the year following the Company's decision to re-engage in a more favourable prepay market.

	For the three months ended
	31 December 2007	30 September 2007	30 June 2007	31 March 2007	31 December 2006
Contract mobile customers(1):
Opening contract mobile customers	328,800	299,100	246,300	192,100	120,800
Net contract mobile customer additions	47,500	29,700	52,800	54,200	71,300

Closing contract mobile customers	376,300	328,800	299,100	246,300	192,100

Prepay mobile customers (90 days)(1):
Opening prepay mobile customers	4,102,100	4,115,900	4,215,200	4,330,700	4,390,900
Net prepay mobile customer additions (disconnections)	13,000	(13,800)	(99,300)	(115,500)	(60,200)

Closing prepay mobile customers (90 days)	4,115,100	4,102,100	4,115,900	4,215,200	4,330,700

Total closing mobile customers	4,491,400	4,430,900	4,415,000	4,461,500	4,522,800
Mobile average revenue per user(2)	£10.69	£11.11	£10.70	£10.07	£10.59
Mobile ARPU calculation:
Mobile service revenue (millions)	£142.0	£147.3	£142.3	£136.0	£141.8
Average mobile customers	4,429,200	4,417,900	4,434,700	4,499,300	4,465,400

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)
Mobile monthly average revenue per user, or Mobile ARPU, is calculated on service revenue for the period, divided by the average number of active customers for the period, divided by three.

Summary Off-net statistics

Selected statistics for the Company's residential customers that are not connected directly through the Company's cable network, or off-net customers, are set forth in the table below. Total RGUs for the Company's off-net products increased by 85,900 during the year ended 31 December 2007.

	For three months ended
	31 December 2007	30 September 2007	30 June 2007	31 March 2007	31 December 2006
Opening Off-net RGUs:
Telephone	90,500	75,500	65,100	44,500	43,400
Broadband	282,300	275,200	270,500	260,800	242,800

	372,800	350,700	335,600	305,300	286,200
Net Off-net RGU additions:
Telephone	13,400	15,000	10,400	20,600	1,100
Broadband	5,000	7,100	4,700	9,700	18,000

	18,400	22,100	15,100	30,300	19,100
Closing Off-net RGUs:
Telephone	103,900	90,500	75,500	65,100	44,500
Broadband	287,300	282,300	275,200	270,500	260,800

	391,200	372,800	350,700	335,600	305,300

Business segment

The summary combined results of operations of the Business segment for the years ended 31 December 2007 and 2006 were as follows (in millions):

	Year ended 31 December
	2007	2006
Revenue	£641.8	£614.0
Inter segment revenue	0.4	0.2
Segment contribution	338.4	335.4

Revenue

For the year ended 31 December 2007, revenue from Business customers increased by 4.5% to £641.8 million from £614.0 million for the year ended 31 December 2006. This increase was primarily attributable to the inclusion of a full year of operating activities in respect to the Telewest business acquired in 2006 as well as growth in data revenue in the Company's retail sales channel offset by declines in telephony voice revenue.

Business segment contribution

For the year ended 31 December 2007, Business segment contribution increased to £338.4 million for the year ended 31 December 2007 from £335.4 million for the year ended 31 December 2006. The additional revenues generated in 2007 as a result of the inclusion of a full year's operations in respect to Telewest were partially offset by greater operating costs incurred in respect to the LAN Solutions contract in relation to Heathrow Terminal 5.

Content segment

The summary results of operations of the Content segment for the years ended 31 December 2007 and 2006 were as follows (in millions):

	Year ended 31 December
	2007	2006
Revenue	£109.5	£112.0
Inter segment revenue	24.4	19.2
Segment contribution	8.4	19.1

Revenue

For the year ended 31 December 2007, Content segment revenue decreased by 2.2% to £109.5 million from £112.0 million for the year ended 31 December 2006. The decline in revenue from 2006 to 2007 was driven largely by reduced carriage revenue in Virgin Media TV mainly as a result of a new satellite television carriage contract entered into at the end of 2006 which had lower pricing, partially offset by increased advertising revenues and by the inclusion of Content segment revenue for the whole of 2007 following its acquisition on 3 March, 2006.

Content segment contribution

For the year ended 31 December 2007, Content segment contribution decreased by 56.0% to £8.4 million from £19.1 million for the year ended 31 December 2006. The decrease in contribution was mainly due to the reduction in carriage revenue referred to above and increased programming costs, partially offset by gains arising on the settlement of certain long standing contractual issues totaling £13.0 million.

Television channel joint ventures

The Company owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC's programme library and other acquired programming and which are carried on the Company's cable platform and also satellite. Some channels are also available on Freeview. UKTV is the second largest pay television operator in the UK by viewing share.

The Company accounts for its interest in UKTV under the equity method and recognised a share of net income of £18.7 million and £12.3 million for the years ended 31 December 2007 and 2006, respectively. At 31 December 2007 the Company's investment in UKTV is carried on the balance sheet at £367.7 million, which includes an outstanding loan totaling £145.6 million.

UKTV receives financing through a loan from the Company, which was £145.6 million at 31 December 2007. This loan effectively acts as a revolving facility for UKTV. The Company received cash payments from UKTV in the form of loan capital repayments of £16.4 million for the year ended 31 December 2007. The Company also received dividends, interest payments and payments for consortium tax relief from UKTV totaling £21.9 million during 2007.

Consolidated statement of cash flows

Years ended 31 December 2008 and 2007

For the year ended 31 December 2008, cash provided by operating activities increased to £758.7 million from £710.8 million for the year ended 31 December 2007. This increase was primarily attributable to an improvement in working capital, partially offset by an increase in cash paid for interest. For the year ended 31 December 2008, cash paid for interest, exclusive of amounts capitalised, increased to £515.8 million from £486.9 million during the same period in 2007. This increase resulted from changes in the timing of interest payments under the Company's senior credit facility.

For the year ended 31 December 2008, cash used in investing activities was £468.7 million compared with cash used in investing activities of £507.3 million for the year ended 31 December 2007. The cash used in investing activities in the years ended 31 December 2008 and 2007 mainly represented purchases of fixed assets. Purchases of fixed and intangible assets decreased to £477.9 million for the year ended 31 December 2008 from £533.7 million for the same period in 2007, reflecting a higher utilisation of finance leases.

Cash used in financing activities for the year ended 31 December 2008 was £427.3 million compared with cash used in financing activities of £302.5 million for the year ended 31 December 2007. For the year ended 31 December 2008, the principal uses of cash were the partial repayments under the Company's senior credit facility and capital lease payments, totaling £846.3 million, and the principal components of cash provided by financing activities were new borrowings from the issuance of the Company's convertible senior notes, net of financing fees, of £447.7 million. For the year ended 31 December 2007, the principal uses of cash were the partial repayments of the Company's senior credit facility and capital lease payments, totaling £1,170.8 million, and the principal components of cash provided by financing activities were new borrowings under the Company's senior credit facility, net of financing fees, of £874.5 million.

Years ended 31 December 2007 and 2006

For the year ended 31 December 2007, cash provided by operating activities decreased to £710.8 million from £785.7 million for the year ended 31 December 2006. This decrease was primarily attributable to an increase in cash paid for interest. For the year ended 31 December 2007, cash paid for interest, exclusive of amounts capitalised, increased to £486.9 million from £327.1 million during the same period in 2006. This increase resulted from the higher levels of borrowings and repayment of existing facilities following the reverse acquisition of Telewest and the acquisition of Virgin Mobile.

For the year ended 31 December 2007, cash used in investing activities was £507.3 million compared with cash used in investing activities of £2,952.3 million for the year ended 31 December 2006. The cash used in investing activities in the year ended 31 December 2007 mainly represented purchases of fixed assets. The cash used in investing activities in the year ended 31 December 2006 included £2,004.6 million for the reverse acquisition of Telewest, net of cash acquired of £294.9 million, and £418.5 million for the acquisition of Virgin Mobile, net of cash acquired of £14.1 million. Purchases of fixed and intangible assets decreased to £533.7 million for the year ended 31 December 2007 from £553.1 million for the same period in 2006, reflecting a higher utilisation of finance leases.

Cash used in financing activities for the year ended 31 December 2007 was £302.5 million compared with cash provided by financing activities of £1,865.2 million for the year ended 31 December 2006. For the year ended 31 December 2007, the principal uses of cash were the partial repayments of the Company's senior credit facility and capital lease payments, totaling £1,170.8 million, and the principal components of cash provided by financing activities were new borrowings under the Company's senior credit facility, net of financing fees, of £874.5 million. For the year ended 31 December 2006, the principal components of cash provided by financing activities were the new £5.3 billion senior credit facility and the $550 million senior notes due 2016, and the principal uses of cash were the repayment of the Company's previous senior credit and bridge facilities utilising the new borrowings and cash provided by operations.

Miscellaneous financial information

Contractual obligations and commercial commitments

The following table includes aggregate information about the Company's contractual obligations as of 31 December 2008, and the periods in which payments are due (in millions).

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long Term Debt Obligations	£6,133.6	£2.9	£1,820.3	£2,370.1	£1,940.3
Capital Lease Obligations	264.8	48.8	96.2	35.6	84.2
Operating Lease Obligations	317.7	45.6	84.2	74.4	113.5
Purchase Obligations	647.8	336.6	193.6	65.6	52.0
Interest Obligations	1,742.8	443.4	604.9	465.5	299.0

Total	£9,106.7	£877.3	£2,799.2	£3,011.2	£2,419.0

Early Termination Charges		£26.3	£16.0	£2.8	£—

Early termination charges are amounts that would be payable in the above periods in the event of early termination during that period of certain of the contracts underlying the purchase obligations listed above.

The following table includes information about the Company's commercial commitments as of 31 December 2008. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet (in millions).

		Amount of Commitment Expiration per Period
Other Commercial Commitments	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Guarantees	£26.0	£12.2	£5.5	£—	£8.3
Lines of Credit	—	—	—	—	—
Standby Letters of Credit	5.8	5.1	—	—	0.7
Standby Repurchase Obligations	—	—	—	—	—
Other Commercial Commitments	—	—	—	—	—

Total Commercial Commitments	£31.8	£17.3	£5.5	£—	£9.0

Guarantees relate to performance bonds provided by banks on the Company's behalf as part of the Company's contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value of each bond.

Derivative instruments and hedging activities

The Company has a number of derivative instruments with a number of counterparties to manage its exposures to changes in interest rates and foreign currency exchange rates. The Company accounts for certain of these instruments as accounting hedges under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, when the appropriate eligibility criteria has been satisfied, and to the extent that they are effective. Ineffectiveness in the Company's accounting hedges, and instruments that the Company has not elected for hedge accounting, are recognised through the consolidated statement of operations immediately. Effective cash flow accounting hedges are recognised as either assets or liabilities and measured at fair value with changes in the fair value recorded within other comprehensive income (loss). The derivative instruments consist of interest rate swaps, cross currency interest rate swaps and foreign currency forward contracts.

The Company is subject to interest rate risk because the Company has substantial indebtedness at variable interest rates. As of 31 December 2008, interest is determined on a variable basis on £4,004.4 million, or 67.3%, of the Company's indebtedness based upon contractual obligations. An increase in interest rates of 0.25% would increase the Company's gross interest expense by £10.1 million per year, before giving effect to interest rate swaps.

The Company is also subject to currency exchange rate risks because substantially all of its revenues, operating costs and selling, general and administrative expenses are paid in UK pounds sterling, but the Company pays interest and principal obligations with respect to a portion of its indebtedness in US dollars and euros. To the extent that the pound sterling declines in value against the US dollar and the euro, the effective cost of servicing the Company's US dollar and euro denominated debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of 31 December 2008, £1,714.8 million, or 27% of the Company's indebtedness based upon contractual obligations, was denominated in US dollars and £617.8 million, or 10% of the Company's indebtedness based upon contractual obligations, was denominated in euros. The Company also purchases goods and services in US dollars and euros.

Interest rate swaps

The Company has entered into a number of interest rate swaps to mitigate the risk relating to the variability in future interest payments on its senior credit facility, which accrues interest at variable rates based on LIBOR. The interest rate swaps allow the Company to receive interest based on LIBOR in exchange for payments of interest at fixed rates between 4.81% and 5.38%.

The Company has designated some of the interest rate swaps as cash flow hedges under FAS 133 because they hedge against changes in LIBOR. All interest rate swaps are recognised as either assets or liabilities and measured at fair value. Changes in the fair value are recorded within other comprehensive income (loss) where designated as an accounting hedge, or through (loss) gain on derivatives where not designated as an accounting hedge. The amounts initially recorded in other comprehensive income (loss) are then recorded in the statement of operations when the underlying hedged item impacts the statement of operations.

Cross currency interest rate swaps

The Company has entered into a number of cross currency interest rate swaps to mitigate the risk relating to the variability in the pound sterling value of interest payments on the US dollar denominated 8.75% senior notes due 2014, interest payments on the euro denominated 8.75% senior notes due 2014, interest payments on the US dollar denominated senior notes due 2016 and interest payments on the US dollar and euro denominated tranches of the Company's senior credit facility. Under these cross currency interest rate swaps, the Company receives interest in US dollars at various fixed and floating rates and in euros at various fixed and floating rates in exchange for payments of interest in pounds sterling at various fixed and floating rates.

The Company has designated some of the cross currency interest rate swaps as cash flow hedges under FAS 133, because they hedge against changes in the pound sterling value of the interest payments on the senior notes that result from changes in the US dollar and euro exchange rates. All cross currency interest rate swaps are recognised as either assets or liabilities and measured at fair value. Changes in the fair value of these instruments are initially recorded within other comprehensive income (loss) where designated as an accounting hedge, or through (loss) gain on derivatives where not designated as an accounting hedge. The amounts initially recorded in other comprehensive income (loss) are then recorded in the statement of operations when the underlying hedged item impacts the statement of operations.

Foreign currency forward contracts

The Company has entered into a number of forward contracts maturing on 14 April 2009 to purchase a total of $425 million. These contracts economically hedge changes in the pound sterling value of the US dollar denominated principal obligation relating to the 8.75% senior notes due 2014 caused by changes in the US dollar and pound sterling exchange rates. The foreign exchange risk relating to principal obligations under the €225 million 8.75% senior notes due 2014, the $550 million 9.125% senior notes due 2016, and the $531.9 million and €423.9 million principal obligations under the senior credit facility is being mitigated through the use of cross currency interest rate swaps, and therefore separate forward rate contracts for these debt instruments were not necessary.

These foreign currency forward rate contracts have not been designated as accounting hedges under FAS 133. As such, the contracts are carried at fair value on the Company's balance sheet with changes in the fair value recognised immediately through foreign currency (losses) gains in the consolidated statement of operations. The foreign currency forward rate contracts do not subject the Company to material volatility in the Company's earnings and cash flows because changes in the fair value directionally and partially mitigate the gains or losses on the remeasurement of the Company's US dollar denominated debt into the Company's reporting currency, pounds sterling, in accordance with FASB Statement No. 52, Foreign Currency Translation. Changes in fair value of these contracts are reported within foreign currency (losses) gains.

Part B: Operating and financial review for the six months ended 30 June 2009 and 2008

Overview

The Company is a leading UK entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone, and fixed line telephone services, together with one of the most advanced television on-demand services available in the UK market. The Company is one of the UK's largest residential broadband providers and mobile virtual network operators, and the second largest provider of pay television and fixed line telephone services by number of customers. Through ntl:Telewest Business unit the Company provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organisations and service providers in the UK. The Company also provides a broad range of programming through Virgin Media Television, or Virgin Media TV, which operates the Company's wholly owned channels, such as Virgin1, Living and Bravo and through UKTV, the Company's joint ventures with BBC Worldwide.

On 1 April 2009, the Company sold its sit-up reporting unit. sit-up operated a portfolio of auction-based retail television channels and was formerly included within the Company's Content segment.

The Company's previously reported operating segments, Cable, Mobile and Content, were based on the method by which the Company distributed its services. As a result of the business reorganisation initiated in 2008, the Company has realigned its internal reporting structure and the related financial information used by its chief operating decision maker to assess the performance of the Company's business. The Company's new operating segments are as follows:

•
Consumer:  the Company's Consumer segment, part of which was previously included within the Company's Cable segment, includes the distribution of television programming over the Company's cable network and the provision of broadband and fixed line telephone services to residential consumers, both on the Company's cable network and to a lesser extent off the Company's network. The Company's new Consumer segment also includes its former Mobile segment which is operated through Virgin Mobile, and consists of the Company's mobile telephony and broadband business;

•
Business:  the Company's Business segment, which was previously included within the Company's Cable segment, includes the voice and data telecommunication and internet solutions services the Company provides through ntl:Telewest Business to businesses, public sector organisations and service providers; and

•
Content:  the Company's Content segment includes the operations of the Company's wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in the Company's Content segment revenue, the Company's content management team also oversees the Company's interest in the UKTV television channels through the Company's joint ventures with BBC Worldwide.

The Company's revenue by segment for the six months ended 30 June 2009 and 2008 was as follows (in millions) (unaudited):

	Six months ended 30 June
	2009		2008
Consumer Segment	£1,510.9	80.7%	£1,513.2	80.2%
Business Segment	292.3	15.6	317.5	16.8
Content Segment	68.3	3.7	56.7	3.0

	£1,871.5	100.0%	£1,887.4	100.0%

Factors Affecting the Company's Business

A number of factors affect the performance of the Company's business, at both a general and segment level.

General

Factors that affect all of the segments in which the Company operates are as follows:

General Macroeconomic Factors.    General macroeconomic factors in the UK have an impact on the Company's business. For example, during an economic slowdown, potential and existing customers may be less willing, or able to purchase the Company's products or upgrade their services. The Company may also experience increased churn and higher bad debt expense. In addition, as expenditures by advertisers are sensitive to economic conditions and tend to decline in recessionary periods and other periods of uncertainty, the slowing UK economy has been accompanied by a decrease in advertising revenues generated through the Company's television programming and broadband internet platforms, except to the extent offset by an increase in the Company's share of the advertising market.

Currency Movements.    The Company encounters currency exchange rate risks because substantially all of the Company's revenue and operating costs are earned and paid primarily in UK pounds sterling, but the Company pays interest and principal obligations with respect to a portion of its existing indebtedness in US dollars and euros. The Company has in place hedging programmes that seek to mitigate the risk from these exposures. While the objective of these programmes is to reduce the volatility of the Company's cash flows and earnings caused by changes in underlying currency exchange rates, not all of the Company's exposures are hedged, and not all of the Company's hedges are designated as such for accounting purposes. Additionally, the Company does not hedge the principal portion of its convertible senior notes. The Company also purchases goods and services in US dollars, euros and South African rand, such as TV programming, customer premise equipment and network maintenance services and some of these exposures are not hedged.

Integration and Restructuring Activities.    In the fourth quarter of 2008, the Company commenced the implementation of a restructuring plan aimed at driving further improvements in its operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organisation. While the Company anticipates significant cost savings from the plan and that the annual savings from and after 2010 will exceed the annual costs, the Company expects that 2009 costs will exceed 2009 savings. These costs will include purchases of fixed assets, lease and contract exit costs, employee termination costs and other restructuring and restructuring-related expenses, some of which will be classified as restructuring costs under Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146. In total, the Company expects to incur operating expenditures of between £140 million to £160 million and capital expenditures of between £30 million to £40 million in connection with this plan over a three-year period. The Company's financial performance may be negatively affected if it is unable to implement its restructuring plan successfully and realise the anticipated benefits.

Capital Expenditures.    The Company's business requires substantial capital expenditures on a continuing basis for various purposes, including expanding, maintaining and upgrading its cable network, investing in new customer acquisitions, and offering new services. If the Company does not continue to invest in its network and in new technologies, its ability to retain and acquire customers may be hindered. Therefore, the Company's liquidity and the availability of cash to fund capital projects are important drivers of its revenue. When the Company's liquidity is restricted, so is its ability to meet its capital expenditure requirements.

Consumer Segment

In the Company's Consumer segment, on-net customers account for the majority of its revenue. The number of customers, the number and types of services that each customer uses and the prices the Company charges for these services drive the Company's revenue. The Company's profit is driven by the relative margins on the types of services the Company provides to these customers and by the number of services that it provides to them and, with respect to its mobile customers, by usage levels of its services. For example, on-net broadband internet is more profitable than the Company's television services and, on average, the Company's "triple-play" customers are more profitable than "double-play" or "single-play" customers. Similarly, over the service term the Company's contract mobile customers are more profitable than its prepay mobile customers, and provide a better opportunity for cross-sell of the Company's on-net products. The Company actively promotes "quad-play" services and the Company's packaging of services and the Company's pricing are designed to encourage its customers to use multiple services such as television, fixed and mobile telephone and broadband at a lower price than each stand-alone product on a combined basis. Factors particularly affecting the Company's Consumer segment include average revenue per user, or ARPU, churn, competition, seasonality and distribution.

On-net ARPU.    On-net ARPU is a measure the Company uses to evaluate how effectively it is realising potential revenue from its residential cable customers on its network. The Company believes that its "triple-play" cable offering of television, broadband and fixed line telephone services is attractive to its existing cable customer base and generally allows the Company to increase its on-net ARPU by facilitating the sale of multiple services to each customer. On-net ARPU excludes any revenue from the Company's Mobile customers.

Mobile ARPU.    Mobile ARPU is a measure the Company uses to evaluate how effectively it is realising revenue from its mobile customers. The mix of prepay and contract customers and level of usage have a material impact on Mobile ARPU. The mix of the Company's customer base is changing as the Company focuses on acquiring higher lifetime value contract customers, particularly through cross-selling to its on-net customer base, rather than lower lifetime value prepay customers. Consequently, the number of prepay customers is expected to decline in 2009, along with prepay usage.

Churn.    Churn is a measure of the number of customers who stop subscribing to any of the Company's services. An increase in the Company's churn can lead to increased costs and reduced revenue. The Company continues to focus on improving its customer service and enhancing and expanding its service offerings to existing customers in order to manage its churn rates. The Company's ability to reduce its churn rates beyond a base level is limited by factors such as competition, the economy and, in respect of the Company's on-net cable business, customers moving outside the Company's network service area, in particular during the summer season. Managing the churn rates is a significant component of the Company's business plan. The Company's churn rates may increase if the Company's customer service is seen as unsatisfactory, if the Company is unable to deliver any of its services without interruption, if the Company fails to match offerings by its competitors, if the Company increases its prices, if there is an improvement in the UK housing market or if there is a prolonged economic downturn.

Competition.    The Company's ability to acquire and retain customers and increase revenue depends on its competitive strength. There is significant and increasing competition in the market for the Company's consumer services, including broadband and telephone services offered by British Telecom, or BT; resellers or local loop unbundlers, such as British Sky Broadcasting Group plc, or BSkyB, and Carphone Warehouse (Talk Talk); alternative internet access services like DSL; satellite television services offered by BSkyB and by BBC and ITV through Freesat; free-to-air digital terrestrial television offered through Freeview; internet protocol television offered by BT; and mobile telephone, television and data services offered by other mobile telephone operators including O2, Vodafone, Orange, T-Mobile and 3, and from other mobile virtual network operators, including Tesco Mobile, BT Mobile and Carphone Warehouse. In addition, certain competitors, such as BT, BSkyB and large mobile network operators are dominant in markets in which the Company competes and may use their dominance in those markets to offer bundled services that compete with the Company's product offerings. As a result of increased competition, the Company has had to, and may be required to continue to, adjust its pricing and offer discounts to new and existing customers in order to attract and retain customers.

Seasonality.    Some of the Company's Consumer revenue streams are subject to seasonal factors. For example, telephone usage revenue by residential customers tends to be slightly lower during summer holiday months. In the fourth quarter of each year, the Company's mobile customer acquisition and retention costs typically increase due to the Christmas holiday period. The Company's Mobile ARPU generally decreases in the first quarter of each year due to the fewer number of days in February and lower usage after the Christmas holiday period. The Company's on-net churn rates include persons who disconnect their service because of moves, resulting in a seasonal increase in churn rates during the summer months when higher levels of UK house moves occur and students leave their accommodation between academic years.

Distribution.    The Company primarily relies upon third parties to distribute its mobile products and services. If any of these distribution partners were to cease to act as distributors for the Company's products and services, or the commissions or other costs charged by the third parties were to increase, the Company's ability to gain new mobile customers or retain existing customers may be adversely affected. The Company also distributes its products through its own retail outlets.

Business Segment

Factors particularly affecting the Company's Business segment include competition, pricing and operational effectiveness.

Competition.    The Company's ability to acquire and retain business customers and increase revenue depends on its competitive strength. There is significant and increasing competition in the market for the Company's business services, including data and voice services offered by BT, Cable & Wireless plc, virtual network operators and systems integrators. While BT represents the main competitive threat nationally due to its network reach and product portfolio, other providers compete within product and geographic segments. Other providers, such as Thus plc, Kingston Communications (Hull) plc and COLT Telecom Group plc, compete with the Company in specific regions.

Pricing.    Competition in the UK business telecommunications market continues to be based on value for money, the key components of which are quality, reliability and price. Particularly, in the current challenging economic conditions, price is becoming an increasingly important factor. Certain of BT's product pricing is regulated by the UK Office of Communications, however, in respect of non regulated product pricing, the market is increasingly price sensitive.

Operational Effectiveness.    Because of the extensive use of optical fibre in the Company's access networks, the Company is also able to provide high-speed ethernet services directly to business customers and provide nationwide area networking to these customers via its core networks. Business customers require timely installation services and the Company's ability to meet required timescales and commence providing services may impact the Company's revenues. The Company regularly relies on third party suppliers to connect business customers and the Company has a variety of alternative methods to connect its national telecommunications network to the premises of business customers that are located outside of the Company's cabled areas.

Content Segment

Factors particularly affecting the Company's Content segment include competition, the number of buyers for the Company's television channels across limited distribution platforms, the Company's access to content, seasonality and advertising revenue.

Competition.    The Company's television channels compete with other broadcasters for advertising revenues, subscription revenues and programming rights. IDS, the Company's advertising sales department, competes with advertising sales operations representing other television broadcasters.

Limited Number of Buyers and Distribution Platforms.    All of the Company's channels are carried on the Company's cable platform and on the satellite platform owned by BSkyB. A few of the Company's channels are also carried on the free-to-air digital terrestrial television platform known as Freeview. Therefore, the principal third-party buyer of the Company's television channels is BSkyB. Other than BSkyB, there are no significant buyers of the Company's television channels.

Access to Content.    Most of the television content on the Virgin Media TV channels is purchased, mainly from the US, and because there is a limited supply of content available and an increasing number of digital channels in the UK, Virgin Media TV has experienced and may continue to experience an increase in the cost of its imported programming. Exchange rate movements have also resulted in increased programming costs and may continue to do so.

Seasonality.    The Company's Content segment incurs increased costs in the fourth quarter of each year due to the need to provide enhanced programming over the important Christmas holiday period.

Advertising Revenue.    The majority of revenue for Virgin Media TV is from advertisers. Consequently, Virgin Media TV's revenue is directly affected by changes in the total spend on television advertising in the UK, including changes related to a sustained economic downturn, the viewing levels for its channels and the proportion of the UK advertising market represented by IDS.

Consolidated Results of Operations

Consolidated Results of Operations for the Three Months and Six Months Ended 30 June 2009 and 2008

Revenue

For the three months ended 30 June 2009, revenue decreased by 0.5% to £935.8 million from £940.1 million for the three months ended 30 June 2008. Declines in revenue recognised in the Company's Business segment were offset by increases in revenue in the Company's Consumer and Content segments, as more fully described in the segment discussions below. For the six months ended 30 June 2009, revenue decreased by 0.8% to £1,871.5 million from £1,887.4 million for the six months ended 30 June 2008. This decrease was primarily due to lower revenue in the Company's Business segment, principally from a decline in infrastructure projects in the Company's LAN solutions group, partially offset by higher revenue in the Company's Content segment primarily due to increased carriage revenue. For a detailed discussion of the Company's various sources of revenue, see the segment discussions below.

Operating costs

Operating costs for the three months and six months ended 30 June 2009 and 2008 were as follows (in millions) (unaudited):

	Three months ended 30 June			Six months ended 30 June
			Increase/ (Decrease)			Increase/ (Decrease)
	2009	2008		2009	2008
Operating costs:
Consumer cost of sales	£230.2	£224.6	2.5%	£469.6	£460.4	2.0%
Business cost of sales	46.4	56.8	(18.3)	97.4	119.9	(18.8)
Content cost of sales	26.7	25.5	4.7	49.9	47.6	4.8
Network and other operating costs	101.3	90.1	12.4	201.4	189.1	6.5

Total operating costs	£404.6	£397.0	1.9%	£818.3	£817.0	0.2%

For the three months ended 30 June 2009, operating costs increased by 1.9% to £404.6 million from £397.0 million during the same period in 2008. This increase was primarily attributable to increases in network and other operating costs, Consumer cost of sales and Content cost of sales, partially offset by decreased Business cost of sales. Network and other operating costs increased mainly due to higher power and other facility operating costs. Consumer cost of sales increased primarily as a result of higher carriage costs in relation to the BSkyB channels along with higher costs relating to subscriber equipment offset by lower interconnect costs from lower fixed line telephony usage. Content cost of sales increased due to higher costs in respect of the launch of several key returning television series which supported the growth the Company experienced in its share of the advertising market. Business cost of sales decreased mainly due to the completion of the Heathrow Terminal 5 contract and lower interconnect costs due to lower voice traffic. As a result of these changes, operating costs as a percentage of revenue increased to 43.2% for the three months ended 30 June 2009 as compared to 42.2% for the same period in 2008.

For the six months ended 30 June 2009, operating costs increased by 0.2% to £818.3 million from £817.0 million during the same period in 2008. This increase was primarily attributable to increases in Consumer cost of sales, network and other operating costs and Content cost of sales, partially offset by decreased Business cost of sales. Consumer cost of sales increased primarily as a result of higher carriage costs in relation to the BSkyB channels along with higher costs relating to subscriber equipment offset by lower interconnect costs from lower fixed line telephony usage. Network and other operating costs increased mainly due to higher power and other facility operating costs. Content cost of sales increased due to higher costs in respect of the launch of several key returning television series which supported the growth the Company experienced in its share of the advertising market. Business cost of sales decreased mainly due to the completion of the Heathrow Terminal 5 contract and lower interconnect costs due to lower voice traffic. Operating costs as a percentage of revenue were relatively stable at 43.7% for the six months ended 30 June 2009 as compared to 43.3% for the same period in 2008.

Selling, general and administrative expense

Selling, general and administrative expense for the three months and six months ended 30 June 2009 and 2008 were as follows (in millions) (unaudited):

	Three months ended 30 June			Six months ended 30 June
			Increase/ (Decrease)			Increase/ (Decrease)
	2009	2008		2009	2008
Selling, general and administrative expenses:
Employee and outsourcing costs	£108.6	£112.6	(3.6)%	£223.9	£224.6	(0.3)%
Marketing costs	32.6	33.4	(2.4)	63.9	62.6	2.1
Facilities	18.0	20.3	(11.3)	38.5	39.5	(2.5)
Other	38.2	42.5	(10.1)	80.8	85.9	(5.9)

Total selling, general and administrative expenses	£197.4	£208.8	(5.5)%	£407.1	£412.6	(1.3)%

For the three months ended 30 June 2009, selling, general and administrative expenses decreased by 5.5% to £197.4 million from £208.8 million for the three months ended 30 June 2008. This decrease was primarily attributable to lower employee and outsourcing costs along with lower other costs. The reduction in employee and outsourcing costs was primarily a result of lower headcount. Other costs includes billings, collections and bad debt expenses, IT costs, legal and professional fees, licenses, insurance and other indirect costs.

For the six months ended 30 June 2009, selling, general and administrative expenses decreased by 1.3% to £407.1 million from £412.6 million for the six months ended 30 June 2008. This decline was primarily attributable to a reduction in other costs.

Restructuring and other charges (income)

Restructuring and other charges comprised of £23.6 million in the three months ended 30 June 2009, which included £22.2 million in respect to involuntary employee termination costs and lease exit costs in connection with the restructuring programme initiated in the fourth quarter of 2008. Restructuring and other income of £1.7 million in the three months ended 30 June 2008, related primarily to revisions in cashflow estimates resulting from the sublease of a vacant property.

Restructuring and other charges of £29.0 million in the six months ended 30 June 2009, comprised mainly of £32.1 million in respect to involuntary employee termination costs and lease exit costs in connection with the restructuring programme initiated in the fourth quarter of 2008, offset by a £7.4 million reduction in the accruals for lease exit costs in connection with the Company's historical and acquisition restructuring programmes. Restructuring and other charges of £2.9 million in the six months ended 30 June 2008, related primarily to an increase in the Company's accrual for the lease exit costs in relation to changes in UK property tax rates which was offset by decreases as a result of the surrender or sublease of a number of properties.

Depreciation expense

For the three months ended 30 June 2009, depreciation expense increased by 1.9% to £233.9 million from £229.6 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, depreciation expense increased by 1.3% to £466.6 million from £460.5 million for the six months ended 30 June 2008. This increase in depreciation expense in both periods was primarily a result of increases in depreciation in respect of new fixed assets partially offset by fixed assets becoming fully depreciated.

Amortisation expense

For the three months ended 30 June 2009, amortisation expense decreased to £61.1 million from £68.5 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, amortisation expense decreased to £122.3 million from £158.4 million for the six months ended 30 June 2008. This decline in amortisation expense in both periods is attributable to the cessation of amortisation of certain intangible assets that became fully amortised in 2008.

Goodwill impairment

During the quarter the Company performed its annual review of the Company's Content reporting unit. As a result of this review the Company concluded that no impairment charge was required as at 30 June 2009. In the three and six months ended 30 June 2008, the Company recorded a preliminary impairment charge of £366.2 million in respect of its former Mobile reporting unit.

Interest income and other, net

For the three months and six months ended 30 June 2009, interest income and other decreased to £2.0 million and £5.3 million from £7.2 million and £13.1 million for the three months and six months ended 30 June 2008, primarily as a result of lower cash and cash equivalents throughout the period together with lower interest rates.

Interest expense

For the three months ended 30 June 2009, interest expense decreased to £102.3 million from £123.4 million for the three months ended 30 June 2008, primarily as a result of lower interest rates and a lower debt balance following the prepayments made in 2008. The Company paid cash interest of £96.7 million for the three months ended 30 June 2009 and £121.4 million for the three months ended 30 June 2008. The decrease in cash interest payments was primarily due to differences in the timing of interest payments on the Company's senior credit facility, together with lower interest rates and debt balances as described above.

For the six months ended 30 June 2009, interest expense decreased to £211.3 million from £246.7 million for the six months ended 30 June 2008, primarily as a result of lower interest rates and a lower debt balance following the prepayments made in 2008. The Company paid cash interest of £228.3 million for the six months ended 30 June 2009 and £263.5 million for the six months ended 30 June 2008. The decrease in cash interest payments was primarily due to differences in the timing of interest payments on the senior credit facility, together with lower interest rates and debt balances as described above.

Foreign currency gains (losses)

The foreign currency gains of £174.5 million and £162.6 million in the three and six months ended 30 June 2009, respectively, were primarily due to the strengthening of the pound sterling relative to the US dollar and euro and related remeasurement gains on the convertible senior notes and the US dollar and euro denominated tranches of the senior credit facility. The foreign currency gains of £3.4 million in the three months ended 30 June 2008 were largely comprised of unrealised gains resulting from favourable exchange rate movements on the Company's euro denominated debt. The foreign currency losses of £25.0 million in the six months ended 30 June 2008 were largely comprised of unrealised losses resulting from unfavourable exchange rate movements on the Company's euro denominated debt.

Loss on extinguishment of debt

The loss on extinguishment of debt of £7.3 million in the three and six months ended 30 June 2009 and £5.6 million in the three and six months ended 30 June 2008 related to the write-off of deferred financing costs resulting from repayments of the Company's senior credit facility.

(Losses) gains from derivative instruments

The loss from derivative instruments of £126.5 million in the three months ended 30 June 2009 was mainly driven by the US dollar and euro weakening against the pound sterling in the quarter, which resulted in a reduction in the fair value of US dollar and euro denominated cross-currency interest rate swaps not designated as hedges for accounting purposes. The losses on derivative instruments of £2.3 million in the three months ended 30 June 2008 mainly related to unfavourable mark to market changes in the valuation of euro denominated derivative instruments that are not designated as accounting hedges.

The loss from derivative instruments of £147.7 million in the six months ended 30 June 2009 was mainly driven by the US dollar and euro weakening against the pound sterling in the six months, which resulted in a reduction in the fair value of US dollar and euro denominated cross-currency interest rate swaps not designated as hedges for accounting purposes. The gain from derivative instruments of £31.1 million in the six months ended 30 June 2008 mainly related to the recognition of favourable mark to market changes in the valuation of euro denominated derivative instruments that are not designated as accounting hedges.

Income tax (expense) benefit

For the three months ended 30 June 2009, there was an income tax expense of £2.8 million as compared with an income tax benefit of £0.6 million for the same period in 2008. The income tax expense for the three months ended 30 June 2009 was comprised of current federal taxes of £0.1 million, deferred federal tax expense of £0.6 million, a UK current tax benefit of £0.8 million and a UK deferred tax expense of £2.9 million. The UK current tax benefit related to amounts receivable in respect of the sale of UK tax losses to an equity-method investee. The UK deferred tax expense relates to an increase in the Company's deferred tax asset valuation allowance as a result of a reduction in certain deferred tax liabilities relating to amounts recognised in the statement of other comprehensive income during the quarter. These movements in other comprehensive income are expected to reverse in future periods and will allow the Company to offset such amounts against certain deferred tax assets. The income tax benefit for the three months ended 30 June 2008 was comprised of current federal tax expense of £0.2 million, deferred federal tax expense of £4.2 million, a UK current tax benefit of £1.2 million and a UK deferred tax benefit of £3.8 million. The UK current tax benefit related to amounts receivable in respect of the sale of UK tax losses to an equity-method investee. The UK deferred tax benefit related to the decrease in the Company's deferred tax asset valuation allowance resulting from the recording of certain deferred tax liabilities related to amounts recognised in the statement of other comprehensive income during the period that are expected to reverse in future periods.

For the six months ended 30 June 2009, there was an income tax expense of £12.4 million as compared with an income tax benefit of £7.9 million for the same period in 2008. The income tax expense for the six months ended 30 June 2009 was comprised of current federal taxes of £0.2 million, deferred federal tax expense of £2.1 million, a UK current tax benefit of £2.7 million and a UK deferred tax expense of £12.8 million. The UK current tax benefit related to amounts receivable in respect of the sale of UK tax losses to an equity-method investee. The UK deferred tax expense relates to an increase in the Company's deferred tax asset valuation allowance as a result of a reduction in certain deferred tax liabilities relating to amounts recognised in the statement of other comprehensive income during the period. These movements in other comprehensive income are expected to reverse in future periods and will allow the Company to offset such amounts against certain deferred tax assets. The income tax benefit for the six months ended 30 June 2008 was comprised of current federal tax expense of £0.4 million, deferred federal tax expense of £7.5 million, a UK current tax benefit of £2.5 million and a UK deferred tax benefit of £13.3 million. The UK current tax benefit related to amounts receivable in respect of the sale of UK tax losses to an equity-method investee. The UK deferred tax benefit related to the decrease in the Company's deferred tax asset valuation allowance resulting from the recording of certain deferred tax liabilities related to amounts recognised in the statement of other comprehensive income during the period that are expected to reverse in future periods.

Net loss from continuing operations

For the three months ended 30 June 2009, net loss from continuing operations decreased to £47.6 million compared with a loss of £444.5 million for the same period in 2008 due to the factors discussed above.

For the six months ended 30 June 2009, net loss from continuing operations decreased to £180.5 million compared with a loss of £546.4 million for the same period in 2008 due to the factors discussed above.

Loss from discontinued operations

For the three months ended 30 June 2009, net loss from discontinued operations was £1.7 million compared with a loss of £4.4 million for the same period in 2008. The loss from discontinued operations related to a final adjustment to the proceeds in respect to the completion of the disposal of the sit-up business.

For the six months ended 30 June 2009, net loss from discontinued operations was £22.8 million compared with a loss of £6.9 million for the same period in 2008. Included in the loss for the six months ended 30 June 2009 is an impairment loss of £19.0 million in respect to assets and liabilities held for sale related to the sit-up business.

Net loss from continuing operations per share

Basic and diluted net loss from continuing operations per common share for the three months ended 30 June 2009 was £0.14 compared to £1.36 for the three months ended 30 June 2008. Basic and diluted net loss from continuing operations per share is computed using a weighted average of 328.7 million shares issued in the three months ended 30 June 2009 and a weighted average of 328.1 million shares issued for the same period in 2008. Options, warrants and shares issuable under the convertible senior notes at 30 June 2009 and 30 June 2008 are excluded from the calculation of diluted net loss from continuing operations per share, since the securities are anti-dilutive.

Basic and diluted net loss from continuing operations per common share for the six months ended 30 June 2009 was £0.55 compared to £1.67 for the six months ended 30 June 2008. Basic and diluted net loss from continuing operations per share is computed using a weighted average of 328.5 million shares issued in the six months ended 30 June 2009 and a weighted average of 328.0 million shares issued for the same period in 2008. Options, warrants, shares issuable under the convertible senior notes and shares of restricted stock held in escrow outstanding at 30 June 2009 and 30 June 2008 are excluded from the calculation of diluted net loss from continuing operations per share, since the securities are anti-dilutive.

Segmental Results of Operations from Continuing Operations for the Three Months and Six Months Ended 30 June 2009 and 2008

The reportable segments disclosed below are based on the Company's management organisational structure as of 30 June 2009. Future changes to this organisational structure may result in changes to the reportable segments disclosed.

Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortisation, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs, depreciation and amortisation. Restructuring and other charges, and goodwill and intangible asset impairments, are excluded from segment contribution as management believes they are not characteristic of the Company's underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure which is shared by the Company's Consumer and Business segments.

Consumer Segment

The summary combined results of operations of the Company's Consumer segment for the three months and six months ended 30 June 2009 and 2008 were as follows (in millions) (unaudited):

	Three months ended 30 June		Six months ended 30 June
	2009	2008	2009	2008
Revenue	£757.6	£755.0	£1,510.9	£1,513.2
Segment contribution	454.0	455.5	892.2	906.8

Revenue

The Company's Consumer segment revenue for the three months and six months ended 30 June 2009 and 2008 was as follows (in millions) (unaudited):

	Three months ended 30 June			Six months ended 30 June
			Increase/ (Decrease)			Increase/ (Decrease)
	2009	2008		2009	2008
Revenue:
On-net	£616.8	£595.5	3.6%	£1,220.8	£1,197.0	2.0%
Mobile(1)	127.5	143.9	(11.4)	262.8	283.4	(7.3)
Off-net	13.3	15.6	(14.7)	27.3	32.8	(16.8)

Total revenue	£757.6	£755.0	0.3%	£1,510.9	£1,513.2	(0.2)%

(1)
Includes equipment revenue stated net of discounts earned through service usage.

For the three months ended 30 June 2009, revenue from the Company's Consumer segment customers increased by 0.3% to £757.6 million from £755.0 million for the three months ended 30 June 2008. This increase was primarily due to increased subscription revenue resulting from price increases in the

Company's on-net packages offset by declining mobile revenue, as discussed further below, and decreased off-net revenue. For the six months ended 30 June 2009, revenue from the Company's Consumer segment customers was relatively unchanged at £1,510.9 million as compared to £1,513.2 million for the six months ended 30 June 2008 with increased on-net revenues being largely offset by declines in mobile and off-net revenues.

For the three months ended 30 June 2009, on-net revenue increased to £616.8 million from £595.5 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, on-net revenue increased to £1,220.8 million from £1,197.0 million for the six months ended 30 June 2008. On-net ARPU increased to £43.27 for the three months ended 30 June 2009 from £41.68 for the three months ended 30 June 2008. The increase in on-net ARPU was primarily due to selective price rises, successful up-sell and cross-sell, partially offset by declining fixed line telephony usage. The Company's focus on acquiring new bundled customers and on cross-selling to existing customers is demonstrated by on-net Revenue Generating Units, or on-net RGUs, per customer increasing to 2.43 at 30 June 2009 from 2.36 at 30 June 2008, and by triple-play penetration growing to 58.3% at 30 June 2009 from 53.1% at 30 June 2008. A triple-play customer is a customer who subscribes to the Company's on-net television, broadband and fixed line telephone services.

For the three months ended 30 June 2009, mobile revenue decreased to £127.5 million from £143.9 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, mobile revenue decreased to £262.8 million from £283.4 million for the six months ended 30 June 2008. The decrease was primarily attributable to lower revenue from a reduction in prepay subscribers, partially offset by revenue growth from an increase in the number of contract subscribers. Mobile revenue was also adversely impacted by lower mobile termination rates that came into force following regulatory changes in April 2009, as a result of which the revenue generated by certain call types through the Company's mobile services was reduced. The change in regulated mobile termination rates also resulted in lower interconnect costs within the Company's Consumer and Business segments. Mobile ARPU decreased to £12.43 for the three months ended 30 June 2009 from £13.34 for the three months ended 30 June 2008 mainly due to declining year-on-year voice and text rates together with the impact of lower mobile termination rates, partially offset by increased usage from a smaller mobile customer base.

Off-net revenue for the three months ended 30 June 2009 decreased to £13.3 million from £15.6 million for the three months ended 30 June 2008 and decreased to £27.3 million from £32.8 million for the six months ended 30 June 2008 mainly as a result of the reduction in the number of off-net broadband subscribers due to a highly competitive market, partially offset by increased off-net telephony subscribers.

Consumer Segment Contribution

For the three months ended 30 June 2009, Consumer segment contribution decreased to £454.0 million from £455.5 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, Consumer segment contribution decreased to £892.2 million from £906.8 million for the six months ended 30 June 2008 primarily due to increased television programming costs related to the Company's new carriage agreement with BSkyB along with increases in costs in line with price inflation.

Summary On-net Statistics

Selected statistics for the Company's on-net customers, excluding customers off the Company's cable network, or off-net, and mobile customers, for the three months ended 30 June 2009 as well as the four prior quarters, are set forth in the table below. The Company's net customer movement for the three months ended 30 June 2009 was a decrease of 26,200 customers, being the net of gross additions and disconnections. The reduction in customers was primarily the result of fewer gross additions due in part to the soft macroeconomic environment, a focus on higher lifetime value customers and seasonally higher churn. Net customer movement for the three months ended 30 June 2008 was a reduction of 19,500 customers together with a reduction of 18,900 customers with respect to data cleanse activity following the migration of the Company's final on-net residential billing system during that quarter. The reduction in net additions was primarily the result of fewer gross additions due in part to the soft macroeconomic environment. The total number of on-net RGUs grew to 11,511,200 at 30 June 2009 from 11,165,700 at 30 June 2008, representing a net increase in RGUs of 345,500.

	Three months ended
	30 June 2009	31 March 2009	31 December 2008	30 September 2008	30 June 2008
Opening customers	4,762,300	4,755,200	4,740,400	4,741,200	4,779,600
Customer additions	159,500	167,200	192,600	214,600	167,900
Customer disconnects	(185,700)	(160,100)	(177,800)	(206,300)	(187,400)

Net customer movement	(26,200)	7,100	14,800	8,300	(19,500)
Data cleanse(1)	—	—	—	(9,100)	(18,900)

Closing customers	4,736,100	4,762,300	4,755,200	4,740,400	4,741,200
On-net churn(2)	1.3%	1.1%	1.2%	1.5%	1.3%
On-net Revenue Generating Units(1)(3):
Television	3,672,000	3,651,600	3,621,000	3,576,500	3,538,800
DTV (included in Television)	3,543,300	3,510,400	3,469,000	3,407,900	3,353,500
Telephone	4,104,000	4,108,300	4,099,200	4,078,600	4,063,500
Broadband	3,735,200	3,730,100	3,682,800	3,625,700	3,563,400
Total on-net Revenue Generating Units	11,511,200	11,490,000	11,403,000	11,280,800	11,165,700
On-net RGU/Customer	2.43x	2.41x	2.40x	2.38x	2.36x
Triple-play penetration	58.3%	57.0%	55.9%	54.7%	53.1%
On-net Average Revenue Per User(4)(5)	£43.27	£42.29	£42.34	£42.00	£41.68
On-net ARPU calculation:
On-net revenue (millions)(4)	£616.8	£604.0	£603.5	£596.2	£595.5
Average customers	4,751,600	4,761,000	4,751,000	4,731,800	4,762,900

(1)
Data cleanse activity with respect to August and September 2008 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to the second quarter of 2008 resulted in a decease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These second quarter figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008.

(2)
Customer churn is calculated by taking the total disconnects during the month (excluding any data cleanse activity) and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(3)
Each telephone, television and broadband internet subscriber directly connected to the Company's network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with promotional offers.

(4)
As a result of the treatment of sit-up as discontinued operations and the adjustment of prior periods, on-net revenues and on-net ARPU have increased as the Company previously eliminated revenues earned from sit-up on consolidation.

(5)
The monthly cable average revenue per user, or on-net ARPU, is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to the Company's network in that period together with revenue generated from the Company's customers using the Company's virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to the Company's network in that period divided by three. For the purpose of calculating on-net ARPU, the Company has spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

Summary Mobile Statistics

Selected statistics for the Company's mobile customers are set forth in the table below. Between 30 June 2009 and 30 June 2008, the number of mobile customers decreased by a net 198,900. Contract customer gains of 293,000 were offset by net losses of 491,900 prepay customers. The growth in contract customers reflects the drive for "quad-play" packages through cross-selling with the Company's television, broadband and fixed line telephony cable products. The decline in prepay customers reflects the continuing high level of competition in the prepay market.

	Three months ended
	30 June 2009	31 March 2009	31 December 2008	30 September 2008	30 June 2008
Contract mobile customers(1):
Opening contract mobile customers	712,300	649,400	578,600	491,600	435,700
Net contract mobile customer additions	72,300	62,900	70,800	78,300	55,900
Data cleanse(2)	—	—	—	8,700	—

	72,300	62,900	70,800	87,000	55,900

Closing contract mobile customers	784,600	712,300	649,400	578,600	491,600
Prepay mobile customers (30 days)(1):
Opening prepay mobile customers	2,556,000	2,694,000	2,854,200	2,941,400	3,093,000

Net prepay mobile customer additions (disconnections)	(106,500)	(138,000)	(160,200)	(98,100)	(151,600)
Data cleanse(2)	—	—	—	10,900	—

	(106,500)	(138,000)	(160,200)	(87,200)	(151,600)

Closing prepay mobile customers (30 days)	2,449,500	2,556,000	2,694,000	2,854,200	2,941,400
Total closing mobile customers(1):	3,234,100	3,268,300	3,343,400	3,432,800	3,433,000
Mobile average revenue per user(3)	£12.43	£13.14	£13.35	£13.60	£13.34
Mobile ARPU calculation:
Mobile service revenue (millions)	£121.2	£129.4	£134.6	£139.9	£139.3
Average mobile customers	3,251,400	3,283,000	3,360,400	3,427,500	3,481,500

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected. Contract mobile customers include customers who have taken either a mobile service or a mobile broadband contract.

(2)
Data cleanse activity with respect to the three months ended 30 September 2008 resulted in an increase in contract and prepay mobile customer numbers as disclosed above.

(3)
Mobile monthly average revenue per user, or Mobile ARPU, is calculated on service revenue for the period, divided by the average number of active customers (contract and prepay) for the period, divided by three. For the purpose of calculating Mobile ARPU, the Company has spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

Summary Off-net Statistics

Selected statistics for the Company's residential customers that are not connected directly through the Company's cable network, or off-net customers, are set forth in the table below. Total off-net RGUs increased by 2,200 during the three months ended 30 June 2009 as compared to a decline of 1,900 off-net RGUs during the three months ended 30 June 2008. The increase in off-net RGUs in the current quarter is primarily due to increased off-net telephony subscribers, partially offset by off-net broadband churn as a result of the highly competitive market in which the Company operates.

	Three months ended
	30 June 2009	31 March 2009	31 December 2008	30 September 2008	30 June 2008
Opening RGUs:
Telephone	109,000	105,500	104,900	107,300	102,400
Broadband	247,000	252,000	260,100	272,700	279,500

	356,000	357,500	365,000	380,000	381,900
Net off-net RGU additions (disconnections):
Telephone	3,500	3,500	600	(2,400)	4,900
Broadband	(1,300)	(5,000)	(8,100)	(12,600)	(6,800)

	2,200	(1,500)	(7,500)	(15,000)	(1,900)
Closing off-net RGUs:
Telephone	112,500	109,000	105,500	104,900	107,300
Broadband	245,700	247,000	252,000	260,100	272,700

	358,200	356,000	357,500	365,000	380,000

Business Segment

Revenue

The summary results of operations of the Company's Business segment for the three months and six months ended 30 June 2009 and 2008 were as follows (in millions) (unaudited):

	Three months ended 30 June		Six months ended 30 June
	2009	2008	2009	2008
Revenue	£142.5	£156.8	£292.3	£317.5
Inter segment revenue	—	0.1	—	0.2
Segment contribution	83.7	83.3	166.3	165.5

The Company's Business segment revenue for the three months and six months ended 30 June 2009 and 2008 was as follows (in millions) (unaudited):

	Three months ended 30 June			Six months ended 30 June
			Increase/ (Decrease)			Increase/ (Decrease)
	2009	2008		2009	2008
Revenue:
Retail:
Voice	£43.6	£47.7	(8.6)%	£90.2	£97.9	(7.9)%
Data	49.9	46.8	6.6	101.2	91.8	10.2
LAN Solutions	9.5	17.5	(45.7)	20.6	36.1	(42.9)

	103.0	112.0	(8.0)	212.0	225.8	(6.1)
Wholesale	39.5	44.8	(11.8)	80.3	91.7	(12.4)

Total revenue	£142.5	£156.8	(9.1)%	£292.3	£317.5	(7.9)%

For the three months ended 30 June 2009, revenue from business customers decreased by 9.1% to £142.5 million from £156.8 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, revenue from business customers decreased by 7.9% to £292.3 million from £317.5 million for the six months ended 30 June 2008. These decreases were attributable to declines in retail voice, Local Area Network (LAN) solutions and wholesale revenues, partially offset by increases in retail data revenue. Consistent with the Company's strategy to replace declining voice revenue with data revenue, the Company continues to experience a shift in the mix of retail revenue from voice to data. Retail data revenues represented 48.4% of the retail business revenues for the three months ended 30 June 2009 compared with 41.8% for the three months ended 30 June 2008. Retail data revenues represented 47.7% of the retail business revenues for the six months ended 30 June 2009 compared with 40.7% for the six months ended 30 June 2008.

LAN solutions revenue in the three months ended 30 June 2009 was £9.5 million compared to £17.5 million in the three months ended 30 June 2008. LAN solutions revenue in the six months ended 30 June 2009 was £20.6 million compared to £36.1 million in the six months ended 30 June 2008. The majority of this revenue is from infrastructure projects which are non-recurring in nature. The Company's largest infrastructure project was the provision of telecommunication network equipment for Heathrow airport's new Terminal 5 which was completed in the three months ended 31 March 2009 and which contributed £6.4 million and £16.1 million of revenue for the three months and six months ended 30 June 2008 as compared to £nil and £0.4 million for the three months and six months ended 30 June 2009.

Wholesale revenue declined to £39.5 million and £80.3 million in the three months and six months ended 30 June 2009 from £44.8 million and £91.7 million in the same periods in 2008 mainly due to reduced customer traffic.

Business Segment Contribution

For the three months ended 30 June 2009, Business segment contribution increased to £83.7 million from £83.3 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, Business segment contribution increased to £166.3 million from £165.5 million for the six months ended 30 June 2008. The decline in revenue as described above, which primarily related to low margin infrastructure projects, was offset by related declines in directly attributable costs.

Content Segment

The summary results of operations of the Company's Content segment for the three months and six months ended 30 June 2009 and 2008 were as follows (in millions) (unaudited):

	Three months ended 30 June		Six months ended 30 June
	2009	2008	2009	2008
Revenue	£35.7	£28.3	£68.3	£56.7
Inter segment revenue	6.6	6.5	13.2	12.8
Segment contribution	6.4	(0.1)	13.3	3.9

Revenue

For the three months ended 30 June 2009, revenue from the Company's Content segment increased by 26.1% to £35.7 million from £28.3 million for the three months ended 30 June 2008. For the six months ended 30 June 2009, revenue from the Company's Content segment increased by 20.5% to £68.3 million from £56.7 million for the six months ended 30 June 2008. This increase was driven primarily by increased carriage revenue as a result of the carriage agreement entered into in November 2008 with BSkyB for continued and extended carriage of the Company's Virgin Media TV channels on its satellite platform at higher rates than under the previous contract, partially offset by reduced advertising revenue, although Virgin Media TV increased its overall share of the TV advertising market.

Content Segment Contribution

For the three months and six months ended 30 June 2009, Content segment contribution increased to £6.4 million and £13.3 million from £(0.1) million and £3.9 million for the three months and six months ended 30 June 2008. The segment contribution increase is mainly due to the increase in revenue, as described above, partially offset by increased programming and other operating costs.

Television Channel Joint Ventures

The Company owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC's programme library and other acquired programming and which are carried on Virgin Media's cable platform and also satellite. Some channels are also available on Freeview.

The Company accounts for its interest in UKTV under the equity method and recognised a share of net income of £0.4 million and £5.0 million for the three months ended 30 June 2009, and 2008, respectively, and £4.1 million and £11.2 million for the six months ended 30 June 2009, and 2008 respectively. At

30 June 2009, the Company's investment in UKTV was carried on the balance sheet at £358.9 million, which includes an outstanding loan totalling £139.2 million.

UKTV receives financing through a loan from Virgin Media, which was £139.2 million at 30 June 2009. This loan effectively acts as a revolving facility for UKTV. The Company loaned a net £0.5 million to UKTV during the three months ended 30 June 2009 and received net loan capital repayments of £0.7 million for the six months ended 30 June 2009. The Company also received interest payments, dividends and payments for consortium tax relief from UKTV totalling £1.7 million and £3.0 million for the three months and six months ended 30 June 2009.

Consolidated Statement of Cash Flows for the Six Months Ended 30 June 2009 and 2008

For the six months ended 30 June 2009, cash provided by operating activities decreased to £364.7 million from £384.2 million for the six months ended 30 June 2008. This decrease was attributable to a decline in operating results offset by working capital improvements and a reduction in cash interest paid. For the six months ended 30 June 2009, cash paid for interest, exclusive of amounts capitalised, decreased to £228.3 million from £263.5 million during the same period in 2008. This decrease was primarily due to lower interest expense and differences in the timing of interest payments on the Company's senior credit facility.

For the six months ended 30 June 2009, cash used in investing activities was £308.6 million compared with cash used in investing activities of £229.8 million for the six months ended 30 June 2008. The cash used in investing activities in the six months ended 30 June 2009 and 2008 mainly represented purchases of fixed assets. Purchases of fixed and intangible assets increased to £292.6 million for the six months ended 30 June 2009 from £232.0 million for the same period in 2008 primarily due to increased scaleable infrastructure costs relating to broadband speed upgrades.

Cash provided by financing activities for the six months ended 30 June 2009 was £18.1 million compared to cash used in financing activities of £42.4 million for the six months ended 30 June 2008. Cash provided by financing activities for the six months ended 30 June 2009 and 2008 was primarily from new debt issuances and realised gains on derivatives offset by principal payments on long term debt, capital lease payments and dividend payments. Cash used in financing activities for the six months ended 30 June 2008 was primarily used for principal payments on long term debt and capital lease and dividend payments.

Contractual Obligations and Commercial Commitments

The following table includes aggregate information about the Company's contractual obligations as of 30 June 2009, and the periods in which payments are due (in millions).

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long Term Debt Obligations	£5,898.7	£2.6	£1,305.6	£3,018.5	£1,572.0
Capital Lease Obligations	250.3	47.6	96.5	24.1	82.1
Operating Lease Obligations	322.4	54.5	93.4	69.2	105.3
Purchase Obligations	572.0	304.7	147.0	43.0	77.3
Interest Obligations	1,828.1	390.6	722.2	435.6	279.7

Total	£8,871.5	£800.0	£2,364.7	£3,590.4	£2,116.4

Early Termination Charges		£26.8	£12.5	£2.6	£—

In June and July 2009, the Company issued senior notes and used the net proceeds to make repayments on its senior credit facility as discussed under "Liquidity and Capital Resources" above. Early termination charges are amounts that would be payable in the above periods in the event of early termination during that period of certain of the contracts underlying the purchase obligations listed above.

Liquidity and Capital Resources

As of 30 June 2009, the Company had £5,898.2 million of debt outstanding, compared to £6,170.1 million as of 31 December 2008 and £5,918.0 million as of 30 June 2008, and £246.0 million of cash and cash equivalents, compared to £181.6 million as of 31 December 2008 and £426.8 million as of 30 June 2008. The decrease in debt since 30 June 2008 is primarily attributable to the voluntary prepayment of £

300 million of senior bank debt in December 2008 partially offset by movements in exchange rates. The decrease in debt from 31 December 2008 is primarily due to movements in exchange rates.

On 3 June 2009, the Company issued $750 million aggregate principal amount of 9.50% senior notes due 2016 and €180 million aggregate principal amount of 9.50% senior notes due 2016. On 21 July 2009, the Company issued an additional $600 million aggregate principal amount of 9.50% senior notes due 2016 under the same terms as the notes issued on 3 June 2009. The Company used the net proceeds from the June 2009 note issuance and the July 2009 note issuance, together with additional cash reserves, to repay £608.5 million and £403.6 million, respectively, of its obligations under the senior credit facility that were originally scheduled to be paid in 2010 and 2012.

The Company's business is capital intensive and the Company is highly leveraged. The Company has significant cash requirements for operating costs, capital expenditures and interest expense. The Company also has significant principal payments under its senior credit facility due from 2011 to 2013, as described below. The level of the Company's capital expenditures and operating expenditures are affected by the significant amounts of capital required to connect customers to the Company's network, expand and upgrade the Company's network and offer new services. The Company expects that its cash on hand, together with cash from operations and amounts undrawn on the Company's revolving credit facility, will be sufficient for the Company's cash requirements through 1 October 2010. However, the Company's cash requirements after 1 October 2010 may exceed these sources of cash.

Significant principal payments under the Company's senior credit facility were due in 2010 and 2011. However, following the amendment of the terms of the Company's senior credit facility in November 2008, and subsequent satisfaction of the applicable prepayment conditions in June 2009, a significant portion of these payments was deferred to 2012 with virtually no remaining principal due in 2010. The Company expects to address the remaining scheduled principal payments due through 2011, through cash flow from operations. The Company also has significant principal payments due in 2012 under its senior credit facility that it can address only by a comprehensive refinancing in the medium term of its senior debt and possibly other debt instruments. While the Company has several years to implement this refinancing, the Company's ability to implement such a refinancing successfully is significantly dependent on the state of the debt capital markets at relevant times. The Company may not be able to obtain financing or sell assets, at all or on favourable terms, or it may be contractually prevented by the terms of its senior notes or its senior credit facility from incurring additional indebtedness or selling assets.

The Group's long term debt was issued by Virgin Media Inc. and certain of its subsidiaries that have no independent operations or significant assets other than investments in their respective subsidiaries. As a result, they will depend upon the receipt of sufficient funds from their respective subsidiaries to meet their obligations. In addition, the terms of the Company's existing and future indebtedness and the laws of the jurisdictions under which its subsidiaries are organised limit the payment of dividends, loan repayments and other distributions from them under many circumstances.

The Company's debt agreements contain restrictions on its ability to transfer cash between groups of its subsidiaries. As a result of these restrictions, although the Company's overall liquidity may be sufficient to satisfy its obligations, it may be limited by covenants in some of its debt agreements from transferring cash to other subsidiaries that might require funds. In addition, cross default provisions in the Company's other indebtedness may be triggered if the Company defaults on any of these debt agreements. The Company does not anticipate that these restrictions will interfere with its ability to meet its obligations in the near term, including over the next twelve months.

Senior Credit Facility

During 2006, the Company entered into a senior credit facility agreement for the provision of senior facilities in an aggregate principal sterling equivalent amount of £5,275 million, comprising a £3,350 million 5 year amortising Tranche A term loan facility, a £175 million 5 year amortising Tranche A1 term loan facility, a £300 million 6 1/2 year bullet Tranche B1 term loan facility, a £351 million 6 1/2 year bullet Tranche B2 term loan facility, a €500 million 6 1/2 year bullet Tranche B3 term loan facility, a $650 million 6 1/2 year bullet Tranche B4 term loan facility, a £300 million 7 year bullet Tranche C term loan facility and a £100 million 5 year multi currency revolving loan facility. In April 2007, the Company amended the senior credit facility and borrowed an additional £590 million under a 5 1/2 year bullet Tranche B5 term loan facility and £300 million under a 5 1/2 year bullet Tranche B6 term loan facility and used the net proceeds to repay some of its obligations under the Tranche A and Tranche A1 term loan facilities.

In November 2008, the Company further amended the senior credit facility to, among other things:

(i)
subject to the repayment condition described below, defer the remaining principal payments due to consenting lenders under the existing Tranche A and Tranche A1 term loan facilities to June 2012, through the transfer of those lenders' participations to new Tranche A2 and Tranche A3 (corresponding to Tranche A and Tranche A1, respectively). While the existing A tranches mature in March 2011, with amortisation payments due in 2010 and 2011, the new A tranches will mature in June 2012 and will have no amortisation payments prior to final maturity. In total, lenders holding 70.3% of the existing A tranches (£1,459.7 million) transferred their participations into the new A tranches;

(ii)
subject to the repayment condition described below, extend the maturity of the existing revolving facility in respect of consenting lenders from March 2011 to June 2012, through the transfer of those lenders' participations to a new revolving facility. In total, lenders holding 72.3% of the existing revolving facility transferred their participations into the new revolving facility;

(iii)
suspend the right of consenting lenders under the B tranches to receive their pro rata share of voluntary and mandatory prepayments until the outstanding amounts under all A tranches and the existing Tranches B1 to B6 are repaid in full, through the transfer of those lenders' participations to new Tranches B7 to B12 (corresponding to Tranches B1 to B6, respectively) which do not have the right to pro rata prepayments. In total, lenders holding 81.6% of the existing B tranches (£1,615.9 million) transferred their participations into the new B tranches;

(iv)
provide flexibility to add tranches to the senior credit facility that will have a maturity no earlier than September 2012, with no scheduled amortization payments prior to that date, to be used solely to repay debt under the senior credit facility;

(v)
permit additional high yield debt offerings that will rank pari passu with the existing senior notes issued by Virgin Media Finance PLC, provided that 100% of the net proceeds of any such offering are applied to repay debt under the senior credit facility; and

(vi)
subject to the repayment condition described below, reset certain financial covenant ratios.

Lenders who did not individually consent to transfer their participations to the new A tranches, B tranches and revolving facility remained in the existing A tranches, B tranches and revolving facility.

The changes to the repayment schedule under the new A tranches and new revolving facility and the reset of the financial covenant ratios (amendments (i), (ii) and (vi) above) only became effective after the Company had repaid £487.0 million of the amounts outstanding under the A tranches and the B1–B6 tranches. The Company satisfied this repayment condition on 11 June 2009.

As part of the amendments, the lenders under the new B tranches received a margin increase of 1.50% effective immediately and the lenders under the new A tranches and the new revolving facility received a margin increase of 1.375% effective upon satisfaction of the repayment condition. Additionally, the Company has paid fees of £49.2 million in 2008 in connection with the amendments and additional fees of £11.5 million upon satisfaction of the repayment condition.

Principal amortisation

The remaining principal payments on the Company's senior credit facility as of 30 June 2009 were scheduled as follows (in millions):

Date	Amount
30 September 2009	—
31 March 2010	—
30 September 2010	£98.9
3 March 2011	288.4
3 June 2012	917.6
3 September 2012	1,893.1
3 March 2013	300.0

Following the repayment of the Company's obligations under its senior credit facility from the proceeds of the June 2009 and July 2009 note issuance (including utilising additional cash reserves), the remaining principal payments on the Company's senior credit facility were scheduled as follows:

September 2010—£0.2 million, March 2011—£285.7 million, June 2012—£677.5 million, September 2012—£1,831.0 million, March 2013—£300.0 million, based on 30 June 2009 exchange rates.

If the Company prepays any amounts due in 2010 and 2011 prior to their scheduled repayment, whether voluntarily or because the terms of the Company's senior credit facility require it to make a prepayment, the Company will have to make simultaneous prepayments in respect of certain other tranches of the senior credit facility. For example, if the Company chooses to prepay £100 million of the amounts due in 2010 and 2011, the Company would be required to make a simultaneous prepayment of £295 million in respect of outstandings otherwise payable in 2012.

Mandatory prepayments

The Company's senior credit facility must be prepaid in certain circumstances by certain amounts, including:

•
50% of excess cash flow in each financial year in excess of £25 million, which percentage may be reduced to 25% or 0% if certain leverage ratios are met;

•
50% of the net cash proceeds of any issuance of certain debt greater than £10 million subject to specified exceptions;

•
50% of the net cash proceeds of any issuance of equity greater than £10 million subject to customary exceptions, which percentage may be reduced to 25% or 0% if certain leverage ratios are met;

•
from the net proceeds of insurance claims subject to minimum thresholds and customary exceptions;

•
from the net proceeds of certain asset disposals subject to minimum thresholds and customary exceptions; and

•
from the net proceeds of certain actions (including sale, spin-off or distribution) taken with respect to all or part of the Company's content division subject to minimum thresholds and customary exceptions.

In addition, the Company's senior credit facility must be repaid and all commitments will be cancelled upon the occurrence of a change of control.

Interest margins

The annual rate of interest payable under the Company's senior credit facility is the sum of (i) the London Intrabank Offer Rate (LIBOR), U.S. LIBOR or European Intrabank Offer Rate (EURIBOR), as applicable, plus (ii) the applicable interest margin and the applicable cost of complying with any reserve requirement.

The applicable interest margin for Tranche A, Tranche A1 and the existing revolving facility depends upon the net leverage ratio of the bank group, which generally comprises VMIH and its subsidiaries, then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	1.250%
Greater than or equal to 3.00:1 but less than 3.40:1	1.375%
Greater than or equal to 3.40:1 but less than 3.80:1	1.500%
Greater than or equal to 3.80:1 but less than 4.20:1	1.625%
Greater than or equal to 4.20:1 but less than 4.50:1	1.750%
Greater than or equal to 4.50:1 but less than 4.80:1	1.875%
Greater than or equal to 4.80:1 but less than 5.00:1	2.125%
Greater than or equal to 5.00:1	2.250%

The applicable interest margin for Tranche A2, Tranche A3 and the new revolving facility depends upon the net leverage ratio of the bank group then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	2.625%
Greater than or equal to 3.00:1 but less than 3.40:1	2.750%
Greater than or equal to 3.40:1 but less than 3.80:1	2.875%
Greater than or equal to 3.80:1 but less than 4.20:1	3.000%
Greater than or equal to 4.20:1	3.125%

The applicable interest margins for Tranches B1-B12 and Tranche C are as follows:

Facility	Margin
B1	2.125%
B2	2.125%
B3	2.000%
B4	2.000%
B5	2.125%
B6	2.125%
B7	3.625%
B8	3.625%
B9	3.500%
B10	3.500%
B11	3.625%
B12	3.625%
C	2.750%

Guarantees; security

The Company's senior credit facility requires that members of the bank group which generate not less than 80% of the consolidated operating cash flow of the bank group guarantee the payment of all sums payable under its senior credit facility (other than Tranche C) and grant first ranking security over all or substantially all of their assets to secure the payment of all sums payable under the senior credit facility (other than Tranche C). Virgin Media Finance PLC has also provided a guarantee for the payment of all sums payable under the senior credit facility and has secured its obligations under that guarantee by granting security over its interest in the intercompany debt owed to it by its direct subsidiary VMIH and over all of the shares in VMIH.

Tranche C under the senior credit facility also has the benefit of a senior guarantee granted by Virgin Media Finance PLC. That guarantee will share in the security of Virgin Media Finance PLC granted to the senior credit facility, but will receive proceeds only after the other tranches. Tranche C does not benefit from guarantees or security granted by other members of the Group.

Covenants

The Company's senior credit facility significantly, and in some cases absolutely, restricts the ability of members of the bank group to, among other things:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
create liens;

•
enter into agreements that restrict the bank group's ability to pay dividends or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of their assets; and

•
enter into transactions with affiliates.

Financial maintenance covenants

The Company's senior credit facility contains the following financial covenant ratios:

•
Consolidated net debt to consolidated operating cashflow or Leverage Ratio;

•
Consolidated operating cashflow to consolidated total net cash interest payable or Interest Coverage Ratio; and

•
Bank group cashflow to consolidated debt service or Debt Service Coverage Ratio.

The financial covenants will be tested as described below:

Quarter Date	Leverage Ratio	Interest Coverage Ratio	Debt Service Coverage Ratio
30 June 2009	4.70:1	2.60:1	Not tested
30 September 2009	4.40:1	2.60:1	1:1
31 December 2009	4.25:1	2.60:1	1:1
31 March 2010	4.25:1	2.60:1	1:1
30 June 2010	4.10:1	2.65:1	1:1
30 September 2010	4.00:1	2.70:1	1:1
31 December 2010	3.90:1	2.75:1	1:1
31 March 2011	3.75:1	2.85:1	1:1
30 June 2011	3.70:1	2.90:1	1:1
30 September 2011	3.60:1	3.00:1	1:1
31 December 2011	3.50:1	3.05:1	1:1
31 March 2012	3.50:1	3.10:1	1:1
30 June 2012	3.00:1	3.20:1	1:1
30 September 2012	3.00:1	4.00:1	1:1
31 December 2012 and thereafter	3.00:1	4.00:1	1:1

As shown in the table above, the required levels become more restrictive over time. As a result, the Company will need to continue to improve its operating performance over the next several years to meet these levels. Failure to meet these covenant levels would result in a default under the senior credit facility. As of 30 June 2009, the Company was in compliance with these covenants. The Company believes the covenants under its outstanding indebtedness will not adversely affect the Company's access to sufficient working capital to fund its future operations or capital needs for the period covered by the working capital statement in paragraph 15 of Part XII: "Additional information".

Events of default

The occurrence of events of default specified in the Company's senior credit facility entitle the lenders to cancel any undrawn portion of that facility, require the immediate payment of all amounts outstanding under that facility and enforce or direct the enforcement of the security interests that have been granted. These events of default include, among other things:

•
failure to make payments of principal or interest when due;

•
breaches of representations;

•
breaches of obligations and undertakings under the senior credit facility and related finance documents, including failure to meet financial covenants;

•
cross defaults;

•
the occurrence of insolvency contingencies affecting Virgin Media Inc., Virgin Media Finance PLC, any borrower, or any guarantor that is a material subsidiary;

•
repudiation of the senior credit facility and the other finance documents;

•
illegality; and

•
the occurrence of any event or circumstance which would have a material adverse effect on the business, assets or financial condition of the obligors under the senior credit facility taken as a whole or any obligor's payment or other material obligations under the senior credit facility or related finance documents.

Senior Notes

On 3 June 2009, Virgin Media Finance PLC, or Virgin Media Finance, issued $750 million aggregate principal amount of 9.50% senior notes due 2016 and €180 million aggregate principal amount of 9.50% senior notes due 2016. The 2009 senior notes are unsecured senior obligations of Virgin Media Finance and rank pari passu with Virgin Media Finance's outstanding senior notes due 2014 and 2016. Interest is payable on 15 February and 15 August of each year. The 2009 senior notes mature on 15 August 2016 and are guaranteed by Virgin Media Inc., Virgin Media Group LLC, VMIH and certain other intermediate holding companies of Virgin Media. On 21 July 2009, Virgin Media Finance PLC issued an additional $600 million aggregate principal amount of 9.50% senior notes due 2016 under the same terms as the notes issued on 3 June 2009.

On 25 July 2006, Virgin Media Finance issued $550 million aggregate principal amount of 9.125% senior notes due 2016. The senior notes due 2016 are unsecured senior obligations of Virgin Media Finance and rank pari passu with Virgin Media Finance's outstanding senior notes due 2014 and 2016. Interest is payable on 15 February and 15 August of each year. The senior notes due 2016 mature on 15 August 2016 and are guaranteed by Virgin Media Inc., Virgin Media Group LLC, VMIH and certain other intermediate holding companies of Virgin Media.

On 13 April 2004, Virgin Media Finance issued $425 million aggregate principal amount 8.75% senior notes due 2014, £375 million aggregate principal amount of 9.75% senior notes due 2014 and €225 million aggregate principal amount of 8.75% senior notes due 2014. The senior notes due 2014 are unsecured senior obligations of Virgin Media Finance and rank pari passu with Virgin Media Finance's outstanding senior notes due 2016. Interest is payable on 15 April and 15 October of each year. The senior notes due 2014 mature on 15 April 2014 and are guaranteed by Virgin Media Inc., Virgin Media Group LLC, VMIH and certain of the intermediate holding companies of Virgin Media.

Convertible Senior Notes

On 16 April 2008, Virgin Media Inc. issued US dollar denominated 6.50% convertible senior notes due 2016 with a principal amount outstanding of $1.0 billion. The convertible senior notes are unsecured senior obligations of Virgin Media and, consequently, are subordinated to the Group's obligations under the senior credit facility and rank equally with Virgin Media's guarantees of the senior notes. The convertible senior notes bear interest at an annual rate of 6.50% payable semi-annually on 15 May and 15 November of each year, beginning 15 November 2008. The convertible senior notes mature on 15 November 2016 and may not be redeemed by the Company prior to their maturity date. Upon conversion, the Company may elect to settle in cash, Common Shares or a combination of cash and Common Shares.

Holders of convertible senior notes may tender their notes for conversion at any time on or after 15 August 2016 through to the second scheduled trading date preceding the maturity date. Prior to 15 August 2016, holders may convert their notes, at their option, only under the following circumstances: (i) in any quarter, if the closing sale price of the Common Shares during at least 20 of the last 30 trading days of the prior quarter was more than 120% of the applicable conversion price per Common Share on the last day of such prior quarter; (ii) if, for five consecutive trading days, the trading price per $1,000 principal amount of notes was less than 98% of the product of the closing price of the Common Shares and the then applicable conversion rate; (iii) if a specified corporate event occurs, such as a merger, recapitalisation, reclassification, binding share exchange or conveyance of all, or substantially all, of the Company's assets; (iv) the declaration by the Company of the distribution of certain rights, warrants, assets or debt securities to all, or substantially all, holders of the Common Shares; or (v) if the Company undergoes a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting.

The initial conversion rate of the convertible senior notes represents an initial conversion price of approximately $19.22 per Common Share. The conversion rate is subject to adjustment for share splits, share dividends or distributions, the issuance of certain rights or warrants, certain cash dividends or distributions or stock repurchases where the price exceeds market values. In the event of specified fundamental changes relating to the Company, referred to as "make whole" fundamental changes, the conversion rate will be increased as provided by a formula set forth in the indenture governing the convertible senior notes.

Holders may also require the Company to repurchase the convertible senior notes for cash in the event of a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting (including involuntary delisting for failure to continue to comply with the NASDAQ Listing Rules), for a purchase price equal to 100% of the principal amount, plus accrued but unpaid interest to the purchase date.

Restrictions under the Company's existing debt agreements

The agreements governing the senior notes and the senior credit facility significantly and, in some cases absolutely, restrict the Company's ability and the ability of most of the Company's subsidiaries to:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
enter into sale and leaseback transactions or certain vendor financing arrangements;

•
create liens;

•
enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of their assets; and

•
enter into transactions with affiliates.

The Company is also subject to financial maintenance covenants under its senior credit facility. These covenants require the Company to meet certain financial targets on a quarterly basis and the required levels increase over time. As a result, the Company will need to continue to improve its operating performance over the next several years to meet these levels. Failure to meet these covenant levels would result in a default under the Company's senior credit facility.

Debt Ratings

To access public debt capital markets, the Company relies on credit rating agencies to assign corporate credit ratings. A rating is not a recommendation by the rating agency to buy, sell or hold the Company's securities. A credit rating agency may change or withdraw the Company's ratings based on its assessment of the Company's current and future ability to meet interest and principal repayment obligations. Lower credit ratings generally result in higher borrowing costs and reduced access to debt capital markets. The corporate debt ratings and outlook currently assigned by the rating agencies engaged by the Company are as follows:

	Corporate Rating	Outlook
Moody's Investors Service Inc.	Ba3	Stable
Standard & Poor's	B+	Stable
Fitch	BB-	Stable

Cash Dividends

During the year ended 31 December 2008 and the period from 1 January 2009 to the date of this Prospectus, the Company paid the following dividends:

Board Declaration Date	Per Share Dividend	Record Date	Payment Date	Total Amount
				(in millions)
Year ended 31 December 2008:
6 February 2008	$0.04	12 March 2008	20 March 2008	£6.6
21 May 2008	0.04	12 June 2008	20 June 2008	6.7
2 September 2008	0.04	12 September 2008	22 September 2008	7.1
25 November 2008	0.04	12 December 2008	22 December 2008	8.9
Period from 1 January 2009 to date of this Prospectus:
27 February 2009	$0.04	12 March 2009	20 March 2009	£9.0
29 May 2009	0.04	12 June 2009	22 June 2009	8.0
27 August 2009	0.04	11 September 2009	21 September 2009	8.1

Future payments of regular quarterly dividends by the Company are at the discretion of the Board and will be subject to the Company's future needs and uses of cash, which could include investments in operations, the repayment of debt, and share repurchase programmes. In addition, the terms of the Company and its subsidiaries' existing and future indebtedness and the laws of jurisdictions under which those subsidiaries are organised limit the payment of dividends, loan repayments and other distributions to the Company under many circumstances.

Off-Balance Sheet Arrangements

As of 30 June 2009 and 2008, the Company had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K under the US Exchange Act.

PART IX

HISTORICAL AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Virgin Media Inc.

We have audited the accompanying consolidated balance sheets of Virgin Media Inc. and subsidiaries as of December 31, 2008, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virgin Media Inc. and subsidiaries as of December 31, 2008, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, Virgin Media Inc. changed its method of accounting for stock-based compensation expense as of January 1, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"; changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans"; adopted Financial Accounting Standards Board Staff Position FAS 143-1, "Accounting for Electronic Waste Obligations", as of December 12, 2006; and changed the method of accounting for its convertible debt instrument as of January 1, 2009 to conform with the provisions of Financial Accounting Standards Board Staff Position APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)", and retrospectively adjusted all periods presented in the consolidated financial statements for this change.

/s/ Ernst & Young LLP London, England

February 26, 2009,

except for notes 1, 3, 17 and 18, as to which the date is

May 26, 2009

and except for notes 2,4,5,6,7,8,9,10,11,12,14,15 and 19, as to which the date is

September 25, 2009

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except par value)

	December 31,
	2008	2007	2006
Assets
Current assets
Cash and cash equivalents	£181.6	£321.4	£418.5
Restricted cash	6.1	6.1	6.0
Accounts receivable-trade,—less allowances for doubtful accounts of £16.5 (2008), £19.5 (2007) and £51.8 (2006)	454.3	451.8	457.4
Inventory for resale	12.7	8.3	8.3
Programming inventory	68.4	55.4	43.9
Derivative financial instruments	168.4	4.1	—
Prepaid expenses and other current assets	107.8	88.0	82.8
Current assets held for sale	56.2	20.4	21.5

Total current assets	1,055.5	955.5	1,038.4
Fixed assets, net	5,342.1	5,649.5	6,020.0
Goodwill and other indefinite-lived assets	2,082.3	2,448.3	2,476.6
Intangible assets, net	510.3	790.7	1,082.2
Equity investments	353.5	368.7	371.5
Derivative financial instruments	435.7	60.1	32.0
Other assets, net of accumulated amortization of £79.1 (2008), £45.0 (2007) and £21.8 (2006)	153.9	123.5	138.3
Other assets held for sale	—	107.0	119.5

Total assets	£9,933.3	£10,503.3	£11,278.5

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£370.5	£340.3	£346.2
Accrued expenses and other current liabilities	449.9	430.4	507.7
Derivative financial instruments	84.4	—	0.5
VAT and employee taxes payable	63.5	86.1	82.8
Restructuring liabilities	71.0	89.6	126.8
Interest payable	131.6	172.5	158.2
Deferred revenue	268.0	250.2	267.9
Current portion of long term debt	40.5	29.1	141.9
Current liabilities held for sale	36.2	45.7	45.8

Total current liabilities	1,515.6	1,443.9	1,677.8
Long term debt, net of current portion	6,129.6	5,929.4	6,017.2
Derivative financial instruments	42.6	122.3	137.1
Deferred revenue and other long term liabilities	150.1	116.2	139.1
Deferred income taxes	79.2	81.0	77.2

Total liabilities	7,917.1	7,692.8	8,048.4

Commitments and contingent liabilities
Shareholders' equity
Common stock—$0.01 par value; authorized 1,000.0 (2008, 2007 and 2006) shares; issued 329.0 (2008), 328.9 (2007) and 326.4 (2006) and outstanding 328.1 (2008), 327.5 (2007) and 323.9 (2006) shares	1.8	1.8	1.8
Additional paid-in capital	4,461.3	4,335.9	4,303.4
Accumulated other comprehensive income	178.2	148.6	116.0
Accumulated deficit	(2,625.1)	(1,675.8)	(1,191.1)

Total shareholders' equity	2,016.2	2,810.5	3,230.1

Total liabilities and shareholders' equity	£9,933.3	£10,503.3	£11,278.5

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Year ended December 31,
	2008	2007	2006
Revenue	£3,776.8	£3,838.6	£3,413.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	1,647.1	1,652.2	1,428.8
Selling, general and administrative expenses.	828.0	906.0	862.3
Restructuring and other charges	22.7	28.7	67.0
Depreciation.	902.8	922.3	797.1
Amortization	285.8	301.0	238.6
Goodwill and intangible asset impairments	362.2	—	—

	4,048.6	3,810.2	3,393.8

Operating (loss) income	(271.8)	28.4	20.0
Other income (expense)
Interest income and other, net	26.1	18.3	35.4
Interest expense	(499.4)	(514.1)	(457.5)
Loss on extinguishment of debt	(9.6)	(3.2)	(32.8)
Share of income from equity investments	14.4	17.7	12.5
Gains (losses) on derivative instruments	283.7	(2.5)	1.3
Foreign currency (losses) gains	(403.6)	5.1	(90.1)

Loss from continuing operations before income taxes	(860.2)	(450.3)	(511.2)
Income tax benefit (expense)	6.8	(2.5)	11.8

Loss from continuing operations	(853.4)	(452.8)	(499.4)

Discontinued operations
Loss from discontinued operations, net of tax	(66.6)	(10.7)	(1.9)

Net loss before cumulative effect of changes in accounting principle	(920.0)	(463.5)	(501.3)
Cumulative effect of changes in accounting principle, net of tax	—	—	(32.6)

Net loss	£(920.0)	£(463.5)	£(533.9)

Basic and diluted loss from continuing operations per common share.	£(2.60)	£(1.39)	£(1.70)

Basic and diluted loss from discontinued operations per common share	£(0.20)	£(0.03)	£(0.01)

Basic and diluted loss from cumulative effect of changes in accounting principle per share	£—	£—	£(0.11)

Basic and diluted net loss per common share	£(2.80)	£(1.42)	£(1.82)

Dividends per share (in U.S. dollars)	$0.16	$0.13	$0.05

Average number of shares outstanding	328.0	325.9	292.9

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Year ended December 31,
	2008	2007	2006
Operating activities
Net loss	£(920.0)	£(463.5)	£(533.9)
Cumulative effect of changes in accounting principle	—	—	32.6
Loss from discontinued operations	66.6	10.7	1.9

Loss from continuing operations	(853.4)	(452.8)	(499.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,188.6	1,223.3	1,035.7
Goodwill and intangible asset impairments	362.2	—	—
Non-cash interest	(46.4)	2.7	99.1
Non-cash compensation	16.8	17.5	36.7
Loss (income) from equity accounted investments, net of dividends received	10.7	(10.8)	(9.5)
Income taxes	(2.3)	14.3	(14.8)
Amortization of original issue discount and deferred financing costs	24.4	23.1	32.4
Unrealized foreign currency losses (gains)	371.6	(2.7)	46.5
Loss on extinguishment of debt	9.6	3.2	32.8
Unrealized (gains) losses on derivative instruments	(278.1)	2.5	(1.3)
Gain on disposal of investments	—	(8.1)	—
(Gain) loss on disposal of assets	(0.1)	18.8	(1.7)
Other	0.7	—	(1.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Marketable securities	—	—	96.9
Accounts receivable	(2.6)	4.7	(70.9)
Inventory	(17.4)	(11.5)	(18.5)
Prepaid expenses and other current assets	(11.9)	8.7	(20.3)
Other assets	(11.0)	4.2	(3.6)
Accounts payable	5.2	(0.2)	16.2
Deferred revenue (current)	17.8	(17.4)	11.0
Accrued expenses and other current liabilities	(30.9)	(104.4)	42.4
Deferred revenue and other long term liabilities	5.2	(4.3)	(23.0)

Net cash provided by operating activities	758.7	710.8	785.7

Investing activities
Purchase of fixed and intangible assets	(477.9)	(533.7)	(553.1)
Principal repayments on loans to equity investments	8.6	16.4	15.7
Proceeds from the sale of fixed assets	2.1	3.3	2.4
Proceeds from sale of investments	—	9.8	—
Purchase of investments	(1.5)	(2.0)	—
Acquisitions, net of cash acquired	—	(1.0)	(2,423.1)
(Increase) decrease in restricted cash	—	(0.1)	5.8

Net cash used in investing activities	(468.7)	(507.3)	(2,952.3)

Financing activities
New borrowings, net of financing fees	447.7	874.5	8,935.6
Proceeds from employee stock option exercises	0.6	15.0	38.7
Principal payments on long term debt and capital leases	(846.3)	(1,170.8)	(7,100.6)
Dividends paid	(29.3)	(21.2)	(8.5)

Net cash (used in) provided by financing activities	(427.3)	(302.5)	1,865.2

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(3.0)	5.2	0.4
Net cash used in investing activities	(1.9)	(2.5)	(1.7)

Net cash (used in) provided by discontinued operations	(4.9)	2.7	(1.3)

Effect of exchange rate changes on cash and cash equivalents	2.4	(0.8)	(14.0)
Decrease in cash and cash equivalents	(139.8)	(97.1)	(316.7)
Cash and cash equivalents at beginning of year	321.4	418.5	735.2

Cash and cash equivalents at end of year	£181.6	£321.4	£418.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£515.8	£486.9	£327.1
Income taxes paid	0.1	0.6	7.7

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(in millions)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock $.01 Par Value	Additional Paid-In Capital	Treasury Stock	Comprehensive Income (Loss)	Foreign Currency Translation	Pension Liability Adjustments	Net (Losses) Gains on Derivatives	Accumulated Deficit	Total
Balance, December 31, 2005	£1.2	£2,671.0	£(114.0)	£475.8	£64.5	£(18.2)	£(0.8)	£(648.7)	£1,955.0

Exercise of stock options and tax effect	—	38.7	—		—	—	—	—	38.7
Cancellation of treasury stock	—	(114.0)	114.0		—	—	—	—	—
Issuance of stock for acquisition of Telewest	0.4	1,151.5	—		—	—	—	—	1,151.9
Issuance of stock for acquisition of Virgin Mobile	0.2	518.5	—		—	—	—	—	518.7
Stock compensation costs	—	37.7	—		—	—	—	—	37.7
Dividends paid	—	—	—		—	—	—	(8.5)	(8.5)
Comprehensive loss:
Net loss for the year ended December 31, 2006	—	—	—	£(533.9)	—	—	—	(533.9)	(533.9)
Currency translation adjustment	—	—	—	67.1	67.1	—	—	—	67.1
Net losses on derivatives, net of tax	—	—	—	(49.8)	—	—	(49.8)	—	(49.8)
Reclassification of derivative losses to net income, net of tax	—	—	—	55.0	—	—	55.0	—	55.0
Pension liability adjustment, net of tax	—	—	—	7.6	—	7.6	—	—	7.6
Adjustment to initially apply FAS 158	—	—	—	—	—	(9.4)	—	—	(9.4)

Balance, December 31, 2006	£1.8	£4,303.4	£—	£(454.0)	£131.6	£(20.0)	£4.4	£(1,191.1)	£3,230.1

Exercise of stock options and tax effect	—	17.6	—		—	—	—	—	17.6
Stock compensation costs	—	14.9	—		—	—	—	—	14.9
Dividends paid	—	—	—		—	—	—	(21.2)	(21.2)
Comprehensive loss:
Net loss for the year ended December 31, 2007	—	—	—	£(463.5)	—	—	—	(463.5)	(463.5)
Currency translation adjustment	—	—	—	(0.2)	(0.2)	—	—	—	(0.2)
Net gains on derivatives, net of tax	—	—	—	53.8	—	—	53.8	—	53.8
Reclassification of derivative gains to net income, net of tax	—	—	—	(40.8)	—	—	(40.8)	—	(40.8)
Pension liability adjustment, net of tax	—	—	—	19.8	—	19.8	—	—	19.8

Balance, December 31, 2007	£1.8	£4,335.9	£—	£(430.9)	£131.4	£(0.2)	£17.4	£(1,675.8)	£2,810.5

Exercise of stock options and tax effect	—	0.6	—		—	—	—	—	0.6
Stock compensation costs	—	16.6	—		—	—	—	—	16.6
Dividends paid	—	—	—		—	—	—	(29.3)	(29.3)
Equity component of convertible notes	—	108.2	—		—	—	—	—	108.2
Comprehensive loss:
Net loss for the year ended December 31, 2008	—	—	—	£(920.0)	—	—	—	(920.0)	(920.0)
Currency translation adjustment	—	—	—	38.2	38.2	—	—	—	38.2
Net gains on derivatives, net of tax	—	—	—	147.8	—	—	147.8	—	147.8
Reclassification of derivative gains to net income, net of tax	—	—	—	(125.1)	—	—	(125.1)	—	(125.1)
Pension liability adjustment, net of tax	—	—	—	(31.3)	—	(31.3)	—	—	(31.3)

Balance, December 31, 2008	£1.8	£4,461.3	£—	£(890.4)	£169.6	£(31.5)	£40.1	£(2,625.1)	£2,016.2

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Business

Virgin Media Inc. is a Delaware corporation and is publicly-traded on the NASDAQ Global Select Market in the United States. We conduct our operations primarily through direct and indirect wholly owned subsidiaries.

Virgin Media Inc. is a leading U.K. entertainment and communications business providing the first "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services in the U.K. together with one of the most advanced TV on demand services available in the U.K. market. As of December 31, 2008, we were the U.K.'s largest residential broadband and mobile virtual network operator and second largest provider in the U.K. of pay television and fixed line telephone services by customer numbers. Through ntl:Telewest Business, which also operates under the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

Through Virgin Media Television, or Virgin Media TV, we provide a broad range of programming through our wholly owned channels such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide.

Our previously reported operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. As a result of the business reorganization initiated in 2008, during the first quarter of 2009 we have realigned our internal reporting structure and the related financial information used by our chief operating decision maker to assess the performance of our business. Our new operating segments are as follows:

•
Consumer:  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and to a lesser extent off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

•
Business:  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

•
Content:  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

On February 6, 2007, we changed the name of our corporate parent from NTL Incorporated to Virgin Media Inc. and the names of certain of our subsidiaries.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

On May 9, 2005, we sold our operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. Upon the sale, we recorded a gain on disposal of £137.0 million, net of tax of £8.5 million. During the year ended December 31, 2006, we were able to release certain contingent tax liabilities of £7.9 million, relating to the disposal of our former Ireland operations.

On March 3, 2006, NTL Holdings Inc. (formerly known as NTL Incorporated and now known as Virgin Media Holdings Inc, or Virgin Media Holdings), merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc., or Telewest, and now known as Virgin Media Inc., or Virgin Media). The

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

merger has been accounted for as a reverse acquisition in which Virgin Media Holdings is treated as the accounting acquirer, primarily because Virgin Media Holdings' shareholders owned 75% of the common stock upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated, and subsequently to Virgin Media Inc. As a result, the historical financial statements of Virgin Media Holdings became the historical financial statements of Virgin Media Inc. as of the completion of the merger. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

The results of operations and cash flows for Virgin Mobile are included in the consolidated financial statements from July 4, 2006, the date of its acquisition.

On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up in accordance with the requirements of FAS 144 and we have retrospectively adjusted the balance sheet as of December 31, 2008, 2007 and 2006 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations. We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. FSP APB 14-1 has been applied on a retrospective basis, whereby our prior period financial statements have been adjusted.

Principles of Consolidation

The consolidated financial statements include the accounts for us and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation. The operating results of acquired companies are included in our consolidated statements of operations from the date of acquisition.

For investments in which we own 20% to 50% of the voting shares and have significant influence over the operating and financial policies, the equity method of accounting is used. Accordingly, our share of the earnings and losses of these companies are included in the share of income (losses) in equity investments in the accompanying consolidated statements of operations. For investments in which we own less than 20% of the voting shares and do not have significant influence, the cost method of accounting is used. Under the cost method of accounting, we do not record our share in the earnings and losses of the companies in which we have an investment and such investments are generally reflected in the consolidated balance sheet at historical cost.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in restructuring costs, amounts accrued for vacated properties, the amount to be paid for other liabilities, including contingent liabilities, our pension expense and pension funding requirements, amounts to be paid under our employee incentive plans, costs for interconnection, the amount of costs to be capitalized in connection with the construction

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

and installation of our network and facilities, goodwill and indefinite life assets, long-lived assets, certain other intangible assets and the computation of our income tax expense and liability. Actual results could differ from those estimates.

Fair Values

We have determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies including, where appropriate, the recording of adjustments to fair values to reflect non-performance risk. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available to us as of December 31, 2008, 2007 and 2006.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated statement of cash flows for the year ended December 31, 2006 includes reclassifications within cash flows from operating activities to provide greater detail on non-cash movements included within this category.

Foreign Currency Translation

Our reporting currency is the pound sterling because substantially all of our revenues, operating costs and selling, general and administrative expenses are denominated in U.K. pound sterling. Exchange gains and losses on translation of our net equity investments in subsidiaries having functional currencies other than the pound sterling are reported as a separate component of accumulated other comprehensive income in shareholders' equity. Foreign currency transactions involving amounts denominated in currencies other than a subsidiary's functional currency are recorded at the exchange rate ruling at the date of the transaction and are remeasured each period with gains and losses recorded in the consolidated statement of operations.

Cash Equivalents and Restricted Cash

Cash equivalents are short term highly liquid investments purchased with an original maturity of three months or less. We had cash equivalents totaling £128.8 million, £218.7 million and £322.1 million as at December 31, 2008, 2007 and 2006, respectively.

Restricted cash balances of £6.1 million, £6.1 million and £6.0 million as at December 31, 2008, 2007 and 2006, respectively, represent cash balances collateralized against performance bonds given on our behalf.

Trade Receivables

Our trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

movements in our allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 are as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£19.5	£51.8	£41.7
Acquisitions	—	—	15.5
Charged to costs and expenses	31.7	32.9	52.0
Write offs, net of recoveries	(34.7)	(65.2)	(57.4)

Balance, December 31	£16.5	£19.5	£51.8

Inventory

Inventory consists of consumer goods for re-sale and programming inventory. Consumer goods for re-sale are valued at the lower of cost or market value using the first-in, first-out, or FIFO method. Cost represents the invoiced purchase cost of inventory. This valuation requires us to make judgments, based on currently available information, about obsolete, slow-moving or defective inventory. Based upon these judgments and estimates, which are applied consistently from period to period, we adjust the carrying amount of our inventory for re-sale to the lower of cost or market value.

Programming inventory represents television programming libraries held by each of our television channels and is stated at the lower of cost or market value. Programming is recognized as inventory when a contractual purchase obligation exists, it has been delivered to us and is within its permitted broadcasting period. Programming inventory is periodically reviewed and a provision made for impairment or obsolescence.

Fixed Assets

Depreciation is computed by the straight-line method over the estimated useful economic lives of the assets. Land and fixed assets held for sale are not depreciated. Estimated useful economic lives are as follows:

Operating equipment:
Cable distribution plant	8-30 years
Switches and headends	8-10 years
Customer premises equipment	5-10 years
Other operating equipment	8-20 years
Other equipment:
Buildings	30 years
Leasehold improvements	7 years or, if less, the lease term
Computer infrastructure	3-5 years
Other equipment	5-12 years

The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations.

Goodwill and Intangible Assets

Goodwill and other intangible assets with indefinite lives, such as television channel tradenames and reorganization value in excess of amount allocable to identifiable assets, are not amortized and are tested for impairment annually or more frequently if circumstances indicate a possible impairment exists in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, or FAS 142.

Goodwill and other intangible assets with indefinite lives are allocated to various reporting units, which are the operating segments. For purposes of performing the impairment test of goodwill during the years ended December 31, 2008, 2007, and 2006, we established the following reporting units: Cable, Mobile, Virgin Media TV and sit-up. We compared the fair value of the reporting unit to its carrying amount on an annual basis to determine if there was potential goodwill impairment. We evaluated our former Cable reporting unit for impairment on an annual basis as at December 31, while all other reporting units were evaluated as at June 30.

During the first quarter of 2009, we realigned our internal reporting structure and the related financial information utilized by the chief operating decision maker to assess the performance of our business. As a result, three new operating segments and reporting units were established; Consumer, Business and Content. Content, which consists of the former Virgin Media TV reporting unit, will be evaluated for impairment purposes as at June 30 while Consumer and Business will be evaluated as at October 1 each year.

Intangible assets include trademark license agreements and customer lists. Trademark license agreements represent the portion of purchase price allocated to agreements to license trademarks acquired in business combinations. Trademark licenses are amortized over the period in which we expect to derive benefits, which is principally five years. Customer lists represent the portion of the purchase price allocated to the value of the customer base acquired in business combinations. Customer lists are amortized on a straight-line basis over the period in which we expect to derive benefits, which is principally three to six years.

Asset Retirement Obligations

We accrue for the liability in respect of dilapidation on our leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases, or FAS 13.

In June 2005, the Financial Accounting Standards Board issued FASB Staff Position FAS 143-1, Accounting for Electronic Equipment Waste Obligations, or FSP 143-1. The FASB issued FSP 143-1 to address the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive adopted by the European Union. FSP 143-1 requires that the commercial user should apply the provisions of FASB Statement No. 143 and the related FASB Interpretation No. 47 to certain obligations associated with historical waste (as defined by the Directive), since this type of obligation is an asset retirement obligation. FSP 143-1 was effective for the later of the first reporting period ending after June 8, 2005 or the Directive's adoption into law by the applicable European Union-member country. The Directive was adopted by the United Kingdom on December 12, 2006, and was effective January 2, 2007. Management have reviewed their obligations under the law and concluded that an obligation exists for certain of our customer premises equipment. As a result, we recognized an asset retirement obligation of £58.2 million and fixed assets of £24.4 million on the consolidated balance sheet as at December 31, 2006 and a cumulative effect change in accounting principle of £33.8 million in the consolidated statement of operations for the year then ended.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We assess the recoverability of the carrying value of long-lived assets, by first grouping our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. We estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, we record an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. We determine fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analysis of discounted cash flows or external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long term growth rate.

As of December 31, 2008, other than the assets accounted for as available for sale, there were no indicators of impairment that suggest the carrying amounts of our long-lived assets are not recoverable.

Deferred Financing Costs

Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt using the effective interest method. Deferred financing costs of £118.0 million, £88.9 million and £99.7 million as of December 31, 2008, 2007 and 2006, respectively, are included in other assets on the consolidated balance sheets.

Restructuring Costs

As of January 1, 2003, we adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognize a liability for costs associated with restructuring activities when the liability is incurred. Prior to 2003, we recognized a liability for costs associated with restructuring activities at the time a commitment to restructure was given in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

In 2006, we initiated a number of restructuring programs as part of our acquisitions of Telewest and Virgin Mobile. Accruals in respect to exit activities of the acquired businesses are recognized under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and included in the acquired company's opening balance sheet. Accruals in respect to exit activities of the historic NTL business are recognized under FAS 146.

In 2008, we initiated a restructuring program aimed at driving further improvements in our operational performance and eliminating inefficiencies. Accruals in respect to exit activities within this program are recognized at the date the liability is incurred.

Revenue Recognition

We recognize revenue only when it is realized or realizable and earned. We recognize revenue when all of the following are present:

•
persuasive evidence of an arrangement exists between us and our customers;

•
delivery has occurred or the services have been rendered;

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

•
the price for the service is fixed or determinable; and

•
collectibility is reasonably assured.

Fixed line telephone, cable television and internet revenues are recognized as the services are provided to customers. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

Installation revenues are recognized in accordance with the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies, in relation to connection and activation fees for cable television, as well as fixed line telephone and internet services, on the basis that we market and maintain a unified fiber network through which we provide all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

Rental revenues in respect of line rentals and rental of equipment provided to customers are recognized on a straight-line basis over the term of the rental agreement.

Mobile handset and other equipment revenues are recognized when the goods have been delivered and title has passed. Equipment revenue is stated net of discounts earned through service usage.

Mobile service revenues include airtime, data, roaming and long-distance revenues and are invoiced and recorded as part of a periodic billing cycle. Service revenues are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

Contract customers are billed in arrears based on usage and revenue is recognized when the service is rendered and collectibility is reasonably assured. Revenue from non-contract pre-pay customers is recorded as deferred revenue prior to commencement of services and is recognized as the services are rendered or usage expires.

Bundled services revenue is recognized in accordance with the provisions of EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, to assess whether the components of the bundled services should be recognized separately.

For bundled packages that have separately identifiable components, the total consideration is allocated to the different components based on their relative fair values. Where the fair value of a delivered component cannot be determined reliably but the fair value of the undelivered component can be, the fair value of the undelivered component is deducted from the total consideration and the net amount is allocated to the delivered components based on the "residual value" method.

Programming revenues are recognized in accordance with SOP 00-2, Accounting by Producers or Distributors of Films. Revenue on transactional and interactive sales is recognized as and when the services are delivered. Advertising sales revenue is recognized at estimated realizable values when the advertising is aired.

Retail revenues are recognized on dispatch of goods to customers and are net of discounts given and less actual and expected returns, refunds and credit card charge-backs.

Subscriber Acquisition Costs

Costs incurred in respect to the acquisition of our customers, including payments to distributors and the cost of mobile handset promotions, are expensed as incurred.

Advertising Expense

We expense the cost of advertising as incurred. Advertising costs were £99.8 million, £108.6 million and £101.3 million in 2008, 2007 and 2006, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Stock-Based Compensation

We have a number of stock-based employee compensation plans, as described more fully in note 11. On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share Based Payment, or FAS 123R, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, or FAS 123. FAS 123R also supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows, or FAS 95. FAS 123R differs from FAS 123 by requiring all entities to measure liabilities incurred in stock-based payment transactions at fair value and to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under FAS 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the fair value of the awards immediately before the modification.

FAS 123R also clarifies and expands guidance under FAS 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. FAS 123R amends FAS 95 requiring that the excess tax benefits are reported as a financing cash inflow rather than as a reduction of taxes paid.

We adopted FAS 123R on January 1, 2006 and elected to use the modified prospective method, whereby prior period results were not restated. As a result of the adoption of FAS 123R, we recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods. Stock-based compensation expense is recognized as a component of selling, general and administrative expenses in the consolidated statement of operations.

Pensions

We account for our defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions, or FAS 87, and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106, or FAS 132R. Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements.

In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statement No. 87, 88, 106 and 132(R), or FAS 158. FAS 158 requires that the funded status of defined benefit postretirement plans be recognized on a company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective for fiscal years ending after December 15, 2006, which we adopted for the year ended December 31, 2006. FAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, effective for fiscal years ending after December 15, 2008. The impact of adopting the recognition provisions of FAS 158 as of December 31, 2006 was an increase in liabilities of £9.4 million and a pre-tax increase in the accumulated other comprehensive loss of £9.4 million.

Derivative Financial Instruments

We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As certain portions of our indebtedness accrue interest at variable rates, we are exposed to volatility in future cash flows and earnings associated with variable interest rate payments. Also, substantially all of our revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, U.S. dollars and euros, but we pay interest and principal obligations on some of our indebtedness in U.S. dollars and euros. As a result, we have exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of our indebtedness. We are also exposed to volatility in future cash flows and earnings associated with foreign currency payments in relation to operating costs and purchases of fixed assets incurred in the normal course of business.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Our objective in managing exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of our earnings and cash flows caused by changes in underlying rates. To achieve this objective, we have entered into derivative financial instruments. We have established policies and procedures to govern the management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, we do not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

In order to qualify for hedge accounting in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, we are required to document in advance the relationship between the item being hedged and the hedging instrument. We are also required to demonstrate that the hedge will be highly effective on an ongoing basis. This effectiveness testing is performed and documented at each period end to ensure that the hedge remains highly effective.

We recognize all derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in accumulated other comprehensive income or loss. Amounts recorded in accumulated other comprehensive income or loss are reclassified to the statement of operations in the same period as the corresponding impact on earnings from the underlying hedged transaction. Changes in fair value of any instrument not designated as an accounting hedge or considered to be ineffective as an accounting hedge are reported in earnings immediately.

Where an accounting hedge no longer meets the effectiveness criteria, any gains or losses deferred in equity are only transferred to the statement of operations when the committed or forecasted transaction is recognized in the statement of operations. However, where we have applied cash flow hedge accounting for a forecasted or committed transaction that is no longer expected to occur, then the cumulative gain or loss that has been recorded in equity is recognized immediately as gains or losses on derivative instruments in the statement of operations. When an instrument designated as an accounting hedge expires or is sold, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of operations.

Software Development Costs

We capitalize costs related to computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software that we customize to meet our specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. We have not sold, leased or licensed software developed for internal use to our customers and we have no intention of doing so in the future.

Income Taxes

We provide for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. We recognize deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. We have considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. We adopted FIN 48 on January 1, 2007. The adoption did not have a material effect on our consolidated financial statements.

Loss from Continuing and Discontinued Operations Per Share and Net Loss Per Share

Basic and diluted loss from continuing operations and discontinued operations per share and net loss per share are computed by dividing the loss from continuing operations, discontinued operations and net loss, respectively, by the average number of shares outstanding during the years ended December 31, 2008, 2007 and 2006. Options, warrants, shares issuable under the convertible senior notes and shares of restricted stock held in escrow are excluded from the calculation of diluted net loss from continuing operations and discontinued operations per share for all periods presented since the inclusion of such securities is anti-dilutive. The average number of shares outstanding is computed as follows (in millions) (as adjusted for the reverse acquisition of Telewest):

	Year ended December 31,
	2008	2007	2006
Adjusted number of shares outstanding at start of period	327.5	323.9	212.9
Issues of common stock (average number outstanding during the period)	0.5	2.0	80.0

Average number of shares outstanding	328.0	325.9	292.9

Note 3—Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were adopted by us in the first quarter of 2008 effective January 1, 2008, and did not have a material impact on our consolidated financial statements. We are in the process of evaluating the impact that FAS 157 will have on our non-financial assets and liabilities upon adoption in the fiscal year beginning January 1, 2009.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. FAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. We did not elect to measure any of our financial assets or liabilities at fair value as a result of the implementation of FAS 159.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be recognized as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Recent Accounting Pronouncements (Continued)

years beginning after December 15, 2008. The adoption of this statement effective January 1, 2009 did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than ourselves (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in our consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FAS 161 effective January 1, 2009 did not have a material impact on our consolidated financial statements.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, or FAS 162. FAS 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. FAS 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. We do not expect FAS 162 to have an effect on our consolidated financial statements at this time.

Note 4—Acquisitions and Disposals

Disposal of sit-up

On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up as assets and liabilities held for sale and discontinued operations and we have adjusted the balance sheet as of December 31, 2008, 2007 and 2006 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

Revenue of the sit-up business, reported in discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £241.8 million, £238.6 million and £190.6 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

66.6 million, £10.7 million and £9.8 million, respectively. Revenue related to the carriage of the sit-up channels recognized in our Consumer segment that had previously been eliminated for consolidation purposes was £2.7 million, £3.5 million and £2.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The assets and liabilities of the sit-up business reported as held for sale as of December 31, 2008, 2007 and 2006 included (in millions):

	December 31,
	2008	2007	2006
Current assets held for sale
Accounts receivable, net	£2.4	£3.8	£3.8
Inventory	7.2	11.8	13.0
Prepaid expenses	5.4	4.8	4.7
Other assets	41.2	—	—

Current assets held for sale	£56.2	£20.4	£21.5

Other assets held for sale
Fixed assets, net	£—	£6.1	£6.2
Trademark licenses	—	26.0	38.4
Goodwill	—	39.9	39.9
Other assets	—	35.0	35.0

Other assets held for sale	£—	£107.0	£119.5

Current liabilities held for sale
Accounts payable	£26.5	£32.7	£33.2
Accrued expenses	9.6	10.8	12.4
Deferred revenue and other liabilities	0.1	—	0.1
Other liabilities	—	2.2	0.1

Current liabilities held for sale	£36.2	£45.7	£45.8

In accordance with the sale agreement, part of the consideration included a loan note from Aurelius AG. On April 1, 2009, we entered into a five-year carriage agreement with sit-up for continued distribution of the three sit-up channels on our television platform. In general, the agreements governing the loan note and exchange of services between us and sit-up are for specified periods at commercial rates. Following the sale, our continuing involvement with sit-up is limited to the loan note and carriage agreement and is therefore not considered significant.

As at December 31, 2008, we performed an interim goodwill impairment review of our sit-up reporting unit. In September 2008, we received notification that one of our two licenses to broadcast over Freeview digital terrestrial television would not be renewed. Along with this, the downturn in the economy had reduced the level of retail sales. As a result, management concluded that indicators existed that suggested it was more likely than not that the fair value of this reporting unit was less than its carrying value.

The fair value of the sit-up reporting unit, which was determined through the use of a combination of both the market and income approaches to calculate fair value, was found to be less than the carrying value. The market and income approaches declined from the goodwill impairment test we performed as at June 30, 2008 as a result of reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the reporting unit's individual assets and liabilities and recognized a goodwill impairment charge of £39.9 million. During the year ending December 31, 2008, we impaired intangible assets relating to our sit-up reporting unit totaling £14.9 million. Subsequent to the year end, in accordance with the provisions of FAS 144, we wrote down the assets held for sale to fair value based upon the purchase consideration agreed with Aurelius AG. This resulted in a £19.0 million impairment charge, which was recognized in the loss from discontinued operations for the three months ended March 31, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

Acquisition of Virgin Mobile

On July 4, 2006, we acquired 100% of the outstanding shares and options of the U.K. operation of Virgin Mobile through a U.K. Scheme of Arrangement. Virgin Mobile was the largest mobile virtual network operator in the U.K. with approximately 4.5 million customers at the time of acquisition.

The total purchase price of £953.2 million included cash of £419.2 million, common stock valued at £518.8 million and direct transaction costs of £15.2 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £15.07 ($26.59) was based on an average of the closing prices of our common stock divided by the Telewest acquisition conversion ratio of 2.5 times for a range of trading days (January 12, January 13, January 17, January 18, January 19) around the announcement date of the proposed acquisition (January 16, 2006).

We financed the cash portion of the offer and transactional expenses through £475 million of additional borrowings under our senior credit facility and cash on hand.

The total purchase price was allocated as follows (in millions):

Acquisition Date
Cash and cash equivalents, including restricted cash	£14.1
Accounts receivable	45.4
Prepaid expenses and other current assets	5.3
Fixed assets	9.2
Inventory	9.1
Amortizable intangible assets:
Customer lists	280.0
Contractual relationships	6.0
Software and other intangible assets	9.3
Intangible assets with indefinite lives:
Goodwill	971.7
Other assets, net	1.4
Accounts payable	(47.2)
Long term debt, including current portion	(200.0)
Other current liabilities	(103.6)
Other long term liabilities	(47.5)

Total purchase price	£953.2

Amortizable intangible assets

Of the total purchase price, £295.3 million was allocated to amortizable intangible assets including customer lists and contractual relationships. Customer lists represented existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Virgin Mobile. The fair value of these assets was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over an average estimated useful life of 3.5 years.

Contractual relationships represented the fair value of certain contracts with distributors of our products and services. The fair value of these contracts was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over the remaining life of the contracts of three years.

Reverse Acquisition of Telewest

On March 3, 2006, we merged with Telewest and the merger was accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the U.K.'s largest provider of residential broadband and the U.K.'s leading provider of "triple-play" services. In connection with this transaction, Telewest changed its name to NTL Incorporated, and has since changed its name to Virgin Media Inc.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

The total purchase price of £3.5 billion included cash of £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £29.8 million and direct transaction costs of £25.1 million. The average market price per share of common stock utilized in determining the value of the new common stock issued of £13.00 ($22.90) was based on an average of the closing prices of Telewest common stock for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005). The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock issued in exchange for Telewest common stock in the transaction and 246.0 million shares of Telewest redeemable common stock so issued.

The outstanding options to purchase shares of our common stock were exchanged for options to purchase shares of Virgin Media Inc. new common stock with the same terms and conditions.

The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of Virgin Media Inc. new common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest's equity-based plans, a significant proportion of Telewest's outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest were recorded at their fair value by using the Black-Scholes option pricing model.

The total purchase price was allocated as follows (in millions):

Acquisition Date
Cash and cash equivalents, including restricted cash	£303.2
Accounts receivable	155.6
Prepaid expenses and other current assets	36.5
Fixed assets	2,932.9
Inventory	34.8
Investments in and loans to affiliates	377.9
Amortizable intangible assets:
Customer lists	761.6
Tradenames	10.7
Licenses	37.0
Intangible assets with indefinite lives:
Goodwill	1,370.1
Tradenames	16.5
Accounts payable	(144.7)
Long term debt, including current portion	(1,873.7)
Other current liabilities	(453.9)
Other long term liabilities	(38.5)
Deferred income taxes	(77.0)

Total purchase price	£3,449.0

Amortizable intangible assets

Of the total purchase price, £809.3 million was allocated to amortizable intangible assets including customer lists, tradenames and licenses. Customer lists represented existing contracts that related primarily to underlying customer relationships pertaining to the services provided by Telewest. The fair value of these assets was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over estimated useful lives of between three and six years.

Tradenames represented the Telewest and BlueYonder brand names. The fair value of these assets was determined utilizing a relief-from-royalty method. We amortize the fair value of these assets on a straight-line basis over estimated useful lives of between one and nine years.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

Licenses represented contracts to broadcast television content over a digital broadcasting system in the U.K. The fair value of these contracts was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over an average estimated useful life of four years.

Indefinite life intangible assets

Tradenames with indefinite lives represented the Living, Bravo and Challenge television channel names. We determined that these assets have indefinite lives as the tradenames do not expire and management expect the related cash flows to continue indefinitely. Therefore, these assets are not being amortized until their useful life is deemed to no longer be indefinite.

Pro Forma Results

The following pro forma financial information presents the combined results of continuing operations of the former NTL, Telewest and Virgin Mobile businesses as if the acquisitions of Telewest and Virgin Mobile had occurred as of the beginning of the year presented (in millions, except per share data). The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of Virgin Media that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Virgin Media.

2006 Pro Forma
(unaudited)
Revenue	£3,973.8
Loss from continuing operations before income taxes and cumulative effect of changes in accounting principle	£(563.7)
Loss from continuing operations per share	£(1.92)

The pro forma financial information above includes the following material, non-recurring charges in the year ended December 31, 2006: write offs of historical deferred finance charges of £32.9 million; acquisition-related charges of £16.3 million; and restructuring and other charges of £51.9 million.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Fixed Assets (Including Leases)

Fixed assets consist of (in millions):

		December 31,
		2008		2007		2006
	Useful Economic Life	Total	Under Capital Leases	Total	Under Capital Leases	Total	Under Capital Leases
Operating equipment
Cable distribution plant	8-30 years	£6,113.3	£28.8	£5,856.4	£30.1	£5,581.6	£30.1
Switches and headends	8-10 years	754.3	29.4	686.4	37.9	687.0	12.6
Customer premises equipment	5-10 years	1,105.7	—	1,052.5	—	1,374.6	—
Other operating equipment	8-20 years	8.9	—	5.0	—	65.8	—

Total operating equipment		7,982.2	58.2	7,600.3	68.0	7,709.0	42.7
Other equipment
Land	—	13.5	—	13.5	—	13.5	—
Buildings	30 years	119.6	—	119.4	—	119.0	—
Leasehold improvements	7 years or, if less, the lease term	56.7	—	52.4	—	67.1	—
Computer infrastructure	3-5 years	233.4	63.5	235.5	36.8	278.5	34.2
Other equipment	5-12 years	274.0	108.0	264.1	36.8	168.3	20.5

Total other equipment		697.2	171.5	684.9	73.6	646.4	54.7

		8,679.4	229.7	8,285.2	141.6	8,355.4	97.4
Accumulated depreciation		(3,441.9)	(70.6)	(2,751.1)	(43.3)	(2,479.9)	(25.2)

		5,237.5	159.1	5,534.1	98.3	5,875.5	72.2
Construction in progress		104.6	—	115.4	—	144.5	—

		£5,342.1	£159.1	£5,649.5	£98.3	£6,020.0	£72.2

During the years ended December 31, 2008, 2007 and 2006, the assets acquired under capital leases totaled £99.2 million, £45.8 million and £24.1 million, respectively.

Future minimum annual payments under capital and operating leases at December 31, 2008 are as follows (in millions). The table reflects our contractual obligations.

Year ending December 31:	Capital Leases	Operating Leases
2009	£48.8	£45.6
2010	42.1	43.2
2011	54.1	41.0
2012	27.0	38.5
2013	8.6	35.9
Thereafter	84.2	113.5

Total minimum lease payments	264.8	£317.7

Less: amount representing interest	(90.2)

Present value of net minimum obligations	174.6
Less: current portion	(37.6)

	£137.0

Leases for buildings, office space and equipment extend through 2034. Total rental expense for the years ended December 31, 2008, 2007 and 2006 under operating leases was £42.9 million, £50.0 million and £57.0 million, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Fixed Assets (Including Leases) (Continued)

During 2008 and 2007, the changes in the asset retirement obligations related to customer premises equipment were as follows (in millions):

	2008	2007
Asset retirement obligation at the beginning of the year	£58.9	£58.2
Assets acquired	15.2	14.7
Liabilities settled	(7.9)	(10.7)
Accretion expense	4.7	5.1
Revisions in cash flow estimates	(13.1)	(8.4)

Asset retirement obligation at the end of the year	£57.8	£58.9

Note 6—Goodwill and Intangible Assets

Goodwill and intangible assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2008	2007	2006
Goodwill and intangible assets not subject to amortization:
Goodwill		£1,922.2	£2,285.7	£2,311.8
Reorganization value in excess of amounts allocable to identifiable assets		144.1	146.1	148.3
Tradenames		16.0	16.5	16.5

		£2,082.3	£2,448.3	£2,476.6

Intangible assets subject to amortization:
Cost
Customer lists	3-6 years	£1,052.9	£1,596.8	£1,602.1
Software and other intangible assets	1-3 years	32.8	27.9	22.1
Tradenames and licenses	1-9 years	—	3.2	4.4
Contractual relationships	2-3 years	—	6.0	6.0

		1,085.7	1,633.9	1,634.6

Accumulated amortization
Customer lists		549.9	822.3	543.3
Software and other intangible assets		25.5	15.6	5.6
Tradenames and licenses		—	2.0	2.4
Contractual relationships		—	3.3	1.1

		575.4	843.2	552.4

		£510.3	£790.7	£1,082.2

In accordance with our policy, we review the estimated useful lives of our intangible assets on an ongoing basis. As a result of our review, effective January 1, 2008, we reduced our estimates of the remaining useful lives of certain intangible customer lists to better reflect the estimated periods over which these assets will provide benefit. The effect of this change in estimate increased the amortization expense of these assets in 2008 by £57.5 million compared to 2007.

Estimated aggregate amortization expense for each of the five succeeding fiscal years after December 31, 2008 is as follows: £243.3 million in 2009, £148.3 million in 2010, £118.7 million in 2011 and nil thereafter.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Goodwill and Intangible Assets (Continued)

During the years ended December 31, 2008, 2007 and 2006, assets not subject to amortization were adjusted for the following (in millions):

	Tradenames	Reorganization Value	Goodwill
Balance, December 31, 2005	£—	£193.0	£—
Deferred tax balances	—	(44.7)	—
Acquisition of business units	16.5	—	2,311.8

Balance, December 31, 2006	£16.5	£148.3	£2,311.8
Deferred tax balances	—	(2.2)	(14.9)
Disposal of business units	—	—	(1.5)
Finalization of purchase accounting fair values	—	—	(9.7)

Balance, December 31, 2007	£16.5	£146.1	£2,285.7
Deferred tax balances	—	(2.0)	(1.3)
Goodwill and intangible asset impairments	(0.5)	—	(362.2)

Balance, December 31, 2008	£16.0	£144.1	£1,922.2

Goodwill related to our sit-up reporting unit is included as a component of assets held for sale.

As at June 30, 2008, we performed our annual impairment review of the goodwill recognized in the Virgin Media TV and former Mobile reporting units. The fair value of these reporting units were determined through the use of a combination of both the market and income valuation approaches to calculate fair value. We concluded that the fair value of the Virgin Media TV reporting unit exceeded its carrying value, while the Mobile reporting unit fair value was less than its carrying value.

The market approach valuations in respect of the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies. The income approach valuations in respect of the Mobile reporting unit declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the Mobile reporting unit's individual assets and liabilities and have recognized a goodwill impairment charge of £362.2 million in the year ended December 31, 2008.

As at December 31, 2008, we performed our annual impairment review of the goodwill recognized in our former Cable reporting unit and concluded that no impairment charge was necessary. Subsequent to the year end, management performed an exercise to reallocate goodwill and other indefinite lived intangible assets that had been previously recognized in the former Cable and Mobile reporting units to our Consumer and Business reporting units. As a result of this review, goodwill and indefinite lived intangible assets totaling £1,817.1 million and £206.4 million were allocated to the Consumer and Business reporting units, respectively. We also performed an interim impairment review of the goodwill related to the former Mobile reporting unit as at January 1, 2009 and concluded that the goodwill was not impaired. The revised amounts will be tested for impairment on an annual basis as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, on October 1 of each year.

Note 7—Investments

Through our wholly owned subsidiary, Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies and a 49.9% equity investment in the Setanta Sports News channel. These investments are accounted for under the equity method at December 31, 2008. The UKTV joint venture companies operate a portfolio of channels under the UKTV brand. This equity investment was acquired as part of the acquisition of Telewest on March 3, 2006. In accordance with the joint venture agreements between Flextech Broadband Limited and BBC Worldwide, we are required to recognize 100% of any losses for those companies which represent UKTV. The Setanta Sports News channel was incorporated on November 29, 2007 and we have recognized our proportion of its losses from that date.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Investments (Continued)

Investments consist of (in millions):

	December 31,
	2008	2007	2006
Loans and redeemable preference shares	£137.7	£145.6	£159.3
Share of net assets	215.8	223.1	212.2

	£353.5	£368.7	£371.5

Note 8—Long Term Debt

Long term debt consists of (in millions):

	December 31,
	2008	2007	2006
U.S. Dollar
8.75% U.S. Dollar senior notes due 2014	£290.7	£214.2	£217.0
9.125% U.S. Dollar senior notes due 2016	376.2	277.2	280.8
6.50% U.S. Dollar convertible senior notes due 2016	545.9	—	—
Senior credit facility	363.8	316.5	330.0
Euro
8.75% Euro senior notes due 2014	214.2	165.6	151.6
Senior credit facility	403.7	356.6	335.5
Sterling
9.75% Sterling senior notes due 2014	375.0	375.0	375.0
Senior credit facility	3,421.9	4,131.7	4,359.1
Capital leases	174.6	116.9	104.4
Other	4.1	4.8	5.7

	6,170.1	5,958.5	6,159.1
Less: current portion	(40.5)	(29.1)	(141.9)

	£6,129.6	£5,929.4	£6,017.2

The effective interest rate on the senior credit facility was 7.3%, 7.8% and 7.1% as at December 31, 2008, 2007 and 2006, respectively.

The terms of the senior notes and senior credit facility as at December 31, 2008 are summarized below.

Senior Notes

•
8.75% Senior Notes due April 15, 2014—The principal amount at maturity is $425 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

•
9.75% Senior Notes due April 15, 2014—The principal amount at maturity is £375 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

•
8.75% Senior Notes due April 15, 2014—The principal amount at maturity is €225 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

•
9.125% Senior Notes due August 15, 2016—The principal amount at maturity is $550 million. Interest is payable semi-annually on February 15 and August 15 commencing February 15, 2007.

Convertible Senior Notes

On April 16, 2008, Virgin Media Inc. issued U.S. dollar denominated 6.50% convertible senior notes due 2016 with a principal amount outstanding of $1.0 billion and used the proceeds and cash on hand to repay £

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

504.0 million of our obligations under our senior credit facility that were originally scheduled to be paid in 2009, 2010 and 2012. The convertible senior notes are unsecured senior obligations of Virgin Media Inc. and, consequently, are subordinated to our obligations under the senior credit facility and rank equally with Virgin Media Inc.'s guarantees of our senior notes. The convertible senior notes bear interest at an annual rate of 6.50% payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2008. The convertible senior notes mature on November 15, 2016 and may not be redeemed by us prior to their maturity date. Upon conversion, we may elect to settle in cash, shares of common stock or a combination of cash and shares of our common stock.

Holders of convertible senior notes may tender their notes for conversion at any time on or after August 15, 2016 through to the second scheduled trading date preceding the maturity date. Prior to August 15, 2016, holders may convert their notes, at their option, only under the following circumstances: (i) in any quarter, if the closing sale price of Virgin Media Inc.'s common stock during at least 20 of the last 30 trading days of the prior quarter was more than 120% of the applicable conversion price per share of common stock on the last day of such prior quarter; (ii) if, for five consecutive trading days, the trading price per $1,000 principal amount of notes was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate; (iii) if a specified corporate event occurs, such as a merger, recapitalization, reclassification, binding share exchange or conveyance of all, or substantially all, of Virgin Media Inc.'s assets; (iv) the declaration by Virgin Media Inc. of the distribution of certain rights, warrants, assets or debt securities to all, or substantially all, holders of Virgin Media Inc.'s common stock; or (v) if Virgin Media Inc. undergoes a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting.

The initial conversion rate is equal to 52.0291 shares of Virgin Media Inc.'s common stock per $1,000 of convertible senior notes, which represents an initial conversion price of approximately $19.22 per share of common stock. The conversion rate is subject to adjustment for stock splits, stock dividends or distributions, the issuance of certain rights or warrants, certain cash dividends or distributions or stock repurchases where the price exceeds market values. In the event of specified fundamental changes relating to Virgin Media Inc., referred to as "make whole" fundamental changes, the conversion rate will be increased as provided by a formula set forth in the indenture governing the convertible senior notes.

Holders may also require us to repurchase the convertible senior notes for cash in the event of a fundamental change for a purchase price equal to 100% of the principal amount, plus accrued but unpaid interest to the purchase date.

In May 2008, the FASB issued FSP APB 14-1 which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations.

We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. These financial statements have applied FSP APB 14-1 on a retrospective basis, whereby our prior period results have been adjusted.

We applied a nonconvertible borrowing rate of 10.35% which resulted in the recognition of a discount on the convertible senior notes totaling £108.2 million, with the offsetting amount recognized as a component of additional paid-in capital. In addition, a cumulative translation adjustment of £36.1 million was recognized in relation to prior periods due to the decrease in the foreign denominated debt balance subject

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

to translation during 2008. The following table presents the impact of these adjustments on our previously reported consolidated balance sheet as at December 31, 2008.

	Year ended December 31, 2008
	As reported	Adjustments	As adjusted
	(in millions)
Long term debt, net of current portion	£6,267.7	£ (138.1)	£6,129.6
Additional paid-in capital	4,353.1	108.2	4,461.3
Accumulated other comprehensive income	142.1	36.1	178.2
Accumulated deficit	£(2,618.9)	£(6.2)	£(2,625.1)

As of December 31, 2008, the equity component of the convertible senior notes under FSP APB 14-1 was approximately £108.2 million. The following represents the principal amount of the liability component, the unamortized discount, and the net carrying amount of our convertible debt instruments as of December 31, 2008:

December 31, 2008
Principal obligation	£684.0
Equity component	(138.1)

Net carrying amount	£545.9

As of December 31, 2008, the remaining discount will be amortized over a period of approximately 8 years.

The additional interest expense and related tax impact that the application of this standard has on our consolidated statement of operations and consolidated statement of cash flows are as follows (in millions, except per share data):

	Year ended December 31, 2008
	As Reported	Adjustments	As Adjusted
Consolidated statement of operations:
Interest expense	£(493.2)	£(6.2)	£(499.4)
Income tax benefit	6.8	—	6.8
Net loss	(913.8)	(6.2)	(920.0)
Net loss per share
Basic and diluted	(2.79)	(0.01)	(2.80)
Consolidated statement of cashflows:
Operating activities
Net loss	(913.8)	(6.2)	(920.0)
Non-cash interest	£(52.6)	£6.2	£(46.4)

The amount of interest cost recognized for the contractual interest coupon during the year ended December 31, 2008 was approximately £24.9 million. The amount of interest cost recognized for the amortization of the discount on the liability component of the senior convertible notes for the year ended December 31, 2008 was approximately £6.2 million.

Senior Credit Facility

The principal amount outstanding under our senior credit facility at December 31, 2008 was £4,189.4 million. Our senior credit facility comprises a term facility denominated in a combination of pounds sterling, U.S. dollars and euros in aggregate principal amounts of £3,421.9 million, $531.9 million and €423.9 million, and a revolving facility of £100.0 million. At December 31, 2008, the sterling equivalent of £4,189.4 million of the term facility had been drawn and £21.3 million of the revolving credit facility had been utilized for bank guarantees and standby letters of credit.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

The senior credit facility bears interest at LIBOR, US LIBOR or EURIBOR plus a margin currently ranging from 1.625% to 3.625% and the applicable cost of complying with any reserve requirement. The margins on £1,820 million of the term loan facilities and on the revolving credit facility ratchet range from 1.25% to 2.25% based on leverage ratios. Interest is payable at least semi-annually. Principal repayments in respect of £1,820 million of the term loan facilities are due semi-annually beginning in March 2010 and ending on March 3, 2011, and the remaining term loan facilities are repayable in full on their maturity dates, which are September 3, 2012 and March 3, 2013. We are also required to make principal repayments out of excess cash flows if certain criteria are met.

On November 10, 2008, we amended our senior credit facility in order, subject to the repayment condition described below, to defer over 70.3% of the remaining principal payments due in 2010 and 2011 to June 2012, extend the maturity of over 72.3% of the existing revolving facility from March 2011 to June 2012 and reset certain financial covenant ratios. These changes will only become effective after we have made certain principal repayments under the senior credit facility totaling £487.0 million, of which £300.0 million was paid in December 2008. We have until August 10, 2009, subject to exercising a three-month extension option, to satisfy the £187.0 million remaining under the repayment condition.

As part of the amendments, certain lenders have received a margin increase of 1.50% and certain other lenders will receive a margin increase of 1.375%. We have paid fees of £49.2 million in 2008 in connection with the amendments and will pay an additional £11.5 million in fees upon satisfaction of the repayment condition. The amendments also, among other things, suspended the right of certain lenders to receive a pro rata share of prepayments.

The facility is secured through a guarantee from Virgin Media Finance PLC. In addition, the bulk of the facility is secured through guarantees and first priority pledges of the shares and assets of substantially all of the operating subsidiaries of Virgin Media Investment Holdings Limited, or VMIH, and of receivables arising under any intercompany loans to those subsidiaries. We are subject to financial maintenance tests under the facility, including a test of liquidity, coverage and leverage ratios applied to us and certain of our subsidiaries. As of December 31, 2008, we were in compliance with these covenants.

The agreements governing the senior notes and the senior credit facility significantly restrict the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. In addition, the agreements significantly, and, in some cases, absolutely restrict our ability and the ability of most of our subsidiaries to:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
enter into sale and leaseback transactions or certain vendor financing arrangements;

•
create liens;

•
enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of our assets; and

•
enter into transactions with affiliates.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

Long term debt repayments, excluding capital leases, as of December 31, 2008, are due as follows (in millions):

Year ending December 31:
2009	£2.9
2010	854.0
2011	966.3
2012	2,069.9
2013	300.2
Thereafter	1,940.3

Total debt payments	£6,133.6

On April 13, 2007, we borrowed £890 million under our senior credit facility which is repayable in 2012, and used £863 million of the net proceeds to repay some of our obligations under our senior credit facility that were originally scheduled to be paid from 2007 to 2011. In April 2007, we also amended our senior credit facility agreement to allow for this £890 million of additional indebtedness, the relaxation of certain financial covenants and additional flexibility to pay increased levels of dividends on our common stock.

On May 15, 2007, we made a mandatory prepayment of £73.6 million on our senior credit facility as a result of cash flow generated in 2006. On December 17, 2007, we made a voluntary prepayment of £200.0 million utilizing available cash reserves. On April 16, 2008, we made a voluntary prepayment of £504.0 million predominantly utilizing the proceeds of the senior convertible notes.

As a result of the senior credit facility amendments described above, and assuming satisfaction of the repayment condition, our revised amortization schedule under our senior credit facility would be as follows: March 2010—£32.7 million, September 2010—£171.6 million, March 2011—£288.4 million, June 2012—£1,167.3 million, September 2012—£2,042.4 million, March 2013—£300.0 million.

Note 9—Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were required to be adopted by us in the first quarter of 2008 effective January 1, 2008. The adoption of this standard did not have a material impact on our consolidated financial statements.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). FAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We have determined that all of our financial assets and liabilities that are stated at fair value fall in levels 1 and 2 in the fair value hierarchy described above.

In estimating the fair value of our financial instruments, we used the following methods and assumptions:

Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity and nature of these financial instruments.

Derivative financial instruments:    As a result of our financing activities, we are exposed to market risks from changes in interest and foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from interest and foreign currency exchange rate fluctuations through the use of derivative financial instruments. The foreign currency forward rate contracts, interest rate swaps and cross-currency interest rate swaps are valued using broker quotations, or market transactions in either the listed or over-the counter markets, adjusted for non-performance risk. As such, these derivative instruments are classified within level 2 in the fair value hierarchy. The carrying amounts of our derivative financial instruments are disclosed in note 10.

Long term debt:    The fair value of our senior credit facility is based upon quoted trading prices in inactive markets for this debt, which incorporates non-performance risk. The fair values of our other debt in the following table are based on the quoted market prices which incorporates non-performance risk. Accordingly, the inputs used to value the debt instruments are classified within level 1 of the fair value hierarchy.

The carrying amounts and fair values of our long term debt are as follows (in millions):

	December 31, 2008		December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior credit facility	£4,189.4	£3,048.0	£4,804.8	£4,600.4	£5,024.6	£5,024.6
8.75% U.S. dollar senior notes due 2014	290.7	246.7	214.2	221.0	217.0	226.7
9.75% Sterling senior notes due 2014	375.0	292.5	375.0	358.6	375.0	398.6
8.75% Euro senior notes due 2014	214.2	158.8	165.6	157.6	151.6	173.2
9.125% U.S. dollar senior notes due 2016	376.2	313.1	277.2	283.7	280.8	295.9
6.50% U.S. dollar convertible senior notes due 2016	545.9	305.1	—	—	—	—

Concentrations of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade receivables and derivative contracts.

At December 31, 2008, 2007 and 2006, we had approximately £181.6 million, £321.4 million and £418.5 million, respectively, in cash and cash equivalents. These cash and cash equivalents are on deposit with major financial institutions and, as part of our cash management process, we perform regular evaluations of the credit standing of these institutions using a range of metrics. We have not experienced any losses in cash balances and do not believe we are exposed to any significant credit risk on our cash balances.

Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our Business customers' financial condition and generally do not require collateral. No single group or customer represents greater than 10% of total accounts receivable.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

Concentrations of credit risk with respect to derivative contracts are focused within a limited number of international financial institutions with which we operate and relate only to derivatives with recorded asset balances at December 31, 2008. We perform regular reviews of the financial institutions with which we operate as to their credit worthiness and financial condition. We have not experienced non-performance by any of our derivative counterparties nor do we expect there to be non-performance risks associated with our counterparties. At December 31, 2008, based on market values, we had 54.4% of our derivative contracts with three financial institutions, each with more than 10% of our total exposure. At December 31, 2007, we had 74.8% of our contracts by market value with four financial institutions, each with more than 10% of our total exposure. At December 31, 2006, we had 75.8% of our contracts by market value with four financial institutions, each with more than 10% of our total exposure.

Note 10—Derivative Financial Instruments and Hedging Activities

The fair values of our derivative instruments recorded on our consolidated balance sheet were as follows (in millions):

	December 31,
	2008	2007	2006
Included within derivative financial instruments, current assets:
Foreign currency forward rate contracts	£100.8	£—	£—
Interest rate swaps	6.1	4.1	—
Cross-currency interest rate swaps	61.5	—	—

	£168.4	£4.1	£—

Included within derivative financial instruments, long term assets:
Foreign currency forward rate contracts	£—	£18.3	£16.4
Interest rate swaps	—	11.2	14.1
Cross-currency interest rate swaps	435.7	30.6	1.5

	£435.7	£60.1	£32.0

Included within derivative financial instruments, current liabilities:
Foreign currency forward rate contracts	£79.6	£—	£0.1
Interest rate swaps	4.8	—	0.4

	£84.4	£—	£0.5

Included within derivative financial instruments, long term liabilities:
Foreign currency forward rate contracts	£—	£67.9	£62.0
Interest rate swaps	11.5	—	6.7
Cross-currency interest rate swaps	31.1	54.4	68.4

	£42.6	£122.3	£137.1

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

The gains or losses on derivative instruments recognized through the consolidated statement of operations and consolidated statement of accumulated other comprehensive income were as follows (in millions):

	December 31,
	2008	2007	2006
Net settlement gains (losses) included within interest expense:
Interest rate swaps	£20.7	£11.9	£(24.7)
Cross-currency interest rate swaps	(6.4)	(16.7)	(5.0)

	£14.3	£(4.8)	£(29.7)

Changes in fair value included within accumulated other comprehensive income:
Interest rate swaps	£0.7	£(0.1)	£10.9
Cross-currency interest rate swaps	207.1	53.9	(60.7)

	£207.8	£53.8	£(49.8)

Changes in fair value include within gains (losses) on derivative instruments:
Interest rate swap ineffectiveness	£(0.1)	£8.1	£0.8
Cross-currency interest rate swap ineffectiveness	—	1.5	(1.5)
Derivative instruments not designated as hedges	283.8	(12.1)	2.0

	£283.7	£(2.5)	£1.3

Changes in fair value included within foreign currency (losses) gains:
Cross-currency interest rate swaps	£—	£0.2	£(4.1)
Foreign currency forward rate contracts	70.7	(4.0)	(72.0)

	£70.7	£(3.8)	£(76.1)

During the years ended December 31, 2008, 2007 and 2006, the reclassification of derivative gains to foreign currency (losses) gains in the consolidated statement of operations included a gain of £147.8 million, a gain of £40.8 million and a loss of £55.0 million, respectively. In all periods presented, the amount of ineffectiveness and gains or losses reclassified into earnings as a result of discontinuance of cash flow hedges was not material.

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

As of December 31, 2008, we had outstanding interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with £3,167 million of our outstanding senior credit facility, which accrue at variable rates based on LIBOR. The interest rate swaps allow us to receive interest based on three and six month LIBOR in exchange for payments of interest at fixed rates between 4.81% and 5.38%. All of the interest rate swaps entered into as part of our current financing arrangements became effective during 2006 and mature in April 2009. We have also entered into additional interest rate swaps covering the period from April 2009 to April 2010 at fixed rates between 1.49% and 3.05%.

We originally designated all of the interest rate swaps entered into as part of our current financing arrangements as cash flow hedges under FAS 133 because they are highly effective hedges against changes in the amount of future cash flows attributable to changes in LIBOR. Some of these interest rate swaps are no longer effective under the criteria of FAS 133 due to the prepayments made during 2007 and 2008 under the senior credit facility. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Senior Notes and Senior Credit Facility

As of December 31, 2008, we had outstanding cross-currency interest rate swaps with principal amounts of $2,528 million and €653 million. We currently mitigate the interest and foreign exchange rate risks relating to the pound sterling value of interest payments on the U.S. dollar denominated 8.75% senior notes due 2014, interest payments on the U.S. dollar denominated 9.125% senior notes due 2016, interest payments due on the U.S. dollar denominated 6.50% convertible notes due 2016 and interest payments on the euro denominated 8.75% senior notes due 2014. Under these cross-currency interest rate swaps, we receive interest in U.S. dollars at a fixed rate of 8.75% for the 2014 senior notes, 6.50% for the 2016 convertible senior notes and 9.125% for the 2016 senior notes. We also receive interest in euros at a fixed rate of 8.75% for the 2014 senior notes. In exchange, we make payments of interest in pound sterling at fixed rates of 9.42% for the U.S. dollar denominated senior notes due 2014, 6.93% for the U.S. dollar denominated convertible senior notes due 2016, 8.54% for the U.S. dollar denominated senior notes due 2016 and 10.26% for the euro denominated senior notes due 2014.

We have designated principal amounts totaling $975 million and €225 million of these cross-currency interest rate swaps as cash flow hedges under FAS 133 because they hedge the changes in the pound sterling value of the principal and interest payments on our U.S. dollar and euro denominated senior notes, that result from changes in the U.S. dollar, euro and pound sterling exchange rates. Certain cross-currency interest rate swaps entered into under our previous and current financing arrangements are no longer designated as accounting hedges under FAS 133 but continue to mitigate our exposure to interest rate and foreign exchange rate risks. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

Foreign Currency Forward Rate Contracts—Hedging the Principal Obligations of the U.S. Dollar Senior Notes

As of December 31, 2008, we had outstanding foreign currency forward rate contracts to purchase $425 million, maturing in April 2009. These contracts economically hedge changes in the pound sterling value of the U.S. dollar denominated principal obligation relating to the 8.75% senior notes due 2014 caused by changes in the U.S. dollar and pound sterling exchange rates.

These foreign currency forward rate contracts have not been designated as accounting hedges under FAS 133. As such, the contracts are carried at fair value on our balance sheet with changes in the fair value recognized immediately in the consolidated statement of operations. The foreign currency forward rate contracts do not subject us to material volatility in our earnings and cash flows because changes in the fair value partially mitigate the gains or losses on the translation of our U.S. dollar denominated debt into the functional currency pound sterling in accordance with FAS 52, Foreign Currency Translation. Changes in fair value of these contracts are reported within foreign currency transaction gains (losses).

The foreign exchange risks relating to the $550 million 9.125% senior notes due 2016, the €225 million senior notes due 2014 and the $531.9 million and €423.9 million principal obligations under the senior credit facility is being mitigated through the use of cross-currency interest rate swaps, some of which qualify as accounting hedges and some of which do not.

Foreign Currency Forward Rate Contracts—Relating to the Purchase Price of Telewest Global, Inc.

These foreign currency forward rate and collar contracts were not accounted for as hedges under FAS 133. As such, the contracts were carried at fair value in our consolidated balance sheet with changes in the fair value recognized immediately in the consolidated statement of operations. Losses on the settlement of these contracts totaling £101.0 million were reported within foreign currency transactions gains (losses) in the consolidated statement of operations for the year ended December 31, 2006.

Note 11—Stock-Based Compensation Plans

At December 31, 2008, we had a number of stock-based compensation plans, which are described below. In the years ended December 31, 2008, December 31, 2007 and December 31, 2006, the compensation cost

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Stock-Based Compensation Plans (Continued)

that has been charged against income for these plans was £16.8 million, £17.5 million and £36.7 million, respectively. As a result of the adoption of FAS 123R in 2006, we recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods.

The Virgin Media Inc. Stock Incentive Plan is intended to encourage Virgin Media stock ownership by employees, directors and independent contractors so that they may acquire or increase their proprietary interest in our company, and to encourage such employees, directors and independent contractors to remain in our employ or service and to put forth maximum efforts for the success of the business. To accomplish such purposes, the plan provides that we may grant incentive stock options, nonqualified stock options, restricted stock, restricted stock units and share awards.

Under the Virgin Media Inc. Stock Incentive Plan, options to purchase up to 29.0 million shares of our common stock may be granted from time to time to certain of our employees and our subsidiaries. Accordingly, we have reserved 29.0 million shares of common stock for issuance under the Virgin Media Inc. Stock Incentive Plan.

Stock Option Grants

As a result of the reverse acquisition of Telewest as described in note 4, the outstanding options on March 3, 2006 were converted into 2.5 options to purchase shares in the new parent company, with a corresponding reduction in exercise price. Along with this, each outstanding option issued by Telewest prior to the acquisition was converted into 0.89475 options to purchase shares in the new parent company, with a corresponding adjustment in the exercise price in accordance with the terms of the merger agreement.

All options have a 10 year term and vest and become fully exercisable within five years of continued employment. We issue new shares upon exercise of the options. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
	2008	2007	2006
Risk-free Interest Rate	2.43%	4.52%	4.79%
Expected Dividend Yield	1.00%	0.94%	0.00%
Expected Volatility	33.65%	29.04%	25.06%
Expected Lives	4.7 Years	4.6 Years	2.4 Years

The above weighted average assumptions for the year ended December 31, 2006 include options converted on the merger with Telewest. Had these been excluded, the assumptions would have been as follows: risk free interest rate 4.83%, expected dividend yield 0.00%, expected volatility 26.24% and expected lives 4.3 years.

A summary of the status of our stock option grants outstanding as of December 31, 2008, and of the changes during the year ended December 31, 2008, is given below.

	Options	Weighted Average Exercise Price
Outstanding—beginning of year	10,804,977	$22.40
Granted	8,817,681	11.85
Exercised	(12,503)	4.66
Forfeited or Expired	(2,204,796)	21.94

Outstanding—end of year	17,405,359	17.15

Exercisable at end of the year	5,168,662	$19.83

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Stock-Based Compensation Plans (Continued)

The weighted-average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006, excluding options converted on the merger with Telewest, was $3.86, $7.08 and $7.76, respectively. The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 including options converted on the merger was $11.46. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was £0.1 million, £23.4 million, and £47.1 million, respectively.

The aggregate intrinsic value of options outstanding as at December 31, 2008 was £0.4 million with a weighted average remaining contractual term of 7.5 years. The aggregate intrinsic value of options exercisable as at December 31, 2008 was £0.2 million with a weighted average remaining contractual term of 6.5 years.

Non-vested Shares

As a result of the reverse acquisition of Telewest, each share of our common stock issued and outstanding immediately prior to the effective date of the acquisition was converted into the right to receive 2.5 shares of the new parent company.

A summary of the status of our non-vested shares as of December 31, 2008, and of changes during the year ended December 31, 2008, is given below.

	Shares	Weighted Average Grant-date Fair value
Non-vested—beginning of year	1,402,909	$24.89
Granted	125,000	13.06
Vested	(402,074)	23.81
Forfeited or expired	(270,001)	25.55

Non-vested—end of year	855,834	$23.46

As of December 31, 2008, there was £0.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted for which a measurement date has been established. That cost is expected to be recognized over a weighted-average period of 0.2 years. In addition, the non-vested shares in the table above include 375,000 shares for which the measurement date criteria under FAS 123R have not yet been established and consequently no compensation cost has been determined.

The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006, was £2.9 million, £7.9 million and £1.3 million, respectively.

Virgin Media Long Term Incentive Plan

Participants in the Virgin Media Long Term Incentive Plan for 2008, 2007 and 2006 are awarded restricted stock units which vest after a three year period dependent on the achievement of certain long term performance targets and continued employment. The final number of restricted stock units vesting will be settled, at our discretion, in either common stock or an amount of cash equivalent to the fair market value at the date of vesting.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Stock-Based Compensation Plans (Continued)

A summary of the status of our non-vested restricted stock units as of December 31, 2008, and of the changes during the year ended December 31, 2008, is given below.

	Stock Units	Weighted Average Grant-date Fair Value
Non-vested—beginning of year	1,977,450	$24.61
Granted	2,972,264	12.15
Vested	—	—
Forfeited or expired	(613,836)	20.90

Non-vested—end of year	4,335,878	$16.59

The restricted stock units that vested during the years ending December 31, 2008, 2007, 2006 had total fair value of nil in all periods.

Note 12—Employee Benefit Plans

Defined Benefit Plans

Certain of our subsidiaries operate defined benefit pension plans in the U.K. The assets of the plans are held separately from those of ourselves and are invested in specialized portfolios under the management of investment groups. The pension cost is calculated using the projected unit method. Our policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the U.K. Our defined benefit pension plans use a measurement date of December 31.

Employer Contributions

In April 2007, we agreed with the trustees of one of our pension plans to a new funding arrangement whereby we will initially be paying £8.6 million per annum towards the deficit for the next three years. Additionally, in June 2007, we effected a merger of our three other defined benefit plans. The merger of these plans was subject to the approval of the trustees and, as a condition of trustee approval, we agreed to make a specific one-time contribution of £4.5 million. The funding arrangements with respect to this plan included an agreement to pay a further £2.6 million to fund the deficit for each of the next seven years. For the year ended December 31, 2008, we contributed £13.5 million to our pension plans. We anticipate contributing a total of £13.5 million to fund our pension plans in 2009.

We adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), or FAS 158, as of December 31, 2006. The table below summarizes the incremental effects of the FAS 158 adoption on the individual line items in our balance sheet at December 31, 2006 (in millions):

	Pre FAS 158 Adoption	FAS 158 Adjustment	Post FAS 158 Adoption
Deferred revenue and other long term liabilities	£32.3	£9.4	£41.7
Accumulated other comprehensive income	10.6	9.4	20.0

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Obligations and Funded Status

The change in projected benefit obligation was as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Benefit obligation at beginning of year	£323.9	£339.8	£334.0
Service cost	1.4	2.4	2.5
Interest cost	18.3	16.7	15.8
Members' contributions	0.4	0.4	0.6
Plan amendments	0.1	—	—
Actuarial gains	(24.9)	(24.5)	(5.4)
Benefits paid	(11.4)	(11.1)	(8.7)
Plan settlements	—	0.2	1.0

Benefit obligation at end of year	£307.8	£323.9	£339.8

The change in plan assets was as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Fair value of plan assets at beginning of year	£318.6	£298.1	£286.5
Actual return on plan assets	(47.2)	14.3	17.7
Employer contributions	13.5	16.9	2.0
Employee contributions	0.4	0.4	0.6
Benefits paid	(11.4)	(11.1)	(8.7)

Fair value of plan assets at end of year	£273.9	£318.6	£298.1

The funded status as of December 31, 2008, 2007 and 2006 was as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Projected benefit obligation	£307.8	£323.9	£339.8
Plan assets	273.9	318.6	298.1

Funded status	(33.9)	(5.3)	(41.7)
Current liability	—	—	—

Non-current liability	£(33.9)	£(5.3)	£(41.7)

The accumulated benefit obligation for all defined benefit plans was £301.4 million, £314.1 million and £330.3 million at December 31, 2008, 2007 and 2006, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Amount Included in Other Comprehensive Income

The amount included in other comprehensive income for the years ended December 31, 2008, 2007 and 2006 consisted of (in millions):

	Year ended December 31,
	2008	2007	2006
Actuarial loss (gain) recognized in other comprehensive income	£43.8	£(19.8)	£(6.5)
Prior year service cost recognized in other comprehensive income	0.1	—	—
Less actuarial loss recognized	—	—	(1.1)
Less prior year service cost recognized	—	—	—
Less transitional obligation recognized	—	—	—

Amount included in other comprehensive income	£43.9	£(19.8)	£(7.6)

The following table presents the amounts recognized in accumulated other comprehensive income as at December 31, 2008, 2007 and 2006 that have not yet been recognized as components of net periodic benefit cost (in millions):

	Year ended December 31,
	2008	2007	2006
Net actuarial loss	£44.0	£0.2	£10.5
Net prior year service cost	0.1	—	0.1
Net transition obligation	—	—	—
Adjustment to initially adopt FAS 158	—	—	9.4

Amount included in accumulated other comprehensive income	£44.1	£0.2	£20.0

None of these amounts are expected to be recognized in the net periodic benefit cost in 2009.

The following table presents information for pension plans with an accumulated benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007	2006
Accumulated benefit obligation	£301.4	£—	£330.3
Fair value of plan assets	273.9	—	298.1

The following table presents information for pension plans with a projected benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007	2006
Projected benefit obligation	£307.8	£323.9	£339.8
Fair value of plan assets	273.9	318.6	298.1

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

The components of net periodic benefit costs were as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Service cost	£1.4	£2.4	£2.5
Interest cost	18.3	16.7	15.8
Expected return on plan assets	(21.5)	(19.0)	(16.6)
Recognized actuarial loss	—	—	1.1
Plan settlements	—	0.2	1.0

Total net periodic benefit cost	£(1.8)	£0.3	£3.8

As a result of the sale of our Broadcast operations on January 31, 2005, we have retained the earned pension and other post-retirement benefits liabilities related to certain employees of the Broadcast operations. Accordingly, the information disclosed in the tables above includes amounts relating to liabilities of these employees.

Assumptions

The weighted-average assumptions used to determine benefit obligations were as follows:

	December 31,
	2008	2007	2006
Discount rate	5.75%	5.75%	5.00%
Rate of compensation increase	3.00%	3.50%	3.25%

The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	December 31,
	2008	2007	2006
Discount rate	5.75%	5.00%	4.75%
Expected long term rate of return on plan assets	6.68%	6.57%	6.28%
Rate of compensation increase	3.50%	3.25%	3.25%

Where investments are held in bonds and cash, the expected long term rate of return is taken to be yields generally prevailing on such assets at the measurement date. A higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long term rate of return on plan assets is then the average of these rates taking into account the underlying asset portfolios of the pension plans.

Plan Assets

Our pension plan weighted-average asset allocations at December 31, 2008, 2007 and 2006 by asset category were as follows:

	December 31,
	2008	2007	2006
Asset Category
Equity Securities	33.2%	50.8%	51.2%
Debt Securities	55.2%	43.5%	43.5%
Real Estate	1.9%	2.1%	2.3%
Hedge Funds	9.0%	—%	—%
Other	0.7%	3.6%	3.0%

Total	100.0%	100.0%	100.0%

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

The trustees of the main defined benefit pension plan, which makes up approximately 85% of the assets of our two defined benefit pension plans, have in place an investment strategy that targets an allocation of 40% equities, 10% hedge funds, 3% property and 47% bonds and cash, at December 31, 2008. The assets are managed by a number of fund managers, which means as markets move relative to each other the assets move away from the target investment strategy. Relatively small deviations from the target investment strategy are permitted; however rebalancing of the assets will be carried out from time to time. As the main defined benefit pension scheme is now closed to new entrants, it is anticipated that the investment strategy will move towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities and the improvement in the funding position.

There were no directly owned shares of our common stock included in the equity securities at December 31, 2008, 2007 or 2006.

Cash Flows

We expect to contribute a total of £13.5 million to our defined benefit pension plans during 2009.

Estimated Future Benefit Payments

The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following five years in aggregate. The benefits expected to be paid are based on the same assumptions used to measure our benefit obligation at December 31, 2008 and include estimated future employee services (in millions):

Year ending December 31,	Pension Benefits
2009	£11.7
2010	12.7
2011	13.7
2012	14.8
2013	16.0
Years 2014-2018	101.5

Defined Contribution Pension Plans

Our subsidiaries operate defined contribution pension plans in the U.K. The total expense in relation to these plans was £14.7 million, £15.3 million and £12.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 13—Restructuring and other charges

Restructuring and other charges in the year to December 31, 2008 related primarily to lease and contract exit costs in connection with the restructuring program initiated in the last quarter of 2008 as discussed below. Restructuring and other charges in the year ended December 31, 2007 related primarily to employee termination costs and lease exit costs in connection with our restructuring programs initiated in respect of the reverse acquisition of Telewest.

During the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. This plan will involve the incurrence of substantial operating and capital expenditures, including certain costs which we expect to treat as restructuring costs under FAS 146. In total, we expect to incur up to £40.0 million in capital expenditures, up to £45.0 million in employee termination costs, up to £55.0 million in lease and contract exit costs, and up to £60.0 million in other general and administration expenditures in relation to this plan over a three year period.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Restructuring and other charges (Continued)

The following tables summarize, for the years ended December 31, 2006, 2007 and 2008, our historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by us during 2006 and the accruals for our restructuring plans announced in the fourth quarter of 2008 (in millions):

		2006 Acquisition Restructuring Accruals
				2008 Restructuring Accruals
	Historical Restructuring Accruals
		Involuntary Employee Termination and Related Costs		Involuntary Employee Termination and Related Costs
	Lease Exit Costs		Lease Exit Costs		Lease and Contract Exit Costs	Total
Balance, December 31, 2005	£45.3	£—	£—	£—	£—	£45.3
Accruals resulting from business acquisition recognized under EITF 95-3	—	43.2	45.9	—	—	89.1
Charged to expense	4.0	40.3	22.7	—	—	67.0
Utilized	(5.9)	(64.8)	(3.9)	—	—	(74.6)

Balance, December 31, 2006	43.4	18.7	64.7	—	—	126.8
Amendments offset against goodwill	—	—	(11.3)	—	—	(11.3)
Charged to expense	3.6	27.9	5.5	—	—	37.0
Revisions	(0.1)	—	(8.2)	—	—	(8.3)
Utilized	(11.0)	(34.0)	(9.6)	—	—	(54.6)

Balance, December 31, 2007	35.9	12.6	41.1	—	—	89.6
Charged to expense	2.3	—	3.4	2.0	14.0	21.7
Revisions	(1.0)	(1.7)	3.7	—	—	1.0
Utilized	(20.7)	(10.9)	(9.7)	—	—	(41.3)

Balance, December 31, 2008	£16.5	£—	£38.5	£2.0	£14.0	£71.0

Note 14—Income Taxes

The expense/(benefit) for income taxes consists of the following (in millions):

	Year ended December 31,
	2008	2007	2006
Current:
Federal	£0.2	£0.4	£(0.5)
State and local	—	(0.6)	—
Foreign	(4.7)	(4.9)	(2.7)

Total current	(4.5)	(5.1)	(3.2)

Deferred:
Federal	1.1	7.6	(8.6)
Foreign	(3.4)	—	—

Total deferred	(2.3)	7.6	(8.6)

	£(6.8)	£2.5	£(11.8)

There are significant current year losses in the U.K. The foreign current tax benefit relates to amounts receivable in respect of the sale of U.K. tax losses to an equity method investee. The 2008 federal deferred tax expense relates to a tax provision which does not result in cash taxes due to the availability of pre bankruptcy net operating losses, offset by a deferred tax benefit attributable to holding an equity method investment. The foreign deferred tax benefit relates to the decrease in our deferred tax asset valuation allowance resulting from the recording of certain deferred tax liabilities related to amounts recognized in

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

the statement of other comprehensive income during the year that are expected to reverse in future periods and will allow us to offset such amounts against certain deferred tax assets.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in millions):

	December 31,
	2008	2007	2006
Deferred tax liabilities:
Intangibles	£142.5	£221.9	£262.2
Equity investments	79.2	81.0	77.0
Convertible senior notes discount	35.7	—	—
Derivative instruments	15.7	—	—
Unrealized foreign exchange differences	0.6	1.0	0.7

Total deferred tax liabilities	273.7	303.9	339.9

Deferred tax assets:
Net operating losses	1,108.7	1,001.1	1,121.1
Capital losses	3,390.0	3,411.4	3,655.0
Depreciation and amortization	2,097.2	2,127.9	2,053.5
Accrued expenses	39.1	19.5	18.6
Capital costs and other	165.0	217.1	119.9

Total deferred tax assets	6,800.0	6,777.0	6,968.1
Valuation allowance for deferred tax assets	(6,605.5)	(6,554.1)	(6,705.2)

Net deferred tax assets	194.5	222.9	262.9

Net deferred tax liabilities	£79.2	£81.0	£77.0

The following table summarizes the movements in our deferred tax valuation allowance during the years ended December 31, 2008, 2007 and 2006 (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£6,554.1	£6,705.2	£7,409.5
Acquisitions	—	—	699.1
Expiry of U.S. capital loss carryforwards	—	—	(1,541.7)
Effect of changes in tax rates	—	(444.9)	—
Increase in UK and US deferred tax attributes, inclusive of foreign exchange movements	51.4	293.8	138.3

Balance, December 31	£6,605.5	£6,554.1	£6,705.2

A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized. To the extent that the portion of the valuation allowance that existed at January 10, 2003 is reduced, the benefit would reduce excess reorganization value, then reduce other intangible assets existing at that date, then be credited to paid in capital. The majority of the valuation allowance relates to tax attributes that existed at January 10, 2003. In 2008, we recognized a tax benefit of £3.0 million which resulted in a deferred tax expense and a reduction in reorganization value of £2.0 million (2007 £2.2 million and 2006 £nil). Following the adoption of FAS 141(R) effective January 1, 2009, any future benefit will be recognized as a reduction of income tax expense.

We emerged from Chapter 11 bankruptcy on January 10, 2003. The reorganization caused an ownership change pursuant to Internal Revenue Service Code Section 382. As discussed in note 4, acquisitions took place in 2006 that affected our share ownership. We consider that these changes caused an ownership

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

change pursuant to Section 382 during 2006. These ownership changes will not restrict our ability to utilize U.S. net operating loss carryforwards at Virgin Media Inc. in future periods.

At December 31, 2008, we had net operating loss carryforwards for U.S. federal income tax purposes of £331 million that expire between 2018 and 2027. We have U.K. net operating loss carryforwards of £3.5 billion that have no expiration date. Pursuant to U.K. law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the U.K. net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is £1.6 billion that expire between 2010 and 2027. Section 382 may severely limit our ability to utilize these losses for U.S. purposes. We also have U.K. capital loss carryforwards of £12.1 billion that have no expiration date. However, we do not expect to realize any significant benefit from these capital losses, which can only be used to the extent we generate U.K. taxable capital gain income in the future from assets held by former NTL companies.

At December 31, 2008, we had fixed assets on which future U.K. tax deductions can be claimed of £13.2 billion. The maximum amount that can be claimed in any one year is 20% of the remaining balance, after additions, disposals and prior claims.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax (benefit) expense is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Benefit at federal statutory rate (35%)	£(301.1)	£(157.6)	£(178.9)
Add:
Permanent book-tax differences	139.0	19.7	31.1
Foreign losses with no benefit	103.4	119.5	89.3
U.S. losses with no benefit	—	—	30.5
Difference between U.S. and foreign tax rates	55.2	21.4	16.2
State and local income tax	—	(0.6)	—
Foreign tax benefit offsetting OCI tax expense	(3.4)	—	—
Other	0.1	0.1	—

Provision (benefit) for income taxes	£(6.8)	£2.5	£(11.8)

Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. The adoption did not result in a cumulative effect adjustment and did not have a material effect on our consolidated financial statements.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	Year ended December 31,
	2008	2007
Balance at January 1	£15.0	£70.9
Additions based on tax positions related to the current year	—	—
Additions for tax provisions of prior years	5.4	0.7
Reductions for tax provisions of prior years	—	(56.3)
Reductions for lapse of applicable statute of limitation	—	(0.3)
Settlements	—	—

Balance at December 31	£20.4	£15.0

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

The total amount of unrecognized tax benefits as of December 31, 2008, 2007 and 2006 was £20.4 million, £15.0 million and £70.9 million, respectively. Included in the balance of unrecognized tax benefits as of December 31, 2008, 2007 and 2006 are £1.0 million, £0.8 million and £1.1 million, respectively, that, if recognized, would impact the effective tax rate. The increase in unrecognized tax benefits during 2008 relates to movements in foreign exchange rates. We do not expect that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We have accrued interest in respect of unrecognized tax benefits of £0.5 million, £0.3 million and £0.6 million at December 31, 2008, 2007 and 2006, respectively. There was an interest accrual of £0.2 million included in income tax expense for the year ended December 31, 2008.

The statute of limitations is open for the years 2005 to 2008 in the U.S. and 2006 to 2008 in the U.K., our major tax jurisdictions.

At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the U.K. and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others. We accrue a liability when we believe an assessment may be probable and the amount is estimable. In accordance with generally accepted accounting principles, the impact of revisions to these estimates is recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes.

Note 15—Related Party Transactions

Virgin Enterprises Limited

We have identified Virgin Enterprises Limited as a related party to us. Virgin Entertainment Investment Holdings Limited became a holder of our common stock as a result of our acquisition of Virgin Mobile on July 4, 2006. As of December 31, 2008, Virgin Entertainment Investment Holdings Limited beneficially owned 10.4% of our common stock (based on SEC filings). Virgin Enterprises Limited is a wholly owned subsidiary of Virgin Entertainment Investment Holdings Limited. In addition, Gordon McCallum is a member of our Board and is a director at Virgin Enterprises Limited.

We own and have the right to use registered trademarks, including the exclusive right to use the "Virgin" name and logo in connection with our corporate activities and in connection with the activities of our consumer and a large part of our content businesses under license from Virgin Enterprises Limited. This license with Virgin Enterprises Limited is for a 30-year term and exclusive to us within the U.K. and Ireland. The license entitles us to use the "Virgin" name for the TV, broadband internet, telephone and mobile phone services we provide to our residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. For our content operations, we are entitled to use the "Virgin Media Television" name for the creation, distribution and management of our wholly owned television channels, and to use the "Virgin" name for our television channel, Virgin1. Our license agreement provides for an annual royalty of 0.25% of certain consumer and content revenues, subject to a minimum annual royalty of £8.7 million, except for Virgin1, where we pay an annual royalty of 0.5% of revenues received by Virgin1, subject to a minimum of £100,000. As part of the agreement, we have the right to adopt, and have adopted, a company name for our parent, Virgin Media Inc., over which together with the name "Virgin Media", we retain worldwide exclusivity. Under a related agreement, Virgin Enterprises

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Related Party Transactions (Continued)

Limited has the right to propose a candidate to fill a seat on our Board of Directors. Pursuant to this right, Virgin Enterprises Limited proposed Gordon McCallum who was appointed to our Board of Directors. During the years ended December 31, 2008 and 2007 and the period from July 4, 2006 to December 31, 2006, respectively, we incurred expenses of £8.9 million, £8.7 million and £5.8 million for charges in respect of brand licensing and promotion of which £4.5 million, £4.8 million and £2.5 million was payable at December 31, 2008, 2007 and 2006, respectively.

Virgin Retail Limited

We had previously identified Virgin Retail Limited, an affiliate of Virgin Enterprises Limited, as a related party to us. We had agreements with Virgin Retail Limited in respect to sales of our communications services (such as internet, television, fixed line telephone and mobile telephone services), through the various Virgin Megastores outlets. On September 17, 2007, the Virgin Group sold its interest in Virgin Megastores and it therefore ceased to be a related party. We incurred expenses of £2.3 million during the 2007 period to September 2007 and £1.8 million during the period from July 4, 2006 to December 31, 2006, for charges in respect to these stores. As part of the agreement, Virgin Retail Limited passed through proceeds on sales of mobile handsets, vouchers and other stock items to us. We recognized revenues totaling £6.5 million during the period from January 1, 2007 to September 17, 2007 and £5.7 million during the period from July 4, 2006 to December 31, 2006.

Other Virgin Companies

As a licensee of the "Virgin" brand name, we participate in mutually beneficial activities with other Virgin companies. These arrangements are in the ordinary course of business and believed to be on arm's length terms.

UKTV Joint Ventures

Through our wholly owned subsidiary, Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies. We have therefore identified the UKTV joint venture companies as related parties to us. We also carry the UKTV channels in our pay television packages available to our customers.

As at December 31, 2008, 2007 and 2006, included in the balance sheet were amounts related to our share of net assets, loans receivable, redeemable preference shares, and other payables and receivables in respect of the UKTV joint ventures totaling £353.5 million, £367.7 million and £370.6 million, respectively.

We pay UKTV for purchases of television programming rights and receive payments in respect of advertising and other business support services provided to UKTV. During the years ended December 31, 2008 and 2007 and the period from March 3, 2006 to December 31, 2006, the net expense recognized in respect to these transactions through the consolidated statement of operations totaled £22.1 million, £21.4 million and £16.9 million, respectively. These amounts are settled on a net basis at regular intervals.

During the years ended December 31, 2008 and 2007 and the period from March 3, 2006 to December 31, 2006, we received cash payments from UKTV for loan principal payments, interest, dividends and consortium tax relief totaling £46.7 million, £38.3 million and £31.6 million, respectively.

Note 16—Shareholders' Equity

Authorized Share Capital

Our authorized share capital for issuance consists of one billion shares of common stock, 300.0 million shares of Class B redeemable common stock and five million shares of preferred stock with a par value of $0.01 each. As at December 31, 2008, there were 328.1 million shares of common stock outstanding, and no Class B redeemable common stock or preferred stock outstanding. The common stock is voting with rights to dividends as declared by the Board of Directors.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Shareholders' Equity (Continued)

In connection with the reverse acquisition of Telewest, each share of our common stock issued and outstanding immediately prior to the effective time of the acquisition was converted into the right to receive 2.5 shares of the new parent entity's common stock. On March 3, 2006, we issued 212,931,048 shares of common stock for this purpose. For accounting purposes, the acquisition of Telewest has been treated as a reverse acquisition. Accordingly, the 212,931,048 shares issued to acquire Virgin Media Holdings have been treated as outstanding from January 1, 2006 (as adjusted for historical issuances and repurchases during the period from January 1, 2006 to March 3, 2006). In addition, on March 3, 2006, each share of Telewest's common stock issued and outstanding immediately prior to the acquisition was converted into 0.2875 shares of the new parent entity's common stock (and redeemable stock that was redeemed). These 70,728,375 shares of new common stock have been treated as issued on the acquisition date.

The following table summarizes the movement in the number of shares of common stock outstanding during the years ended December 31, 2006, 2007 and 2008 (in millions, except share exchange ratio):

Number of shares
December 31, 2005 outstanding shares as previously reported by Virgin Media Holdings (formerly known as NTL Incorporated)	85.2
Multiplied by share exchange ratio in reverse acquisition	2.5
Shares at December 31, 2005 (after giving effect to reverse acquisition)	212.9
Effect of the reverse acquisition—conversion of Virgin Media Inc. (formerly known as Telewest Global, Inc.) shares	70.7
Issued under Scheme of Arrangement to acquire Virgin Mobile	34.4
Net issuances and purchases during the period	5.9

December 31, 2006 outstanding shares	323.9
Net issuances and purchases during the period	3.6

December 31, 2007 outstanding shares	327.5
Net issuances and purchases during the period	0.6

December 31, 2008 outstanding shares	328.1

We commenced the payment of regular quarterly dividends in June 2006. During the years ended December 31, 2008, 2007 and 2006, we paid the following dividends:

Board Declaration Date	Per Share	Record Date	Payment Date	Total Amount
				(in millions)
Year ended December 31, 2006:
May 18, 2006	$0.01	June 12, 2006	June 20, 2006	£1.6
August 28, 2006	0.02	September 12, 2006	September 20, 2006	3.5
November 28, 2006	0.02	December 12, 2006	December 20, 2006	3.4
Year ended December 31, 2007:
February 27, 2007	$0.02	March 12, 2007	March 20, 2007	£3.3
May 16, 2007	0.03	June 12, 2007	June 20, 2007	5.0
August 15, 2007	0.04	September 12, 2007	September 20, 2007	6.5
November 27, 2007	0.04	December 12, 2007	December 20, 2007	6.4
Year ended December 31, 2008:
February 6, 2008	$0.04	March 12, 2008	March 20, 2008	£6.6
May 21, 2008	0.04	June 12, 2008	June 20, 2008	6.7
September 2, 2008	0.04	September 12, 2008	September 22, 2008	7.1
November 25, 2008	0.04	December 12, 2008	December 22, 2008	8.9

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Shareholders' Equity (Continued)

Future payments of regular quarterly dividends by us are at the discretion of our Board of Directors and will be subject to our future needs and uses of cash, which could include investments in operations, the repayment of debt, and share repurchase programs. In addition, the terms of our and our subsidiaries' existing and future indebtedness and the laws of jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Series A Warrants

On January 10, 2003, we issued Series A warrants to some of our former creditors and stockholders. The Series A warrants were initially exercisable for a total of 8,750,496 shares of common stock at an exercise price of $309.88 per share. After adjustment to account for the rights offering and the reverse acquisition of Telewest in accordance with anti-dilution adjustment provisions, the Series A warrants are exercisable for a total of 25,769,060 shares of our common stock at an exercise price of $105.17 per share. The Series A warrants expire on January 10, 2011. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are listed on the NASDAQ Global Select Market under the symbol "VMEDW." The Series A warrants may be subject to further change.

Note 17—Commitments and Contingent Liabilities

At December 31, 2008, we were committed to pay £647.8 million for equipment and services. This amount includes £311.2 million for operations and maintenance contracts and other commitments from January 1, 2010 to 2016. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years and thereafter is as follows (in millions):

Year ending December 31:
2009	£336.6
2010.	105.2
2011.	88.4
2012.	45.1
2013.	20.5
Thereafter	52.0

£647.8

We are involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employee and employee benefits which arise in the ordinary course of our business. In accordance with FASB Statement No. 5, Accounting for Contingencies, or FAS 5, we recognize a provision for a liability when management believes that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Whilst litigation is inherently unpredictable, we believe that we have valid defenses with respect to legal matters pending against us. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies, or because of the diversion of management's attention and the creation of significant expenses.

Our banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Commitments and Contingent Liabilities (Continued)

value for each performance bond. The amount of commitment expires over the following periods (in millions):

Year ending December 31:
2009	£12.2
2010	5.5
2011	—
2012	—
2013	—
Thereafter	8.3

£26.0

Note 18—Industry Segments

Our reporting segments are based on our method of internal reporting along with the criteria used by our chief executive officer, who is our chief operating decision maker (CODM), to evaluate segment performance, the availability of separate financial information and overall materiality considerations. In the first quarter of 2009, we changed our operating segments.

Our previously reported operating segments were based on how we distributed our services. Distribution through cable systems, delivery of television content, and provision of mobile phone services made up the core of our business and were the focus of how the business was managed internally through our former Cable, Content and Mobile segments.

As a result of the business reorganization initiated in the last quarter of 2008, we have realigned our internal reporting structure and the related financial information used by management and the CODM. Our operating structures have been revised to build a customer-focused organization able to respond effectively to rapid changes in the market, technology and customer demands through our three new customer-based segments: Consumer, Business and Content.

Our Consumer segment, part of which was previously included within our Cable segment, is our primary segment, consisting of the distribution of television programming, broadband and fixed line telephone services to consumers on our cable network and, to a lesser extent, off our cable network. The Consumer segment also includes our former Mobile segment consisting of our mobile telephony and broadband business.

Our Business segment, which was previously part of our Cable segment, comprises our operations carried out through ntl:Telewest Business which provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

We operate our Content segment through Virgin Media TV, which supplies television programming to the U.K. pay-television broadcasting market.

Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit as permitted under FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by our Consumer and Business segments.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Industry Segments (Continued)

As required by FAS 131, the 2008, 2007 and 2006 fiscal year amounts have been retrospectively adjusted to conform to the changes in the internal reporting structure implemented in the first quarter of 2009. Segment information for the years ended December 31, 2008, 2007 and 2006 was as follows (in millions):

	Year ended December 31, 2008
	Consumer	Business	Content	Total
Revenue	£3,029.0	£626.0	£121.8	£3,776.8
Inter segment revenue	—	0.4	25.7	26.1
Segment Contribution	£1,803.6	£335.2	£(4.6)	£2,134.2

	Year ended December 31, 2007
	Consumer	Business	Content	Total
Revenue	£3,087.3	£641.8	£109.5	£3,838.6
Inter segment revenue	—	0.4	24.4	24.8
Segment Contribution	£1,805.4	£338.4	£8.4	£2,152.2

	Year ended December 31, 2006
	Consumer	Business	Content	Total
Revenue	£2,687.8	£614.0	£112.0	£3,413.8
Inter segment revenue	—	0.2	19.2	19.4
Segment Contribution	£1,635.7	£335.4	£19.1	£1,990.2

The reconciliation of total segment contribution to our consolidated operating income (loss) is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Total segment contribution	£2,134.2	£2,152.2	£1,990.2
Other operating and corporate costs	832.5	871.8	867.5
Depreciation	902.8	922.3	797.1
Goodwill and intangible asset impairments	362.2	—	—
Amortization	285.8	301.0	238.6
Restructuring and other charges	22.7	28.7	67.0

Consolidated operating (loss) income	£(271.8)	£28.4	£20.0

Note 19—Condensed Consolidated Financial Information

On April 13, 2004, our wholly owned subsidiary, Virgin Media Finance PLC, or Virgin Media Finance, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate notes due 2012, together referred to as the Senior Notes due 2014. On July 15, 2006, the $100 million aggregate principal amount of floating rate notes was redeemed. On July 25, 2006, Virgin Media Finance issued $550 million aggregate principal amount of 9.125% senior notes due 2016, and together with the Senior Notes due 2014, these are referred to as the Senior Notes. We and certain of our subsidiaries, namely Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited, have guaranteed the Senior Notes on a senior basis. VMIH has guaranteed the Senior Notes on a senior subordinated basis.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

We present the following condensed consolidated financial information as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008, 2007, and 2006 as required by Article 3-10(d) of Regulation S-X.

	December 31, 2008
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£9.9	£—	£1.2	£0.4	£170.1	£—	£181.6
Restricted cash	—	—	—	—	6.1	—	6.1
Other current assets	3.5	—	0.3	187.7	620.1	—	811.6
Current assets held for sale	—	—	—	—	56.2	—	56.2

Total current assets	13.4	—	1.5	188.1	852.5	—	1,055.5
Fixed assets, net	—	—	—	—	5,342.1	—	5,342.1
Intangible assets, net	—	—	(15.0)	—	2,607.6	—	2,592.6
Investments in, and loans to, parent and subsidiary companies	2,544.9	287.9	(487.7)	3,519.4	(6,591.5)	1,080.5	353.5
Other assets, net	13.2	—	—	506.5	69.9	—	589.6

Total assets	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

Other current liabilities	£9.4	£37.1	£26.1	£197.1	£1,381.3	£(171.6)	£1,479.4
Current liabilities held for sale	—	—	—	—	36.2	—	36.2

Total current liabilities	9.4	37.1	26.1	197.1	1,417.5	(171.6)	1,515.6
Long term debt	545.9	1,256.2	—	2,064.6	2,262.9	—	6,129.6
Other long term liabilities	—	—	0.7	11.5	259.7	—	271.9
Shareholders' equity	2,016.2	(1,005.4)	(528.0)	1,940.8	(1,659.5)	1,252.1	2,016.2

Total liabilities and shareholders' equity	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	December 31, 2007
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£1.3	£—	£10.0	£0.7	£309.4	£—	£321.4
Restricted cash	—	—	—	—	6.1	—	6.1
Other current assets	—	—	0.4	9.6	597.6	—	607.6
Current assets held for sale	—	—	—	—	20.4	—	20.4

Total current assets	1.3	—	10.4	10.3	933.5	—	955.5
Fixed assets, net	—	—	—	—	5,649.5	—	5,649.5
Intangible assets, net	—	—	(13.1)	—	3,252.1	—	3,239.0
Investments in, and loans to, parent and subsidiary companies	2,808.8	1,018.0	379.5	5,281.1	(6,526.6)	(2,592.1)	368.7
Other assets, net	—	—	—	129.0	54.6	—	183.6
Other assets held for sale	—	—	—	—	107.0	—	107.0

Total assets	£2,810.1	£1,018.0	£376.8	£5,420.4	£3,470.1	£(2,592.1)	£10,503.3

Other current liabilities	£(0.4)	£29.9	£6.4	£119.6	£1,346.0	£(103.3)	£1,398.2
Current liabilities held for sale	—	—	—	—	45.7	—	£45.7

Total current liabilities	(0.4)	29.9	6.4	119.6	1,391.7	(103.3)	£1,443.9
Long term debt	—	1,032.0	—	2,262.4	2,635.0	—	5,929.4
Other long term liabilities	—	—	0.3	116.7	202.5	—	319.5
Shareholders' equity	2,810.5	(43.9)	370.1	2,921.7	(759.1)	(2,488.8)	2,810.5

Total liabilities and shareholders' equity	£2,810.1	£1,018.0	£376.8	£5,420.4	£3,470.1	£(2,592.1)	£10,503.3

	December 31, 2006
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£2.4	£—	£31.5	£0.2	£384.4	£—	£418.5
Restricted cash	—	—	—	—	6.0	—	6.0
Other current assets	(1.7)	—	0.3	0.1	593.7	—	592.4
Current assets held for sale	—	—	—	—	21.5	—	21.5

Total current assets	0.7	—	31.8	0.3	1,005.6	—	1,038.4
Fixed assets, net	0.7	—	—	—	6,019.3	—	6,020.0
Intangible assets, net	—	—	(11.0)	—	3,569.8	—	3,558.8
Investments in, and loans to, parent and subsidiary companies	3,242.3	1,411.7	774.4	5,327.2	(6,407.5)	(3,976.6)	371.5
Other assets, net	—	—	—	103.2	67.1	—	170.3
Other assets held for sale	—	—	—	—	119.5	—	119.5

Total assets	£3,243.7	£1,411.7	£795.2	£5,430.7	£4,373.8	£(3,976.6)	£11,278.5

Other current liabilities	£11.8	£30.1	£9.4	£97.6	£1,583.1	£(100.0)	£1,632.0
Current liabilities held for sale	—	—	—	—	45.8	—	£45.8

Total current liabilities	11.8	30.1	9.4	97.6	1,628.9	(100.0)	£1,677.8
Long term debt	—	1,024.4	—	1,872.4	3,120.4	—	6,017.2
Other long term liabilities	1.8	—	8.5	124.9	218.2	—	353.4
Shareholders' equity	3,230.1	357.2	777.3	3,335.8	(593.7)	(3,876.6)	3,230.1

Total liabilities and shareholders' equity	£3,243.7	£1,411.7	£795.2	£5,430.7	£4,373.8	£(3,976.6)	£11,278.5

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2008
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,776.8	£—	£3,776.8
Operating costs	—	—	—	—	(1,647.1)	—	(1,647.1)
Selling, general and administrative expenses	(19.9)	—	—	(0.1)	(808.0)	—	(828.0)
Restructuring and other charges	—	—	—	—	(22.7)	—	(22.7)
Depreciation and amortization	—	—	—	—	(1,188.6)	—	(1,188.6)
Goodwill and intangible asset impairments	—	—	—	—	(362.2)	—	(362.2)

Operating loss	(19.9)	—	—	(0.1)	(251.8)	—	(271.8)
Interest and other income, net	25.0	124.1	102.5	76.5	(37.8)	(264.2)	26.1
Interest expense	(34.0)	(125.4)	(76.8)	(338.6)	(188.8)	264.2	(499.4)
Loss on extinguishment of debt	—	—	—	(6.6)	(3.0)	—	(9.6)
Share of income from equity investments	—	—	—	—	14.4	—	14.4
Gains (losses) on derivative instruments	—	—	—	297.6	(13.9)	—	283.7
Foreign currency (losses) gains	(1.8)	20.8	33.6	(114.0)	(342.2)	—	(403.6)
Income tax benefit (expense)	—	—	(3.1)	20.6	(10.7)	—	6.8

(Loss) income from continuing operations	(30.7)	19.5	56.2	(64.6)	(833.8)	—	(853.4)
Loss from discontinued operations, net of tax	—	—	—	—	(66.6)	—	(66.6)
Equity in net loss of subsidiaries	(889.3)	(972.7)	(946.1)	(908.1)	—	3,716.2	—

Net loss	£(920.0)	£(953.2)	£(889.9)	£(972.7)	£(900.4)	£3,716.2	£(920.0)

	Year ended December 31, 2007
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,838.6	£—	£3,838.6
Operating costs	—	—	—	—	(1,652.2)	—	(1,652.2)
Selling, general and administrative expenses	(3.9)	—	(24.6)	—	(877.5)	—	(906.0)
Restructuring and other charges	(0.3)	—	—	—	(28.4)	—	(28.7)
Depreciation and amortization	—	—	—	—	(1,223.3)	—	(1,223.3)

Operating (loss) income	(4.2)	—	(24.6)	—	57.2	—	28.4
Interest income and other, net	0.6	100.2	47.6	92.8	(70.7)	(152.2)	18.3
Interest expense	—	(99.5)	(27.5)	(378.0)	(161.3)	152.2	(514.1)
Loss on extinguishment of debt	—	—	—	(2.0)	(1.2)	—	(3.2)
Share of income from equity investments	—	—	—	—	17.7	—	17.7
Loss on derivative instruments	—	—	—	(0.6)	(1.9)	—	(2.5)
Foreign currency gains (losses)	—	12.5	0.7	(14.3)	6.2	—	5.1
Income tax expense	(0.1)	—	(1.8)	—	(0.6)	—	(2.5)

Loss from continuing operations	(3.7)	13.2	(5.6)	(302.1)	(154.6)	—	(452.8)
Loss from discontinued operations, net of tax	—	—	—	—	(10.7)	—	(10.7)
Equity in net loss of subsidiaries	(459.8)	(467.4)	(454.9)	(165.2)	—	1,547.3	—

Net loss	£(463.5)	£(454.2)	£(460.5)	£(467.3)	£(165.3)	£1,547.3	£(463.5)

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2006
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,413.8	£—	£3,413.8
Operating costs	—	—	—	—	(1,428.8)	—	(1,428.8)
Selling, general and administrative expenses	(22.8)	—	(15.8)	—	(823.7)	—	(862.3)
Restructuring and other charges	—	—	—	—	(67.0)	—	(67.0)
Depreciation and amortization	—	—	—	—	(1,035.7)	—	(1,035.7)

Operating (loss) income	(22.8)	—	(15.8)	—	58.6	—	20.0
Interest income and other, net	0.7	95.0	34.2	192.4	(154.1)	(132.8)	35.4
Interest expense	—	(93.7)	(83.6)	(282.1)	(130.9)	132.8	(457.5)
Loss on extinguishment of debt	—	—	—	(32.8)	—	—	(32.8)
Share of income from equity investments	—	—	—	—	12.5	—	12.5
Gain (loss) on derivative instruments	—	—	—	2.0	(0.7)	—	1.3
Foreign currency (losses) gains	2.3	(5.4)	(98.0)	(35.5)	46.5	—	(90.1)
Income tax benefit	—	—	9.1	—	2.7	—	11.8

Loss from continuing operations	(19.8)	(4.1)	(154.1)	(156.0)	(165.4)	—	(499.4)
(Loss) income from discontinued operations, net of tax.	—	—	7.9	—	(9.8)	—	(1.9)

Net loss before cumulative effect changes in accounting principle	(19.8)	(4.1)	(146.2)	(156.0)	(175.2)	—	(501.3)
Cumulative effect of changes in accounting principle, net of taxes	(0.2)	—	—	—	(32.4)	—	(32.6)
Equity in net loss of subsidiaries	(513.9)	(372.3)	(368.0)	(216.3)	—	1,470.5	—

Net loss	£(533.9)	£(376.4)	£(514.2)	£(372.3)	£(207.6)	£1,470.5	£(533.9)

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2008
Statement of cash flows	Company	Virgin Media Finance	Other Guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(49.4)	£—	£34.4	£19.7	£754.0	£—	£758.7
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(477.9)	—	(477.9)
Principal repayments on loans to equity investments	—	—	—	—	8.6	—	8.6
Principal (repayments) drawdowns on loans to group companies	(477.3)	—	(44.9)	354.8	167.4	—	—
Purchase of investments	—	—	—	—	(1.5)	—	(1.5)
Other	—	—	—	—	2.1	—	2.1

Net cash (used in) provided by investing activities	(477.3)	—	(44.9)	354.8	(301.3)	—	(468.7)

Financing activities:
New borrowings, net of financing activities	496.7	—	—	(49.0)	—	—	447.7
Proceeds from employee stock options	0.6	—	—	—	—	—	0.6
Principal payments on long term debt and capital leases	—	—	—	(286.9)	(559.4)	—	(846.3)
Intercompany funding movements	64.9	—	1.7	(38.9)	(27.7)	—	—
Dividends paid	(29.3)	—	—	—	—	—	(29.3)

Net cash provided by (used in) financing activities	532.9	—	1.7	(374.8)	(587.1)	—	(427.3)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	(3.0)	—	(3.0)
Net cash used in investing activities	—	—	—	—	(1.9)	—	(1.9)

Net cash used in discontinued operations	—	—	—	—	(4.9)	—	(4.9)

Effect of exchange rates	2.4	—	—	—	—	—	2.4
(Decrease) increase in cash and cash equivalents	8.6	—	(8.8)	(0.3)	(139.3)	—	(139.8)
Cash and cash equivalents at beginning of period	1.3	—	10.0	0.7	309.4	—	321.4

Cash and cash equivalents at end of period	£9.9	£—	£1.2	£0.4	£170.1	£—	£181.6

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2007
Statement of cash flows	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(17.6)	£—	£(0.2)	£213.9	£514.7	£—	£710.8
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(533.7)	—	(533.7)
Acquisitions, net of cash acquired	—	—	—	(1.0)	—	—	(1.0)
Principal repayments on loans to equity investments	—	—	—	—	16.4	—	16.4
Principal drawdowns (repayments) on loans to group companies	22.7	—	(20.5)	(558.8)	556.6	—	—
Proceeds from the sale of investments	—	—	—	—	9.8	—	9.8
Proceeds from the sale of fixed assets	—	—	—	—	3.3	—	3.3
Other	—	—	—	—	(2.1)	—	(2.1)

Net cash (used in) provided by investing activities	22.7	—	(20.5)	(559.8)	50.3	—	(507.3)

Financing activities:
New borrowings, net of financing activities	—	—	—	576.8	297.7	—	874.5
Proceeds from employee stock option excercises	15.0	—	—	—	—	—	15.0
Principal payments on long term debt and capital leases	—	—	—	(230.4)	(940.4)	—	(1,170.8)
Dividends paid	(21.2)	—	—	—	—	—	(21.2)

Net cash (used in) provided by financing activities	(6.2)	—	—	346.4	(642.7)	—	(302.5)

Cash flow from discontinued operations
Net cash provided by operating activities	—	—	—	—	5.2	—	5.2
Net cash used in investing activities	—	—	—	—	(2.5)	—	(2.5)

Net cash provided by discontinued operations	—	—	—	—	2.7	—	2.7

Effect of exchange rates	—	—	(0.8)	—	—	—	(0.8)
(Decrease) increase in cash and cash equivalents	(1.1)	—	(21.5)	0.5	(75.0)	—	(97.1)
Cash and cash equivalents at beginning of period	2.4	—	31.5	0.2	384.4	—	418.5

Cash and cash equivalents at end of period	£1.3	£—	£10.0	£0.7	£309.4	£—	£321.4

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2006
Statement of cash flows	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(34.2)	£(8.8)	£87.3	£48.7	£692.7	£—	£785.7
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(553.1)	—	(553.1)
Acquisitions, net of cash acquired	—	—	(2,423.1)	—	—	—	(2,423.1)
Telewest reorganization.	—	—	(4,220.6)	(5,956.5)	3,535.9	6,641.2	—
Principal repayments (drawdowns) on loans to equity investments.	—	—	—	—	15.7	—	15.7
Principal (repayments) drawdowns on loans to group companies	6.4	(286.6)	60.2	3,962.0	(3,742.0)	—	—
Other	—	—	—	—	8.2	—	8.2

Net cash (used in) provided by investing activities	6.4	(286.6)	(6,583.5)	(1,994.5)	(735.3)	6,641.2	(2,952.3)

Financing activities:
New borrowings, net of financing activities	—	871.2	1,784.4	4,593.3	1,686.7	—	8,935.6
Issuance of stock	—	—	4,220.6	2,420.6	—	(6,641.2)	—
Proceeds from employee stock option excercises	38.7	—	—	—	—	—	38.7
Share redemption	—	—	1,800.0	(2,350.8)	550.8	—	—
Principal payments on long term debt and capital leases	—	(575.8)	(1,709.9)	(2,722.5)	(2,092.4)	—	(7,100.6)
Dividends paid	(8.5)	—	—	—	—	—	(8.5)

Net cash provided by financing activities	30.2	295.4	6,095.1	1,940.6	145.1	(6,641.2)	1,865.2

Cash flow from discontinued operations
Net cash provided by operating activities	—	—	—	—	0.4	—	0.4
Net cash used in investing activities	—	—	—	—	(1.7)	—	(1.7)

Net cash used in discontinued operations	—	—	—	—	(1.3)	—	(1.3)

Effect of exchange rates	—	—	(14.0)	—	—	—	(14.0)
(Decrease) increase in cash and cash equivalents	2.4	—	(415.1)	(5.2)	101.2	—	(316.7)
Cash and cash equivalents at beginning of period	—	—	446.6	5.4	283.2	—	735.2

Cash and cash equivalents at end of period	£2.4	£—	£31.5	£0.2	£384.4	£—	£418.5

PART X

UNAUDITED INTERIM FINANCIAL INFORMATION

Set out below is the full text of the unaudited interim consolidated financial statements of the Company as at 30 June 2009, and for the six months ended, 30 June 2009, as announced on 7 August 2009. These results, together with comparatives, have been prepared using US GAAP.

VIRGIN MEDIA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except par value)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	£246.0	£181.6
Restricted cash	6.0	6.1
Accounts receivable—trade, less allowances for doubtful accounts of £13.0 (2009) and £16.5 (2008)	429.0	454.3
Inventory	107.5	81.1
Derivative financial instruments	0.4	168.4
Prepaid expenses and other current assets	107.8	107.8
Current assets held for sale	—	56.2

Total current assets	896.7	1,055.5
Fixed assets, net	5,180.2	5,342.1
Goodwill and other indefinite-lived assets	2,082.3	2,082.3
Intangible assets, net	388.2	510.3
Equity investments	358.9	353.5
Derivative financial instruments	210.4	435.7
Other assets, net of accumulated amortization of £103.7 (2009) and £79.1 (2008)	150.8	153.9

Total assets	£9,267.5	£9,933.3

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£326.3	£370.5
Accrued expenses and other current liabilities	430.8	449.9
Derivative financial instruments	27.3	84.4
VAT and employee taxes payable	62.5	63.5
Restructuring liabilities	72.3	71.0
Interest payable	77.7	131.6
Deferred revenue	288.0	268.0
Current portion of long term debt	39.5	40.5
Current liabilities held for sale	—	36.2

Total current liabilities	1,324.4	1,515.6
Long term debt, net of current portion	5,858.7	6,129.6
Derivative financial instruments	93.0	42.6
Deferred revenue and other long term liabilities	156.2	150.1
Deferred income taxes	81.3	79.2

Total liabilities	7,513.6	7,917.1

Commitments and contingent liabilities
Shareholders' equity
Common stock—$0.01 par value; authorized 1,000.0 (2009 and 2008) shares; issued 328.9 (2009) and 329.0 (2008) and outstanding 328.9 (2009) and 328.1 (2008) shares	1.8	1.8
Additional paid-in capital	4,467.1	4,461.3
Accumulated other comprehensive income	130.4	178.2
Accumulated deficit	(2,845.4)	(2,625.1)

Total shareholders' equity	1,753.9	2,016.2

Total liabilities and shareholders' equity	£9,267.5	£9,933.3

See accompanying notes.

VIRGIN MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
		(Adjusted)		(Adjusted)
Revenue	£935.8	£940.1	£1,871.5	£1,887.4
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	404.6	397.0	818.3	817.0
Selling, general and administrative expenses	197.4	208.8	407.1	412.6
Restructuring and other charges (income)	23.6	(1.7)	29.0	2.9
Depreciation	233.9	229.6	466.6	460.5
Amortization	61.1	68.5	122.3	158.4
Goodwill impairment	—	366.2	—	366.2

	920.6	1,268.4	1,843.3	2,217.6

Operating income (loss)	15.2	(328.3)	28.2	(330.2)
Other income (expense)
Interest income and other, net	2.0	7.2	5.3	13.1
Interest expense	(102.3)	(123.4)	(211.3)	(246.7)
Share of (loss) income from equity investments	(0.4)	3.9	2.1	9.0
Foreign currency gains (losses)	174.5	3.4	162.6	(25.0)
Loss on extinguishment of debt	(7.3)	(5.6)	(7.3)	(5.6)
(Losses) gains on derivative instruments	(126.5)	(2.3)	(147.7)	31.1

Loss from continuing operations before income taxes	(44.8)	(445.1)	(168.1)	(554.3)
Income tax (expense) benefit	(2.8)	0.6	(12.4)	7.9

Loss from continuing operations	(47.6)	(444.5)	(180.5)	(546.4)

Discontinued operations
Loss from discontinued operations, net of tax	(1.7)	(4.4)	(22.8)	(6.9)

Net loss	£(49.3)	£(448.9)	£(203.3)	£(553.3)

Basic and diluted loss from continuing operations per share	£(0.14)	£(1.36)	£(0.55)	£(1.67)

Basic and diluted loss from discontinued operations per share	£(0.01)	£(0.01)	£(0.07)	£(0.02)

Basic and diluted net loss per share	£(0.15)	£(1.37)	£(0.62)	£(1.69)

Dividends per share (in U.S. dollars)	$0.04	$0.04	$0.08	$0.08

Average number of shares outstanding	328.7	328.1	328.5	328.0

See accompanying notes.

VIRGIN MEDIA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in millions)

	Six months ended June 30,
	2009	2008
		(Adjusted)
Operating activities
Net loss	£(203.3)	£(553.3)
Loss from discontinued operations	22.8	6.9

Loss from continuing operations	(180.5)	(546.4)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities
Depreciation and amortization	588.9	618.9
Goodwill impairment	—	366.2
Non-cash interest	(36.5)	(28.1)
Non-cash compensation	5.9	7.2
Income from equity accounted investments, net of dividends received	(1.5)	(5.0)
Income taxes	13.5	(6.1)
Amortization of original issue discount and deferred finance costs	18.0	10.9
Unrealized foreign currency (gains) losses	(177.4)	21.7
Unrealized losses (gains) on derivative instruments	155.0	(24.2)
Loss on extinguishment of debt	6.8	5.6
Other	(1.7)	(0.5)
Changes in operating assets and liabilities	(25.8)	(36.0)

Net cash provided by operating activities	364.7	384.2

Investing activities
Purchase of fixed and intangible assets	(292.6)	(232.0)
Principal repayments on loans to equity investments	0.7	0.6
Disposal of sit-up, net	(17.5)	—
Other	0.8	1.6

Net cash used in investing activities	(308.6)	(229.8)

Financing activities
New borrowings, net of financing fees	572.8	494.0
Proceeds from employee stock option exercises	0.2	0.6
Principal payments on long term debt and capital leases	(625.9)	(523.7)
Dividends paid	(17.0)	(13.3)
Realized gain on derivatives	88.3	—
Other	(0.3)	—

Net cash provided by (used in) financing activities	18.1	(42.4)

Cash flow from discontinued operations
Net cash used in operating activities	(7.9)	(5.6)
Net cash used in investing activities	—	(1.1)

Net cash used in discontinued operations	(7.9)	(6.7)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	0.1
Increase in cash and cash equivalents	64.4	105.4
Cash and cash equivalents, beginning of period	181.6	321.4

Cash and cash equivalents, end of period	£246.0	£426.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£228.3	£263.5

See accompanying notes.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial information and with the rules and regulations of the Securities and Exchange Commission, or SEC. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. For further information, refer to the consolidated financial statements and notes thereto included in the annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 26, 2009, and revised by the current report on Form 8-K, as filed with the SEC on May 27, 2009, which we collectively refer to as the 2008 Annual Report.

The 2008 financial information has been adjusted so the basis of presentation is consistent with that of the 2009 financial information. The adjustments reflect (i) the financial condition and results of operations of our sit-up reporting unit as assets and liabilities available for sale and discontinued operations, respectively, in the periods presented, and (ii) the application of the Financial Accounting Standards Board, or FASB, Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1.

Note 2—Accounting Changes

In May 2008, the FASB issued FSP APB 14-1 which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations.

We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. We have applied FSP APB 14-1 on a retrospective basis, whereby our prior period results have been adjusted. As the convertible notes were issued on April 16, 2008, this standard impacted our previously reported statement of operations for the three and six months ended June 30, 2008.

We applied a nonconvertible borrowing rate of 10.35% which resulted in the recognition of a discount on the convertible senior notes totaling £108.2 million, with the offsetting amount recognized as a component of additional paid-in capital. In addition, a cumulative translation adjustment of £36.1 million was recognized in relation to prior periods due to the decrease in the foreign denominated debt balance subject to translation during 2008. The following table presents the impact of these adjustments on our previously reported consolidated balance sheet as of December 31, 2008 (in millions):

	December 31, 2008
	As Reported	Adjustments	As Adjusted
Long term debt, net of current portion	£6,267.7	£(138.1)	£6,129.6
Additional paid-in capital	4,353.1	108.2	4,461.3
Accumulated other comprehensive income	142.1	36.1	178.2
Accumulated deficit	(2,618.9)	(6.2)	(2,625.1)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 2—Accounting Changes (Continued)

The additional interest expense and related tax impact that the application of this standard had on our consolidated statement of operations and consolidated statement of cash flows for the six months ended June 30, 2008 are as follows (in millions, except per share data):

	Six months ended June 30, 2008
	As Reported	Adjustments	As Adjusted
Consolidated statement of operations:
Interest expense	£(245.0)	£(1.7)	£(246.7)
Income tax benefit	7.9	—	7.9
Net loss	(551.6)	(1.7)	(553.3)
Net loss per share
Basic and diluted	(1.68)	(0.01)	(1.69)
Consolidated statement of cashflows:
Operating activities:
Net loss	£(551.6)	£(1.7)	£(553.3)
Non-cash interest	(29.8)	1.7	(28.1)

The amount of interest cost recognized for the contractual interest coupon during the six months ended June 30, 2008 was £6.9 million. The amount of interest cost recognized for the amortization of the discount on the liability component of the senior convertible notes for the six months ended June 30, 2008 was £1.7 million.

Note 3—Discontinued Operations

On April 1, 2009, we completed the disposal of our sit-up reporting unit, which was formerly included within our Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that the planned sale of the sit-up business met the requirements as of March 31, 2009 to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods and we adjusted the balance sheet as of December 31, 2008 and statement of operations for the three and six months ended June 30, 2008 accordingly. Revenue of the sit-up business, reported in discontinued operations, for the three and six months ended June 30, 2009 was nil and £38.9 million, respectively and for the three and six months ended June 30, 2008 was £51.2 million and £106.2 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the three and six months ended June 30, 2009 was £1.7 million and £22.8 million, respectively and for the three and six months ended June 30, 2008 was £4.4 million and £6.9 million, respectively. In accordance with the provisions of FAS 144, we wrote down the assets held for sale to fair value at March 31, 2009, resulting in a £19.0 million impairment charge, which is included in the loss from discontinued operations for the six months ended June 30, 2009. During the three months ended June 30, 2009, we recognized a final adjustment to the proceeds totaling £1.7 million.

In accordance with the sale agreement, part of the consideration included a loan note from Aurelius AG. On April 1, 2009, we entered into a five-year carriage agreement with sit-up for continued distribution of the three sit-up channels on our television platform. In general, the agreements governing the loan note and exchange of services between us and sit-up are for specified periods at commercial rates. Following the sale, our continuing involvement with sit-up is limited to the loan note and carriage agreement and is therefore not considered significant.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 4—Long Term Debt

Long term debt consisted of (in millions):

	June 30, 2009	December 31, 2008
U.S. Dollar
8.75% U.S. dollar senior notes due 2014	£258.3	£290.7
9.125% U.S. dollar senior notes due 2016	334.3	376.2
6.50% U.S. dollar convertible senior notes due 2016	490.3	545.9
9.50% U.S. dollar senior notes due 2016	435.8	—
Senior credit facility	291.6	363.8
Euro
8.75% euro senior notes due 2014	191.7	214.2
9.50% euro senior notes due 2016	146.7	—
Senior credit facility	350.1	403.7
Sterling
9.75% sterling senior notes due 2014	375.0	375.0
Senior credit facility	2,856.3	3,421.9
Capital leases	164.4	174.6
Other	3.7	4.1

	5,898.2	6,170.1
Less: current portion	(39.5)	(40.5)

	£5,858.7	£6,129.6

The effective interest rate on the senior credit facility was 5.1% and 7.3% as at June 30, 2009 and December 31, 2008, respectively.

On June 3, 2009, Virgin Media Finance PLC, or Virgin Media Finance, issued $750 million aggregate principal amount of 9.50% senior notes due 2016 and €180 million aggregate principal amount of 9.50% senior notes due 2016. The 2009 senior notes are unsecured senior obligations of Virgin Media Finance and rank pari passu with Virgin Media Finance's outstanding senior notes due 2014 and 2016. Interest is payable on February 15 and August 15 of each year. The 2009 senior notes mature on August 15, 2016 and are guaranteed by Virgin Media, Virgin Media Group LLC, VMIH and certain other intermediate holding companies of Virgin Media. We used the net proceeds, together with cash on hand, to make repayments totaling £608.5 million under our senior credit facility.

On July 21, 2009, Virgin Media Finance issued an additional $600 million aggregate principal amount of 9.50% senior notes due 2016 under the same terms as the notes issued on June 3, 2009. We used the net proceeds, together with cash on hand, to make repayments totaling £403.6 million under our senior credit facility.

Note 5—Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5—Fair Value Measurements (Continued)

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). FAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We have determined that all of our financial assets and liabilities that are stated at fair value fall in levels 1 and 2 in the fair value hierarchy described above.

In estimating the fair value of our financial instruments, we used the following methods and assumptions:

Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity and nature of these financial instruments.

Derivative financial instruments:    As a result of our financing activities, we are exposed to market risks from changes in interest and foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from interest and foreign currency exchange rate fluctuations through the use of derivative financial instruments. The foreign currency forward rate contracts, interest rate swaps and cross-currency interest rate swaps are valued using counterparty valuations, or market transactions in either the listed or over-the counter markets, adjusted for non-performance risk. As such, these derivative instruments are classified within level 2 in the fair value hierarchy. The carrying amounts of our derivative financial instruments are disclosed in note 6.

Long term debt:    The fair value of our senior credit facility is based upon quoted trading prices in inactive markets for this debt, which incorporates non-performance risk, and is classified within level 2 of the fair value hierarchy. The fair values of our other debt in the following table are based on the quoted market prices in active markets and incorporate non-performance risk. Accordingly, the inputs used to value these debt instruments are classified within level 1 of the fair value hierarchy.

The carrying amounts and fair values of our long term debt are as follows (in millions):

	June 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior credit facility	£3,498.0	£3,074.0	£4,189.4	£3,048.0
8.75% U.S. dollar senior notes due 2014	258.3	255.5	290.7	246.7
9.75% sterling senior notes due 2014	375.0	360.0	375.0	292.5
8.75% euro senior notes due 2014	191.7	192.6	214.2	158.8
9.125% U.S. dollar senior notes due 2016	334.3	330.8	376.2	313.1
6.50% U.S. dollar convertible senior notes due 2016	490.3	513.7	545.9	305.1
9.50% U.S. dollar senior notes due 2016	435.8	459.8	—	—
9.50% euro senior notes due 2016	146.7	151.8	—	—

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5—Fair Value Measurements (Continued)

Concentrations of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade receivables and derivative contracts.

At June 30, 2009 and December 31 2008, we had approximately £246.0 million and £181.6 million, respectively, in cash and cash equivalents. These cash and cash equivalents are on deposit with major financial institutions and, as part of our cash management process, we perform regular evaluations of the credit standing of these institutions using a range of metrics. We have not experienced any losses in cash balances and do not believe we are exposed to any significant credit risk on our cash balances.

Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our Business segment customers' financial condition and generally do not require collateral. No single group or customer represents greater than 10% of total accounts receivable.

Concentrations of credit risk with respect to derivative contracts are focused within a limited number of international financial institutions with which we operate and relate only to derivatives with recorded asset balances at June 30, 2009. We perform regular reviews of the financial institutions with which we operate as to their credit worthiness and financial condition. We have not experienced non-performance by any of our derivative counterparties nor do we expect there to be non-performance risks associated with our counterparties. At June 30, 2009, based on market values, we had 59.2% of our derivative contracts with three financial institutions, each with more than 10% of our total exposure. At December 31, 2008, based on market values, we had 54.4% of our derivative contracts with three financial institutions, each with more than 10% of our total exposure.

Note 6—Derivative Financial Instruments

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted the provisions of FAS 161 on January 1, 2009.

Strategies and Objectives for Holding Derivative Instruments

Our results are materially impacted by changes in interest rates and foreign currency exchange rates. In an effort to manage these risks, we periodically enter into various derivative instruments including interest rate swaps, cross- currency interest rate swaps and foreign exchange forward rate contracts. In accordance with FAS 133, we are required to recognize all derivative instruments as either assets or liabilities at fair value on our consolidated balance sheets, and to recognize certain changes in the fair value of derivative instruments on our consolidated statements of operations.

We have entered into cross-currency interest rate swaps and foreign currency forward rate contracts to manage interest rate and foreign exchange rate currency exposures with respect to our U.S. dollar ($) and euro (€) denominated debt obligations. Additionally, we have entered into interest rate swaps to manage interest rate exposures resulting from variable rates of interest we pay on our U.K. pound sterling (£)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Derivative Financial Instruments (Continued)

denominated debt obligations. We have also entered into U.S. dollar, euro and South African rand (ZAR) forward rate contracts to manage our foreign exchange rate currency exposures related to certain committed and forecasted purchases.

Whenever it is practical to do so, we will designate a derivative contract as either a cash flow or fair value hedge for accounting purposes. These derivatives are referred to as "Accounting Hedges" below. When a derivative contract is not designated as an accounting hedge, the derivative will be treated as an economic hedge with mark-to-market movements and realized gains or losses recognized through gains (losses) on derivative instruments in the statements of operations. These derivatives are referred to as "Economic Hedges" below. We do not enter into derivatives for speculative trading purposes.

In respect to Accounting Hedges, we believe our hedge contracts will be highly effective during their term in offsetting changes in cash flow or fair value attributable to the hedged risk. We perform, at least quarterly, both a prospective and retrospective assessment of the effectiveness of our hedge contracts, including assessing the possibility of counterparty default. If we determine that a derivative is no longer expected to be highly effective, we discontinue hedge accounting prospectively and recognize subsequent changes in the fair value of the derivative in gains or losses on derivative instruments in the statement of operations. As a result of our effectiveness assessment at June 30, 2009, we believe our derivative contracts that are designated and qualify for hedge accounting under FAS 133 will continue to be highly effective in offsetting changes in cash flow or fair value attributable to the hedged risk.

The foreign currency forward rate contracts, interest rate swaps and cross- currency interest rate swaps are valued using counterparty valuations, or market transactions in either the listed or over-the-counter markets, adjusted for non-performance risk. As such, these derivative instruments are classified within level 2 in the fair value hierarchy. Derivative instruments which are subject to master netting arrangements are not offset and we have not provided, nor do we require, cash collateral with any counterparty.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Derivative Financial Instruments (Continued)

The fair values of these derivative instruments recorded on our condensed consolidated balance sheets were as follows (in millions):

	June 30, 2009	December 31, 2008
Included within current assets:
Accounting Hedge
Foreign currency forward rate contracts	£0.4	£37.6
Interest rate swaps	—	6.1
Cross-currency interest rate swaps	—	61.5
Economic Hedge
Foreign currency forward rate contracts	—	63.2

	£0.4	£168.4

Included within non-current assets:
Accounting Hedge
Interest rate swaps	£17.7	£—
Cross-currency interest rate swaps	55.1	136.1
Economic Hedge
Cross-currency interest rate swaps	137.6	299.6

	£210.4	£435.7

Included within current liabilities:
Accounting Hedge
Foreign currency forward rate contracts	£0.8	£—
Interest rate swaps	18.5	2.2
Economic Hedge
Foreign currency forward rate contracts	6.1	79.6
Interest rate swaps	1.9	2.6

	£27.3	£84.4

Included within non-current liabilities:
Accounting Hedge
Interest rate swaps	£—	£11.5
Cross-currency interest rate swaps	75.0	—
Economic Hedge
Cross-currency interest rate swaps	18.0	31.1

	£93.0	£42.6

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Senior Notes and Senior Credit Facility

As of June 30, 2009, we had outstanding cross-currency interest rate swaps to mitigate the interest and foreign exchange rate risks relating to the pound sterling value of interest payments on the U.S. dollar and euro denominated senior notes and senior credit facility.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Derivative Financial Instruments (Continued)

The terms of our outstanding cross-currency interest rate swaps at June 30, 2009 were as follows:

Hedged item/Maturity date	Hedge type	Notional amount due from counterparty	Notional amount due to counterparty	Weighted average interest rate due from counterparty	Weighted average interest rate due to counterparty
		(in millions)	(in millions)
$425m senior notes due 2014 October 2011	Accounting	$425.0	£291.0	8.75%	9.53%
$550m senior notes due 2016 August 2016	Accounting	550.0	301.2	9.13%	8.54%
$750m senior notes due 2016 August 2016	Accounting	750.0	467.3	9.50%	9.82%
$1,000m convertible senior notes due 2016 November 2016	Economic	1,000.0	505.6	6.50%	6.95%
Senior credit facility September 2012	Economic	479.7	260.3	3 month $ LIBOR + 2.00%	3 month £ LIBOR + 2.13%

		$3,204.7	£1,825.4

€225m senior notes due 2014 October 2011	Accounting	€225.0	£207.4	8.75%	8.90%
€180m senior notes due 2016 August 2016	Accounting	180.0	158.6	9.50%	10.18%
Senior credit facility September 2012	Economic	410.8	284.9	3 month EURIBOR + 2.00%	3 month LIBOR + 2.16%

		€815.8	£650.9

Other
December 2012	Economic	€56.7	£40.3	3 month EURIBOR + 2.38%	3 month LIBOR + 2.69%
December 2013	Economic	43.3	30.7	3 month EURIBOR + 2.88%	3 month LIBOR + 3.26%

		€100.0	£71.0

December 2012	Economic	£38.8	€56.7	3 month LIBOR + 2.40%	3 month EURIBOR + 2.38%
December 2013	Economic	29.7	43.3	3 month LIBOR + 2.90%	3 month EURIBOR + 2.88%

		£68.5	€100.0

All of our cross-currency interest rate swaps include exchanges of the notional amounts at the start and end of the contract except for the contract maturing in November 2016 hedging the $1,000 million convertible senior notes due 2016.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Derivative Financial Instruments (Continued)

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

As of June 30, 2009, we had outstanding interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with our senior credit facility, which accrue at variable rates based on LIBOR. The interest rate swaps allow us to receive interest based on three and six month LIBOR in exchange for payments of interest at fixed rates.

The terms of our outstanding interest rate swap contracts at June 30, 2009 were as follows:

Hedged item/Maturity date	Hedge type	Notional amount	Weighted average interest rate due from counterparty	Weighted average interest rate due to counterparty
		(in millions)
Senior credit facility
April 2010	Accounting	£2,400.0	3 month LIBOR	2.31%
April 2010	Economic	600.0	3 month LIBOR	1.66%
April 2010 to April 2011	Accounting	200.0	3 month LIBOR	2.58%
April 2010 to September 2012	Accounting	1,300.0	3 month LIBOR	3.07%
April 2010 to March 2013	Accounting	300.0	3 month LIBOR	3.28%

Foreign Currency Forward Rate Contracts—Hedging Committed and Forecasted Transactions

As of June 30, 2009, we had outstanding foreign currency forward rate contracts to purchase U.S. dollars, euros and South African rand to hedge committed and forecasted purchases. The terms of our outstanding foreign currency forward rate contracts at June 30, 2009 were as follows:

Hedged item/Maturity date	Hedge type	Notional amount due from counterparty	Notional amount due to counterparty	Weighted average exchange rate
		(in millions)	(in millions)
Committed and forecasted purchases
July 2009 to June 2010	Economic	$89.2	£60.3	1.4783
July 2009 to June 2010	Accounting	$11.5	£7.8	1.4787
July 2009 to January 2010	Accounting	€1.7	£1.5	1.1250
July 2009 to January 2010	Accounting	ZAR28.7	£1.9	15.2529

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. In our consolidated statement of cash flows, we recognize the cash flows resulting from derivative contracts that are treated as Accounting Hedges in the same category where the cash flows from the underlying exposure are recognized. All other cash flows from derivative contracts are recognized as operating activities in the consolidated statement of cash flows.

Gains or losses representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized as gains or losses on derivative instruments in the statement of operations in the period in which they occur. We reclassified into earnings losses totaling £1.9 million as a result of the discontinuance of cash flow hedges during the three and six months ended June 30, 2009. During the three and six months ended June 30, 2009, we recognized a loss totaling £nil and £0.1 million, respectively, relating to ineffectiveness. The following tables present the effective amount of gain or (loss)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Derivative Financial Instruments (Continued)

recognized in other comprehensive income and amounts reclassified to earnings during the three and six months ended June 30, 2009 (in millions):

	Total	Interest rate swaps	Cross- currency interest rate swaps	Forward foreign exchange contracts	Tax Effect
Balance at December 31, 2008	£40.1	£(7.9)	£64.0	£—	£(16.0)
Amounts recognized in other comprehensive income	(30.6)	(14.1)	(16.9)	0.4	—
Amounts reclassified to earnings impacting:
Foreign exchange (gains) losses	(2.8)	—	(2.8)	—	—
Interest expense	(2.1)	2.0	(4.1)	—	—
Tax effect recognized	9.9	—	—	—	9.9

Balance at March 31, 2009	£14.5	£(20.0)	£40.2	£0.4	£(6.1)

Amounts recognized in other comprehensive income	(167.5)	14.6	(181.2)	(0.9)	—
Amounts reclassified to earnings impacting:
Foreign exchange (gains) losses	152.3	—	152.3	—	—
Interest expense	5.0	4.6	0.4	—	—
Operating costs	0.1	—	—	0.1	—
Tax effect recognized	2.8	—	—	—	2.8

Balance at June 30, 2009	£7.2	£(0.8)	£11.7	£(0.4)	£(3.3)

Assuming no change in interest rates or foreign exchange rates for the next twelve months, the amount of pre-tax losses that would be reclassified from other comprehensive income to earnings would be £14.7 million, £5.1 million and £0.4 million relating to interest rate swaps, cross-currency interest rate swaps and forward foreign exchange contracts, respectively.

Note 7—Restructuring and Other Charges (Income)

Restructuring and other charges of £23.6 million and £29.0 million for the three and six months ended June 30, 2009, respectively, related primarily to employee termination costs in connection with the restructuring program initiated in the last quarter of 2008 as discussed below. Restructuring and other income of £1.7 million for the three months ended June 30, 2008 and restructuring and other charges of £2.9 million for the six months ended June 30, 2008 related to lease exit and employee termination costs as a result of our acquisition-related restructuring programs.

During the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. This plan involves the incurrence of substantial operating and capital expenditures, including certain costs which may be treated as restructuring costs under FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. In total, we expect to incur operating expenditures of between £140 million to £160 million and capital expenditures of between £30 million to £40 million in connection with this plan over a three-year period.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7—Restructuring and Other Charges (Income) (Continued)

The following tables summarize our historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by us during 2006 and the accruals for our restructuring plan announced in 2008 (in millions):

			2008 Restructuring Accruals
		2006 Acquisition Restructuring Accruals
	Historical Restructuring Accruals
			Involuntary Employee Termination and Related Costs
Three months ended June 30, 2009	Lease Exit Costs	Lease Exit Costs		Lease and Contract Exit Costs	Total
Balance, March 31, 2009	£14.6	£33.0	£5.6	£10.7	£63.9
Charged to expense	1.2	1.8	12.4	9.8	25.2
Revisions	—	(1.6)	—	—	(1.6)
Utilized	(0.9)	(1.9)	(4.9)	(7.5)	(15.2)

Balance, June 30, 2009	£14.9	£31.3	£13.1	£13.0	£72.3

			2008 Restructuring Accruals
		2006 Acquisition Restructuring Accruals
	Historical Restructuring Accruals
			Involuntary Employee Termination and Related Costs
Six months ended June 30, 2009	Lease Exit Costs	Lease Exit Costs		Lease and Contract Exit Costs	Total
Balance, December 31, 2008	£16.5	£38.5	£2.0	£14.0	£71.0
Charged to expense	1.7	2.6	18.0	14.1	36.4
Revisions	(1.2)	(6.2)	—	—	(7.4)
Utilized	(2.1)	(3.6)	(6.9)	(15.1)	(27.7)

Balance, June 30, 2009	£14.9	£31.3	£13.1	£13.0	£72.3

Note 8—Stockholders' Equity and Share Based Compensation

During the year ended December 31, 2008 and the six months ended June 30, 2009, we paid the following dividends:

Board Declaration Date	Per Share	Record Date	Payment Date	Total Amount
				(in millions)
Year ended December 31, 2008:
February 6, 2008	$0.04	March 12, 2008	March 20, 2008	£6.6
May 21, 2008	0.04	June 12, 2008	June 20, 2008	6.7
September 2, 2008	0.04	September 12, 2008	September 22, 2008	7.1
November 25, 2008	0.04	December 12, 2008	December 22, 2008	8.9
Six months ended June 30, 2009:
February 27, 2009	$0.04	March 12, 2009	March 20, 2009	£9.0
May 29, 2009	0.04	June 12, 2009	June 22, 2009	8.0

Future payments of regular quarterly dividends by us are at the discretion of the Board of Directors and will be subject to our future needs and uses of cash, which could include investments in operations, the repayment of debt, and share repurchase programs. In addition, the terms of our and our subsidiaries'

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 8—Stockholders' Equity and Share Based Compensation (Continued)

existing and future indebtedness and the laws of jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Basic and diluted net loss per share is computed by dividing the net loss for the three and six months ended June 30, 2009 and 2008 by the weighted average number of shares outstanding during the respective periods. Options, warrants and shares issuable under our convertible senior notes at June 30, 2009 and 2008 are excluded from the calculation of diluted loss per share, since these securities are anti-dilutive.

The average number of shares outstanding for the three and six months ended June 30, 2009 and 2008 is computed as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Number of shares outstanding at start of period	328.4	328.0	328.1	327.5
Issues of common stock (average number outstanding during the period)	0.3	0.1	0.4	0.5

Average number of shares outstanding	328.7	328.1	328.5	328.0

Total share based compensation expense included in selling, general and administrative expenses in the statements of operations was £1.2 million and £5.1 million for the three months ended June 30, 2009 and 2008, respectively, and £5.9 million and £7.2 million for the six months ended June 30, 2009 and 2008, respectively.

Note 9—Comprehensive Loss

Comprehensive loss comprises (in millions):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
		(Adjusted)		(Adjusted)
Net loss for period	£(49.3)	£(448.9)	£(203.3)	£(553.3)
Currency translation adjustment	(19.5)	(0.9)	(14.9)	(0.9)
Net unrealized (losses) gains on derivatives, net of tax	(120.6)	11.7	(142.6)	27.6
Reclassification of derivative gains to net income, net of tax	113.3	(2.0)	109.7	(11.6)

Comprehensive loss	£(76.1)	£(440.1)	£(251.1)	£(538.2)

The components of accumulated other comprehensive income, net of taxes, were as follows (in millions):

	June 30, 2009	December 31, 2008
Foreign currency translation	£154.7	£169.6
Pension liability adjustments	(31.5)	(31.5)
Net unrealized gains on derivatives	7.2	40.1

	£130.4	£178.2

Note 10—Income Taxes

At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to, the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Income Taxes (Continued)

extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. At each interim period, management uses the best information available to develop these estimates and assumptions, which are used to compute the forecast effective tax rate for the full year which is applied in computing the income tax expense or benefit for the interim period. In accordance with U.S. GAAP, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have changed and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes. To the extent that the estimate changes during a subsequent quarter, the effect of the change on prior quarters as well as on the current quarter is included in income tax expense for the current quarter.

For the three and six months ended June 30, 2009, there was an income tax expense of £2.8 million and £12.4 million, respectively, as compared with an income tax benefit of £0.6 million and £7.9 million, respectively, for the same periods in 2008. The income tax expense for the three months ended June 30, 2009 was comprised of current federal taxes of £0.1 million, deferred federal tax expense of £0.6 million, a U.K. current tax benefit of £0.8 million and a U.K. deferred tax expense of £2.9 million. The income tax expense for the six months ended June 30, 2009 was comprised of current federal taxes of £0.2 million, deferred federal tax expense of £2.1 million, a U.K. current tax benefit of £2.7 million and a U.K. deferred tax expense of £12.8 million. The U.K. current tax benefit related to amounts receivable in respect of the sale of U.K. tax losses to an equity-method investee. The U.K. deferred tax expense relates to an increase in our deferred tax asset valuation allowance as a result of a reduction in certain deferred tax liabilities relating to amounts recognized in the statement of other comprehensive income during the period. The income tax benefit for the three months ended June 30, 2008 was comprised of current federal taxes of £0.2 million, deferred federal tax expense of £4.2 million, a U.K. current tax benefit of £1.2 million and a U.K. deferred tax benefit of £3.8 million. The income tax benefit for the six months ended June 30, 2008 was comprised of current federal tax expense of £0.4 million, deferred federal tax expense of £7.5 million, a U.K. current tax benefit of £2.5 million and a U.K. deferred tax benefit of £13.3 million. The U.K. current tax benefit related to amounts receivable in respect of the sale of U.K. tax losses to an equity-method investee.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense in the statements of operations.

Note 11—Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be recognized as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this statement did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than ourselves (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 11—Recent Accounting Pronouncements (Continued)

to be accounted for consistently as equity transactions and any non-controlling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in our consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

In April 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, or FSP FAS 107-1, which amends FAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. FSP FAS 107-1 is effective for financial statements issued for all periods ending after June 15, 2009. We have adopted the disclosure requirements of FSP FAS 107-1.

In May 2009, the FASB issued Statement No. 165, Subsequent Events, or FAS 165, which is effective for financial statements issued for all periods ending after June 15, 2009. FAS 165 establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted FAS 165 during the second quarter of 2009. In accordance with FAS 165, we have evaluated subsequent events through the date and time the financial statements were issued on August 7, 2009.

In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, or FAS 168, confirming that the FASB Accounting Standards Codification, or Codification, will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (EITF), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. We will apply the Codification beginning in the third quarter of fiscal year 2009 and do not expect the adoption to have a material effect on our consolidated financial statements.

Note 12—Contingent Liabilities

We are involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employee and employee benefits which arise in the ordinary course of our business. We recognize a provision for a liability when management believes that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Whilst litigation is inherently unpredictable, we believe that we have valid defenses with respect to legal matters pending against us. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies, or because of the diversion of management's attention and the creation of significant expenses.

Note 13—Industry Segments

Our reporting segments are based on our method of internal reporting along with the criteria used by our chief executive officer, who is our chief operating decision maker (CODM), to evaluate segment performance, the availability of separate financial information and overall materiality considerations. In the first quarter of 2009, we changed our operating segments.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 13—Industry Segments (Continued)

Our previously reported operating segments were based on how we distributed our services. Distribution through cable systems, delivery of television content, and provision of mobile phone services made up the core of our business and were the focus of how the business was managed internally through our former Cable, Content and Mobile segments.

As a result of the business reorganization initiated in 2008, we have realigned our internal reporting structure and the related financial information used by management and the CODM. Our operating structures have been revised to build a customer-focused organization able to respond effectively to rapid changes in the market, technology and customer demands through our three customer-based segments: Consumer, Business and Content.

Our Consumer segment, part of which was previously included within our Cable segment, is our primary segment, consisting of the distribution of television programming, broadband and fixed line telephone services to consumers on our cable network and, to a lesser extent, off our cable network. The Consumer segment also includes our former Mobile segment consisting of our mobile telephony and broadband business.

Our Business segment, which was previously part of our Cable segment, comprises our operations carried out through ntl:Telewest Business which provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

We operate our Content segment through Virgin Media TV, which supplies television programming to the U.K. pay-television broadcasting market.

The 2008 fiscal year amounts have been adjusted to conform to the current period presentation. Subsequent to the year end, management performed an exercise to reallocate goodwill and other indefinite lived intangible assets that had been previously recognized in the former Cable and Mobile reporting units to our Consumer and Business reporting units. As a result of this review, goodwill and indefinite lived intangible assets totaling £1,817.1 million and £206.4 million were allocated to the Consumer and Business reporting units, respectively. We also performed an interim impairment review of the goodwill related to the former Mobile reporting unit as at January 1, 2009 and concluded that the goodwill was not impaired. Goodwill and indefinite lived assets recognised in our Consumer and Business reporting units will be tested for impairment on an annual basis on October 1 of each year. As at June 30, 2009, we performed our annual impairment review of goodwill recognized in the Content segment and concluded that the fair value of the reporting unit exceeded its carrying value.

Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by our Consumer and Business segments.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 13—Industry Segments (Continued)

Segment information for the three and six month periods ended June 30, 2009 and 2008 is as follows (in millions):

	Three months ended June 30, 2009
	Consumer	Business	Content	Total
Revenue	£757.6	£142.5	£35.7	£935.8
Inter segment revenue	—	—	6.6	6.6
Segment contribution	£454.0	£83.7	£6.4	£544.1

	Three months ended June 30, 2008
	Consumer	Business	Content	Total
Revenue	£755.0	£156.8	£28.3	£940.1
Inter segment revenue	—	0.1	6.5	6.6
Segment contribution	£455.5	£83.3	£(0.1)	£538.7

	Six months ended June 30, 2009
	Consumer	Business	Content	Total
Revenue	£1,510.9	£292.3	£68.3	£1,871.5
Inter segment revenue	—	—	13.2	13.2
Segment contribution	£892.2	£166.3	£13.3	£1,071.8

	Six months ended June 30, 2008
	Consumer	Business	Content	Total
Revenue	£1,513.2	£317.5	£56.7	£1,887.4
Inter segment revenue	—	0.2	12.8	13.0
Segment contribution	£906.8	£165.5	£3.9	£1,076.2

The reconciliation of total segment contribution to our consolidated operating income (loss) is as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Total segment contribution	£544.1	£538.7	£1,071.8	£1,076.2
Other operating and corporate costs	210.3	204.4	425.7	418.4
Depreciation	233.9	229.6	466.6	460.5
Amortization	61.1	68.5	122.3	158.4
Restructuring and other charges (income)	23.6	(1.7)	29.0	2.9
Goodwill impairment	—	366.2	—	366.2

Consolidated operating income (loss)	£15.2	£(328.3)	£28.2	£(330.2)

Note 14—Condensed Consolidated Financial Information

On April 13, 2004, Virgin Media Finance issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, and €225 million aggregate principal amount of 8.75% senior notes due 2014. On July 25, 2006, Virgin Media Finance issued $550 million aggregate principal amount of 9.125% senior notes due 2016. On June 3, 2009, Virgin Media Finance issued $750 million aggregate principal amount of 9.50% senior notes due 2016 and €180 million aggregate principal amount of 9.50% senior notes due 2016. Virgin Media Inc. and certain of its subsidiaries, namely Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited, have guaranteed the Senior Notes on a senior basis. VMIH has guaranteed the Senior Notes on a senior subordinated basis.

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

We present the following condensed consolidated financial information as of June 30, 2009 and December 31, 2008 and for the three and six months ended June 30, 2009 and 2008 as required by Rule 3-10(d) of Regulation S-X.

	June 30, 2009
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£11.4	£—	£0.7	£181.0	£52.9	£—	£246.0
Restricted cash	—	—	—	—	6.0	—	6.0
Other current assets	3.6	—	0.3	7.6	633.2	—	644.7

Total current assets	15.0	—	1.0	188.6	692.1	—	896.7
Fixed assets, net	—	—	—	—	5,180.2	—	5,180.2
Intangible assets, net	—	—	(15.0)	—	2,485.5	—	2,470.5
Investments in, and loans to, parent and subsidiary companies	2,226.9	534.9	(717.5)	3,282.2	(6,302.4)	1,334.8	358.9
Other assets, net	11.0	—	—	275.3	74.9	—	361.2

Total assets	£2,252.9	£534.9	£(731.5)	£3,746.1	£2,130.3	£1,334.8	£9,267.5

Other current liabilities	£8.7	£36.0	£19.2	£90.3	£1,837.2	£(667.0)	£1,324.4
Long term debt	490.3	1,741.9	—	1,879.8	1,746.7	—	5,858.7
Other long term liabilities	—	—	0.7	74.8	255.0	—	330.5
Shareholders' equity (deficit)	1,753.9	(1,243.0)	(751.4)	1,701.2	(1,708.6)	2,001.8	1,753.9

Total liabilities and shareholders' equity	£2,252.9	£534.9	£(731.5)	£3,746.1	£2,130.3	£1,334.8	£9,267.5

	December 31, 2008
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£9.9	£—	£1.2	£0.4	£170.1	£—	£181.6
Restricted cash	—	—	—	—	6.1	—	6.1
Other current assets	3.5	—	0.3	187.7	620.1	—	811.6
Current assets held for sale	—	—	—	—	56.2	—	56.2

Total current assets	13.4	—	1.5	188.1	852.5	—	1,055.5
Fixed assets, net	—	—	—	—	5,342.1	—	5,342.1
Intangible assets, net	—	—	(15.0)	—	2,607.6	—	2,592.6
Investments in, and loans to, parent and subsidiary companies	2,544.9	287.9	(487.7)	3,519.4	(6,591.5)	1,080.5	353.5
Other assets, net	13.2	—	—	506.5	69.9	—	589.6

Total assets	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

Other current liabilities	£9.4	£37.1	£26.1	£197.1	£1,381.3	£(171.6)	£1,479.4
Current liabilities held for sale	—	—	—	—	36.2	—	36.2

Total current liabilities	9.4	37.1	26.1	197.1	1,417.5	(171.6)	1,515.6
Long term debt	545.9	1,256.2	—	2,064.6	2,262.9	—	6,129.6
Other long term liabilities	—	—	0.7	11.5	259.7	—	271.9
Shareholders' equity (deficit)	2,016.2	(1,005.4)	(528.0)	1,940.8	(1,659.5)	1,252.1	2,016.2

Total liabilities and shareholders' equity	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

	Three months ended June 30, 2009
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£935.8	£—	£935.8
Operating costs	—	—	—	—	(404.6)	—	(404.6)
Selling, general and administrative expenses	(1.5)	—	(0.6)	(0.1)	(195.2)	—	(197.4)
Restructuring and other charges	—	—	—	—	(23.6)	—	(23.6)
Depreciation and amortization	—	—	—	—	(295.0)	—	(295.0)

Operating income (loss)	(1.5)	—	(0.6)	(0.1)	17.4	—	15.2
Interest and other income, net	10.5	40.7	34.2	17.4	110.9	(211.7)	2.0
Interest expense	(14.3)	(39.4)	(28.1)	(80.0)	(152.2)	211.7	(102.3)
Loss on extinguishment of debt	—	—	—	(4.2)	(3.1)	—	(7.3)
Share of loss from equity investments	—	—	—	—	(0.4)	—	(0.4)
(Losses) gains on derivative instruments	—	—	—	(126.7)	0.2	—	(126.5)
Foreign currency gains	0.9	1.4	—	147.5	24.7	—	174.5
Income tax expense	(0.1)	—	—	(2.1)	(0.6)	—	(2.8)

(Loss) income from continuing operations	(4.5)	2.7	5.5	(48.2)	(3.1)	—	(47.6)
Loss from discontinued operations, net of tax	—	—	—	—	(1.7)	—	(1.7)
Equity in net loss of subsidiaries	(44.8)	(54.6)	(50.7)	(6.2)	—	156.3	—

Net loss	£(49.3)	£(51.9)	£(45.2)	£(54.4)	£(4.8)	£156.3	£(49.3)

	Six months ended June 30, 2009
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£1,871.5	£—	£1,871.5
Operating costs	—	—	—	—	(818.3)	—	(818.3)
Selling, general and administrative expenses	(6.6)	—	(1.3)	(0.1)	(399.1)	—	(407.1)
Restructuring and other charges	—	—	—	—	(29.0)	—	(29.0)
Depreciation and amortization	—	—	—	—	(588.9)	—	(588.9)

Operating income (loss)	(6.6)	—	(1.3)	(0.1)	36.2	—	28.2
Interest income and other, net	21.8	79.3	70.0	37.2	248.3	(451.3)	5.3
Interest expense	(29.7)	(78.2)	(57.8)	(162.7)	(334.2)	451.3	(211.3)
Loss on extinguishment of debt	—	—	—	(4.2)	(3.1)	—	(7.3)
Share of income from equity investments	—	—	—	—	2.1	—	2.1
(Losses) gains on derivative instruments	—	—	—	(147.9)	0.2	—	(147.7)
Foreign currency gains (losses)	0.9	1.1	(0.5)	134.7	26.4	—	162.6
Income tax expense	(0.1)	—	(0.1)	(10.1)	(2.1)	—	(12.4)

(Loss) income from continuing operations	(13.7)	2.2	10.3	(153.1)	(26.2)	—	(180.5)
Loss from discontinued operations, net of tax	—	—	—	—	(22.8)	—	(22.8)
Equity in net loss of subsidiaries	(189.6)	(206.4)	(200.5)	(53.1)	—	649.6	—

Net loss	£(203.3)	£(204.2)	£(190.2)	£(206.2)	£(49.0)	£649.6	£(203.3)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

	Three months ended June 30, 2008
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(Adjusted) (in millions)
Revenue	£—	£—	£—	£—	£940.1	£—	£940.1
Operating costs	—	—	—	—	(397.0)	—	(397.0)
Selling, general and administrative expenses	(11.6)	—	5.2	—	(202.4)	—	(208.8)
Restructuring and other income	—	—	—	—	1.7	—	1.7
Depreciation and amortization	—	—	—	—	(298.1)	—	(298.1)
Goodwill impairment	—	—	—	—	(366.2)	—	(366.2)

Operating (loss) income	(11.6)	—	5.2	—	(321.9)	—	(328.3)
Interest income and other, net	6.9	30.7	26.8	17.3	(7.7)	(66.8)	7.2
Interest expense	(9.2)	(31.0)	(20.4)	(84.1)	(45.5)	66.8	(123.4)
Share of income from equity investments	—	—	—	—	3.9	—	3.9
Foreign currency gains (losses)	(0.1)	—	(0.1)	6.1	(2.5)	—	3.4
Loss on extinguishment of debt	—	—	—	(4.4)	(1.2)	—	(5.6)
(Losses) gains on derivative instruments	—	—	—	28.1	(30.4)	—	(2.3)
Income tax benefit (expense)	(0.1)	—	(3.2)	13.3	(9.4)	—	0.6

(Loss) income from continuing operations	(14.1)	(0.3)	8.3	(23.7)	(414.7)	—	(444.5)
Loss from discontinued operations, net of tax	—	—	—	—	(4.4)	—	(4.4)
Equity in net loss of subsidiaries	(434.8)	(444.2)	(443.3)	(420.5)	—	1,742.8	—

Net loss	£(448.9)	£(444.5)	£(435.0)	£(444.2)	£(419.1)	£1,742.8	£(448.9)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

	Six months ended June 30, 2008
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(Adjusted) (in millions)
Revenue	£—	£—	£—	£—	£1,887.4	£—	£1,887.4
Operating costs	—	—	—	—	(817.0)	—	(817.0)
Selling, general and administrative expenses	(12.2)	—	—	—	(400.4)	—	(412.6)
Restructuring and other charges	—	—	—	—	(2.9)	—	(2.9)
Depreciation and amortization	—	—	—	—	(618.9)	—	(618.9)
Goodwill impairment	—	—	—	—	(366.2)	—	(366.2)

Operating loss	(12.2)	—	—	—	(318.0)	—	(330.2)
Interest income and other, net	6.9	56.2	39.9	34.2	(16.8)	(107.3)	13.1
Interest expense	(9.6)	(56.5)	(27.0)	(166.7)	(94.2)	107.3	(246.7)
Share of income from equity investments	—	—	—	—	9.0	—	9.0
Foreign currency losses	(0.1)	(0.4)	(0.1)	(22.4)	(2.0)	—	(25.0)
Loss on extinguishment of debt	—	—	—	(4.4)	(1.2)	—	(5.6)
Gain on derivative instruments	—	—	—	28.1	3.0	—	31.1
Income tax benefit (expense)	(0.1)	—	(5.5)	13.3	0.2	—	7.9

(Loss) income from continuing operations	(15.1)	(0.7)	7.3	(117.9)	(420.0)	—	(546.4)
Loss from discontinued operations, net of tax	—	—	—	—	(6.9)	—	(6.9)
Equity in net loss of subsidiaries	(538.2)	(544.4)	(545.8)	(426.5)	—	2,054.9	—

Net loss	£(553.3)	£(545.1)	£(538.5)	£(544.4)	£(426.9)	£2,054.9	£(553.3)

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

	Six months ended June 30, 2009
Statements of cash flows	Company	Virgin Media Finance	Other Guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(5.1)	£—	£(2.1)	£(114.8)	£486.7	£—	£364.7
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(292.6)	—	(292.6)
Principal repayments on loans to equity investments	—	—	—	—	0.7	—	0.7
Principal (repayments) drawdowns on loans to group companies	0.6	(598.2)	1.6	382.9	213.1	—	—
Disposal of sit-up, net	—	—	—	—	(17.5)	—	(17.5)
Other	—	—	—	—	0.8	—	0.8

Net cash (used in) provided by investing activities	0.6	(598.2)	1.6	382.9	(95.5)	—	(308.6)

Financing activities:
New borrowings, net of financing activities	—	598.2	—	(15.5)	(9.9)	—	572.8
Proceeds from employee stock options	0.2	—	—	—	—	—	0.2
Principal payments on long term debt and capital leases	—	—	—	(140.4)	(485.5)	—	(625.9)
Intercompany funding movements	25.0	—	—	(19.9)	(5.1)	—	—
Dividends paid	(17.0)	—	—	—	—	—	(17.0)
Realized gain on derivatives	—	—	—	88.3	—	—	88.3
Other	(0.3)	—	—	—	—	—	(0.3)

Net cash provided by (used in) financing activities	7.9	598.2	—	(87.5)	(500.5)	—	18.1

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	(7.9)	—	(7.9)

Net cash used in discontinued operations	—	—	—	—	(7.9)	—	(7.9)

Effect of exchange rates	(1.9)	—	—	—	—	—	(1.9)
Decrease (increase) in cash and cash equivalents	1.5	—	(0.5)	180.6	(117.2)	—	64.4
Cash and cash equivalents at beginning of period	9.9	—	1.2	0.4	170.1	—	181.6

Cash and cash equivalents at end of period	£11.4	£—	£0.7	£181.0	£52.9	£—	£246.0

VIRGIN MEDIA INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 14—Condensed Consolidated Financial Information (Continued)

	Six months ended June 30, 2008
Statements of cash flows	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(Adjusted) (in millions)
Net cash provided by (used in) operating activities	£(2.3)	£—	£(8.4)	£(30.8)	£425.7	£—	£384.2
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(232.0)	—	(232.0)
Principal repayments on loans to equity investments	—	—	—	—	0.6	—	0.6
Principal (repayments) drawdowns on loans to group companies	(492.8)	—	0.9	262.2	229.7	—	—
Other	—	—	—	—	1.6	—	1.6

Net cash (used in) provided by investing activities	(492.8)	—	0.9	262.2	(0.1)	—	(229.8)

Financing activities:
New borrowings, net of financing activities	494.0	—	—	—	—	—	494.0
Proceeds from employee stock option excercises	0.6	—	—	—	—	—	0.6
Principal payments on long term debt and capital leases	—	—	—	(217.1)	(306.6)	—	(523.7)
Intercompany funding movements	13.3	—	1.7	(15.0)	—	—	—
Dividends paid	(13.3)	—	—	—	—	—	(13.3)

Net cash (used in) provided by financing activities	494.6	—	1.7	(232.1)	(306.6)	—	(42.4)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	(5.6)	—	(5.6)
Net cash used in investing activities	—	—	—	—	(1.1)	—	(1.1)

Net cash used in discontinued operations	—	—	—	—	(6.7)	—	(6.7)

Effect of exchange rates	0.1	—	—	—	—	—	0.1
Increase (decrease) in cash and cash equivalents	(0.4)	—	(5.8)	(0.7)	112.3	—	105.4
Cash and cash equivalents at beginning of period	1.3	—	10.0	0.7	309.4	—	321.4

Cash and cash equivalents at end of period	£0.9	£—	£4.2	£—	£421.7	£—	£426.8

PART XI

CAPITALISATION AND INDEBTEDNESS

1.     Capitalisation

The table below presents the capitalisation of the Company as at 30 June 2009 extracted without material adjustment from the unaudited interim condensed consolidated financial statements (in £ millions).

Common stock	1.8
Additional paid-in capital	4,467.1

Total capitalisation	4,468.9

Total capitalisation excludes accumulated other comprehensive income and accumulated deficit which, as at 30 June 2009, reduced total capitalisation by £2,715.0 million. There have been no material changes in the amounts presented.

2.     Indebtedness

The table below presents the indebtedness of the Company as at 31 August 2009 extracted without material adjustment from unaudited internal management accounts (in £ millions).

Total current debt
Secured
Capital leases and mortgages	41.0
Unsecured	—

41.0

Total long term debt
Secured and guaranteed
Capital leases and mortgages	133.0
Senior credit facility	3,108.6
Unsecured
Senior notes	2,625.4

5,867.0

As of 31 August 2009, the exchange rates utilized to translate the Company's US dollar and euro denominated debt to the sterling equivalent were $1.6280 to £1.00 and €1.1356 to £1.00, respectively.

3.     Net indebtedness

The table below presents the net indebtedness of the Company as at 31 August 2009 extracted without material adjustment from the unaudited internal management accounts (in £ millions).

Cash	28.6
Cash equivalents	218.4

Liquidity	247.0

Current bank debt	—
Current portion of long term debt	—
Capital leases and mortgages	41.0

Current financial debt	41.0

Net current financial indebtedness	(206.0)

Senior credit facility	3,108.6
Senior notes	2,625.4
Capital leases and mortgages	133.0

Long term financial indebtedness	5,867.0

Net financial indebtedness	5,661.0

PART XII

ADDITIONAL INFORMATION

1.     Responsibility

The Company and the Directors (whose names appear on page 19 of this document) accept responsibility for the information contained in this document. To the best of the knowledge of the Company and the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and contains no assertion likely to affect its import.

For the purposes of Prospectus Rule 5.5.3R(2)(f) Ernst & Young LLP is responsible for its report as part of the Prospectus and declare that it has taken all reasonable care to ensure that the information contained in its report is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I of the Commission Regulation (EC) 809/2004.

2.     Incorporation and registered office

The Company's name is Virgin Media Inc. as exactly specified in its Certificate of Incorporation. The Company is incorporated under the laws of the State of Delaware in the United States of America. The Company's I.R.S. Employer Identification number is 59-3778247. The Company's predecessor was incorporated in 1993. For further details as to the history of the Company please see Part V: "Information relating to the Company and the Group". The Company's principal executive office is 909 Third Avenue, Suite 2863, New York, New York 10022, United States of America.

3.     Share capital

The following provides a consolidated description of the Company's share capital:

Form of Common Shares

The Common Shares are registered and in book entry form. The transfer agent and registrar for the Common Shares is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310, United States of America.

Authorised share capital

The Company's authorised share capital consists of 1,000,000,000 Common Shares, 300,000,000 shares of Class B Redeemable Common Stock and 5,000,000 shares of preferred stock. As of 16 September 2009, the Company had 329,130,286 Common Shares outstanding (excluding 1,000,000 unvested shares of restricted stock held in escrow), which were held of record by approximately 163 stockholders, and no preferred stock or Class B Redeemable Common Stock outstanding. The par value of each Common Share is $0.01, the par value of each share of Class B Redeemable Common Stock is $0.01 and the par value of each share of preferred stock is $0.01. The Common Shares are issued under the laws of the State of Delaware. Save as disclosed in this Prospectus no share or loan capital of the Company or any of its subsidiaries is under option or is agreed, conditionally or unconditionally, to be put under option.

The number of authorised shares of any of the Company's preferred stock, Common Shares or Class B Redeemable Common Stock may be increased or decreased, but not below the then number of shares outstanding or reserved for issuance, by the vote of the holders of a majority of the voting power of the Company's capital stock and no vote of the holders of any of the Company's preferred stock, Common Shares or Class B Redeemable Common Stock, voting separately as a class, is required therefor. The Certificate of Incorporation, the By-Laws, the Series A Warrant Agreement, the Stockholder Rights Agreement, and the form of indemnity agreement provided to the Company's officers and directors contains the full legal text of the matters described in this section. Copies of these documents have been filed with the SEC.

Movement in Common Shares

The following table sets out the movement in the number of Common Shares outstanding during the years ended 31 December 2006, 2007 and 2008 (in millions, except share exchange ratio):

Number of shares
31 December 2005 outstanding shares as previously reported by Virgin Media Holdings Inc. (formerly known as NTL Incorporated)	85.2
Multiplied by share exchange ratio in reverse acquisition	2.5
Shares at 31 December 2005 (after giving effect to reverse acquisition)	212.9
Effect of the reverse acquisition—conversion of Virgin Media Inc. (formerly known as Telewest Global, Inc.) shares—The Common Shares issued under the conversion of Virgin Media Inc. (formerly known as Telewest Global, Inc.) were issued for assets other than cash	70.7
Issued under Scheme of Arrangement to acquire Virgin Mobile—The Common Shares issued under the Scheme of Arrangement were issued for assets other than cash	34.4
Net issuances and purchases during the period	5.9

31 December 2006 outstanding Common Shares	323.9
Net issuances and purchases during the period	3.6

31 December 2007 outstanding Common Shares	327.5
Net issuances and purchases during the period	0.6

31 December 2008 outstanding Common Shares	328.1

Common Shares

The holders of Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the Company's stockholders and do not have cumulative voting rights. The holders of Common Shares are not entitled to vote on any amendment to the Company's Certificate of Incorporation that relates solely to the terms of one or more outstanding series of the Company's preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on these amendments under the Certificate of Incorporation or under the DGCL.

After payment of any dividends due and owing to any holders of the Company's preferred stock, holders of Common Shares are entitled to proportionately receive any dividends as may from time to time be declared by the Board out of funds legally available for the payment of dividends. There are no cumulative dividend rights attaching to the Common Shares.

Under Delaware law, any dividends declared with respect to shares of stock of a Delaware corporation that remain unclaimed for a period of three years or more devolve to the State of Delaware if at the end of such three-year period the Company does not know the location of the owner.

In the event of the Company's liquidation, dissolution or winding up, holders of Common Shares would be entitled to share proportionately in all of the Company's assets available for distribution to holders of Common Shares remaining after payment of liabilities and liquidation preference of any of the Company's outstanding preferred stock. Holders of Common Shares have no preemptive rights and have no rights to convert their Common Shares into any other securities. There are no redemption or sinking-fund provisions contained in the Certificate of Incorporation with respect to the Common Shares. There is no liability for further calls or for assessments by the Company.

The rights, preferences and privileges of holders of Common Shares may be adversely affected by the rights of the holders of shares of any series of preferred stock that may be issued in the future.

The Common Shares currently trade under the symbol "VMED" on the NASDAQ Global Select Market.

Preferred stock

The Board has the authority to issue preferred stock in one or more series without any further vote or action by the Company's stockholders, unless any action is required by applicable law, the rules of any exchange, automated quotation system or regulated quotation system on which the Company's securities may be listed or quoted or applicable rules of any self-regulatory organisation. The Board may fix, as to any series of preferred stock, the designation, title, voting powers and any other preferences as well as the other rights and qualifications, limitations or restrictions.

The ability of the Board to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The Board will make any determination to issue the shares based on its judgment as to the Company's best interests and the best interests of the Company's stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of the Common Shares.

Series A Junior Participating Preferred Stock

The Certificate of Incorporation authorises the issuance of 1,000,000 shares of Series A Junior Participating Preferred Stock. The issuance of the Series A Junior Participating Preferred Stock is governed by the Stockholder Rights Agreement, see "Stockholder Rights Agreement" below.

Dividends and ranking

Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of the Company's funds legally available for the payment of dividends. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•
senior to all classes of the Common Shares and to each other class of share capital or series of the Company's preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•
junior to all classes of the Company's preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•
equal to all classes of preferred stock that are designated to rank equally with the Series A Junior Participating Preferred Stock.

Dividends are payable quarterly in cash on the first day of January, April, July and October of each year, in an amount per share adjusted proportionately to account for any stock dividends on, or subdivisions or combinations of, the Common Shares, equal to the greater of:

•
$10.00; or

•
subject to adjustment, 1,000 times the aggregate amount per share of all cash and non-cash dividends declared on the Common Shares since the immediately preceding dividend payment date (other than certain exempted dividends).

Liquidation, dissolution or winding up.

Upon the Company's liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to the Company's stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. The holders of the Series A Junior Participating Preferred Stock will be entitled to receive, subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, the Common Shares, the greater of:

•
$1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•
the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares.

If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets rateably with the holders of these equally ranking securities. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

Voting rights

Subject to adjustment for a stock dividend on, or a subdivision or combination of, the Common Shares, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of the Common Shares. The holders of the Series A Junior Participating Preferred Stock will vote together with the holders of the Common Shares as a single class.

If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, the holder of the Series A Junior Participating Preferred Stock will, voting as a single class with the holders of other shares of preferred stock having similar rights, be entitled to elect two new directors to the Board. The directors will serve until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

Consolidation, merger, etc.

If the Company enters into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged or changed into other shares or securities, cash or any other property, then the Series A Junior Participating Preferred Stock shall be exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of shares, securities, cash or other property for which each Common Share is changed or exchanged.

Redemption

The Series A Junior Participating Preferred Stock will not be redeemable.

Conversion

The Series A Junior Participating Preferred Stock will not be convertible.

Class B Redeemable Common Stock

The Company's Class B Redeemable Common Stock was authorised and issued for purposes of the merger of NTL Incorporated with a subsidiary of Telewest Global, Inc. The Class B Redeemable Common Stock had rights and privileges identical to the Common Shares and it has all been redeemed.

Stockholder Rights Agreement

Each of the Common Shares is accompanied by a stockholder right. Each stockholder right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price of $80.00, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

The Stockholder Rights Agreement is intended to encourage a potential acquirer to negotiate directly with the Board, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board. The effect of the stockholder rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing market prices) that may be beneficial to the Company's stockholders.

The stockholder rights will separate from the Common Shares and become exercisable on the "distribution date", which is the earlier of (i) the close of business on the date a person or group becomes an "acquiring person" by (a) having acquired beneficial ownership of 15% or more of the outstanding Common Shares, except for acquisitions of 15% or more by the Company, by any of its subsidiaries, by any of the Company's employee benefit plans or related entities, directly from the Company, as a result of stock repurchases by the Company or as a result of inadvertent acquisitions where the person rectifies the breach in accordance with the Stockholder Rights Agreement, or (b) entering into an agreement or arrangement with the Company or any of the Company's subsidiaries providing for an acquisition transaction when the stockholder rights are not redeemable, and (ii) the date 10 business days (or such later date as the Board will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

The stockholder rights will not be exercisable until the distribution date and will expire at 5:00 p.m., New York City time, on 2 March 2014 unless such date is extended or the stockholder rights are earlier redeemed or exchanged by the Company.

In the event that a person becomes an acquiring person, each holder of a stockholder right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, other securities of the Company) having a value equal to two times the exercise price of the stockholder right. Once the stockholder rights become exercisable, all rights owned by the acquiring person, and the acquiring person's affiliates and associates, will be null and void.

In the event that, at any time following the "shares acquisition date", (i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving company's voting power, or (ii) more than 50% of the assets or earning power of the Company is sold or transferred, in either case with or to an acquiring person or any affiliate or associate or any other person in which such acquiring person, affiliate or associate has an interest or any person acting on behalf of or in concert with such acquiring person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a stockholder right (except stockholder rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company (or in certain circumstances, its parent) having a value equal to two times the exercise price of the stockholder right. The holder of a stockholder right will continue to have the right described in this paragraph whether or not such holder exercises or surrenders the right described in the preceding paragraph.

At any time prior to the earlier of (i) a person becoming an acquiring person or (ii) the expiration of the stockholder rights, and under certain other circumstances, the Board may redeem the stockholder rights in whole, but not in part, at a price of $0.001 per stockholder right, or the stockholder rights redemption price, payable in cash, Common Shares or other consideration deemed appropriate by the Board.

Additionally, following the shares acquisition date, the Company may redeem the then outstanding stockholder rights in whole, but not in part, at the stockholder rights redemption price, provided that (i) such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving an acquiring person or its affiliates or associates or (ii) for so long as the acquiring person is not thereafter the beneficial owner of 15% of the Common Shares and at the time of redemption no other persons are acquiring persons. The payment of the stockholder rights redemption price may be deferred under certain circumstances as contemplated in the Stockholder Rights Agreement.

Any of the provisions of the Stockholder Rights Agreement may be amended by the Board prior to the distribution date. After the distribution date, the provisions of the Stockholder Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of stockholders rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the Stockholder Rights Agreement may not be supplemented or amended to lengthen (1) a time period relating to when the stockholder rights may be redeemed at such time as when the stockholder rights are not then redeemable, or (2) any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of stockholder rights under the Stockholder Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Stockholder Rights Agreement at a time when the stockholder rights are not redeemable except to cure any ambiguity or correct or supplement any provision contained in the Stockholder Rights Agreement that may be defective or inconsistent with any other provision therein.

Series A Warrants

On 10 January 2003, when the Company emerged from reorganisation under Chapter 11 of the US Bankruptcy Code, the Company issued Series A Warrants to some of its former creditors and stockholders. Each of the Company's Series A Warrants entitles the holder to purchase 2.94645 Common Shares at an exercise price of $105.17 per share, subject to adjustment. The Series A Warrants are presently exercisable for a total of 25,769,060 Common Shares. The Series A Warrants expire on 10 January 2011. The agreement governing the Series A Warrants is governed by New York law. The Series A Warrants are listed on the NASDAQ Global Select Market under the symbol "VMEDW".

Instead of paying the aggregate exercise price, the holder of a Series A Warrant may request that the Company deliver a number of Common Shares equal to:

•
the product of the then current market price per Common Share as of the date the Company receives the request, multiplied by the number of Common Shares underlying the Series A Warrants being exercised;

minus

•
the product of the exercise price, multiplied by the number of Common Shares underlying the Series A Warrants being exercised; divided by

•
the market price per Common Share as of the date the request is received by the Company.

The Company will not be required to issue fractional Common Shares upon the exercise of the Series A Warrants.

The exercise price and number of Common Shares issuable upon exercise of each Series A Warrant will be proportionately adjusted if the Company:

•
pays a dividend or makes a distribution on the Common Shares;

•
subdivides or combines the outstanding Common Shares;

•
makes a distribution on the Common Shares in shares of the Company's capital stock other than Common Shares; or

•
issues by reclassification of the Common Shares any shares of the Company's capital stock.

Following this adjustment, the holders of Series A Warrants will be entitled to receive the number and kind of Common Shares or other securities which they would have received if their Series A Warrants had been exercised immediately before the occurrence of any of these events.

The Series A Warrant exercise price also will be adjusted pursuant to the terms of the Series A Warrant Agreement if the Company:

•
distributes warrants, options or other rights to holders of Common Shares entitling them, for a period expiring within 45 days after a specified record date, to purchase Common Shares or securities convertible into, or exchangeable or exercisable for, Common Shares at a price per share, or with an initial conversion, exchange or exercise price, less than the market price per Common Share on that record date; or

•
distributes non-cash assets, debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of the Company.

Upon the adjustment of the exercise price, the number of Common Shares issuable upon exercise of the Series A Warrants will be adjusted pursuant to the terms of the Series A Warrant Agreement.

The Series A Warrant Agreement further provides that some other actions or events may trigger an adjustment in the exercise price of the Series A Warrants, including some recapitalisations or reclassifications of the Common Shares, consolidations or mergers, sales or transfers of all or substantially all of the Company's assets and compulsory share exchanges. If one of these events takes place as part of a cash transaction (a "cash transaction") then the following criteria apply:

•
the cash transaction is entered into or publicly announced on or before 10 January 2004 and the amount of cash consideration payable to a holder of one Common Share exceeds $133.49; or

•
the cash transaction is entered into or publicly announced on or before 10 January 2005, and the amount of cash consideration payable to a holder of one Common Share exceeds $162.09; or

•
the cash transaction is entered into or publicly announced on or before 10 January 2006 and the amount of cash consideration payable to a holder of one Common Share exceeds $190.70; and

•
the acquiring person or an affiliate of the acquiring person has any class of voting stock having ordinary voting power for the election of a majority of the board of directors or governing body, other than stock having voting power only by reason of the happening of a contingency.

The foregoing criteria were not satisfied on or before 10 January 2006. The Series A Warrant Agreement also provides that if the above-mentioned criteria are satisfied then the Series A Warrants will become warrants of the acquiring person or, in specified circumstances, the warrants of an affiliate of the acquiring person. These warrants, as modified, will also expire on 10 January 2011 and will:

•
have an exercise price equal to an adjustment multiple, as described below, multiplied by:

•
in the event of an existing listing, the 25-day average market price of the acquiror's or its affiliate's listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•
in the event of a new listing, the 15-day average market price of the acquiror's or its affiliate's listed voting stock determined as of the close of trading on the fifteenth consecutive trading day postconsummation of the cash transaction; and

•
be exercisable for a number of shares of the acquiror's or its affiliate's listed voting stock equal to the aggregate exercise price of the Series A Warrants divided by the aggregate exercise price of the acquiror or affiliate warrants.

In the event of a cash transaction, the adjustment multiple referred to above will equal the exercise price divided by the cash consideration payable in respect of one Common Share in the cash transaction. In the event of a transaction consummated with a combination of cash and non-cash consideration to which cash transaction treatment would apply for purposes of the warrant, the adjustment multiple will equal the exercise price divided by the cash consideration payable in respect of one Common Share in the transaction, plus:

•
the acquiror's or its affiliate's listed voting stock portion of the other consideration offered per Common Share value based on:

•
in the event of an existing listing, the 25-day average market price of the acquiror's or its affiliate's listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•
in the event of a new listing, the 15-day average market price of the acquiror's or its affiliate's listed voting stock determined as of the close of trading on the fifteenth consecutive trading day postconsummation of the cash transaction; and

•
the acquiror's or its affiliate's non-listed voting stock portion of the other consideration offered per Common Share as determined by the Board.

Concurrently with the consummation of a cash transaction or a cash and non-cash consideration transaction to which cash transaction treatment would apply for purposes of the warrants:

•
the person formed by or surviving any transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A Warrant Agreement; and

•
the successor person will mail to Series A Warrant holders a notice describing the supplemental warrant agreement.

The Series A Warrant Agreement further provides that if these criteria are not satisfied but a cash transaction is entered into or publicly announced on or before 10 January 2006, subject to consummation of the transaction, the exercise price will be automatically adjusted to equal 90% of the cash consideration per Common Share payable in the transaction. The transaction will not be consummated unless and until a notice setting forth the adjustment has been mailed to all registered holders of Series A Warrants. The record date for the mailing will be two business days prior to the first mailing of the adjustment. The notice period must remain open for a period of at least 20 business days from the date of first mailing of the adjustment notice. On the later to occur of the expiration of the 20 business day notice period and consummation of the transaction, any Series A Warrant not previously exercised will expire at that time. No cash transaction was entered into or publicly announced on or before 10 January 2006.

If on or after 10 January 2003 and prior to 10 January 2011, a transaction of the type described above is consummated and the consideration payable to holders of Common Shares consists solely of non-cash consideration (a "non-cash transaction"):

•
the Series A Warrants will automatically become exercisable for the kind and amount of non-cash consideration that the holder of a Series A Warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A Warrant immediately prior to the consummation of the transaction;

•
concurrently with the consummation of this type of non-cash transaction, or a transaction with both cash and non-cash consideration to which non-cash transaction treatment would apply for purposes of the warrants pursuant to the terms of the Series A Warrant Agreement, the person formed by or surviving any such transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A Warrant Agreement; and

•
the successor person will mail to Series A Warrant holders a notice describing the supplemental warrant agreement.

If on or after 10 January 2003 and prior to 10 January 2011, a transaction of the type described above is consummated and the consideration payable to holders of Common Shares consists partly of cash consideration and partly of non-cash consideration:

•
if the cash consideration payable in the transaction exceeds 90% of the total consideration payable in the transaction, cash transaction treatment will apply to the Series A Warrants in the transaction; and

•
if the cash consideration payable in the transaction is less than or equal to 90% of the total consideration payable in the transaction, non-cash transaction treatment will apply to the Series A Warrants in the transaction.

If non-cash transaction treatment applies to Series A Warrants in a transaction with both cash and non-cash consideration:

•
the Series A Warrants will automatically become exercisable for the kind and amount of non-cash consideration which the holder of a Series A Warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A Warrant immediately prior to the consummation of the transaction; and

•
any cash consideration that the Series A Warrant holder would have been entitled to receive in the transaction with both cash and non-cash consideration will be valued at the amount of the cash. In lieu of payment of the cash consideration, the following form(s) of non-cash consideration will be paid to the Series A Warrant holders on a pro rata basis until the full amount of the portion of the cash consideration that would have otherwise been payable to the Series A Warrant holders in the transaction with both cash and non-cash consideration is paid:

•
first, in acquiror's listed voting stock; and

•
second, in securities or other property or assets, excluding cash consideration except solely in the case of fractional shares.

No adjustment in the exercise price of the Series A Warrants will be required if the adjustment, together with any prior adjustments not made, is less than 1% of the Series A Warrants' current exercise price or if Series A Warrant holders are to participate in the transaction. No adjustment in the exercise price of the Series A Warrants will be required in the case of a change in the par value of the Common Shares. To the extent the Series A Warrants become convertible into cash, no adjustment will be required thereafter.

In the event that the exercise price is adjusted, the Company will, within 25 days, deliver to the warrant agent, with notice to the Series A Warrant holders, a certificate setting forth the exercise price after the adjustment and setting forth, in reasonable detail, the method of calculation therefor and the number of Common Shares issuable upon exercise of a Series A Warrant. Upon each adjustment of the Series A warrant exercise price, the number of Common Shares issuable upon exercise of each outstanding Series A Warrant will be adjusted accordingly. Prior to the Company undertaking some actions, the Company must mail a notice detailing the transaction at least 10 or 20 days, depending on certain circumstances, prior to the applicable record date or promptly in the case of events for which there is no record date.

Transfer agent and registrar

The transfer agent and registrar for the Common Shares and the Series A Warrants is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310, United States of America.

Indemnification provisions

DGCL Section 145 authorises a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the US Securities Act. In order to receive indemnification, the director, officer, employee or agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The Certificate of Incorporation and By-Laws require the Company to indemnify the Company's officers and directors to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

DGCL Section 102(b)(7) authorises a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for:

•
breaches of the duty of loyalty to the corporation or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

•
unlawful payments of dividends, share purchases or redemptions; or

•
transactions from which a director derives an improper personal benefit.

The Certificate of Incorporation limits to the full extent permitted by Delaware law the Company's directors' liability to the Company and the Company's stockholders for monetary damages for breaches of fiduciary duty.

DGCL Section 145 authorises a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Certificate of Incorporation and By-Laws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of the Company's directors, officers, employees or agents against any liability that may be asserted against him or her and the Company currently maintains this insurance. The Company has liability insurance covering the Company's directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the US Securities Act.

In addition, the Company provides indemnity agreements to the Company's officers and directors. Under the Company's By-Laws and these indemnity agreements, the Company must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an indemnitee may incur in connection with these actions before any resolution of the action.

4.     Dealings on the London Stock Exchange

Application has been made to the FSA for all of the Common Shares to be admitted to the Official List and to the London Stock Exchange for such Common Shares to be admitted to trading on the London Stock Exchange's main market for listed securities. It is expected that Admission will become effective and that dealings in the Common Shares will commence on the London Stock Exchange on 1 October 2009. The Common Shares will be quoted and traded in pounds sterling on the London Stock Exchange.

The ISIN number for the Common Shares is US92769L1017.

5.     CREST Depository Interests

General

CREST is the UK system operated by Euroclear UK & Ireland Limited, or EUI, for the paperless settlement of trades in securities and the holding of uncertificated securities. It avoids the need for physical share certificates which may delay settlement. However, under English law, shares of non-UK companies such as the Company cannot be held and transferred directly in the CREST system. As a result, CREST developed CREST depository interests, or CDIs, to allow trading and settlement in shares of non-UK companies through CREST.

Stockholders of the Company who wish to trade and settle their Common Shares on the London Stock Exchange will receive their interest in the Common Shares by means of the CREST International Settlement Links Service link with the Depository Trust Company, or DTC. Under the CREST International Settlement Links Service, Common Shares will be transferred to the DTC account of CREST International Nominees Limited, a subsidiary of EUI, which will hold them as nominee for CREST Depository Limited, another subsidiary of EUI. CREST Depository Limited will issue depository interests representing entitlements to the Common Shares known as CDIs. Details of the arrangements for CREST are contained in the CREST International Manual (April 2008), which is available on the Euroclear website at www.euroclear.com. The CDIs have the same security code (ISIN) as the underlying Common Shares and do not require a separate listing on the Official List.

The nature of CDIs

CDIs are independent securities, constituted under English law and which may be held, transferred and settled within CREST. CDI holders will not be the legal owners of the Common Shares but will have beneficial interests in the Common Shares through their ownership of the CDIs. The Company has made arrangements for a market in its Common Shares to be made in London. Trades in this market will be capable of settlement with EUI in the form of CDIs.

To ensure that holders of CDIs are able to enjoy all rights associated with the direct holding of Common Shares, CDI holders will receive the same information as the stockholders of the Company.

CDI holders may hold CDIs through EUI via a vehicle arranged by their broker service which will bear annual custody fees. Alternatively, the Company has a corporate sponsor nominee arrangement, provided through Equiniti Limited, or Equiniti, which was established in July 2004. This arrangement provides stockholders with a nominee vehicle through which to hold their CDIs. There are no custody charges applicable to a stockholder for using this service. Full details of the service can be obtained by writing to Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA.

Trading

CDI holders who have their own CREST account will be able to trade their interests in underlying Common Shares in the usual way.

So far as is possible within applicable CREST regulations and practice, holders of CDIs are treated in an equivalent manner to stockholders of the Company, as regards attending and voting at general meetings of the Company. Under an omnibus proxy approach, CREST makes available to a company a copy of the register of the names and addresses of CDI holders to enable a company to: (a) send out notices of stockholder meetings and proxy cards to its CDI holders; and (b) produce a definitive list of CDI holders as at the record date for the meeting. In addition, CREST will enter into an omnibus proxy under which CREST gives each CDI holder the right to vote in respect of such number of the underlying shares (or other interest) that CREST holds in the issuer as are represented by each CDI holder's CDIs. Therefore, CREST steps out of the voting arrangements and simply passes on any voting rights that CREST may have, by virtue of holding the underlying shares (or other interest), to the CDI holders.

Dividends

Those stockholders of the Company who have their CDIs delivered to their CREST account and for so long as those CDIs are so held, will be able to have dividends declared on the underlying Common Shares paid to them by EUI.

Dividends in respect of interests in Common Shares held through Equiniti will be paid to Equiniti, who will then calculate the dividend entitlements of each CDI holder and despatch payment in accordance with such holder's instructions.

6.     Certificate of Incorporation, By-Laws and statutes

Summary

Various provisions contained in the Certificate of Incorporation and By-Laws could delay or discourage some transactions involving an actual or potential change in control of the Company. These provisions may also limit the ability of the Company's stockholders to remove current management or approve transactions that the stockholders may deem to be in their best interests. For these reasons, these provisions could adversely affect the price of the Common Shares. These provisions:

•
divide the Board into three classes of directors, with each class serving a staggered three-year term. As the classification of the Board generally increases the difficulty of replacing a majority of the directors, this classification may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the composition of the Board;

•
provide that a director may be removed from the Board only for cause, and then only by a supermajority vote of the outstanding shares;

•
state that special meetings of the Company's stockholders may be called only by a majority of the Board, any board committee, the Company's chairman or the Company's president and stockholders may not act by written consent;

•
establish advance notice requirements for submitting nominations for election to the Board and for proposing matters that can be acted upon by stockholders at a meeting;

•
provide that the By-Laws may be amended by either (i) a supermajority vote of the outstanding shares or (ii) a majority vote of the Board, except that a supermajority vote of the Board is required to amend any provision relating to the conduct of business in the name of the Company and the commingling of corporate money and assets;

•
provide that some provisions of the Certificate of Incorporation can be amended only by a supermajority vote of the outstanding shares;

•
provide that none of the Company's directors will be personally liable for monetary damages for breach of fiduciary duty as a director, to the extent permitted under the DGCL; and

•
provide that the Company is governed by DGCL Section 203. See "Delaware takeover statute" below.

Objects

Pursuant to Article III of the Certificate of Incorporation, the purpose of the Company is to engage in any lawful act or activity for which a corporation may be organised under the DGCL. The Company has all power necessary or convenient to the conduct, promotion, or obtainment of such acts and activities.

Directors

Number

Article V of the Certificate of Incorporation provides that the number of directors may not be less than three nor more than fifteen and that the number of directors is to be fixed from time to time by the Board.

The Board currently consists of 11 members.

Meetings

Article III, Section 4 of the By-Laws provides that regular meetings of the Board may be held without notice and as determined by resolution of the Board. Special meetings may be called upon proper notice.

Special meetings of the Board may be called by the chairman, the president or by a majority vote of the Board upon due notice.

Quorum

Article III, Section 7 of the By-Laws provides that a majority of the entire Board shall constitute a quorum. The act of a majority of the directors present at any meeting at which there is a quorum is the act of the Board.

Action by written consent

Article III, Section 8 of the By-Laws provide that any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or such committee consent in writing or by electronic transmission and such consent in writing or by electronic transmission is filed with the minutes of proceedings of the Board or such committee.

Classification

Article V of the Certificate of Incorporation provides for a classified, or "staggered", Board. The directors are divided into three equal classes, with one third of the directors coming up for election each year.

Removal

Article VI of the Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the Company on the relevant record date.

Vacancies

Pursuant to Article V of the Certificate of Incorporation, any vacancy on the Board may be filled by a majority of the directors then in office, even if fewer than a quorum, or by a sole remaining director. Each director so elected shall hold office for the remaining term of his or her predecessor.

Limitation on liability

Article IX of the Certificate of Incorporation provides that a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except to the extent such limitation on liability is not permitted by the DGCL.

Indemnification

As permitted by DGCL Section 145, Article XIV of the Certificate of Incorporation and Article VII of the By-Laws provide that the Company will indemnify to the fullest extent permitted by the DGCL each present or former director or officer of the Company and each person who is or was serving at the request of the Board as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with actions, suits or proceedings against such person, whether the basis of such proceedings is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent.

Stockholders

Advance notice provisions

Pursuant to Rule 14a-4(c)(1) under the US Exchange Act, the Company may exercise discretionary voting authority with respect to stockholder proposals that are not received as of the date provided by the Certificate of Incorporation or the By-Laws.

(1)
Annual meetings

  Article II, Sections 4 and 5 of the By-Laws provide that a stockholder may bring nominations or other business before an annual meeting only if written notice is delivered to the Company's secretary at least 75 days, but no more than 90 days, prior to the anniversary of the preceding annual meeting. In the event that the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding annual meeting, notice must be so received not later than 10 days following the day on which notice of the meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

(2)
Special meetings

  Article II, Section 5 of the By-Laws provides that a stockholder may bring nominations of directors before a special meeting only if notice is delivered to the Company's secretary not later than 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Annual meetings

Pursuant to Article II, Section 2 of the By-Laws, annual meetings of the stockholders shall be held on a date to be determined by the Board.

Under Delaware law, if the Company fails to hold an annual meeting for a period of 30 days after the date designated or, if no date is designated, for a period of thirteen months after the last annual meeting, any stockholder or director of the Company may petition the Delaware Chancery Court to order a meeting to be held.

Special meetings of stockholders

Article II, Section 3 of the By-Laws provides that a special meeting of the stockholders may be called at any time solely by a majority vote of the Board, a majority vote of a committee of the Board authorised to call special meetings, the chairman of the Board, or the president of the Company.

Notice

Pursuant to Article II, Section 6 of the By-Laws, written notice of meetings must be delivered to each stockholder not less than 10 nor more than 60 days before the date of the meeting.

Record date

As permitted by DGCL Section 213, Article II, Section 15 of the By-Laws provides that the record date for determining stockholders entitled to notice of or to vote at a meeting must not precede the date upon which the resolution fixing the record date is adopted by the Board, and must not be more than 60 nor less than 10 days before the date of the meeting. In the case of any other action, the record date must not be more than 60 days prior to such other action.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice of the meeting is given.

Quorum

Pursuant to DGCL Section 216 and Article II, Section 7 of the By-Laws, the holders of shares of stock constituting a majority of the voting power of the Company, present in person or by proxy, constitute a quorum.

Action at meeting

DGCL Section 216 provides that, in the absence of a charter or a bylaw provision, in all matters other than election of directors, the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter constitutes an act of the stockholders; DGCL Section 216 further provides that directors will be elected by a plurality of votes present in person or by proxy and entitled to vote for directors. Article II, Section 9 and Article III, Section 1 of the By-Laws adopt this methodology.

Action by written consent

Article VII of the Certificate of Incorporation prohibits stockholder action by written consent. However, if the resolution or resolutions providing for the issuance of any class or series of preferred stock permit action to be taken by written consent in accordance with the DGCL, such class or series of preferred stock shall be permitted to take action by written consent.

Amendments to the Certificate of Incorporation and the By-Laws

Certificate of Incorporation

DGCL Section 242(b)(1) provides that, after the board of directors has proposed and declared it advisable, the certificate of incorporation may be amended by the affirmative vote of a majority of outstanding shares entitled to vote.

DGCL Section 242(b)(4) provides that, whenever the certificate of incorporation requires action by the board of directors or any stockholders greater than a majority, the provision requiring such greater vote shall not be amended except by such greater vote.

DGCL Section 102(b)(4) provides that the certificate of incorporation may require the vote of a larger portion of the voting stock than a majority to authorise any corporate action.

The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of shares of the voting stock to amend or repeal: (a) the By-Laws; and (b) the Certificate of Incorporation's provisions regarding the amendment of the By-Laws and of the Certificate of Incorporation, classification of directors, removal of directors, indemnification of directors and officers, special meetings of stockholders, limitation on liabilities of directors, prohibition on action by written consent of stockholders and governing law.

By-Laws

DGCL Section 109(a) provides that stockholders entitled to vote have the power to adopt, amend or repeal bylaws, and that the certificate of incorporation can confer the same powers upon the directors.

Article X of the Certificate of Incorporation and Article X of the By-Laws provide that a majority of the Board has concurrent power with the stockholders to make, alter or repeal the By-Laws except with respect to Article VIII of the By-Laws, which requires a supermajority vote for amendment by the Board.

Issuance of shares and rights

The Certificate of Incorporation authorises the Board to issue any shares of preferred stock of the Company or any powers or rights with respect to such shares without any vote of the stockholders.

Merger provisions

Merger or consolidation

DGCL Section 251 provides that the following steps are required to effect a merger or consolidation: (1) the board of directors must approve a plan of merger or consolidation, such plan to contain specified information, and (2) the stockholders, at either an annual or special meeting, must approve the plan by the affirmative vote of a majority of all shares entitled to vote.

The Certificate of Incorporation does not contain a supermajority approval provision with respect to mergers.

Short-form merger

DGCL Section 253 provides that, where a parent corporation owns 90% of the stock of a subsidiary corporation (and at least one of the corporations is a Delaware corporation), the parent corporation may effect either a straight or reverse merger with the subsidiary corporation by executing a certificate of merger.

Delaware takeover statute

DGCL Section 203 prohibits (except as described below) a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time at which the stockholder became an "interested stockholder", unless: (a) prior to such time, the corporation's board of directors approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder" or, (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder", such "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares under certain employee stock plans or owned by persons who are directors and also officers of the corporation), or (c) at or subsequent to such time the "business combination" is approved by the corporation's board of directors and authorised at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the "interested stockholder".

DGCL Section 203(c)(5) defines an "interested stockholder" as a person that owns 15% or more of the outstanding voting stock of a corporation, and the person's affiliates and associates.

DGCL Section 203(c)(9) defines an "owner" as a person that (i) individually or with or through any of its affiliates or associates beneficially owns such stock directly or indirectly, or (ii) has the right to acquire such stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or has the right to vote such stock pursuant to any agreement, arrangement or understanding, provided that a person will not be deemed to be the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons, or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, voting, holding or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

DGCL Section 203(c)(3) defines a "business combination" as a merger or consolidation and certain other major transactions involving an "interested stockholder" and the corporation.

Article XV of the Certificate of Incorporation provides that the Company will be governed by DGCL Section 203. A supermajority vote is required to amend Article XV of the Certificate of Incorporation.

Appraisal Rights

DGCL Section 262(a) provides that a stockholder who has not voted in favor of a proposed merger or consolidation shall be entitled to an appraisal by the Delaware Chancery Court of the fair value of the stockholder's shares.

DGCL Section 262(b)(1) provides that no appraisal rights shall be available for the shares of any stock listed on a national securities exchange or held of record by more than 2,000 holders.

DGCL Section 262(b)(2) sets forth several exceptions to Section 262(b)(1). Section 262(b)(2) provides for appraisal rights if the merger consideration is anything other than (a) stock of the surviving corporation, (b) stock of any corporation listed on a national securities exchange, or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares, or (d) any combination of (a), (b) and (c).

7.     Virgin Media Incentive Schemes

Summary of incentive compensation plans

Bonus Schemes

Each year the compensation committee of the Board approves the Company's annual bonus scheme covering approximately half of the Company's employees, including the Company's executive officers.

2009 Bonus Scheme

The Virgin Media Inc. 2009 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5%—100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage, subject to the Company achieving a qualifying financial performance target. These percentages are subject to a further multiplier of up to 1.35 times depending on the employee's individual personal performance during the year. The specific performance targets vary based on the relevant division and function.

2008 Bonus Scheme

The Virgin Media Inc. 2008 Bonus Scheme offered employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages ranged from 5%–100% of base salary (depending on employee level) for on-target performance with a potential maximum payment of double the on-target percentage payable. Employees also had the opportunity to earn up to 1.2 times the calculated bonus amount depending on the employee's individual personal performance during the year. In order for any bonus to be payable the Company had to achieve a qualifying financial performance target. Bonuses were paid in March 2009.

Other Bonus Schemes

Employees who are not in the annual bonus scheme are subject to local schemes which reflect the specific business requirements in that area. For instance, employees in sales related roles are generally in commission schemes which are designed based upon the sales mix for that area of the business and reviewed regularly to ensure they are targeted appropriately. Other employees who are not in the annual bonus scheme are in bonus schemes based upon targets which are tied into local business objectives.

Long-term Incentive Plans

The compensation committee of the Board has determined that it would be appropriate and in the best interests of stockholders and the Company to provide key senior managers and executives with long-term incentives over rolling three- to five-year periods in order to provide long-term compensation. Since 2005, the Company has introduced a new LTIP each year. These LTIPs consist of awards of stock options and restricted stock units under the Company's stock incentive plans. Stock options and restricted stock units are granted to eligible employees each year, in each case, in an amount with fair value equal to 50% of the recipient's annual base salary.

The fair value of the options awarded under the Company's LTIPs is determined using a Black-Scholes valuation method and the exercise price is equal to the mid-market stock price on the date of grant. The options vest, subject to the participant's continued employment, in twenty percent increments annually on January 1st of each year of the five years following the year in which they are granted. The fair value of the restricted stock units awarded under the Company's LTIPs is based on the market value of the Common Shares as of the date of grant. Participants are entitled to receive an amount of Common Shares in three years' time, subject to the achievement of performance targets for that three-year period and continued employment with the Company. Equivalent payments may be made in cash rather than Common Shares at the compensation committee's discretion. The restricted stock units are forfeited if the performance objectives are not achieved or on termination of employment.

The performance conditions in respect of the restricted stock unit element of the LTIPs are set each year by the compensation committee based on a three-year cumulative cash flow target. For the 2006 LTIP, 2007 LTIP and 2008 LTIP, targets were set for the On-target, Maximum and Minimum performance levels as follows:

•
On-target level, for vesting of 100% of the on-target number of Common Shares (with a grant date fair value of 50% of the participant's salary);

•
Maximum level, for vesting of 200% of the on-target number of Common Shares (with a grant date fair value of 100% of the participant's salary); and

•
Minimum level, for vesting of 50% of the on-target number of Common Shares (with a grant date fair value of 25% of the participant's salary).

The number of Common Shares to be issued is structured to rise on a linear basis for performance between the Minimum and On-target levels and between the On-target and Maximum levels. The maximum number of Common Shares that can vest for each individual is 200% of the on-target amount and no Common Shares will vest if cumulative Group SCF is below the Minimum level. The number of restricted stock units granted to participants under the 2006 LTIP, 2007 LTIP and 2008 LTIP is based on the Maximum level being achieved.

For the 2009 LTIP, targets were set for the On-target and Minimum performance levels as follows:

•
On-target level, for vesting of 100% of the on-target number of Common Shares (with a grant date fair value of 50% of the participant's salary); and

•
Minimum level, for vesting of 50% of the on-target number of Common Shares (with a grant date fair value of 25% of the participant's salary).

The number of Common Shares to be issued is structured to rise on a linear basis for performance between the Minimum and On-target levels. The maximum number of Common Shares that can vest for each individual is 100% of the on-target amount and no Common Shares will vest if cumulative Group

SCF is below the Minimum level. The number of restricted stock units granted to participants under the 2009 LTIP is based on the On-target level being achieved.

Upon the occurrence of an "acceleration event" see "Stock Incentive Plans—Virgin Media Inc. 2006 Stock Incentive Plan" below, all outstanding options under the LTIPs will become immediately exercisable in full. The restricted stock units under the LTIPs do not automatically vest upon an acceleration event, but can be vested at the discretion of the compensation committee of the Board.

Stock Incentive Plans

All stock-based awards granted under the Company's LTIPs, the Virgin Media Sharesave Plan and individual employment agreements are issued, as a legal matter, under the Company's stock incentive plans as described below, which have been approved by the Company's stockholders. New issuances are being made under the Virgin Media Inc. 2006 Stock Incentive Plan, except that Common Shares continue to be issued under the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan and the Virgin Media Inc. 2004 Stock Incentive Plan on exercise of outstanding options.

Virgin Media Inc. 2006 Stock Incentive Plan

The Virgin Media Inc. 2006 Stock Incentive Plan (formerly known as the NTL Incorporated 2006 Stock Incentive Plan) was approved by the Company's stockholders on 18 May 2006. Although Common Shares will still be issued under the Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan and the Virgin Media Inc. 2004 Stock Incentive Plan, all new stock and option awards will be granted under the Virgin Media Inc. 2006 Stock Incentive Plan.

Individuals eligible to receive awards under the Virgin Media Inc. 2006 Stock Incentive Plan include the Company's employees, officers, directors, non-employee directors and independent contractors. The term of an incentive stock option may not exceed ten years from the date of grant and the term of a nonqualified stock option may not exceed eleven years from the date of grant.

The Virgin Media Inc. 2006 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and share awards. The aggregate number of Common Shares that may be issued under the Virgin Media Inc. 2006 Stock Incentive Plan is 29,000,000. An individual may not be granted awards in respect of more than 4,000,000 Common Shares in any fiscal year. The Virgin Media Inc. 2006 Stock Incentive Plan is designed so that option grants are able to comply with the requirements for "performance-based" compensation under Section 162(m) of the Internal Revenue Code and the conditions of exemption from the short-swing profit recovery rules of Rule 16b-3 under the US Exchange Act.

The compensation committee of the Board administers the Virgin Media Inc. 2006 Stock Incentive Plan and generally has the right to grant awards to eligible individuals and to determine the terms and conditions of such awards. All option grants made pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan are evidenced by an option notice which states the terms and conditions of the option grant as determined by the compensation committee.

Performance awards under the Virgin Media Inc. 2006 Stock Incentive Plan, other than options, are subject to performance objectives during a specified period of time as designated by the compensation committee of the Board.

The compensation committee of the Board may, in its discretion, apply such performance objectives also to options granted under the Virgin Media Inc. 2006 Stock Incentive Plan. Performance objectives may be in respect of performance of the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance or to the performance of one or more other entities or objective indices or benchmarks) and may be expressed in terms of a progression within a specific range.

Unless otherwise set forth in an employee's, director's or independent contractor's respective award agreement, upon the occurrence of an "acceleration event", all outstanding options will become immediately exercisable in full, outstanding restricted stock units will vest and restrictions on outstanding awards of restricted stock will lapse. For example, under the Company's LTIPs, although the stock options become immediately exercisable upon an acceleration event, the restricted stock units do not immediately vest. An acceleration event generally means:

•
the acquisition of 30% or more of the Company's voting capital stock, excluding stock purchases directly from the Company;

•
the replacement of a majority of the Company's Board or their approved successors;

•
the consummation of a merger or consolidation of the Company or one of its subsidiaries with another entity, other than:

•
a transaction in which the Company's stockholders continue to hold 50% or more of the voting power of the successor;

•
various recapitalisations; or

•
stockholder approval of the Company's liquidation or dissolution.

Under the terms of the Virgin Media Inc. 2006 Stock Incentive Plan, in the event of a transaction affecting the Company's capitalisation, the compensation committee of the Board is required proportionately to adjust the number of Common Shares available for, and subject to, outstanding awards and the number of Common Shares covered by outstanding options and the exercise price of these options so as to, in the committee's judgment and sole discretion, prevent the diminution or enlargement of the benefits intended by the plan. Upon any other extraordinary corporate transaction, the committee may adjust equitably outstanding awards as it deems appropriate. The compensation committee's decision as to whether or not to make adjustments and which adjustments should be made are final, binding and conclusive.

Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan

The Amended and Restated Virgin Media Inc. 2004 Stock Incentive Plan (formerly known as the NTL Incorporated 2004 Stock Incentive Plan) was adopted by the compensation committee of the Board on 15 March 2004 and approved by the Company's stockholders on 6 May 2004. The Company is not making new awards under this plan.

Virgin Media Inc. 2004 Stock Incentive Plan

The Virgin Media Inc. 2004 Stock Incentive Plan (formerly known as the Telewest Global, Inc. 2004 Stock Incentive Plan) was adopted by Telewest's board of directors on 2 June 2004 and approved by its stockholders on 5 July 2004. The Company is not making new awards under this plan.

Virgin Media Sharesave Plan

The Sharesave Plan was adopted by the Board on 21 February 2008 following approval by the Company's stockholders on 16 May 2007. The Sharesave Plan enables eligible employees to receive options, referred to as sharesave options, to purchase Common Shares at a discount using savings deposited from the employee's payroll monthly into a savings account. The Sharesave Plan is a broadly based stock option arrangement, which means that when the Company chooses to operate the Sharesave Plan, all eligible employees have to be invited to participate. The Sharesave Plan has been approved by HMRC under Schedule 3 of the Income Tax (Earnings and Pensions) Act 2003. Eligibility under the Sharesave Plan extends to the Company's employees who are UK tax residents. However, other groups of employees may be invited to participate in the future in additional schemes which may be launched annually. An aggregate of 10 million Common Shares are available for issuance pursuant to the Sharesave Plan of which, as at 30 June 2009, 8,272,996 are available for granting.

The Board has adopted the plan rules on the basis that they may make such amendments as are considered necessary or desirable in relation to the operation of the Sharesave Plan. The Sharesave Plan is administered by the compensation committee of the Board. The compensation committee has the general authority to exercise all powers necessary or advisable to administer the Sharesave Plan (subject to (i) the approval of HMRC where such approval is required and (ii) what is permitted under the plan rules). All decisions made by the committee are final, binding and conclusive. Upon any capitalisation event, the number of Common Shares that are subject to an option and/or the exercise price thereof may be adjusted subject to prior HMRC approval, in such manner as the compensation committee confirms to be fair and reasonable.

Under the terms of the Sharesave Plan, participants enter into savings contracts under which they agree to have amounts deducted from their net salary each month. These sums are held within special savings accounts that are operated by an appointed independent savings carrier. The Company's appointed carrier is the Yorkshire Building Society. A participant's option can only be exercised to the extent possible using the proceeds of his or her savings account plus interest. The monthly statutory maximum and minimum limits on the amount that a participant can save under savings contracts are currently £250 per month and £5 per month, respectively. Within these limits, the compensation committee can specify a different maximum amount.

The Company intends to grant options under the Sharesave Plan on an annual basis. The first grant of options under the Sharesave Plan occurred in May 2008 and employees were offered the opportunity to save up to £100 per month over a three-year savings contract period, beginning 1 July 2008. The 2008 grant attracted 3,821 employees representing a take up rate of 28.93%. The option exercise price was £4.92 based on a 20% discount of the mid-market share price of £6.14 on the grant date (using an exchange rate of $1.9756 per £1.00). In July 2008, 2,020,847 shares were initially subject to options granted under the Sharesave Plan. As at 31 August 2009, 1,686,070 options were outstanding as a result of employees who have left the Company or withdrawn from the plan.

8.     Directors' and Senior Management's interests

Interests in Virgin Media Inc.—Senior Management

As at 16 September 2009 (being the latest practicable date prior to the publication of this document), the interests of the Senior Management in the share capital of the Company, were as follows:

		Options
Senior Management	Common Shares	Number of Securities Underlying Options	Grant Date	Expiration Date	Exercise Price ($)	Unvested Restricted Stock	Unvested Restricted Stock Units
James F. Mooney	937,911	270,898	28/03/2003	27/03/2013	$6.00	625,000	0
Neil A. Berkett	94,818	500,000 51,605 59,860 200,000 142,785 800,000	26/09/2005 06/07/2006 16/05/2007 14/09/2007 14/04/2008 07/05/2008	25/09/2005 05/07/2016 15/05/2017 13/09/2017 13/04/2018 06/05/2018	$25.18 $24.74 $24.36 $22.49 $12.51 $13.72	375,000	121,660
Andrew M. Barron	10,680	300,000 85,670 77,955	17/03/2008 14/04/2008 12/06/2009	16/03/2018 13/04/2018 11/06/2019	$13.55 $12.51 $8.73	0	83,371
Robert C. Gale	24,990	12,000 12,000 16,250 16,612 21,055 24,425 46,730 44,225	11/04/2003 11/04/2003 15/03/2004 28/04/2005 06/07/2006 16/05/2007 14/04/2008 12/06/2009	10/04/2013 10/04/2013 14/03/2014 27/04/2015 05/07/2016 15/05/2017 13/04/2018 11/06/2019	$3.60 $6.00 $23.33 $25.54 $24.74 $24.36 $12.51 $8.73	0	60,277
Bryan H. Hall	65,762	150,000 32,262 36,425 150,000 45,070 85,565 200,000 88,590 100,000	28/05/2004 28/04/2005 06/07/2006 08/12/2006 16/05/2007 14/04/2008 04/08/2008 12/06/2009 15/09/2009	27/05/2014 27/04/2015 05/07/2016 07/12/2016 15/05/2017 13/04/2018 03/08/2018 11/06/2019 15/09/2019	$23.64 $25.54 $24.74 $24.83 $24.36 $12.51 $11.61 $8.73 $12.79	0	113,519
Mark Schweitzer	0	466,975 85,670 77,955	01/10/2007 14/04/2008 12/06/2009	30/09/2017 13/04/2018 11/06/2019	$24.51 $12.51 $8.73	0	83,371

Interests in Virgin Media Inc.—non-executive Directors

As at 16 September 2009 (being the latest practicable date prior to the publication of this document), the interests of the non-executive Directors in the share capital of the Company, were as follows:

		Options
						Phantom Stock Units pursuant to the Deferred Compensation Plan
Non-Executive Director	Common Shares	Number of Securities Underlying Options	Grant Date	Expiration Date	Exercise Price ($)
Charles L. Allen	0	32,192 62,500 14,725	09/09/2008 10/06/2009 15/06/2009	08/09/2018 09/06/2019 14/06/2019	$11.37 $8.67 $8.60	0
Jeffrey D. Benjamin	97,930	187,500 187,500 62,500 14,725	11/04/2003 16/03/2006 10/06/2009 15/06/2009	10/04/2013 15/03/2016 09/06/2019 14/06/2019	$6.00 $29.06 $8.67 $8.60	0
James A. Chiddix	0	42,980 62,500 14,725	08/07/2008 10/06/2009 15/06/2009	07/07/2018 09/06/2019 14/06/2019	$11.99 $8.67 $8.60	0
Andrew J. Cole	0	42,980 62,500 14,725	08/07/2008 10/06/2009 15/06/2009	07/07/2018 09/06/2019 14/06/2019	$11.99 $8.67 $8.60	0
William R. Huff	0	187,500 187,500 62,500 14,725	11/04/2003 16/03/2006 10/06/2009 15/06/2009	10/04/2013 15/03/2016 09/06/2019 14/06/2019	$6.00 $29.06 $8.67 $8.60	0
Gordon D. McCallum	15,630	156,250 62,500 14,725	14/09/2007 10/06/2009 15/06/2009	13/09/2017 09/06/2019 14/06/2019	$29.06 $8.67 $8.60	0
John N. Rigsby	10,000	32,192 62,500 14,725	09/09/2008 10/06/2009 15/06/2009	08/09/2018 09/06/2019 14/06/2019	$11.37 $8.67 $8.60	6,121
Steven J. Simmons	25,000	42,980 62,500 14,725	08/07/2008 10/06/2009 15/06/2009	07/07/2018 09/06/2019 14/06/2019	$11.99 $8.67 $8.60	0
George R. Zoffinger	10,000	187,500 187,500 62,500 14,725	11/04/2003 16/03/2006 10/06/2009 15/06/2009	10/04/2013 15/03/2016 09/06/2019 14/06/2019	$6.00 $29.06 $8.67 $8.60	0

Other Interests

Directors and Senior Management are or have been members of the administrative, management or supervisory bodies or partners of the following companies and partnerships in the previous five years other than entities within the Group:

Director/Senior Management	Company/Partnership	Position
James F. Mooney	Sirius XM Radio, Inc.	Director (Current)
	RCN Corporation	Director (Past)
Neil A. Berkett	Lloyds TSB Bank plc	Managing Director of Distribution (Past)
	The Virgin Foundation	Trustee (Current)
Charles L. Allen	Tesco plc	Non-Executive Director (Current)
	The London Organising Committee of the Olympic Games and Paralympic Games Limited	Non-Executive Director (Current)
	Global Radio UK Limited	Chairman (Current)

Director/Senior Management	Company/Partnership	Position
	EMI Music	Chairman (Current)
	Endemol UK plc	Non-Executive Director (Current)
	Grandmet Management Limited	Chairman (Current)
	Grandmet Development Limited	Chairman (Current)
	Goldman Sachs Group, Inc.	Senior Adviser (Current)
	Xsequor Partners LLP	Partner (Current)
	UK Government's Home Office	Chief Adviser (Past)
	ITV plc	Chief Executive Officer (Past)
	Granada plc	Executive Chairman (Past)
	Gairn Properties Limited	Director (Past)
	Wyfold UK Limited	Director (Past)
	All Quiet Investments	Director (Past)
	Business in the Community	Director (Past)
	GET AS	Member of Board (Current)
Andrew Barron	Modern Times Group MTG AB	Chief Operating Officer (Past)
Jeffrey D. Benjamin	Exco Resources, Inc.	Director (Current)
	Harrah's Entertainment, Inc.	Director (Current)
	Spectrum Group International	Director (Current)
	Cyrus Capital Partners, L.P.	Senior Adviser (Current)
	Apollo Management, L.P.	Consultant & Senior Adviser (Current)
	American Numismatic Society	Trustee (Current)
	Sutton Place South Corporation	Member of Board (Current)
	ImOn Communications LLC	Vice chairman (Current)
	Chiquita Brands International Inc.	Director (Past)
	Dade Behring Holdings	Director (Past)
	McLeodUSA	Director (Past)
James A. Chiddix	Open TV Corp.	Vice Chairman and Director (Current)
Chairman and Chief Executive Officer (Past)
	Symmetricom, Inc.	Director (Current)
	Dycom Industries, Inc.	Director (Current)
	Javelin Innovations, Inc.	Chairman and Director (Current)
	Arris Group Inc.	Director (Current)
	Shougang Concord Technology Holdings Limited (Hong Kong)	Director (Current)
	Communication Construction Services	Director (Current)
	SkiData People Access Inc.	Chief Executive Officer (Current)
	Nagra USA, Inc.	Chairman (Current)
	Green Hill Tower	Member of Board (Current)
	The Cable Center	Member of Board (Current)
Andrew J. Cole	Asurion Corporation	Chief Executive Officer, Europe (Current)
Chief Marketing Officer and Senior Vice President (Past)
	CSMG Adventis	President (Past)
	A.T. Kearney	Vice President & Telecoms and Media Practice Leader (Past)
Robert C. Gale	None
Bryan H. Hall	None

Director/Senior Management	Company/Partnership	Position
William R. Huff	W.R. Huff Asset Management Co., L.L.C.	President of the Managing Member and Chief Investment Officer (Current)
	W. R. Huff CM, LLC	Managing Member (Current)
	WRH Energy Partners, L.L.C.	President of the Managing Member (Current)
	WRH Partners II, L.L.C.	President of the Managing Member (Current)
	WRH Partners, L.L.C.	President of the Managing Member (Current)
	WRH Partners Global Securities, L.P.	Chief Investment Officer (Current)
	Kato-San Corp.	President (Current)
	WRH Partners Global Securities, Inc.	President (Current)
	Drew University	Board of Trustees (Current)
Gordon D. McCallum	Classboss Limited	Director (Current)
	Galactic Holdings Limited	Director (Current)
	Newstart Investments Limited	Director (Current)
	Virgin Audio Limited	Director (Current)
	Virgin Australia Holdings Pty Limited	Director (Current)
	Virgin Destinations Limited	Director (Current)
	Virgin Entertainment Asia Limited	Director (Current)
	Virgin Entertainment Europe Limited	Director (Current)
	Virgin Financial Services UK Holdings Limited	Director (Current)
	Virgin Fitness Limited	Director (Current)
	Virgin Health Bank QSTP-LLC	Director (Current)
	Virgin Health Clubs Holdings Limited	Director (Current)
	Virgin Healthcare Holdings Limited	Director (Current)
	Virgin Home Limited	Director (Current)
	Virgin Megastore Limited	Director (Current)
	Virgin Mobile South Africa (Pty) Limited	Director (Current)
	Virgin Mobile USA Holdings Limited	Director (Current)
	Virgin Money Investment Holdings Limited	Director (Current)
	Virgin Money South Africa (Pty) Limited	Director (Current)
	Virgin Performance Limited	Director (Current)
	Virgin Pulse (UK) Limited	Director (Current)
	Virgin Radio Asia Holdings UK Limited	Director (Current)
	Virgin Wings Limited	Director (Current)
	124 Wigmore Street Limited (A Dissolved Company)	Alternate Director (Past)
	2nd Virgin Western Limited (A Dissolved Company)	Alternate Director (Past)
	Air Crewing Limited (A Dissolved Company)	Alternate Director (Past)
	Cityair (Chester) Limited (A Dissolved Company)	Alternate Director (Past)
	Euromagnetic Computers Limited (A Dissolved Company)	Alternate Director (Past)
	Euromagnetic Holdings Limited (A Dissolved Company)	Alternate Director (Past)
	Event Publishing Limited (A Dissolved Company)	Alternate Director (Past)
	Firmar Limited (A Dissolved Company)	Alternate Director (Past)
	Global Circumnavigation Limited (A Dissolved Company)	Director (Past)
	Hencelyn Limited (A Dissolved Company)	Alternate Director (Past)
	Lawrie Developments Limited (A Dissolved Company)	Alternate Director (Past)
	Minesphere Limited (A Dissolved Company)	Alternate Director (Past)
	New Media Solutions Limited (A Dissolved Company)	Alternate Director (Past)
	Ortolan Productions Limited (A Dissolved Company)	Alternate Director (Past)

Director/Senior Management	Company/Partnership	Position
	Redgene Limited (A Dissolved Company)	Alternate Director (Past)
	Showroute Limited (A Dissolved Company)	Alternate Director (Past)
	Smoke And Mirrors Limited (A Dissolved Company)	Alternate Director (Past)
	Stelariver Limited (A Dissolved Company)	Alternate Director (Past)
	Surfingstudents.Com Limited (A Dissolved Company)	Director (Past)
	Vanson (Crawley) No.3 Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Cars (Holdings) Limited (A Dissolved Company)	Director (Past)
	Virgin Cars Limited (A Dissolved Company)	Director (Past)
	Virgin D3 Limited (A Dissolved Company)	Director (Past)/Alternate Director (Past)
	Virgin Executive Aviation Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Executive Jets Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Express Investments Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Galactic, Llc	Director (Past)
	Virgin Games Services Limited	Director (Past)/Alternate Director (Past)
	Virgin H.E.M.S. (London) Limited	Director (Past)
	Virgin Money Australia Holdings Pty Limited	Director (Past)
	Virgin Money Giving Limited	Alternate Director (Past)
	Virgin Nominees Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Pubs Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Retail Limited	Director (Past)
	Virgin School Of Performing Arts Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Sound And Vision Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin Spectrum Limited (A Dissolved Company)	Director (Past)/Alternate Director (Past)
	Virgin Travel (Holdings) Limited (A Dissolved Company)	Alternate Director (Past)
	Virgin.Com Limited	Director (Past)
	Wabash Datatech International Limited (A Dissolved Company)	Alternate Director (Past)
	WDI Limited (A Dissolved Company)	Alternate Director (Past)
John N. Rigsby	Bright House Networks LLC's Florida Group	President (Past)
	United Arts of Central Florida	Chairman and Trustee (Past)
	Economic Development Commission of Mid Florida, Inc.	Chairman and Member of Board (Past)
	Enterprise Florida Inc.	Member of Board &
Chairman of the Technology and Entrepreneurship Committee (Past)
	Friends of the Mennello Museum of American Art	President and Member of Board (Current)
	The John & David Rigsby Memorial Fund, Inc.	President and Member of Board (Current)
Mark Schweitzer	Sprint Nextel Corporation	Chief Marketing Officer (Past)
	Nextel Communications Inc.	Senior Vice President (Past)

Director/Senior Management	Company/Partnership	Position
Steven J. Simmons	Simmons Patriot Media and Communications, LLC	Chairman and Chief Executive Officer (Current)
	PPR Media, LLC	Chairman (Current)
	Patriot Media Holdings, LLC	Chairman (Past)
	Patriot Media Consulting, LLC	Chairman (Current)
	Lamont Digital Systems, Inc.	Director (Current)
	Save the Children	Director (Current)
	Broadcasting Board of Governors	Governor (Current)
	Simmons Enterprises, LLC	President (Current)
	Simmons/Patriot Holdings LLC	President (Current)
	Patriot Media & Communications CNJ LLC	Chairman and Chief Executive Officer (Current)
	Simmons/Patriot Media & Communications LLC	Chairman and Chief Executive Officer (Current)
	Simmons Aviation LLC	President (Current)
	Patriot Information Services LLC	President (Past)
	Simmons Cable Investment Inc.	Chairman and Chief Executive Officer (Past)
George R. Zoffinger	Constellation Capital Corporation	Officer and Director (Current)
	New Jersey Resources Inc.	Director (Current)
	New Jersey Sports and Exposition Authority	Officer and Director (Past)
	Delaney Leasing, LLC	Officer (Current)
	Handfield Properties, LLC	Officer and Director (Current)
	Lamalla Group, LLC	Officer and Director (Current)
	New Media Strategies, Inc.	Officer and Director (Current)
	Sunbelt Placement Services, Inc.	Officer and Director (Current)
	Sunbelt Telecom Services, Inc.	Director (Current)
	Zoffinger Family Limited Partnership	General Partner (Current)
	Cadvin Capital, LLC	Officer and Director (Current)
	FreeFi Networks	Director (Current)
	Anchor Commercial Bank	Director (Current)
	Florida East Coast Industries	Director (Past)
	New Brunswick Development Corporation (Non-profit)	Director (Current)
	Rutgers University	Governor (Current)

Additionally, certain directors hold directorships or comparable positions in US or other non-UK private family companies that hold family assets.

Miscellaneous

Directors and Senior Management:

•
have no convictions relating to fraudulent offences within the previous five years;

•
have not within the previous five years been directors or executive officers of any company at the time of any bankruptcy, receivership or liquidation but for Mr. Benjamin who has served on the board of McLeodUSA which filed for Chapter 11 bankruptcy reorganization in the United States in October 2005 and emerged in January 2006; and

•
have not within the previous five years received any official public incrimination and/or sanction by any statutory or regulatory authority (including designated professional bodies) and have not been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of a company.

As set out above in the paragraph headed "Other Interests" certain Directors and members of the Senior Management serve on the boards and/or are officers of other companies/entities outside the Group. Certain of these companies/entities are customers, suppliers, regulatory bodies and/or direct (or potential) competitors of the Company. As a result potential conflicts of interests exist between the directors' and officers' duties to the Company and their duties arising as a result of their positions with certain of those companies/entities. Specifically:

Mr. Allen serves on the board of Global Radio Group. Radio transmissions by the Global Radio Group were carried by the Company at no cost to the Company in 2008. The Company has advertised in the ordinary course of business on Global Radio radio stations.

Mr. Allen serves on the board of EMI Music, a supplier in the ordinary course of business to the Company.

Mr. Allen serves on the board of Endemol UK Plc (a television content producer). The Company has made payments in the ordinary course of business to Endemol including payments to sponsor programmes produced by Endemol.

Mr. Allen serves on the board of Tesco Plc (a supermarket operator). Tesco is a wholesale customer in the ordinary course of business of the Company and is also a supplier to the Company in the ordinary course of business.

Mr. Allen is also a senior adviser of Goldman Sachs, which is the financial adviser appointed by the Company for this Prospectus and one of the Company's long-standing principal M&A/financial advisers. The Company pays investment-banking fees in the ordinary course of business for the services provided to the Company.

Mr. Chiddix serves on the board of Open TV Corp., which is a supplier in the ordinary course of business of the Company.

Mr. Chiddix serves on the board of Arris Group Inc., which is a supplier in the ordinary course of business of the Company.

Mr. Cole is an executive of Asurion Corp., which is currently in negotiations to become a supplier in the ordinary course of business to the Company.

Mr. McCallum is a director of Virgin Enterprises Limited, which is part of a group of affiliated companies bearing the Virgin name and controlled by trusts primarily for the benefit of Sir Richard Branson and members of his family. On 3 April 2006, the Company entered into a licence agreement with Virgin Enterprises, which provides for the Company to use the Virgin name and logo in the Company's Consumer and Content businesses. In connection with this agreement, Virgin Enterprises Limited had the right to propose a candidate to the Company's Nominating sub-committee to fill a single seat on the Company's board. Virgin Enterprises nominated Mr. McCallum, and he was appointed to the Board on 11 September 2006.

Mr. McCallum is also a director of many other Virgin companies. The Company trades both as a customer and as a supplier in the ordinary course of business with certain Virgin companies.

Save as set out in Part II: "Risk factors" under the paragraph headed "Certain of the Company's stockholders could have an influence over the Company's business and affairs" in relation to Mr. McCallum and as set out in this section headed "Miscellaneous", none of the Directors nor Senior Management has any potential conflicts of interests between their duties to the Company and their private interests or other duties.

9.     Directors' and Senior Management's remuneration and service agreements

Senior Management summary compensation table

The aggregate remuneration paid (including any contingent or deferred compensation) and benefits in kind granted to each of the executive officers by the Company for the financial year ended 31 December 2008 are summarised in the table below. Unless otherwise noted, all amounts in this table that originated in US dollars in respect of 2008 have been translated into pounds sterling at a rate of $1.8523 per £1.00. In addition, in the financial year ended 31 December 2008, the executive officers were granted options as set out in paragraph 8 of this Part XII: "Additional information".

Name & Principal Position	Year	Salary (£)		Bonus and Non-Equity Incentive Plan Compensation(1) (£)		All Other Compensation (£)		Total (£)
James F. Mooney, chairman	2008	674,837		228,473		41,264	(2)	944,574
Neil A. Berkett, chief executive officer	2008	516,856	(3)	581,900		129,623	(4)	1,228,379
Andrew Barron, chief customer and operations officer	2008	261,905	(5)	228,673		43,559	(6)	534,137
Robert C. Gale, vice-president-controller	2008	183,600	(7)	126,435		29,993	(8)	340,028
Bryan H. Hall, general counsel	2008	352,300	(9)	327,319	(10)	250,854	(11)	930,473
Mark Schweitzer, chief commercial officer	2008	330,000	(12)	288,041	(13)	133,647	(14)	751,688

(1)
The amounts in the column Bonus and Non-Equity Incentive Plan Compensation for 2008 reflect the cash awards earned under the Company's 2008 Bonus Scheme. The bonus payments under the 2008 Bonus Scheme were made in March 2009.

(2)
Mr. Mooney's All Other Compensation for the 2008 fiscal year includes health insurance and matching contributions by the Company under the Company's 401(k) Plan.

(3)
Effective 7 April 2008, Mr. Berkett's base salary was increased from £425,000 per year to £550,000 per year in connection with his appointment as permanent chief executive officer.

(4)
Mr. Berkett's All Other Compensation for the 2008 fiscal year includes pension contributions by the Company to a UK tax qualified deferred compensation plan, car allowance, health insurance, income protection benefits and fuel costs.

(5)
Mr. Barron joined the Company on 17 March 2008 and his base salary is £330,000 per year.

(6)
Mr. Barron's All Other Compensation for the 2008 fiscal year includes pension contributions by the Company to a UK tax qualified deferred compensation plan, car allowance, health insurance and income protection benefits.

(7)
Effective 1 July 2008, Mr. Gale's base salary was increased from £180,000 per year to £187,200 per year.

(8)
Mr. Gale's All Other Compensation for the 2008 fiscal year includes pension contributions by the Company to a UK tax qualified deferred compensation plan, car allowance, health insurance, income protection benefits and fuel costs.

(9)
Effective 1 July 2008, Mr. Hall's base salary was increased from £329,600 per year to £375,000 per year. As an expatriate employee from the United States, Mr. Hall has the right monthly to choose the percentage of his salary to be paid in US dollars pursuant to the Company's exchange rate policy. The exchange rate used for payments in the quarter is the average monthly spot rate from the previous quarter. That means that there would be a rate in effect for the first quarter of a year that would be based on rates from the last quarter of the prior year. As a result, the expatriates may benefit or experience a loss if the rolling exchange rate is different than the spot rate on the payment date. Pursuant to the Company's exchange rate policy, the exchange rates in 2008 were $2.0439 per £1.00 from January to March 2008, $1.9788 per £1.00 from April to June 2008, $1.9710 per £1.00 from July to September 2008 and $1.8909 per £1.00 from October to December 2008.

(10)
Pursuant to the Company's exchange rate policy, Mr. Hall's bonus under the Company's 2008 Bonus Scheme was paid in US dollars at a fixed exchange rate of $1.5684 per £1.00 in March 2009.

(11)
Mr. Hall is an expatriate employee from the United States. Accordingly, his All Other Compensation for the 2008 fiscal year includes: UK housing costs, tax equalisation payments for the years 2004 to 2007 (these payments are consistent with those made under the Virgin Media Inc. Expatriate Policy, which is designed to facilitate the relocation of executives from the US to the UK and to ensure that the executives pay approximately no more and no less income and social security taxes than they would have paid had they remained living and working in the US), health insurance, income protection benefits, matching contributions under the Company's 401(k) Plan, car allowance, home leave expenses, tax services, storage fees and fuel costs. Pursuant to the Company's exchange rate policy, Mr. Hall's car allowance was payable in US dollars at a fixed exchange rate of $2.0439 per £1.00 from January to March 2008, $1.9788 per £1.00 from April to June 2008, $1.9710 per £1.00 from July to September 2008 and $1.8909 per £1.00 from October to December 2008.

(12)
Mr. Schweitzer's base salary is £330,000 per year. As an expatriate employee from the United States, Mr. Schweitzer has the right monthly to choose the percentage of his salary to be paid in US dollars pursuant to the Company's exchange rate policy. The exchange rate used for payments in the quarter is the average monthly spot rate from the previous quarter. That means that there would be a rate in effect for the first quarter of a year that would be based on rates from the last quarter of the prior year. As a result, the expatriates may benefit or experience a loss if the rolling exchange rate is different than the spot rate on the payment date. Pursuant to the Company's exchange rate policy, the exchange rates in 2008 were $2.0439 per £1.00 from January to March 2008, $1.9788 per £1.00 from April to June 2008, $1.9710 per £1.00 from July to September 2008 and $1.8909 per £1.00 from October to December 2008.

(13)
Pursuant to the Company's exchange rate policy, Mr. Schweitzer's bonus under the Company's 2008 Bonus Scheme was paid in US dollars at a fixed exchange rate of $1.5684 per £1.00 in March 2009.

(14)
Mr. Schweitzer is an expatriate employee from the United States. Accordingly, his All Other Compensation for the 2008 fiscal year includes: UK housing costs, tax equalisation payments (these payments are consistent with those made under the Virgin Media Inc. Expatriate Policy, which is designed to facilitate the relocation of executives from the US to the UK and to ensure that the executives pay approximately no more and no less income and social security taxes than they would have paid had they remained living and working in the US), health insurance, income protection benefits, matching contributions under the Company's 401(k) Plan, car allowance, home leave expenses, tax services and fuel costs. Pursuant to the Company's exchange rate policy, Mr. Schweitzer's car allowance was payable in US dollars at a fixed exchange rate of $2.0439 per £1.00 from January to March 2008, $1.9788 per £1.00 from April to June 2008, $1.9710 per £1.00 from July to September 2008 and $1.8909 per £1.00 from October to December 2008.

Summary of non-equity compensation terms of senior management employment agreements

Set forth below is a brief description of the non-equity compensation and non-change in control terms of the Company's employment agreements with each member of the Senior Management for the 2008 fiscal year. The operation of these employment agreements in the context of a termination or a change of control is separately described under "Potential Payments Upon Termination or Change of Control" below.

James F. Mooney

The Company is party to an employment agreement with James F. Mooney, the chairman of the Board, amended and restated as of 3 July 2009. This agreement expires on 31 December 2010. Pursuant to this agreement, Mr. Mooney receives the following compensation and employee benefits:

•
a base salary of $1.25 million per year;

•
an annual bonus for on-target performance of 100% of base salary with a maximum payout of 200% of base salary, which for bonus purposes is treated as $400,000;

•
participation in the Company's health and life insurance plans; and

•
reimbursement for travel and other business expenses.

Neil A. Berkett

Virgin Media Limited is party to an employment agreement with Neil A. Berkett, the Company's chief executive officer, amended and restated as of 3 July 2009. Pursuant to this agreement, Mr. Berkett receives the following compensation and employee benefits:

•
a base salary of £550,000 per year;

•
an annual bonus for on-target performance of 100% of base salary with a maximum payout of 200% of base salary. Mr. Berkett's actual bonus would be subject to adjustment to reflect the achievement of personal performance targets;

•
a contribution of 20% of his base salary into a pension scheme;

•
the opportunity to participate in employee benefit plans and arrangements made available by the Company to the Company's executive officers with UK employment agreements; and

•
an annual car allowance.

Andrew Barron

The Company is party to an employment agreement with Andrew Barron, the Company's chief customer and operations officer, amended and restated as of 10 July 2009. Pursuant to this agreement, Mr. Barron receives the following compensation and employee benefits for the term of the employment which, under the terms of the agreement, will continue for an indefinite period terminable by either party upon twelve months notice:

•
a base salary of £330,000 per year;

•
an annual bonus for on-target performance of 75% of base salary with a maximum payout of 150% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company's long-term incentive plans;

•
a contribution of 12% of his base salary into a pension scheme;

•
the opportunity to participate in employee benefit plans and arrangements made available by the Company to the Company's executive officers with UK employment agreements; and

•
an annual car allowance.

Robert C. Gale

The Company is party to an employment agreement with Robert C. Gale, the executive director control and tax of Virgin Media Limited and vice president, controller and principal accounting officer of Virgin Media Inc. dated 31 July 2009. Pursuant to this agreement, Mr. Gale receives the following compensation and employee benefits for the term of the employment which, under the terms of the agreement, will continue for an indefinite period terminable by either Mr. Gale giving six months notice or by the Company giving twelve months notice:

•
a base salary of £187,200 per year;

•
an annual bonus for on-target performance of 50% of base salary with a maximum pay out of 100% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company's long term incentive plans;

•
a contribution of 10% of his base salary into a pension scheme;

•
the opportunity to participate in employee benefit plans and arrangements made available by the Company to the Company's executive officers with UK employment agreements; and

•
an annual car allowance.

Bryan H. Hall

The Company is party to an employment agreement with Bryan H. Hall, the Company's general counsel and secretary, amended and restated as of 15 September 2009. Pursuant to this agreement, Mr. Hall receives the following compensation and employee benefits for the term of the employment, which expires on 31 December 2010:

•
a base salary of £375,000 per year, which increased from £329,600 effective 1 July 2008 reflecting his expanded role;

•
an annual bonus for on-target performance of 75% of base salary with a maximum payout of 150% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company's long-term incentive plans;

•
the Company's expatriate package in accordance with Company policy, including healthcare, housing allowance, home leave, tax services and tax equalisation; and

•
an annual car allowance.

Mark Schweitzer

The Company is party to an employment agreement with Mark Schweitzer, the Company's chief commercial officer, dated as of 18 September 2007, amended by letter dated 28 November 2008 and further amended by letter dated 31 July 2009. Pursuant to this agreement, Mr. Schweitzer receives the following compensation and employee benefits for the term of the employment, which expires on 31 March 2010:

•
a base salary of £330,000 per year;

•
an annual bonus for on-target performance of 75% of base salary with a maximum payout of 150% of base salary (subject to adjustment to reflect the achievement of personal performance targets), as well as participation in the Company's long-term incentive plans;

•
the Company's expatriate package in accordance with Company policy, including healthcare, housing allowance, home leave, tax services and tax equalisation; and

•
an annual car allowance.

Potential payments upon termination or change of control for senior management

James F. Mooney

Under his employment agreement for the period to 31 December 2010, the Company is obligated to provide Mr. Mooney with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination by the Company without cause or upon a majority vote of the Board prior to 30 April 2010 to terminate his employment on that date: Earned but unpaid base salary and an amount equal to such reasonable and necessary business expenses incurred by Mr. Mooney prior to the termination date. Upon the execution of a general release of claims in favour of the Company (a) base salary for the shorter of (i) the remainder of the employment term or (ii) one year; (b) annual bonuses to which Mr. Mooney would have been entitled had he remained employed through to 31 December 2010, and (c) vesting of restricted stock (which, in the case of restricted stock which vests based on cash flow goals, subject to the attainment of those goals in the relevant period).

•
Termination for death or disability, cause, or by mutual agreement of the parties: Earned but unpaid base salary and an amount equal to such reasonable and necessary business expenses incurred by Mr. Mooney prior to the termination date; and, in the case of death only, accelerated vesting of any shares of restricted stock granted to Mr. Mooney that have not at the time been forfeited pursuant to the terms thereof.

In addition, Mr. Mooney will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with the Company.

Upon a change in control of the Company, the shares of restricted stock previously granted to Mr. Mooney with vesting based on annual performance conditions and still outstanding will vest immediately.

Upon a termination without cause, Mr. Mooney would have three months from the termination date to exercise previously granted vested options. Upon a termination for cause, Mr. Mooney's vested options would be forfeited. Upon death or disability, Mr. Mooney or his estate would have one year to exercise his vested options.

Neil A. Berkett

Under his employment agreement, the Company is obligated to provide Mr. Berkett with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination without cause: In addition to earned but unpaid salary and benefits and subject to the execution of a general release of claims in favour of the Company, a lump-sum severance payment equal to two times his annual base salary. No other termination payments will apply.

•
Termination for cause: Earned but unpaid salary and benefits.

Mr. Berkett will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with the Company.

If a change of control occurs, all unvested stock options and all of the unvested shares of restricted stock previously granted to Mr. Berkett will become fully vested. If, within one year following the change of control, Mr. Berkett's employment is terminated without cause, he will be entitled to a lump-sum payment equal to two times his base salary subject always to the execution of a general release in favour of the Company. No other termination payments will apply.

Upon death or disability, Mr. Berkett or his estate would have one year to exercise his vested options and his unvested options would be forfeited.

Upon cessation of employment for whatever reason or upon a change in control, Mr. Berkett's unvested restricted stock units would be forfeited.

Andrew Barron

Under his employment agreement, the Company is obligated to provide Mr. Barron with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination by the Company other than cause and in lieu of the notice period: base salary, car allowance and pension and executive retirement scheme contributions. The notice period for a termination by the Company is twelve months and for a termination by Mr. Barron is twelve months.

•
Termination for cause: earned but unpaid salary and benefits.

Mr. Barron would also be entitled to an additional redundancy payment calculated in accordance with the Company's redundancy policy if he were made redundant.

In addition, Mr. Barron will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with the Company.

If a change of control occurs, all of Mr. Barron's stock options will become fully vested.

Upon a termination by the Company other than cause and in lieu of the notice period, Mr. Barron would have three months from the termination date to exercise his vested options. Upon a termination for cause, Mr. Barron's vested options would be forfeited. Upon death or disability, Mr. Barron or his estate would have one year to exercise his vested options.

Upon cessation of employment for whatever reason or upon a change of control, Mr. Barron's unvested restricted stock units would be forfeited.

Robert C. Gale

Under his employment agreement, the Company is obligated to provide Mr. Gale with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination by the Company without cause and in lieu of the notice period: base salary, car allowance and pension and executive retirement scheme contributions. The notice period for a termination by the Company is twelve months and for a termination by Mr. Gale is six months.

•
Termination for cause: earned but unpaid salary and benefits.

Mr. Gale would also be entitled to an additional redundancy payment calculated in accordance with the Company's redundancy policy if he were made redundant.

In addition, Mr. Gale will be subject to non-competition and non-solicitation covenants that survive for twelve months following his termination of employment with the Company.

If a change of control occurs, all of Mr. Gale's stock options will become fully vested.

Upon a termination without cause, Mr. Gale would have three months from the termination date to exercise his vested options. Upon a termination for cause, Mr. Gale's vested options would be forfeited. Upon death or disability, Mr. Gale or his estate would have one year to exercise his vested options.

Upon cessation of employment for whatever reason or upon a change of control, Mr. Gale's unvested restricted stock units would be forfeited.

Bryan H. Hall

Under his employment agreement, the Company is obligated to provide Mr. Hall with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination without cause or constructive termination without cause: Earned but unpaid annual base salary and cash bonus and, upon the execution of a general release of claims in favour of the Company, a lump-sum severance payment equal to two times his annual base salary unless there is a change of control, in which case, Mr. Hall would be entitled to a lump-sum severance payment equal to three times his annual base salary. In all cases, Mr. Hall would be entitled to continued medical benefits for one year from the date of termination.

•
Termination by the Company for cause or upon termination by Mr. Hall with 30 days' notice (other than a constructive termination without cause): Earned but unpaid base salary and benefits.

•
Termination for death or disability: Earned but unpaid base salary and benefits plus death or disability benefits pursuant to the plans and programmes of the Company.

•
Termination upon non-renewal of term: Upon the execution of a general release of claims in favour of the Company, Mr. Hall would be entitled to a lump-sum severance payment equal to his annual base salary. In addition, Mr. Hall would be entitled to be paid the annual cash bonus in respect of the 2010 fiscal year, and an award under the 2008 LTIP, if any were payable.

Mr. Hall will be subject to non-competition and non-solicitation covenants that survive for eighteen months following his termination of employment with the Company.

If a change of control occurs, all of Mr. Hall's unvested stock options will become fully vested and all of the unvested shares of restricted stock granted to Mr. Hall pursuant to his employment agreement will become fully vested. If, within one year following the change of control, Mr. Hall's employment is terminated without cause, he will be entitled to a lump-sum payment equal to three times his base salary.

Upon a termination without cause, Mr. Hall would have three months from the termination date to exercise his vested options. His unvested options would be forfeited. Upon a termination for cause, Mr. Hall's vested and unvested options would be forfeited. Upon death or disability, Mr. Hall or his estate would have one year to exercise his vested options and his unvested options would be forfeited.

Upon cessation of employment for whatever reason or upon a change in control, Mr. Hall's unvested restricted stock units would be forfeited.

Mark Schweitzer

Under his employment agreement, the Company is obligated to provide Mr. Schweitzer with the following severance payments and benefits upon termination of his employment under the indicated circumstances:

•
Termination without cause or constructive termination without cause: Earned but unpaid annual base salary and, upon the execution of a general release of claims in favour of the Company, a lump-sum severance payment equal to two times his annual base salary.

•
Termination by the Company for cause or upon termination by Mr. Schweitzer with 30 days' notice (other than a constructive termination without cause): Earned but unpaid base salary and benefits.

•
Termination for death or disability: Earned but unpaid base salary and benefits plus death or disability benefits pursuant to the plans and programmes of the Company.

•
Termination upon non-renewal of term: Upon the execution of a general release of claims in favour of the Company, Mr. Schweitzer would be entitled to a lump-sum severance payment equal to one-half of his annual base salary.

Mr. Schweitzer will be subject to non-competition and non-solicitation covenants that survive for eighteen months following his termination of employment with the Company.

If a change of control occurs, all of Mr. Schweitzer's unvested stock options will become fully vested. If, within three months following the change of control, Mr. Schweitzer's employment is terminated without cause, he will be entitled to a lump-sum payment equal to two times his base salary.

Upon a termination without cause, Mr. Schweitzer would have three months from the termination date to exercise his vested options. His unvested options would be forfeited. Upon a termination for cause, Mr. Schweitzer's vested and unvested options would be forfeited. Upon death or disability, Mr. Schweitzer or his estate would have one year to exercise his vested options and his unvested options would be forfeited.

Upon cessation of employment for whatever reason or upon a change in control, Mr. Schweitzer's unvested restricted stock units would be forfeited.

Overview of non-executive director compensation arrangements

As of 1 January 2009, the Company's US based non-executive directors are paid $100,000 per annum and the Company's UK based non-executive directors are paid £75,000 per annum as an annual retainer fee. Additionally, as of 1 January 2009, the Company's committee chairs are paid $25,000, and the Company's non-chair committee members are paid $10,000, for their service on the Company's audit, compensation, and business operations and technology committees, the Company's non-executive directors are paid a

Board meeting fee of $1,000 for each meeting beyond five scheduled in-person meetings per year, and the Company's non-executive directors are paid $1,000 per day for each day spent in the UK on Virgin Media business (primarily operational reviews and site visits, since the Board and committees do not meet in the UK). In order to encourage director ownership of the Common Shares and further align their interests with those of the Company's stockholders, the Company has a minimum equity shareholding requirement for the Company's non-executive directors which requires them to hold, over a three-year period, $100,000 worth of capital stock of the Company, and has a deferred compensation plan for non-executive directors to permit them to defer the cash compensation to which they would otherwise be entitled into a deferred right to receive Common Shares. Interests in this plan and the options held by the directors are credited against the minimum equity shareholding requirement. The Company has annual option awards for its non-executive directors of 62,500 options per annum (with one year vesting).

In 2009 the Company moved the annual grant date for these options from 16 March 2009 to 10 June 2009 and an additional 14,725 options were granted to non-executive Directors to cover this transition period.

Non-executive director summary compensation table

The aggregate remuneration paid (including any contingent or deferred compensation) and benefits in kind granted to each of the non-executive Directors by the Company for the financial year ended 31 December 2008 are summarised in the table below. In addition, in the financial year ended 31 December 2008, the non-executive Directors were granted options as set out in this Part XII: "Additional information".

Unless otherwise noted, all amounts in this table that originated in US dollars in respect of 2008 have been translated into pounds sterling at a rate of $1.8523 per £1.00.

Name(1)	Fees Earned or Paid in Cash (£)	All Other Compensation(2) (£)	Total (£)
Charles L. Allen(3)	£20,168	—	£20,168
Jeffrey D. Benjamin	£51,080	—	£51,080
James A. Chiddix(4)	£31,514	—	£31,514
Andrew J. Cole(5)	£25,658	—	£25,658
William R. Huff	£50,000	—	£50,000
Gordon D. McCallum	£50,000	—	£50,000
John N. Rigsby(6)	£20,783	—	£20,783
Steven J. Simmons(7)	£30,517	—	£30,517
George R. Zoffinger	£63,787	—	£63,787

(1)
Messrs. Berkett and Mooney are not included in the table above as they are the Company's employees/executive Directors and therefore received no separate compensation for their services as directors. The compensation received by Messrs. Berkett and Mooney is shown under the "Senior Management summary compensation table".

(2)
The value of all prerequisites and personal benefits for each director was less than $10,000 in 2008.

(3)
Charles Allen has been a Director of the Company since 9 September 2008 and the fees earned by him in the financial year 2008 are pro rata for this period.

(4)
James Chiddix has been a Director of the Company since 8 July 2008 and the fees earned by him in 2008 are pro rata for this period.

(5)
Andrew Cole has been a Director of the Company since 8 July 2008 and the fees earned by him in the financial year 2008 are pro rata for this period.

(6)
John Rigsby has been a Director of the Company since 9 September 2008 and the fees earned by him in the financial year 2008 are pro rata for this period.

(7)
Steven Simmons has been a Director of the Company since 8 July 2008 and the fees earned by him in the financial year 2008 are pro rata for this period.

10.   Significant shareholdings

The following table sets forth, as of 16 September 2009, except as otherwise indicated in the footnotes to the table, information regarding the beneficial ownership of Common Shares by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares.

Except as otherwise indicated, the person or entities listed below have sole voting and investment rights with respect to all Common Shares owned by them, except to the extent that rights may be shared with a spouse. None of the persons or entities listed below have different voting rights from the voting rights of any other holder of Common Shares.

	Amount and Nature of Beneficial Ownership(1)
Name	Common Shares	On Exercise of Series A Warrants	On Conversion of 6.5% Senior Notes		Total	Percentage Beneficially Owned(1)
5% Stockholders:
FMR LLC(2)	44,813,725	170,016	4,045,262	(10)	49,029,003	14.9%
Franklin Mutual Advisers, LLC(3)	30,319,205	0	0		30,319,205	9.2%
Wellington Management Company, LLP(4)	28,084,400	0	0		28,084,400	8.5%
Virgin Entertainment Investment Holdings LTD(5)	21,413,099	0	0		21,413,099	6.5%
Capital World Investors(6)	19,342,000	0	0		19,342,000	5.9%
France Télécom(7)	0	17,797,362	0		17,797,362	5.4%
Goldman Sachs Asset Management, LP(8)	17,033,097	0	0		17,033,097	5.2%
Level Global Investors, LP(9)	16,613,797	0	0		16,613,797	5.0%

(1)
Applicable percentage of beneficial ownership is based on 329,130,286 shares of Common Shares outstanding as of 16 September 2009.

(2)
The information concerning FMR LLC ("FMR") is based solely upon a Schedule 13G/A filed by FMR with the SEC on 17 February 2009. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
The information concerning Franklin Mutual Advisers, LLC ("Franklin Mutual Advisers") is based solely upon a Schedule 13D filed by Franklin Mutual Advisers with the SEC on 10 May 2007. The address of Franklin Mutual Advisers is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin Mutual Advisers is an investment adviser registered under the United States Investment Advisers Act of 1940. Franklin Mutual Advisers is the investment adviser to investment companies or other managed accounts which are the beneficial owners of shares of Common Shares. Pursuant to investment advisory agreements between Franklin Mutual Advisers and its advisory clients, Franklin Mutual Advisers is vested with all investment and voting power with respect to these shares.

(4)
The information concerning Wellington Management Company, LLP ("WMC") is based solely upon a Schedule 13G filed by WMC with the SEC on 17 February 2009. The address of WMC is 75 State Street, Boston, Massachusetts 02109.

(5)
The information concerning Virgin Entertainment Investment Holdings Limited ("VEIHL") is based solely upon a Schedule 13D/A filed by Virgin Management Ltd. with the SEC on 13 May 2009. The address of VEIHL is La Motte Chambers, St. Helier, Jersey, JE1 1BJ, Channel Islands. The Schedule 13D/A was jointly filed by: (i) Deutsche Bank Trustee Services (Guernsey) Limited, a company governed under the laws of Guernsey, in its capacity as trustee, and on behalf, of The Virgo Trust, The Libra Trust, The Jupiter Trust, The Mars Trust, The Venus Trust, The Leo Trust and The Gemini Trust, trusts governed under the laws of England and Wales; (ii) RBC Trustees (C.I.) Limited, a company governed under the laws of Jersey, in its capacity as trustee, and on behalf of The Aquarius Trust, The Aries Trust, The Capricorn Trust, The Pisces Trust and The Saturn Trust, trusts governed under the laws of England and Wales; (iii) Cougar Investments Limited ("Cougar"), a Jersey company; (iv) Plough Investments Limited ("Plough"), a Jersey company; (v) Sir Richard Charles Nicholas Branson ("Richard Branson"), a citizen of the United Kingdom; (vi) Gamay Holdings Limited ("Gamay"), a British Virgin Islands holding company; (vii) Virgin Group Holdings Limited ("VGHL"), a British Virgin Islands Company; (viii) Corvina Holdings Limited ("Corvina"), a British Virgin Islands company; and (ix) VEIHL, a British Virgin Islands holding company (collectively the "Virgin Group Reporting Persons"). Each of the Virgin Group Reporting Persons other than VEIHL does not directly own any of the Common Shares. Each of the Virgin Group Reporting Persons, however, has the ability to direct the management, business and affairs of its wholly-owned subsidiary, including with respect to the voting, or disposal, of the Common Shares held by VEIHL. VEIHL, which directly holds the Common Shares, has the direct power to vote and dispose of such shares.

(6)
The information concerning Capital World Investors ("CWI"), a division of Capital Research and Management Company, is based solely upon a Schedule 13G filed by CWI with the SEC on 12 February 2009. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.

(7)
The information concerning France Télécom is based solely upon a Schedule 13G filed by France Télécom with the SEC on 12 March 2003. The address of France Télécom is 6 Place d'Allerby, 75505 Paris, Cedex 15, France. France Télécom holds Series A Warrants exercisable for 17,797,362 Common Shares through its indirect wholly owned subsidiary Rapp 26, a société anonyme organised under the laws of France. The Series A Warrants currently are exercisable at a price of $105.17 per Common Share.

(8)
The information concerning Goldman Sachs Asset Management, LP ("GSAM") is based solely upon a Schedule 13G filed by GSAM with the SEC on 11 February 2009. The address of GSAM is 32 Old Slip, New York, NY 10005.

(9)
The information concerning Level Global Investors, LP ("LGI") is based solely upon a Schedule 13G filed by LGI with the SEC on 16 March 2009. The address of LGI is 888 Seventh Avenue, 27th Floor, New York, NY 10019.

(10)
The information concerning the number of Common Shares is based on the assumption of conversion of $77,750,000 principal amount of convertible senior notes of the Company into 52.0291 Common Shares for each $1,000 principal amount of convertible senior notes.

11.   The Company and its subsidiaries

The Company is the holding company of the Group with significant subsidiaries set out below. The Company owns (directly and indirectly) 100% of the share capital of each significant subsidiary and is entitled (directly or through its subsidiaries) to exercise voting rights over all such shares held by it:

Virgin Media Group LLC (Delaware)
Virgin Media Holdings Inc. (Delaware)
Virgin Media (UK) Group, Inc. (Delaware)
Virgin Media Communications Limited (England)
Virgin Media Finance PLC (England)
Virgin Media Investment Holdings Limited (England)
VMIH Sub Limited (England)
Diamond Cable Communications Limited (England)
ntl Midlands Limited (England)
ntl Rectangle Limited (England)
ntl (CWC) Limited (England)
ntl Communications Services Limited (England)
Virgin Media Limited (England)
Flextech Broadband Limited (England)
Telewest Limited (England)
Telewest UK Limited (England)
Telewest Communications Holdings Limited (England)
Telewest Communications Networks Limited (England)
Telewest Communications Group Limited (England)
NTL UK Cablecomms Holdings, Inc. (Delaware)

12.   Related party transactions

Save as described below the Company has not entered into any related party transactions (material to the Company) during the three years ended 31 December 2008, and during the period from 31 December 2008 to 16 September 2009, being the latest practicable date prior to the publication of this document.

Virgin Group companies

Virgin Entertainment Investment Holdings Limited, or VEIH, became a holder of Common Shares on 4 July 2006 as a result of the Company's acquisition of Virgin Mobile on that date. As of 31 December 2008, VEIH, which is indirectly owned by trusts whose principal beneficiaries are Sir Richard Branson and members of his family, owned 10.4% (10.5% in 2006 and 2007) of the Common Shares. Since 31 December 2006, VEIH reduced its shareholding of the Common Shares to 6.5%. The Company has entered into various ordinary course transactions with other Virgin Group companies. The transactions described below are those in which affiliates of VEIH had a material interest, whether direct or indirect.

Trademark licence agreement with Virgin Enterprises Limited

On 3 April 2006, the Company entered into a trademark license agreement with Virgin Enterprises Limited, or VEL, under which the Company is entitled to use the Virgin Media name and to use certain Virgin trademarks within the United Kingdom and Ireland. The license entitles the Company to use the "Virgin" name for the TV, broadband internet, telephone and mobile phone services the Company provides to its residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of the Company's revenue from the relevant businesses, subject to a minimum annual royalty of £8.5 million. The agreement has a 30-year term. It can be terminated after ten years on one year's notice, and is subject to earlier termination by the Company in certain other circumstances, including (subject to specified payments) upon a change of control. The Company incurred royalties owed to VEL of £8.5 million in 2008 (£8.5 million in 2007 and £4.8 million in 2006).

With effect from 8 February 2007, the Company extended the trademark license agreement to permit the Company's content subsidiary, formerly known as Flextech Television Limited, to use the "Virgin Media Television" name and marks. The agreement provides for a royalty of 0.25% per annum of Virgin Media Television's revenue, subject to a minimum annual royalty of £200,000. The Company incurred royalties owed to VEL of £224,421 in 2008 (£218,000 in 2007) under this aspect of the license agreement. This agreement includes a permission for the Company's business services division, which does not trade under the "Virgin" name, but rather under the name ntl:Telewest Business, to make certain non-material incidental use of the "Virgin" name and the "virginmedia.co.uk" email address for those of the Company's employees who work within that division, for a period of twelve months to 8 February 2008. On 12 February 2008, VEL agreed to extend this arrangement for a further six months to 8 August 2008, and on 20 November 2008, VEL agreed to extend this arrangement for a further twelve months to 8 August 2009. These arrangements provide for a royalty of £100,000 for each of the twelve-month terms and a royalty of £50,000 for the six-month term. The Company incurred royalties owed to VEL of £100,000 in 2008 (£89,315 in 2007) in respect of this aspect of the license agreement.

With effect from 1 October 2007, the Company further extended the trademark license agreement to use the "Virgin" name for the Company's recently launched television channel, Virgin 1. The agreement provides for a royalty of 0.5% per annum of revenues the Company receives with respect to Virgin 1, subject to a minimum annual royalty of £100,000. The Company incurred royalties owed to VEL of £113,097 in 2008 (£25,000 in 2007) under this license agreement.

13.   Taxation

The following statements are by way of a general guide to prospective investors only and do not constitute legal or tax advice. Prospective investors are therefore advised to consult their professional advisers concerning possible taxation or other consequences of purchasing, holding, selling or otherwise disposing of the Common Shares under the laws of their country of incorporation, establishment, citizenship, residence or domicile. Prospective investors should be aware that the relevant law and practice or its interpretation may change, possibly with retrospective effect. The following summary of the anticipated tax treatment is not a guarantee to any stockholder of the tax results from investing in the Company.

United Kingdom

General

The statements on taxation below are intended to be a general summary of UK tax consequences that may result for stockholders. The statements relate only to stockholders who are domiciled in and either resident or ordinarily resident in the UK for tax purposes, and who beneficially own Common Shares in the Company as an investment (as opposed to a stockholder acquiring, holding or disposing of Common Shares as a dealer or otherwise for the purposes of a trading activity, or a stockholder holding Common Shares as a trustee) unless otherwise stated, and are based on current law and HM Revenue & Customs ("HMRC") practice. The position of holders of 10% or more of the issued share capital of the Company (with connected parties' holdings taken into account) is not considered. The law and HMRC practice (including taxation levels, bases and reliefs) is subject to change, but this summary is believed to be correct at the date hereof.

Dividends

Subject to their personal circumstances, individual stockholders who are resident in the UK for taxation purposes will be liable to UK income tax in respect of dividends or other distributions of an income nature made by the Company. Treatment for UK tax resident individual stockholders who are not ordinarily resident and/or not domiciled in the UK may differ.

An individual stockholder subject to higher rate income tax will be liable to tax on the gross amount of any dividends received from the Company at the dividend upper rate (currently 32.5%) and individual stockholders subject to tax at the basic rate will be liable to tax at the dividend ordinary rate (currently 10%) on such amount. Individual stockholders will be entitled to a notional non-repayable tax credit of one-ninth of the gross dividend, reducing the effective rate of tax on dividends or other distributions to 25% of the gross amount for higher rate tax payers and eliminating the tax liability on the dividends for basic rate tax payers. Further, Finance Act 2009 introduced a new "additional rate" for stockholders subject to income tax which will apply to income in excess of £150,000 for the tax year 2010-2011 and after. For taxpayers whose income would be subject to the additional rate, dividend income (including dividends from the Company) will be subject to a new "dividend additional rate" of 42.5%, which will give an effective rate of 36.11% after the notional one-ninth tax credit referred to above.

For corporate stockholders which are resident for tax purposes in the UK, dividends will generally be exempt from corporation tax subject to certain anti-avoidance rules.

Dividends and other cash or in kind distributions made by the Company may be paid subject to US withholding tax (see paragraph "Material US federal income tax considerations" below). Where the stockholder is eligible for benefits under the UK/US double tax treaty the rate of withholding tax may be reduced upon the completion of certain administrative steps. Credit for US withholding tax suffered should in general be given against any UK tax liability on the gross amount of the dividend received (that is, the amount received plus the amount of the US tax withheld).

Except in the case of a stockholder which is a company that directly or indirectly controls not less than 10% of the voting power of the Company, no credit will be available against a stockholder's UK tax liability in respect of income distributions by the Company for any taxes suffered or paid by the Company or its subsidiaries on profits.

Capital gains

UK resident or (if an individual) ordinarily resident stockholders may be subject to capital gains tax or corporation tax on chargeable gains in respect of any gain arising on a transfer or other disposal of their Common Shares. This includes not only sales of Common Shares in the market but also distributions on the winding-up of the Company, which will give rise to a disposal for such purposes.

Individual stockholders may benefit from an annual exemption which exempts a certain level of gains in any tax year (for the tax year 2009-10 this is £10,100). Stockholders within the charge to UK corporation tax are entitled to indexation allowance in respect of their period of ownership of their Common Shares. Indexation allowance will apply to the acquisition price paid by the stockholder for the Common Shares from the date such amount was paid or was due to be paid.

Non-UK resident and non-UK ordinarily resident stockholders

A stockholder who is not resident in the UK for tax purposes who receives a dividend from the Company which does not constitute income attributable to a trade conducted in the UK should not be subject to taxation in the UK on the dividend income.

A stockholder who is neither resident nor (if an individual) ordinarily resident in the UK for tax purposes and who does not carry on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a non-UK resident corporate stockholder, a permanent establishment) to which the Common Shares are attributable will not be subject to UK income tax, capital gains tax (subject to the comment below) or corporation tax (as the case may be) on gains arising on the transfer or other disposal of Common Shares.

A stockholder who is an individual who has ceased to be resident or ordinarily resident in the UK for tax purposes and remains so for a continuous period of less than five full tax years and who disposes of Common Shares during that period may also be liable, on his return to the UK, to UK capital gains tax (subject to any available exemption or relief).

Stockholders may be subject to non-UK taxation on dividend income from or gains on Common Shares, and should consult their own tax adviser if in any doubt in this respect.

Stamp duty and stamp duty reserve tax

The statements below summarise the current position and are intended as a general guide only to stamp duty and SDRT. Special rules apply to agreements made by broker dealers and market makers in the ordinary course of their business and to certain categories of person (such as depositories and clearance services) who may be liable to stamp duty or SDRT at a higher rate.

The Common Shares are not currently registered on any register kept in the UK. For so long as this is the case (and the Company does not intend to keep such a register in the UK):

(a)
no UK stamp duty will be payable on any instrument transferring Common Shares which is executed outside the UK;

(b)
UK stamp duty will, in principle, be payable on any instrument transferring Common Shares which is executed within the UK at a rate of 0.5% on the consideration which is given for the transfer (rounded up to the nearest £5) but it may not need to be paid in practice; and

(c)
where depositary interests have been issued in respect of the Common Shares, agreements to transfer the depositary interests should be exempt from SDRT on the basis that the Company is not incorporated nor is it centrally managed or controlled in the UK, details of its stockholders are not held on a register in the UK, the Common Shares are listed on a recognised share exchange, and depositary interests will only be capable of settlement within CREST.

United States

Material US federal income tax considerations

The following is a summary of the material US federal income and estate tax consequences of the acquisition, ownership and disposition of Common Shares by a non-US holder. As used in this summary, the term "non-US holder" means a beneficial owner of Common Shares that is not, for US federal income tax purposes:

•
an individual who is a citizen or resident of the US or a former citizen or resident of the US subject to taxation as an expatriate;

•
a corporation (or other entity classified as a corporation for these purposes) created or organised in or under the laws of the US or of any political subdivision of the US;

•
a partnership (including any entity or arrangement classified as a partnership for these purposes);

•
an estate whose income is includible in gross income for US federal income tax purposes regardless of its source; or

•
a trust, if (1) a US court is able to exercise primary supervision over the trust's administration and one or more "US persons" (within the meaning of the US Internal Revenue Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable US Treasury regulations to be treated as a "US person".

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for US federal income tax purposes) owns Common Shares, the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own Common Shares should consult their own tax advisers as to the particular US federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of US federal income and estate taxation that may be relevant to a non-US holder in light of the non-US holder's particular investment or other circumstances. In particular, this summary only addresses a non-US holder that holds Common Shares as a capital asset (generally, investment property) and does not address:

•
special US federal income tax rules that may apply to particular non-US holders, such as financial institutions, insurance companies, tax-exempt organisations, dealers and traders in stocks, securities or currencies, passive foreign investment companies and controlled foreign corporations;

•
non-US holders holding Common Shares as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•
any US state and local or non-US or other tax consequences; or

•
the US federal income or estate tax consequences for the beneficial owners of a non-US holder.

This summary is based on provisions of the US Internal Revenue Code of 1986, as amended, applicable US Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in US federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the US federal income and estate tax consequences of purchasing, owning and disposing of Common Shares as set forth in this summary. Each non-US holder should consult a tax adviser regarding the US federal, state, local and non-US income and other tax consequences of acquiring, holding and disposing of Common Shares.

Dividends

Any dividends the Company pays on Common Shares that are not effectively connected with a non-US holder's conduct of a trade or business in the US, will be subject to a US federal withholding tax at a rate of 30% of the gross amount of such dividends paid to such non-US holder, or a lower rate under an applicable income tax treaty. Non-US holders should consult their own tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-US holder will be required to provide a properly executed US Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold Common Shares. A non-US holder that is eligible for a reduced rate of US federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the US Internal Revenue Service. Non-US holders should consult their own tax advisers regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-US holder's conduct of a trade or business in the US and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-US holder in the US, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to US persons. In that case, the US federal withholding tax discussed above will not apply if the non-US holder provides a properly executed US Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the US.

Gain on disposition of Common Shares

A non-US holder generally will not be taxed on any gain recognised on a disposition of Common Shares unless:

•
the gain is effectively connected with the non-US holder's conduct of a trade or business in the US and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-US holder in the US; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to US persons (unless an applicable income tax treaty provides otherwise) and, if the non-US holder is a foreign corporation, the "branch profits tax" described above may also apply;

•
the non-US holder is an individual who holds Common Shares as a capital asset, is present in the US for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by US source capital losses, generally will be subject to a flat 30% US federal income tax, even though the non-US holder is not considered a resident alien under the US Internal Revenue Code); or

•
we are or have been a "US real property holding corporation" for US federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-US holder held Common Shares.

Generally, a corporation is a "US real property holding corporation" if the fair market value of its "US real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a US real property holding corporation generally will not apply to a non-US holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of Common Shares, provided that Common Shares were regularly traded on an established securities market. The

Company believes that it is not currently, and we do not anticipate becoming in the future, a US real property holding corporation.

Federal estate tax

Common Shares that are owned or treated as owned by an individual who is not a US citizen or resident of the US (as specially defined for US federal estate tax purposes) at the time of death will be included in the individual's gross estate for US federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to US federal estate tax.

Information reporting and backup withholding tax

Dividends paid to a non-US holder may be subject to US information reporting and backup withholding. A non-US holder will be exempt from backup withholding if the non-US holder provides a properly executed US Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-US holder or otherwise establishes an exemption.

The gross proceeds from the disposition of Common Shares may be subject to US information reporting and backup withholding. If a non-US holder sells Common Shares outside the US through a non-US office of a non-US broker and the sales proceeds are paid to the non-US holder outside the US, then the US backup withholding and information reporting requirements generally will not apply to that payment. However, US information reporting, but not US backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the US, if a non-US holder sells Common Shares through a non-US office of a broker that:

•
is a US person;

•
derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the US;

•
is a "controlled foreign corporation" for US federal income tax purposes; or

•
is a foreign partnership, if at any time during its tax year:

•
one or more of its partners are US persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•
the foreign partnership is engaged in a US trade or business,

unless the broker has documentary evidence in its files that the non-US holder is not a US person and certain other conditions are met or the non-US holder otherwise establishes an exemption.

If a non-US holder receives payments of the proceeds of a sale of Common Shares to or through a US office of a broker, the payment is subject to both US backup withholding and information reporting unless the non-US holder provides a properly executed US Internal Revenue Service Form W-8BEN certifying that the non-US Holder is not a "US person" or the non-US holder otherwise establishes an exemption.

A non-US holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-US holder's US federal income tax liability by filing a refund claim with the US Internal Revenue Service.

14.   Material contracts

The following are the only contracts (not being contracts entered into in the ordinary course of business) which have been entered into by members of the Group in the two years immediately preceding the date of this Prospectus or which are expected to be entered into prior to Admission and which are, or may be, material or which have been entered into at any time by any member of the Group and which contain provisions under which a member of the Group has any obligation or entitlement which is, or may be, material to the Group as at the date of this Prospectus:

Sale/acquisition agreements

Sale of National Transcommunications Limited and NTL Digital Limited

Pursuant to a master sale and purchase agreement dated 1 December 2004, between Virgin Media Limited (formerly NTL Group Limited), NTL (Chichester) Limited, NTL Digital Ventures Limited, Macquarie

UK Broadcast Limited and Macquarie UK Broadcast Holdings Limited (the "Master Agreement"), NTL (Chichester) Limited and NTL Digital Ventures Limited agreed to enter into a put and call option with Macquarie UK Broadcast Limited in respect of the entire issued share capital of National Transcommunications Limited and NTL Digital Limited.

Under the terms of the Master Agreement, NTL (Chichester) Limited and NTL Digital Ventures Limited gave certain warranties which lapse on the seventh anniversary of the Completion Date (as defined in the Master Agreement), liability for which is capped at £126,000,000 for NTL (Chichester) Limited and £5,000,000 for NTL Digital Ventures Limited.

Under the terms of a deed of adherence dated 25 January 2005 the rights and obligations of NTL (Chichester) Limited under the Master Agreement were assumed by NTL Ventures Limited on a joint and several basis. NTL Ventures Limited further agreed to enter into a Tax Deed in favour of Macquarie UK Broadcast Limited on the same terms as NTL (Chichester) Limited.

Sale of NTL Irish Networks Limited and NTL Communications Ireland Limited

Pursuant to a share sale agreement (the "Share Sale Agreement") dated 9 May 2005 between Virgin Media Limited (formerly NTL Group Limited), NTL Irish Holdings Limited, NTL (Chichester) Limited and MS Irish Cable Holdings B.V., Virgin Media Limited and NTL (Chichester) Limited sold the entire issued share capital of NTL Irish Networks Limited and NTL Communications (Ireland) Limited to MS Irish Cable Holdings B.V. Under the terms of the Share Sale Agreement certain of the tax warranties given by Virgin Media Limited and NTL (Chichester) Limited extend to 31 December 2010 and are capped at €32,500,000. Pursuant to an asset transfer agreement dated 9 May 2005, Virgin Media Limited agreed to sell or procure the sale by the relevant members of the Virgin Media Group of certain additional assets including certain property interests and contracts.

Pursuant to a tax deed dated 9 May between NTL Irish Holdings Limited, NTL (Chichester) Limited and MS Irish Cable Holdings B.V., NTL Irish Holdings Limited and NTL (Chichester) Limited agreed to indemnify MS Irish Cable Holdings B.V. in respect of tax liabilities arising under the Share Sale Agreement up to a maximum value of €325,000,000. Claims made under this agreement must be notified to NTL Irish Holdings Limited and NTL (Chichester) Limited by 8 May 2010.

Financing agreements

For a description of the Company's financing agreements please refer to Part VIII: "Operating and financial review".

Issuance of warrants

Pursuant to the Series A Warrant Agreement dated 10 January 2003, the Company issued Series A Warrants to some of its former creditors and stockholders. Each of the Company's Series A Warrants entitles the holder to purchase 2.94645 Common Shares at an exercise price of $105.17 per share, subject to adjustment. The Series A Warrants are presently exercisable for a total of 25,769,060 Common Shares. The Series A Warrants expire on 10 January 2011. The Series A Warrant Agreement is governed by New York law. The Series A Warrants are listed on the NASDAQ Global Select Market under the symbol "VMEDW".

For a description of the rights granted pursuant to the Series A Warrants please refer to paragraph 3 of this Part XII: "Additional information" under the heading "Series A Warrants".

Stockholder agreements

Stockholder Rights Agreement

Pursuant to the Stockholder Rights Agreement, each of the Common Shares is accompanied by a stockholder right. Each stockholder right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price of $80.00, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

For a description of the rights granted pursuant to the Stockholder Rights Agreement please refer to paragraph 3 of this Part XII: "Additional information".

Other material agreements

Trademark Licence Agreement

Pursuant to a trademark licence agreement dated 3 April 2006 between Virgin Enterprises Limited and Virgin Media Limited, Virgin Enterprises Limited granted to Virgin Media Limited, and all members of the Virgin Media Group the right to use certain Virgin marks.

In consideration for certain royalties to be paid by Virgin Media Limited to Virgin Enterprises Limited, Virgin Enterprises Limited has granted the Trademark Licence to Virgin Media Limited and all members of the Group for a period of 30 years.

For a description of the rights and obligations of the trademark licence agreement please refer to paragraph 12 of this Part XII: "Additional information" above entitled "Trademark licence agreement with Virgin Enterprises Limited".

15.   Working capital

The Company is of the opinion that the working capital of the Group is sufficient for its present requirements, that is, for at least the period of twelve months from the date of this Prospectus.

16.   No significant change

There has been no significant change in the financial or trading position of the Group since 30 June 2009, the latest date to which the unaudited interim financial information included in Part X: "Unaudited interim financial information" of this Prospectus has been published.

17.   Litigation

Neither the Company nor any other member of the Group is or has been engaged in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) during the period covering at least the twelve months preceding the date of this Prospectus and which may have, or have had in the recent past, a significant effect on the Company's financial position or profitability.

18.   Consequences of potential changes in the UK listing regime

The FSA is currently undertaking a review of, and has published a consultation paper setting out possible changes to, the current UK listing regime. Whilst the review is wide-ranging, in relation to secondary listings it could result in the current structure being retained but a secondary listing being part of what is re-labelled as a "Standard Listing". The FSA would continue to have regulatory oversight as the Common Shares would still be admitted to trading on a regulated market. In addition, in relation to secondary listings the FSA review could result in a company with a secondary listing being obliged to comply with Section 7.2 of the Disclosure and Transparency Rules which relates to issuing annual corporate governance statements stating, among other things, the corporate governance code to which the company is subject, any corporate governance code which the company may have voluntarily decided to apply and/or all relevant information about the corporate governance practices applied beyond the requirements under national law. The above represents the Company's views and interpretation of the FSA consultation paper in so far as it may affect secondary listings and the Company has not been required by the FSA to make any reference to this consultation paper in this Prospectus.

It should be noted that the Common Shares are and will continue to be listed and traded on the NASDAQ Global Select Market for the foreseeable future and consequently obligations arising from applicable securities and corporate legislation in the US as well as rules of the NASDAQ Global Select Market will continue to apply to the Company.

19.   Expenses

The expenses relating to the Admission of the Common Shares, including the FSA listing fee, professional fees and expenses and the costs of printing and publication of documents are estimated to amount to approximately £1.8 million (including VAT) and are payable by the Company.

20.   Change of control of the Company

The following provisions contained in the Stockholders Rights Agreement, By-Laws or Certificate of Incorporation may have the effect of delaying, deferring or preventing a change of control of the Company:

Stockholder Rights Agreement

Each of the Common Shares is accompanied by a stockholder right. Each stockholder right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price of $80.00, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

The Stockholder Rights Agreement is intended to encourage a potential acquirer to negotiate directly with the Board, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board. The effect of the stockholder rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing market prices) that may be beneficial to the Company's stockholders.

For a fuller description of the Stockholder Rights Agreement see this Part XII "Additional information" paragraph 3 "Share Capital".

Staggered board

The Board is divided into three classes of directors, with each class serving a staggered three-year term. As the classification of the Board generally increases the difficulty of replacing a majority of the directors, this classification may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the composition of the Board.

Delaware takeover statute

DGCL Section 203 prohibits (except as described below) a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time at which the stockholder became an "interested stockholder", unless: (a) prior to such time, the corporation's board of directors approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder" or, (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder", such "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares under certain employee stock plans or owned by persons who are directors and also officers of the corporation), or (c) at or subsequent to such time the "business combination" is approved by the corporation's board of directors and authorised at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the "interested stockholder".

DGCL Section 203(c)(5) defines an "interested stockholder" as a person that owns 15% or more of the outstanding voting stock of a corporation, and the person's affiliates and associates.

DGCL Section 203(c)(9) defines an "owner" as a person that (i) individually or with or through any of its affiliates or associates beneficially owns such stock directly or indirectly, or (ii) has the right to acquire such stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or has the right to vote such stock pursuant to any agreement, arrangement or understanding, provided that a person will not be deemed to be the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons, or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, voting, holding or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

DGCL Section 203(c)(3) defines a "business combination" as a merger or consolidation and certain other major transactions involving an "interested stockholder" and the corporation.

Article XV of the Certificate of Incorporation provides that it will be governed by DGCL Section 203. A supermajority vote is required to amend Article XV of the Certificate of Incorporation.

21.   General

Save as otherwise disclosed in this Prospectus, there are no patents or other intellectual property rights, licences, industrial, commercial or financial contracts which are material to the Group's business or profitability.

No person has been authorised to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorised. No new Common Shares have been marketed to, nor are any new Common Shares available for purchase in whole or in part, by the public in the United Kingdom or elsewhere in connection with the Admission. This Prospectus does not constitute an offer or invitation to subscribe for or purchase any securities of the Company or any other entity. The delivery of this Prospectus shall not under any circumstances imply that the information contained herein is correct as at any time subsequent to the date hereof or that there has not been any change in the affairs of the Group since the date hereof.

Ernst & Young LLP has given and has not withdrawn its consent to the inclusion in this Prospectus of its report (as reproduced in Part IX: "Historical audited financial statements" and the references thereto and to its name in the form and context in which it is included and has authorised the contents of that part of the Prospectus which comprises its report (as reproduced in Part IX: "Historical audited financial statements") for the purposes of paragraph 5.5.3R(2)(f) of the Prospectus Rules. A written consent under the Prospectus Rules is different from a consent filed with the SEC under section 7 of the US Securities Act and accordingly Ernst & Young LLP has not filed a consent under section 7 of the US Securities Act.

The audit for each of the financial years ended 31 December 2006, 31 December 2007 and 31 December 2008 has been performed by Ernst & Young LLP, of 1 More London Place, London SE1 2AF, United Kingdom, which is registered to carry out audit work by the Institute of Chartered Accountants in England and Wales as well as being registered with the Public Company Accounting Oversight Board (United States).

22.   Documents available for inspection

Copies of the following documents are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of twelve months from the date of publication of this Prospectus at the Company's registered office at 909 Third Avenue, Suite 2863 New York, New York, and at the offices of Fried, Frank, Harris, Shriver & Jacobson (London) LLP at 99 City Road, London, EC1Y 1AX.

(i)
Certificate of Incorporation and By-Laws of the Company;

(ii)
the audited consolidated financial statements of Virgin Media Inc. for the financial years ended 31 December 2008, 31 December 2007, and 31 December 2006;

(iii)
the unaudited condensed consolidated interim results of Virgin Media Inc. for the period ended 30 June 2009; and

(iv)
this Prospectus.

Dated 28 September 2009

PART XIII

DEFINITIONS AND GLOSSARY

The following definitions apply throughout this Prospectus, unless the context otherwise requires:

"2008 Bonus Scheme"	Virgin Media Inc. bonus scheme for 2008;
"2009 Bonus Scheme"	Virgin Media Inc. bonus scheme for 2009;
"2006 LTIP"	Virgin Media Inc. 2006-2008 long-term incentive plan;
"2007 LTIP"	Virgin Media Inc. 2007-2009 long-term incentive plan;
"2008 LTIP"	Virgin Media Inc. 2008-2010 long-term incentive plan;
"2009 LTIP"	Virgin Media Inc. 2009-2011 long-term incentive plan;
"Admission"
admission of the Common Shares to the Official List and to trading on the London Stock Exchange's main market for listed securities becoming effective in accordance with, respectively, the Listing Rules and the Admission and Disclosure Standards;
"Admission and Disclosure Standards"	the rules issued by the London Stock Exchange in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List;
"ADSL"	asymmetric digital subscriber line;
"ARPU"	average revenue per user;
"ATV"	analogue television;
"BECTU"	Broadcasting, Entertainment, Cinematograph and Theatre Union;
"Board"	the board of directors of the Company from time to time;
"Broadcast"	transmission via radio and/or television;
"BSkyB"	British Sky Broadcasting Group plc;
"BT"	BT Group plc;
"Business"
the Company's business segment which includes the voice and data telecommunication and internet solutions services the Company provides through ntl:Telewest Business to businesses, public sector organisations and service providers;
"By-Laws"	the restated by-laws of the Company;
"C&W"	Cable & Wireless plc;
"Carphone Warehouse"	Carphone Warehouse Group plc;
"CDIs"	CREST Depository Interests;
"Certificate of Incorporation"	the certificate of incorporation of the Company as amended;
"COINS"	Community of Interest Networks;
"Colt Telecom"	Colt Telecom Group plc;
"Common Shares"	shares of common stock of par value $0.01 in the Company;
"Companies Act"	the United Kingdom Companies Act 1985, as amended;
"Company" or "Virgin Media"	Virgin Media Inc. and its subsidiaries collectively, or Virgin Media Inc., individually, as the context requires;

"Consumer"	the Company's consumer segment which includes the distribution of television programming over the Company's cable network and the provision of broadband and fixed line telephone services to residential customers, both on the Company's cable network and, to a lesser extent, off the Company's network. The Company's consumer segment also includes its mobile operations which are operated through Virgin Mobile and consist of the Company's mobile telephony and broadband business;
"Content"
the Company's content segment which includes the operations of its wholly owned television channels such as Virgin1, Living and Bravo. Although not included in the Company's Content segment revenue, the Company's content management team also oversees the Company's interest in the UKTV television channels through the Company's joint ventures with BBC Worldwide;
"CR"	corporate responsibility;
"CREST"	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);
"CRESTCo"	CRESTCo Limited;
"CWU"	Commercial Workers Union;
"Directors"
the directors of the Company as at the date of this Prospectus, namely Charles L. Allen, Jeffrey D. Benjamin, Neil A. Berkett, James A. Chiddix, Andrew J. Cole, William R. Huff, Gordon D. McCallum, James F. Mooney, John N. Rigsby, Steven J. Simmons, and George R. Zoffinger;
"Disclosure and Transparency Rules"	the Disclosure and Transparency Rules made by the FSA;
"DGCL"	Delaware General Corporation Law;
"DSL"	digital subscriber line;
"DTT"	digital terrestrial television;
"DTV"	digital television;
"EEA"	European Economic Area;
"Equiniti"	Equiniti Limited;
"Ethernet"	the basis of the IEEE 802.3 Standard used for wired and wireless local area networks (LANs);
"EU"	European Union;
"EUI"	Euroclear UK & Ireland Limited (formerly known as CRESTCo) as operator of the CREST system;
"Euroclear"	Euroclear UK & Ireland;
"European Commission" or "EC"	the executive body of the European Union which has the right to initiate legislation;
"FAS"	United States Financial Accounting Standards;
"FASB"	United States Financial Accounting Standards Board;
"FSA"	the United Kingdom Financial Services Authority;
"FSMA"	the United Kingdom Financial Services and Markets Act 2000 (as amended);
"Group"	Virgin Media Inc. and its subsidiaries collectively;

"Group SCF"	operating income before depreciation, amortisation, goodwill and intangible asset impairments and restructuring and other changes, less fixed additions on an accrual basis (excluding additions in respect of electronic equipment waste obligations accrued under FASB Staff Position FAS 143-1;
"HD"	high definition;
"HMRC"	HM Revenue & Customs;
"IDS"	Interactive Digital Sales Limited;
"Independence Standards Board"	established by agreement between the American Institute of Certified Public Accountants (AICPA) and the SEC to improve standards relating to auditor independence;
"Internal Revenue Code"	the Internal Revenue Code of the United States;
"Internet"	the publicly available international network of computers communicating using the internet protocol;
"IP CCTV"	internet protocol based closed-circuit television;
"IP Multimedia"	internet protocol multimedia;
"IPTV"	internet protocol television;
"IP VPN"	internet protocol virtual private networks;
"ISP"	internet service provider;
"LAN"	local area network;
"Listing Rules"	the listing rules of the UK Listing Authority relating to companies admitted to the Official List;
"LLU"	local loop unbundling;
"London Stock Exchange"	London Stock Exchange plc;
"LTE"	Long Term Evolution, the collective name for enhancements to existing mobile network technologies that increase capacity and speed;
"LTIPs"	Virgin Media Inc.'s long term incentive plans;
"MEF"	Metro Ethernet Forum;
"NASDAQ"	the NASDAQ Stock Market, a registered national securities exchange operated by The NASDAQ Stock Market LLC;
"NASDAQ Listing Rules"	the listing rules applicable to issuers whose equity securities are listed on NASDAQ;
"NGA"	next generation access;
"Ofcom"	the United Kingdom Office of Communications;
"Official List"	the Official List of the UK Listing Authority;
"Off-net"	not directly connected to Virgin Media's cable network;
"On-net"	directly connected to Virgin Media's cable network;
"Panel"	the Panel on Takeovers and Mergers in the United Kingdom and, from time to time, any successor or replacement body thereof;
"Prospectus"	this document which comprises a prospectus prepared in accordance with the Prospectus Rules;
"Prospectus Rules"	the prospectus rules published by the FSA pursuant to Part VI of FSMA;

"PVR"	personal video recorders;
"Regulations"	the Uncertificated Securities Regulations 2001 (including any modification, re-enactment or substitute regulations for the time being);
"RGU"	revenue generating unit;
"Scheme of Arrangement"	the composition procedure envisaged by Part 26 of the Companies Act 2006 whereby a compromise or arrangement is made between a company and its members or creditors;
"SDRT"	United Kingdom Stamp Duty and Stamp Duty Revenue Tax;
"SEC"	the United States Securities and Exchange Commission;
"Senior Management"	Namely Neil A. Berkett, James F. Mooney, Andrew Barron, Robert C. Gale, Bryan H. Hall, and Mark Schweitzer;
"Series A Junior Participating Preferred Stock"	1,000,000 shares of Series A Junior Participating Preferred Stock authorised pursuant to the Certificate of Incorporation;
"Series A Warrants"	the Series A Warrants issued by the Company and which expire on 10 January 2011;
"Series A Warrant Agreement"	the agreement dated 10 January 2003 relating to the Series A Warrants;
"Sharesave Plan"	the Virgin Media Inc. Sharesave Plan;
"SIs"	systems integrators;
"SMP"	significant market power;
"SMPF"
Shared Metallic Path Facility, the term used for the unbundling of the high frequency (broadband) element of a copper line, such that the provider of the broadband service shares the line with the provider of the voice service;
"SMS"	short message service;
"Stockholder Rights Agreement"	Virgin Media Inc.'s stockholder rights agreement dated 25 March 2004 as amended from time to time;
"SVOD"	subscription video on demand;
"Takeover Code"	the United Kingdom non-statutory rules laid down by the Panel to guide the conduct of participants in the takeover process;
"Telewest"	Telewest Global, Inc.;
"Tiscali"	Tiscali S.p.A.;
"TLCS"	television licensable content services licenses;
"Trade Mark Licence Agreement"	the agreement dated 3 April 2006 between Virgin Enterprises Limited and Virgin Media Limited (formerly NTL Group Limited) as amended from time to time;
"UK", "U.K." or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland;
"UK Listing Authority"	the Financial Services Authority, acting in its capacity as the competent authority for the purposes of Part VI of FSMA;
"US Exchange Act"	the United States Securities Exchange Act of 1934, as amended;
"US Securities Act"	the United States Securities Act of 1933, as amended;
"US", "U.S." or "United States"	the United States of America;
"US GAAP"	US generally accepted accounting principles;
"Vanco"	Vanco plc;

"VEL"	Virgin Enterprises Limited;
"Virgin Media Finance"	Virgin Media Finance PLC;
"Virgin Media Inc."	Virgin Media Inc., the ultimate parent company of the Group;
"VMIH"	Virgin Media Investment Holdings Limited;
"Virgin Mobile"	Virgin Mobile Holdings (UK) Limited;
"VOD"	video on demand; and
"WiFi"	trademark for certified products based on the IEEE 802.11 wireless Ethernet Standard.